Filed pursuant to Rule 424(b)3
Registration No. 333-167634

PROSPECTUS
Up to 5,961,573 shares of common stock

Charter Financial Corporation is offering shares of its common stock for sale pursuant to a stock issuance plan.  We are the majority-owned subsidiary of First Charter, MHC which, as of March 31, 2010, owned 15,857,924 shares, or 84.9% of the 18,672,361 shares of our common stock outstanding.  We are offering between 4,281,060 and 5,961,573 shares of our common stock, which represent between 22.9% and 31.9%, respectively, of our outstanding shares of common stock.  Shares subscribed for in the stock offering will be issued from our treasury stock or from authorized but unissued common stock.  At the conclusion of the stock offering, we will cancel a number of shares of our common stock held by First Charter, MHC equal to the number of shares that we sell in the stock offering.  Accordingly, the total number of outstanding shares of Charter Financial Corporation common stock will not change as a result of the stock offering, and the percentage of our outstanding common stock held by our current shareholders will not be diluted.  Following the stock offering, First Charter, MHC’s total ownership interest in Charter Financial Corporation common stock will decrease to between 53.0% and 62.0%, and the remaining 47.0% to 38.0% will be owned by the public.

We are offering shares of our common stock at a price of $10.52 per share.  We may decrease the offering price to as low as $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions or regulatory considerations, without resoliciting persons who submitted orders.  The actual price per share at which the shares of common stock will be sold will be determined by us prior to the completion of the stock offering.  All shares sold in the offering will be sold at a uniform price.  If the actual price at which shares are sold is less than $10.52, the difference will be refunded or the deposit account withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional shares, to the extent available.

Our shares of common stock are currently quoted on the OTC Bulletin Board under the symbol “CHFN.OB.”  Upon completion of the stock offering, we expect that our shares of common stock will trade on the Nasdaq Capital Market under the symbol “CHFN.”  On August 12, 2010, the last sale price quoted on the OTC Bulletin Board for our common stock was $10.10 per share.  It is possible that the actual price at which shares of common stock are sold in the offering will be higher than the price at which our common stock is quoted on the OTC Bulletin Board at the time the offering is consummated.

If you are or were a depositor of CharterBank, were a depositor of the former McIntosh Commercial Bank or Neighborhood Community Bank, or are a borrower of CharterBank, you may have priority rights to purchase shares of common stock.

If you are a resident of Alabama or Georgia, or if you are currently a shareholder of Charter Financial Corporation, you may be able to purchase shares of common stock in the stock offering after priority orders are filled.

If you do not fit any of the categories above, but are interested in purchasing shares of our common stock, you may be able to purchase shares of common stock after orders in the preceding categories are filled.

The price per share at which we sell the shares of common stock and the number of shares we sell will result in gross stock offering proceeds of not less than $33.3 million nor more than $62.7 million.  We must raise gross proceeds of at least $33.3 million in order to complete the stock offering.  The minimum number of shares of common stock you may subscribe for in the offering is 25 shares.  Accordingly, your order must be for at least $263.00 of common stock to be accepted.  The offering is expected to terminate at 2:00 p.m. Georgia time, on September 15, 2010.  We may extend this termination date without notice to you until October 30, 2010.  Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond October 30, 2010.  If the stock offering is extended beyond October 30, 2010 or there is a change in the offering price range, we will be required to resolicit subscribers who ordered shares of common stock, and they will have the opportunity to maintain, change or cancel their orders.  No extension will last longer than 90 days, and in no event will the stock offering extend beyond June 30, 2012.  Funds received prior to completion of the stock offering will be held in a segregated account at CharterBank and will earn interest at CharterBank’s passbook rate, which is currently 0.20%.

Stifel, Nicolaus & Company, Incorporated will assist us in our selling efforts, but is not required to purchase any shares of the common stock that are being offered for sale.  Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons residing in the States of Georgia and Alabama, and then to Charter Financial Corporation public shareholders.  The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time.  We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a syndicated community offering managed by Stifel, Nicolaus & Company, Incorporated.  Purchasers will not pay a commission to purchase shares of common stock in the stock offering.

OFFERING SUMMARY

	4,281,060 Shares		5,961,573 Shares
	Minimum Price	Maximum Price	Minimum Price	Maximum Price
Price per share	$7.78	$10.52	$7.78	$10.52
Gross offering proceeds (1)	$33,306,647	$45,036,751	$46,381,038	$62,715,748
Estimated offering expenses, excluding selling agent commissions and expenses	$1,770,000	$1,770,000	$1,770,000	$1,770,000
Estimated selling agent fees and expenses (2)(3)	$1,803,799	$2,331,654	$2,392,147	$3,127,209
Estimated net proceeds	$29,732,848	$40,935,097	$42,218,891	$57,818,539
Estimated net proceeds per share	$6.95	$9.56	$7.08	$9.70

(1) Determined in accordance with an independent appraisal prepared by RP Financial, LC. dated May 21, 2010 and amended as of August 10, 2010, which stated that the pro forma market value of Charter Financial, on a fully converted basis, ranged from $145.3 million to $196.4 million, or $7.78 to $10.52 per share.  The price of $10.52 per share is the amount to be paid initially for each share of common stock subscribed for in the subscription and community offerings.  All shares of common stock sold in the offering will be sold at a uniform price.  In the event that any of the common stock is sold in a syndicated community offering, the price for the common stock purchased in the subscription offering and the community offering will be the same as the price in the syndicated community offering.  See “The Stock Offering.”
(2) Includes: (i) selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated in connection with the subscription and community offerings equal to the greater of $125,000 or 1.0% of the aggregate amount of common stock sold in the subscription and community offerings (less shares purchased by our directors, officers and employees and their immediate families and by our employee stock ownership plan), assuming that 25% of the shares are sold in the subscription and community offerings; (ii) fees and selling commissions payable by us to Stifel, Nicolaus & Company, Incorporated and any other broker-dealers participating in the syndicated community offering equal to 6.0% of the aggregate amount of common stock sold in the syndicated community offering, assuming that 75% of the shares are sold in the syndicated community offering; and (iii) other expenses of the stock offering payable to Stifel, Nicolaus & Company, Incorporated estimated to be $180,000.  For additional information regarding selling agent fees and expenses, see “The Stock Offering—Marketing Arrangements.”
(3) If the maximum number of shares offered is sold, and all shares are sold in the syndicated community offering, the selling agent commissions and expenses would be approximately $1.8 million and $3.1 million at the minimum and maximum of the offering price range, respectively.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 16.

Stifel Nicolaus Weisel

For assistance, please call the Stock Information Center, toll free, at (877) 821-5782.

The date of this prospectus is August 12, 2010.

CharterBANK

● **Bank Branches:**

600 Third Avenue
West Point, Georgia

300 Church Street
LaGrange, Georgia

555 South Davis Road
LaGrange, Georgia

1861 Roanoke Road
LaGrange, Georgia

3500 20th Avenue
Valley, Alabama

91 River Road
Valley, Alabama

1605 East University Drive
Auburn, Alabama

2320 Moore's Mill Road
Auburn, Alabama

1684 South College Street
Auburn, Alabama

701 2nd Avenue
Opelika, Alabama

145 Millard Farmer Industrial Blvd
Newnan, Georgia

60 Salbide Avenue
Newnan, Georgia

300 Finance Avenue
Peachtree City, Georgia

820 Dixie Street
Carrollton, Georgia

406 Alabama Avenue
Bremen, Georgia

Haralson County
ATLANTA
Bremen
I-20
I-285
Carrollton
GEORGIA
ALABAMA
Carroll County
Fayette County
Newnan (2)
Peachtree City
Coweta County
Troup County
I-85
LaGrange (3)
Chambers County
West Point
Valley (2)
Opelika
Auburn (3)
Lee County
ALABAMA & GEORGIA

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus and our consolidated financial statements before making a decision to invest in our common stock. The words “we,” “our” and “us” refer to Charter Financial Corporation and its wholly owned subsidiary, CharterBank, unless we indicate otherwise.

Charter Financial Corporation

Charter Financial Corporation, or “Charter Financial,” is a federally chartered corporation that owns all of the outstanding shares of common stock of CharterBank.  At March 31, 2010, Charter Financial had consolidated assets of $1.2 billion, deposits of $906.6 million and stockholders’ equity of $110.7 million.

CharterBank became the wholly owned subsidiary of Charter Financial in October 2001 when CharterBank reorganized from a federally chartered mutual savings and loan association into the two-tiered mutual holding company structure.  In connection with the reorganization, Charter Financial sold 3,964,481 shares of its common stock to the public, representing 20% of the outstanding shares at $10.00 per share, and received net proceeds of $37.2 million. An additional 15,857,924 shares, or 80% of the outstanding shares of Charter Financial, were issued to First Charter, MHC. As part of the reorganization and offering, we established an employee stock ownership plan that purchased 317,158 shares of Charter Financial common stock in the offering, financed by a loan from Charter Financial.

In January 2007, Charter Financial repurchased 508,842 shares of its common stock at $52.00 per share through a self-tender offer.  Following the stock repurchase, Charter Financial delisted its common stock from the Nasdaq Global Market and deregistered its common stock with the Securities and Exchange Commission.  Charter Financial’s common stock is currently quoted on the OTC Bulletin Board under the symbol “CHFN.OB.”  Since January 2007, Charter Financial has repurchased 678,016 additional shares of its common stock.  As of March 31, 2010, Charter Financial had 18,672,361 shares of common stock outstanding.  As of that date, First Charter, MHC owned 15,857,924 shares of Charter Financial common stock, representing 84.9% of the outstanding shares of common stock.  The remaining 2,814,437 shares of common stock, or 15.1% of the outstanding shares of common stock, were held by the public.

Charter Financial’s Internet address is www.charterbank.net.  Information on this website is not and should not be considered to be a part of this prospectus.  Charter Financial’s principal executive office is located at 1233 O.G. Skinner Drive, P.O. Box 472, West Point, Georgia 31833, and its telephone number at that address is (706) 645-1391.

CharterBank

CharterBank is a federally chartered stock savings bank headquartered in West Point, Georgia. CharterBank was originally founded in 1954 as a federally chartered mutual savings and loan association.  In 2001, CharterBank converted to a federally chartered stock bank and reorganized from the mutual to the two-tiered mutual holding company form of organization.

CharterBank’s principal business consists of attracting retail deposits from the general public in the areas surrounding its administrative office in West Point, Georgia and its 16 branch offices located in west-central Georgia and east-central Alabama, and investing those deposits, together with funds generated from operations, in investment securities, commercial real estate loans, one- to four-family residential mortgage loans, construction loans and, to a lesser extent, commercial business loans, home equity loans and lines of credit and other consumer loans.  In addition to its 16 branch offices in West Point, Bremen, Carrollton, LaGrange, Newnan and Peachtree City, Georgia and Auburn, Opelika and Valley, Alabama, CharterBank operates a loan origination office in Norcross, Georgia.

CharterBank is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

CharterBank’s executive offices are located at 1233 O.G. Skinner Dr., West Point, Georgia 31833.  Its telephone number at that address is (706) 645-1391.

First Charter, MHC

First Charter, MHC is the federally chartered mutual holding company of Charter Financial.  First Charter, MHC’s principal business activity is the ownership of 15,857,924 shares of common stock of Charter Financial, or 84.9% of Charter Financial’s outstanding shares as of March 31, 2010.

First Charter, MHC’s executive offices are located at 1233 O.G. Skinner Dr., West Point, Georgia 31833.  Its telephone number at this address is (706) 645-1391.

FDIC-Assisted Acquisitions

Neighborhood Community Bank.  On June 26, 2009, CharterBank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to acquire certain assets and assume certain liabilities of Neighborhood Community Bank, a full-service commercial bank headquartered in Newnan, Georgia (“NCB”).  CharterBank assumed $195.3 million of NCB’s liabilities, including $181.3 million of deposits, with no deposit premium paid. CharterBank also acquired $202.8 million of NCB assets, including $159.9 million of loans, net of unearned income, and $17.7 million of real estate owned, at a discount to book value of $26.9 million.  The acquisition agreement with the FDIC included loss-sharing agreements pursuant to which the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $82 million of losses on acquired loans and real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $82 million.  Loans and other real estate owned that are covered under the loss-sharing agreements are referred to in this prospectus as “covered loans” and “covered other real estate,” respectively.  Collectively, these are referred to as “covered assets.”  Loans, other real estate and assets that are not covered by loss sharing agreements are referred to as “non-covered” loans, other real estate and assets.

It is expected that CharterBank will have sufficient nonaccretable discounts and allowances for loan losses to cover its 20% share of any losses on the NCB covered loans and covered other real estate. Given the foregoing and as a result of the loss-sharing agreements with the FDIC on these assets, we do not expect to incur significant losses.  In addition, CharterBank expects to have accretable discounts to provide for market yields on the NCB covered non-impaired loans.

McIntosh Commercial Bank. On March 26, 2010, CharterBank entered into an acquisition agreement with the FDIC to acquire certain assets and assume certain liabilities of McIntosh Commercial Bank, a full-service commercial bank headquartered in Carrollton, Georgia (“MCB”).  CharterBank assumed $306.2 million of MCB’s liabilities, including $295.3 million of deposits, with no deposit premium paid. CharterBank also acquired $322.6 million of MCB assets, including $207.6 million of loans, net of unearned income, and $55.3 million of real estate owned, at a discount to book value of $53.0 million.  The purchase and assumption agreement with the FDIC included loss-sharing agreements pursuant to which the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $106 million of losses on acquired loans and real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $106 million.

CharterBank recorded in noninterest income approximately $15.6 million in pre-tax acquisition gain, or negative goodwill, in connection with the MCB transaction, which represents the excess of the estimated fair value of the assets acquired over the fair value of the liabilities assumed.  In addition, it is expected that CharterBank will have sufficient credit risk related (nonaccretable) discounts to cover its 20% share of any losses on the MCB covered loans and covered other real estate.  It is also expected that CharterBank will have accretable discounts to provide for market yields on the MCB covered non-impaired and impaired loans.

For more information regarding CharterBank’s FDIC-assisted acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—FDIC-Assisted Acquisitions.”

Our Current Organizational Structure

The following diagram shows our organizational structure, which is commonly referred to as the “two-tier” mutual holding company structure:

Under the terms of our stock issuance plan, the total number of outstanding shares of common stock of Charter Financial will not change.  Instead, First Charter, MHC’s ownership of Charter Financial common stock will be decreased by one share for each share that is sold in the stock offering.  At the completion of the stock offering, the number of shares of common stock owned by First Charter, MHC will decrease to between 9,896,351 shares and 11,576,864 shares, or approximately 53.0% and 62.0%, respectively, of the 18,672,361 shares of common stock outstanding as of March 31, 2010, from 15,857,924 shares, or approximately 84.9% of the outstanding shares of our common stock as of such date.  In addition, shares of Charter Financial common stock held by public shareholders will increase to between 7,095,497 and 8,776,010 shares, or approximately 38.0% and 47.0%, respectively, of the shares of our outstanding common stock as of March 31, 2010.  For more information regarding the terms of the stock offering, see “The Stock Offering.”

Business Strategy

Our business strategy is to operate a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve, given our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service.  This 56-year history of service to the community, combined with management’s extensive experience and adherence to conservative underwriting standards through numerous business cycles, has enabled us to maintain a strong capital position despite the recent economic recession.

We believe that the current economic and financial services environment presents a significant opportunity for us to grow our retail banking operations both organically, as many competing financial institutions have scaled back lending and other activities, and through FDIC-assisted acquisitions of troubled financial institutions, such as our acquisitions of NCB in June 2009 and MCB in March 2010, respectively.  We anticipate that the prevailing weakness in the banking sector and the potential weakness of any economic recovery will provide additional opportunities for us to participate in FDIC-assisted transactions.  We believe these transactions present attractive growth opportunities, in part due to loss-sharing agreements offered by the FDIC which limit the acquiring institution’s risk of loss on the assets acquired.

From January 1, 2009 through July 30, 2010, 248 banking institutions failed in the United States, including 36 failures in the state of Georgia.  We believe that purchasing distressed banking assets from the FDIC provides us with a low-risk opportunity to enhance our banking franchise, and we intend to evaluate such opportunities as they arise.  We believe that there are numerous banks within or adjacent to our target market areas that are subject to various enforcement actions and that have increasing levels of non-performing assets and declining capital levels.  Our knowledge of the marketplace and our experienced management team, together with our experience in managing problem assets acquired from the FDIC in the NCB and MCB transactions, position us to take advantage of future opportunities to acquire troubled financial institutions in our market area.

Key aspects of our business strategy include the following:

●	Raising additional capital and leveraging our capital base and acquisition experience to pursue additional strategic growth opportunities, especially FDIC-assisted acquisitions, such as NCB and MCB.

●
Growing our retail banking presence throughout the markets within west-central Georgia and east-central Alabama, including our expanded retail footprint resulting from the NCB and MCB acquisitions, while continuing to reduce our emphasis on wholesale banking.

●
Continuing to emphasize convenience for our customers by offering extended hours at most of our offices, alternative bank delivery systems that allow customers to pay bills, transfer funds and monitor account balances at any time, as well as products and services designed to meet the changing needs of our customers, such as our Rewards checking program.

●	Reducing our nonperforming assets and classified assets through diligent monitoring and resolution efforts, including problem assets acquired in the NCB and MCB acquisitions.

●
Continuing to integrate the assets and liabilities we acquired from NCB in June 2009 and MCB in March 2010, achieving operational efficiencies through the consolidation or relocation of our branches and building on the NCB and MCB franchises by offering expanded products and services.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Business Strategy” for a more complete discussion of our business strategy.

The Stock Issuance Plan, Reasons for the Stock Offering and Potential “Second-Step Conversion”

Our Board of Directors adopted the stock issuance plan on April 20, 2010 and amended the plan on June 7, 2010 and on August 9, 2010.  In adopting the stock issuance plan, our Board of Directors determined that the stock offering is in the best interests of all of our shareholders, including First Charter, MHC.  In ratifying the stock issuance plan, First Charter, MHC’s Board of Directors determined that the stock offering is in the best interests of First Charter, MHC and its members (depositors and certain borrowers of CharterBank).  The proceeds of the stock offering will add to our financial strength on a consolidated basis.  The stock offering will enhance our ability to serve as a source of strength to CharterBank, and the increase in our capital and the capital of our banking subsidiary will provide us with greater capital resources to effect future corporate transactions, including acquisitions, and will enable us to grow internally and offer expanded services to customers in the communities that we serve.  Specifically, the increased capital resources that will result from the sale of common stock in the stock offering will facilitate the implementation of our business strategy by:

●	supporting internal growth through increased lending in the communities we serve, including our new markets resulting from the NCB and MCB acquisitions;

●
providing capital to support acquisitions of financial institutions as opportunities arise, especially troubled financial institutions with FDIC assistance, although we do not currently have any agreements to acquire a financial institution or other entity;

●	improving our capital position during a period of significant economic, regulatory and political uncertainty, especially for the financial services industry;

●	enabling us to enhance existing products and services to meet the needs of our marketplace;

●	assisting us in managing interest rate risk; and

●	improving the liquidity of our shares of common stock and enhancing shareholder returns through more flexible capital management strategies.

We expect that the proceeds from the stock offering will provide us with the necessary capital to pursue additional acquisitions, including FDIC-assisted transactions.  However, we intend to continue to raise capital after this stock offering as necessary to take advantage of attractive acquisition opportunities.  Future capital raises could involve what is commonly referred to as a “second-step conversion” in which (i) a new holding company would be formed as the successor to Charter Financial, (ii) First Charter, MHC’s corporate existence would end, and (iii) members of First Charter, MHC would receive the right to subscribe for shares of common stock of the new holding company.

In addition, we may pursue a second-step conversion if changes to regulations governing mutual holding companies, and particularly changes in the treatment of dividends waived by mutual holding companies, result in a second-step conversion being in the best interests of our shareholders.

In a second-step conversion, each share of Charter Financial common stock held by public shareholders would be automatically converted into a number of shares of common stock of the new holding company determined pursuant to an exchange ratio intended to maintain the ownership interests of public shareholders in Charter Financial.  A second-step conversion would require the approval of Charter Financial’s public shareholders, as well as the members of First Charter, MHC.

Terms of the Stock Offering

We are offering between $33.3 million and $62.7 million of common stock to eligible depositors of CharterBank, eligible depositors of the former Neighborhood Community Bank and McIntosh Commercial Bank, our tax-qualified employee stock benefit plans, eligible borrowers of CharterBank, and to the extent shares remain available, residents of Alabama and Georgia, our shareholders other than First Charter, MHC and the general public.  The shares are being offered at a price of $10.52 per share.  We may decrease the offering price to as low as $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions, or regulatory considerations, without resoliciting subscribers.  All shares of common stock sold in the offering will be sold at a uniform price.  Stifel, Nicolaus & Company, Incorporated, however, is not obligated to purchase any shares in the stock offering.

Under the terms of the stock issuance plan, at the conclusion of the stock offering, we will cancel a number of shares of our common stock held by First Charter, MHC equal to the number of shares we sell in the stock offering.  Accordingly, the total number of outstanding shares of common stock of Charter Financial will not change as a result of the stock offering.  The number of shares of common stock owned by First Charter, MHC will decrease to between 9,896,351 shares and 11,576,864 shares, or 53.0% and 62.0%, respectively, of the 18,672,361 shares of common stock outstanding as of March 31, 2010, from 15,857,924 shares, or 84.9% of the shares of our common stock outstanding as of such date.

For more information regarding the terms of the stock offering, see “The Stock Offering.”

How We Determined the Offering Price

The price at which we are offering our common stock is based on an independent appraisal of the estimated market value of Charter Financial.  RP Financial, LC., our independent appraiser, has estimated that as of May 21, 2010, the market value of Charter Financial, on a fully converted basis, was $170.9 million.  Pursuant to Office of Thrift Supervision regulations, the pro forma market value forms the midpoint of a range with a minimum of $145.3 million and a maximum of $196.4 million.  The term “fully converted” means that RP Financial assumed that 100% of our common stock had been sold to the public, rather than the 22.9% to 31.9% of our common stock that will be sold in the stock offering.  The common stock is being offered at a price of $10.52 per share, which is based on the maximum of the range of estimated pro forma market value.

The appraisal is based in part on Charter Financial’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering, and an analysis of a peer group of ten publicly traded financial institutions in the mutual holding company structure that RP Financial considered comparable to Charter Financial.

The estimated appraised value also took into consideration the trading price of Charter Financial common stock. The closing price of the common stock as quoted on the OTC Bulletin Board was $10.50 per share on April 20, 2010, the last trading day immediately preceding the announcement of the stock offering, and $9.85 per share on May 21, 2010, the effective date of the appraisal.  Regulatory appraisal guidelines require a fundamental analysis in the determination of pro forma market value.  Although it is an indicator of market value, the trading price of Charter Financial’s common stock is affected by a lack of liquidity, past and current dividend policies and the relatively small public float outstanding, which reduces the reliability of the current trading price as a determinate of market value for the stock offering.  Accordingly, the trading value of Charter Financial’s common stock was considered one indicator of value, and not the primary valuation method.

While the appraisal is dated as of May 21, 2010 and reflects quantitative market data for the peer group companies as of that date, the appraised value of Charter Financial was increased by RP Financial in an amendment dated as of August 10, 2010 to reflect (i) the extent of the mitigation of Charter Financial’s potential interest rate risk exposure on “covered loans” due to FDIC loss share coverage; (ii) the potential attractiveness of Charter Financial’s stated acquisition strategy, which has been enhanced by continued weak economic conditions; and (iii) the passage of regulatory reform legislation, which has provided greater clarity with respect to the future regulatory landscape for mutual holding companies, including Charter Financial.

Additional factors considered by RP Financial are discussed under “The Stock Offering—Stock Pricing and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the ten peer group companies and Charter Financial (on a pro forma basis) on a fully-converted equivalent basis, based on annualized earnings and other information as of and for the twelve months ended March 31, 2010 and stock price information for the peer group companies as of May 21, 2010 as reflected in the appraisal report.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the offering price of $10.52 per share indicated a discount of 22.4% on a price-to-earnings basis, a premium of 403.5% on a core price-to-earnings basis, a discount of 1.5% on a price-to-book basis and a discount of 1.1% on a price-to-tangible book basis.

	Selected Pricing Ratios on a Fully-Converted Basis
	Price-to-earnings multiple (1)		Core Price-to- earnings multiple (1)		Price-to-book value ratio	Price-to- tangible book value ratio
Charter Financial (on a pro forma basis, assuming completion of the stock offering)
Maximum	18.26	x	123.62	x	74.73%	76.31%
Midpoint	16.31	x	130.77	x	70.30%	71.99%
Minimum	14.25	x	141.87	x	65.25%	66.87%

Valuation of peer group companies (on an historical basis)
Averages	23.54	x	24.55	x	75.89%	77.17%
Medians	25.38	x	24.25	x	76.40%	80.41%

(1)
Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on trailing twelve month earnings through March 31, 2010.  Core price-to-earnings are based on estimates by RP Financial of recurring earnings, which are different than those presented in “Pro Forma Data.”

The following table presents a summary of the same selected pricing ratios as shown in the table above for the ten peer group companies and Charter Financial (on a pro forma basis), except that the pricing ratios have not been adjusted to the hypothetical case of being fully converted.

	Price-to-earnings multiple (1)				Price-to-book value ratio		Price-to-tangible book value ratio
	4,281,060 Shares Sold		5,961,573 Shares Sold		4,281,060 Shares Sold	5,961,573 Shares Sold	4,281,060 Shares Sold	5,961,573 Shares Sold
Charter Financial (on a pro forma basis, assuming completion of the stock offering)
Maximum	21.97	x	21.34	x	133.16%	119.41%	138.24%	123.47%
Midpoint	19.21	x	18.72	x	119.92%	108.67%	124.66%	112.55%
Minimum	16.41	x	16.06	x	105.71%	96.89%	110.04%	100.52%

Valuation of peer group companies (on an historical basis) (2)
Averages	25.69	x	25.69	x	128.16%	128.16%	132.40%	132.40%
Medians	21.12	x	21.12	x	130.73%	130.73%	134.71%	134.71%

(1)
Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on trailing twelve month reported earnings through March 31, 2010.  These ratios are different than those presented in “Pro Forma Data.”  Price-to-earnings ratios calculated based on estimated core earnings are not meaningful and were omitted from this table.

(2)
The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 22.9% to 31.9% that we are issuing to the public if we sell the minimum and maximum number of shares we are offering.  In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

Our Board of Directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different prices of shares to be sold in the offering, and did not consider one of these valuation approaches to be more important than the others.  Instead, in approving the appraisal, the board concluded that these ranges represented the appropriate balance of the different approaches to establishing our valuation and the price of shares to be sold in comparison to the peer group institutions.  The estimated appraised value took into consideration the potential financial impact of the stock offering as well as the trading price of Charter Financial common stock. The last sale price of the common stock as quoted on the OTC Bulletin Board was $10.50 per share on April 20, 2010, the last trading day immediately preceding the announcement of the stock offering, and $9.85 per share on May 21, 2010, the effective date of the appraisal.

The independent appraisal does not indicate market value.  Do not assume or expect that our valuation as indicated in the appraisal means that after the stock offering the shares of our common stock will trade at or above $10.52 per share.  Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the stock offering. If the appraised value of Charter Financial changes to either below $145.3 million or above $196.4 million, we will resolicit persons who submitted stock orders as described under “The Stock Offering—Stock Pricing and Number of Shares to be Issued.”

How We Will Determine the Actual Purchase Price

All shares of common stock will be sold in the stock offering at the same price per share, which we refer to as the actual purchase price.  The actual purchase price will be determined by us after September 15, 2010, but prior to the completion of the stock offering, based on the independent appraisal and in conjunction with our financial advisor based on then-existing market and financial conditions.  Since the outcome of the stock offering relates in large measure to market conditions at the time of sale, it is not possible to determine the actual purchase price at this time.

If the actual purchase price at which shares are sold is less than $10.52 per share, the difference will be refunded or the deposit account withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional whole shares, to the extent available.  In the event that any of the common stock is sold in a syndicated community offering, the price per share for the common stock purchased in the subscription offering and the community offering will be the same as the price per share in the syndicated community offering.

Although no assurances can be given, the actual purchase price per share is expected to be within the offering price range.  If the actual purchase price per share is not within the offering price range, we may terminate the stock offering, or we may decide to continue the stock offering.  If we decide to continue the stock offering, we will with regulatory approval establish a new offering price range, extend the offering period and resolicit persons who submitted stock order forms as described under “The Stock Offering—Stock Pricing and Number of Shares to be Issued.”  We may also take other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

How We Intend to Use the Proceeds from the Stock Offering

We estimate net proceeds from the offering will be between $29.7 million and $57.8 million.  Charter Financial intends to retain between $12.5 million and $25.8 million of the net proceeds.  Approximately $14.9 million to $28.9 million of the net proceeds will be invested in CharterBank.

A portion of the net proceeds retained by Charter Financial will be loaned to our employee stock ownership plan to fund its purchase of shares of common stock in the offering, which is expected to be 300,000 shares.

The remainder of the net proceeds will be used for general corporate purposes, including paying cash dividends and repurchasing shares of our common stock.  Funds invested in CharterBank will be used to increase capital levels, reduce wholesale funding and support increased lending and new products and services.  The net proceeds retained by Charter Financial and CharterBank also may be used to expand our retail banking franchise by acquiring new branches or by acquiring other financial institutions, especially troubled financial institutions such as NCB and MCB, or other financial services companies as opportunities arise, although we do not currently have any agreements or understandings regarding any acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on our proposed use of the proceeds from the offering.

Our Dividend Policy

Charter Financial has paid a quarterly cash dividend since September 2002.  Beginning with the dividend paid in May 2010, we reduced our quarterly dividend from $0.25 per share to $0.05 per share.  The reduction of the dividend to $0.05 per share reflects our decision to pursue strategic opportunities for deployment of capital in FDIC-assisted transactions such as the NCB and MCB acquisitions.  We currently intend to continue to pay a quarterly cash dividend of $0.05 per share in the future.  This dividend represents a 2.6% and 1.9% annual yield assuming a share price of $7.78 and $10.52, respectively.  However, the dividend rate and the continued payment of dividends will primarily depend on our earnings, alternative uses for capital, such as FDIC-assisted transactions and other acquisition opportunities, capital requirements, our financial condition and results of operations, statutory and regulatory limitations affecting dividends and dividend waivers by mutual holding companies, and, to a lesser extent, tax considerations and general economic conditions.  See “Our Dividend Policy” and “Market for Our Common Stock” for more information regarding our dividend policy and our historical dividend payments.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 31,500 shares of common stock in the stock offering.  If the actual purchase price at which shares are sold is less than $10.52 per share, it is expected that our directors and executive officers will elect to have such difference applied to the purchase of additional shares, to the extent available.  The purchase price paid by them will be the same per share price paid by all other persons who purchase shares of common stock in the stock offering.  Following the stock offering, our directors and executive officers, together with their associates, are expected to own approximately 460,662 shares of common stock, which would equal 2.5% of our total outstanding shares of common stock after the stock offering.  Our directors and officers are not obligated to purchase any common stock in the offering.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Stock Offering

Employee Stock Ownership Plan.  Our employee stock ownership plan is permitted by regulation to purchase in the stock offering a number of shares equal to up to 4.9% of the shares of common stock outstanding upon completion of the stock offering, subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect shares of common stock previously acquired by the employee stock ownership plan.  We intend for our employee stock ownership plan to purchase 300,000 shares of common stock in the stock offering, which, when combined with shares previously acquired by the employee stock ownership plan, will equal approximately 3.3% of the shares of common stock outstanding upon completion of the stock offering.  However, we reserve the right to have the employee stock ownership plan purchase more than 300,000 shares of common stock in the stock offering (up to the 4.9% regulatory limit, as adjusted) if necessary to complete the stock offering at the minimum of the offering range.

Our employee stock ownership plan reserves the right to purchase all or a portion of its shares in the open market following the stock offering, subject to regulatory approval, as applicable.

Assuming the employee stock ownership plan purchases 300,000 shares in the stock offering at the $10.52 per share price, we will recognize additional compensation expense of approximately $105,000 annually (or approximately $65,000 after tax) over a 30-year period, assuming the loan to the employee stock ownership plan has a 30-year term and an interest rate equal to the prime rate as published in The Wall Street Journal, and that the shares of common stock have a fair market value of $10.52 per share for the full 30-year period.  If, in the future, the shares of common stock have a fair market value greater or less than $10.52 per share, the compensation expense will increase or decrease accordingly.

Stock-Based Incentive Plan. We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the stock offering.  This plan must be approved by shareholders.  If implemented within twelve months following the completion of the stock offering, the stock-based incentive plan may reserve for awards of restricted stock to key employees and directors, at no cost to the recipients, a number of shares equal to up to 1.96% of the shares of common stock outstanding upon completion of the stock offering (assuming that CharterBank’s tangible capital is at least 10% at the time the plan is implemented), subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards previously made by Charter Financial or CharterBank.  Charter Financial currently intends to reserve 82,000 shares of common stock for issuance pursuant to awards of restricted stock under the new stock-based incentive plan.  If such shares are drawn from authorized but unissued shares of common stock, shareholders would experience dilution of up to approximately 0.44% in their ownership interest in Charter Financial.

In addition, if implemented within twelve months following the completion of the offering, the stock-based incentive plan may reserve a number of shares equal to up to 4.9% of the shares of common stock outstanding upon completion of the stock offering for issuance pursuant to grants of stock options to key employees and directors, subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options previously granted by Charter Financial and CharterBank.  Charter Financial currently intends to reserve 207,000 shares of common stock for issuance pursuant to grants of stock options under the new stock-based incentive plan.  If such shares are drawn from authorized but unissued shares of common stock, shareholders would experience dilution of up to 1.10% in their ownership interest in Charter Financial.

Restricted stock awards and stock option grants made pursuant to a plan implemented within twelve months following the completion of the stock offering would be subject to Office of Thrift Supervision regulations, including a requirement that stock awards and stock options vest over a period of not less than five years.  If the stock-based incentive plan is adopted more than one year after the completion of the stock offering, shares reserved for awards of restricted stock or grants of stock options under the plan may exceed the percentage limitations set forth above, provided shares used to fund the plans in excess of these limits come from repurchased shares.  For a description of our current stock-based incentive plans, see “Management—Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the stock offering.  The table also shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market.  A portion of the stock grants shown in the table below may be made to non-management employees.

	Shares to be Granted or Purchased (1)
	Number of Shares	As a Percentage of Common Stock Sold in the Offering (2)	As a Percentage of Common Stock Outstanding Upon Completion of the Offering	Dilution Resulting From Issuance of Shares for Stock-Based Incentive Plans (3)	Value of Grants, in thousands (4)

Employee stock ownership plan	300,000	5.03%	1.61%	N/A	$2,967
Restricted stock awards	82,000	1.38%	0.44%	0.44%	811
Stock options	207,000	3.47%	1.11%	1.10%	453
Total	589,000	9.88%	3.15%	1.52%	$4,231

(1)
The table assumes that the stock-based incentive plan is implemented within twelve months after the completion of the stock offering, and that CharterBank’s tangible capital is at least 10% at the time the plan is implemented.  If the stock-based incentive plan is implemented more than twelve months after the completion of the stock offering, grants of options and restricted stock may exceed these percentage limitations, provided shares used to fund the plan in excess of these limits come from repurchased shares.

(2)	Assumes that the maximum number of shares offered, or 5,961,573 shares, are sold in the stock offering.
(3)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.
(4)
Assumes that shares are sold at $10.52 per share.  The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  For purposes of this table, fair value for stock awards is assumed to be $10.52 per share.  The fair value of stock options has been estimated at $2.32 per option using the Black-Scholes option pricing model and the following assumptions: a grant-date share price and option exercise price of $10.52; an expected option life of eight years; a dividend yield of 2.0% equal to the average dividend yield of publicly-traded thrifts; an interest rate of 3.16%; and a volatility rate of 25.0% based on an index of publicly traded institutions in the mutual holding company structure. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

We may fund our stock-based incentive plan through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2001 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly issued shares because Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the grants of restricted stock under our stock-based incentive plan or under extraordinary circumstances.

The following table presents information as of March 31, 2010 regarding our employee stock ownership plan, our 2001 Stock Option Plan, our 2001 Recognition and Retention Plan, and our proposed stock-based incentive plan.  The table also assumes that all shares are sold at $10.52 per share.

Existing and New Stock Benefit Plans	Participants	Shares		Estimated Value of Shares		Percentage of Shares Outstanding Upon Completion of the Offering (1)

Employee Stock Ownership Plan:	Employees and Officers
Shares purchased in 2001 offering		317,158	(2)	$3,336,502		1.70%
Shares to be purchased in this offering		300,000		3,156,000		1.61
Total employee stock ownership plan shares		617,158		$6,492,502		3.31%

Restricted Stock Awards:	Directors, Officers and Employees
2001 Recognition and Retention Plan		283,177	(3)	$2,979,022	(4)	1.52%
New shares of restricted stock		82,000		862,640	(4)	0.44
Total shares of restricted stock		365,177		$3,841,662		1.96%

Stock Options:	Directors, Officers and Employees
2001 Stock Option Plan		707,943	(5)	$1,645,909		3.79%
New stock options		207,000		481,258	(6)	1.11
Total stock options		914,943		$2,127,167		4.90%

Total of stock benefit plans		1,897,278		$12,461,331		10.16%

(1)
Percentages are based on 18,672,361 shares outstanding upon completion of the stock offering, which includes 154,699 shares held by the employee stock ownership plan that have not been allocated and 93,505 shares reserved for issuance as restricted stock awards under the 2001 Recognition and Retention Plan.

(2)	As of March 31, 2010, 162,459 of these shares have been allocated.
(3)	As of March 31, 2010, 222,788 of these shares have been awarded, and 189,672 shares have vested.
(4)
The value of restricted stock awards is determined based on their fair value as of the date grants are made.  For purposes of this table, the fair value of awards under the new stock-based incentive plan is assumed to be $10.52.

(5)	As of March 31, 2010, options to purchase 412,425 of these shares have been awarded, and options to purchase 295,518 of these shares remain available for future grants.
(6)
The weighted-average fair value of stock options has been estimated at $2.32 per option using the Black-Scholes option pricing model and the following assumptions: a grant-date share price and option exercise price of $10.52,; an expected option life of eight years; a dividend yield of 2.0% equal to the average dividend yield of publicly-traded thrifts; an interest rate of 3.16%; and a volatility rate of 25.0% based on an index of publicly traded institutions in the mutual holding company structure.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(i)
First, to depositors with accounts at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank with combined aggregate balances of at least $50 at the close of business on December 31, 2008;

(ii)	Second, to our tax-qualified employee benefit plans, including CharterBank’s employee stock ownership plan;

(iii)	Third, to depositors with accounts at CharterBank with aggregate balances of at least $50 at the close of business on June 30, 2010; and

(iv)	Fourth, to all other CharterBank depositors as of June 30, 2010, and to borrowers of CharterBank as of October 16, 2001 whose borrowings remained outstanding at the close of business on June 30, 2010.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons (including trusts of natural persons) residing in the States of Alabama and Georgia, and then to Charter Financial public shareholders.  The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time.  We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated.  We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.  Any determination to accept or reject orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order.  Shares will be allocated first to categories in the subscription offering.  A detailed description of share allocation procedures can be found in the section of this prospectus entitled See “The Stock Offering—Subscription Offering and Subscription Rights”, and “—Community Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum number of shares of common stock for which any person may subscribe in the stock offering is 25 shares.  Accordingly, your order must be for at least $263.00 of common stock to be accepted.

If you are not currently a Charter Financial Corporation shareholder.  No individual may purchase more than $1.5 million of common stock.  If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 5% of the shares of common stock issued in the stock offering:

●	your spouse or relatives of you or your spouse living in your house;

●	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

●	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 5% of the shares of common stock issued in the stock offering.

See the detailed description of “acting in concert” and “associate” in the section of this prospectus headed “The Stock Offering—Limitations on Common Stock Purchases.”

If you are currently a Charter Financial Corporation shareholder.  In addition to the above purchase limitations, there is an ownership limitation for shareholders other than our employee stock ownership plan.  Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares of Charter Financial common stock that you and they own, may not exceed 5% of the shares of common stock issued in the stock offering.

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Shares of Common Stock in the Subscription and Community Offerings

All persons ordering stock in the subscription and community offerings must order a specific number of shares at $10.52 per share.  The minimum number of shares of common stock that any person may order is 25 shares.  Accordingly, your order must be for at least $263.00 of common stock to be accepted.  If the actual price at which shares are sold is less than $10.52 per share, the difference will be refunded or the deposit account withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional whole shares to the extent available.  Fractional shares will not be issued; instead, we will refund the amount that is insufficient to purchase a whole share of common stock. The total number of shares of common stock that will be issued to a subscriber is subject to the applicable purchase limitations and allocation procedures in the stock offering in the event of an oversubscription.  See “The Stock Offering.”

In the subscription and community offerings, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Charter Financial Corporation; or

(ii)	authorizing us to withdraw funds from the types of CharterBank deposit accounts designated on the stock order form.

CharterBank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.  Additionally, you may not use a CharterBank line of credit check or third party check to pay for shares of common stock.  Please do not submit cash.  You may not designate a withdrawal from CharterBank accounts with check-writing privileges.  Please provide a check instead.  You may not designate a withdrawal from a CharterBank retirement account.  If you wish to use funds in such an account, please see “—Using IRA Funds to Purchase Stock,” below.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Charter Financial Corporation or authorization to withdraw funds from one or more of your CharterBank deposit accounts, provided that we receive the stock order form before 2:00 p.m., Georgia Time, on September 15, 2010, which is the end of the offering period.  If you order stock by providing a personal check, the funds must be in your account when your stock order is received.  Checks and money orders will be deposited with CharterBank.  We will pay interest at CharterBank’s passbook rate from the date funds are processed until completion or termination of the offering, at which time subscribers will receive interest checks.

Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty.  If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal.

All funds authorized for withdrawal from deposit accounts at CharterBank must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest within the account at the applicable deposit account rate until that time.  A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by CharterBank, Charter Financial or the federal government.  After a stock order form is submitted, the order cannot be cancelled or changed without our approval, unless the stock offering is extended beyond October 30, 2010.

Using IRA Funds to Purchase Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account.  However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, CharterBank’s retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your CharterBank IRA or other retirement account, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 15, 2010 offering deadline, for assistance with purchases using your IRA or other retirement account that you may have at CharterBank or elsewhere.  Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Delivery of Stock Certificates in the Subscription and Community Offerings

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the stock offering.  It is possible that until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though trading of the new shares of common stock will already have started.  Your ability to sell shares of common stock before you receive stock certificates will depend upon the arrangements you may make with your brokerage firm.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights.  If you order shares of common stock in the subscription offering, you will be required to acknowledge in writing that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights.  We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights.  We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.  On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do.  In addition, the stock order form requires that you list all accounts, giving all names on each account and the account number at the applicable eligibility date.  Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Placing an Order in the Subscription and Community Offerings

If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by no later than 2:00 p.m., Georgia time, on September 15, 2010, unless we extend this deadline.  You may submit your stock order form by mail using the stock order reply envelope provided, by overnight courier to the Stock Information Center address indicated on the stock order form, or by hand-delivery to CharterBank’s executive office, 1233 O.G. Skinner Drive, West Point, Georgia.  Hand-delivered order forms will only be accepted at this location.  Our banking offices will not accept stock order forms.  Please do not mail stock order forms to CharterBank.  Once submitted, your order is irrevocable unless the offering is terminated or extended beyond October 30, 2010.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Georgia time, on September 15, 2010, whether or not we have been able to locate each person entitled to subscription rights.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF SEPTEMBER 15, 2010 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO SEPTEMBER 15, 2010 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO SEPTEMBER 15, 2010.

Steps We May Take if We Do Not Receive Orders for the Minimum Gross Proceeds

If we do not receive orders for at least $33.3 million of common stock, we may take several steps in order to sell the minimum amount of common stock in the offering range.  Specifically, we may: (i) increase the purchase and ownership limitations; (ii) seek regulatory approval to extend the offering beyond October 30, 2010, provided that any such extension will require us to resolicit subscriptions received in the offering; and/or (iii) increase the purchase of shares by the employee stock ownership plan.

Market for Common Stock

The publicly held shares of Charter Financial’s common stock are quoted on the OTC Bulletin Board under the symbol “CHFN.OB.” Upon completion of the stock offering, we expect that Charter Financial’s common stock will trade on the Nasdaq Capital Market under the symbol “CHFN.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock.  Charter Financial currently has more than three market makers, including Stifel, Nicolaus & Company, Incorporated.  Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

There can be no assurance that persons purchasing our shares of common stock will be able to sell their shares of common stock at or above the actual purchase price in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering.  If you have any questions regarding the stock offering, please call our Stock Information Center, toll free, at 1-(877) 821-5782.  The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Georgia time.  The Stock Information Center will be closed weekends and bank holidays.  Our banking offices will not have offering materials and will not accept stock order forms.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

The United States economy remains weak and unemployment levels are high.  A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

The United States experienced a severe economic recession in 2008 and 2009.  While economic growth has resumed recently, the rate of growth has been slow and unemployment remains at very high levels and is not expected to improve in the near future.  Loan portfolio quality has deteriorated at many financial institutions reflecting, in part, the weak U.S. economy and high unemployment.  In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline.  The continuing weakness in real estate markets also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans.  Bank and bank holding company stock prices have declined substantially from their levels in 2007, and it is significantly more difficult for banks and bank holding companies to raise capital or borrow in the debt markets.

The FDIC Quarterly Banking Profile has reported that nonperforming assets as a percentage of assets for FDIC-insured financial institutions rose to 3.43% as of March 31, 2010, compared to 0.95% as of December 31, 2007.  For the calendar year ended March 31, 2010, the FDIC Quarterly Banking Profile has reported that annualized return on average assets was 0.54% for FDIC-insured financial institutions compared to 0.81% for the year ended December 31, 2007.  The NASDAQ Bank Index declined 29.9% between December 31, 2007 and March 31, 2010. At March 31, 2010, our non-covered nonperforming assets as a percentage of non-covered assets was 2.06%, and our annualized return on average assets was 1.63% for the six months ended March 31, 2010.  At that date, our covered nonperforming assets as a percentage of covered assets was 36.15%, and our FDIC loss sharing coverage plus nonaccretable discount was 85.24% of covered assets.  A substantial portion of our return on average assets during this period was due to our pre-tax acquisition gain of $15.6 million resulting from the MCB acquisition.

Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the market for and value of our loans and investments, and our ongoing operations, costs and profitability.  Moreover, continued declines in the stock market in general, or stock values of financial institutions and their holding companies specifically, could adversely affect our stock performance.

Changes in interest rates could adversely affect our results of operations and financial condition.

Our results of operations and financial condition are significantly affected by changes in interest rates.  Our results of operations depend substantially on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.  Because our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets, a sustained increase in interest rates generally would tend to result in a decrease in net interest income.

Changes in interest rates may also affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs.  Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. Also, increases in interest rates may extend the life of fixed-rate assets, which would restrict our ability to reinvest in higher yielding alternatives, and may result in customers withdrawing certificates of deposit early so long as the early withdrawal penalty is less than the interest they could receive on a new investment.

Changes in interest rates also affect the current fair value of our interest-earning securities portfolio.  Generally, the value of securities moves inversely with changes in interest rates.  At March 31, 2010, the fair value of our portfolio of investment securities, mortgage-backed securities and collateralized mortgage obligations totaled $205.5 million.  Net unrealized losses on these securities totaled $4.6 million at March 31, 2010.

At March 31, 2010, the Office of Thrift Supervision’s simulation model indicated that our net portfolio value would decrease by 5% if there was an instantaneous parallel 200 basis point increase in market interest rates.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Additionally, a majority of our single-family mortgage loan portfolio is comprised of adjustable-rate loans.  Any rise in market interest rates may result in increased payments for borrowers who have adjustable rate mortgage loans, increasing the possibility of default.

Our business may be adversely affected by credit risk associated with residential property.

As of March 31, 2010, non-covered residential mortgage loans totaled $114.4 million, or 24.0% of total non-covered loans.  Residential mortgage loans are generally sensitive to regional and local economic conditions that may significantly affect the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values resulting from the downturn in the Georgia and Alabama housing markets has reduced the value of the real estate collateral securing the majority of our loans and has increased the risk that we would incur losses if borrowers default on their loans. Continued declines in both the volume of real estate sales and the sales prices, coupled with the current weak economic conditions and the associated increases in unemployment, may result in higher loan delinquencies or problem assets, a decline in demand for our products and services, or a decrease in our deposits. These potential negative events may cause us to incur losses, which would adversely affect our capital and liquidity and damage our financial condition and business operations. These declines may have a greater impact on our earnings and capital than on the earnings and capital of financial institutions that have more diversified loan portfolios. Many of our loans do not conform to Fannie Mae or Freddie Mac underwriting guidelines as a result of characteristics of the borrower or property, the loan terms, loan size or exceptions from agency underwriting guidelines.  In exchange for the additional risk associated with these loans, they generally have a higher interest rate, and depending on the borrower’s credit history, a lower loan-to-value ratio than conforming loans.  For example, our one- to four-family residential mortgage loans had an average loan to value ratio of approximately 68% at March 31, 2010, based on appraisals at the time of the origination of the loans.

Our non-conforming one- to four-family residential mortgage loans include interest-only loans, and loans to borrowers with a FICO score below 660 (these loans are considered subprime by the Office of Thrift Supervision).  As of March 31, 2010, interest-only loans totaled $20.7 million, of which $2.6 million had FICO scores under 660.  This $2.6 million portion of our loan portfolio consists of loans with either mortgage insurance or loan to value ratios under 80%.  We consider “subprime” loans to be loans originated to borrowers having credit scores below 580 at the time of origination.  At June 30, 2010, we had $1.5 million of such loans.

In the case of interest-only loans, a borrower’s monthly payment is subject to change when the loan converts to fully-amortizing status.  Since the borrower’s monthly payment may increase substantially even without an increase in prevailing market interest rates, there is no assurance that the borrower will be able to afford the increased monthly payment at the time the loan becomes fully-amortizing.

Non-conforming one- to four-family residential mortgage loans are considered to have a greater risk of delinquency, default or foreclosure than conforming loans.  Furthermore, non-conforming loans are not as readily saleable as loans that conform to agency guidelines, and often can be sold only after discounting the amortized value of the loan.

Our non-covered non-residential loans increase our exposure to credit risks.

Over the last several years, we have increased our non-residential lending in order to improve the yield and reduce the average duration of our assets.  At March 31, 2010, our portfolio of non-covered commercial real estate, real estate construction, commercial business, and other non-covered non-residential loans totaled $361.8 million, or 76.0% of total non-covered loans, compared to $215.4 million, or 59.2% of total loans (all of which were non-covered) at September 30, 2005.  At March 31, 2010, the amount of covered non-performing non-residential loans was $62.7 million and the amount of non-covered non-performing non-residential loans was $9.7 million.  At March 31, 2010, our three largest non-residential real estate borrowing relationships consisted of a $13.1 million relationship with a residential builder with collateral including subdivisions, completed apartment buildings and, to a limited extent, construction projects, a $13.0 million relationship with a commercial real estate developer with collateral including the cash flow from shopping centers and apartments, and a $9.8 million relationship with investors holding land for development.  These loans may expose us to a greater risk of non-payment and loss than residential real estate loans because, in the case of commercial loans, repayment often depends on the successful operations and earnings of the borrowers and, in the case of consumer loans, the applicable collateral is subject to rapid depreciation.  Additionally, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.  If loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest due on the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

If the allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

Our customers may not repay their loans according to the original terms, and the collateral, if any, securing the payment of these loans may be insufficient to pay any remaining loan balance.  We may experience significant loan losses, which may have a material adverse effect on our operating results.  We make various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans.  If our assumptions are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to the allowance.  Additions to the allowance would decrease our net income. At June 30, 2010, our allowance for loan losses was $9.5 million, or 2.0% of total non-covered loans and 72.2% of non-covered non-performing loans, compared to $9.3 million, or 1.98% of total non-covered loans and 70.1% of non-covered non-performing loans at September 30, 2009.  At June 30, 2010 there were $12.9 million in nonperforming loans that were not covered by loss sharing.  There were also $281.2 million in covered loans (contractual balance), and $124.7 million in nonperforming covered loans (contractual balance), with $79.7 million in related nonaccretable differences and allowances.

Our level of commercial real estate, real estate construction and commercial business loans is one of the more significant factors in evaluating the allowance for loan losses.  These loans may require increased provisions for loan losses in the future, which would decrease our earnings.

Bank regulators periodically review our allowance for loan losses and may require an increase to the provision for loan losses or further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations or financial condition.

We could record future losses on our securities portfolio.

For the six months ended March 31, 2010, we have recorded $2.5 million in other than temporary impairment charges on non-government agency collateralized mortgage obligations and an additional $1.0 million impairment charge on an equity investment.  At March 31, 2010, our securities portfolio totaled $205.5 million, which included $52.7 million of non-government agency collateralized mortgage obligations with net unrealized losses of $6.7 million.  A number of factors or combinations of factors could require us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an impairment that is other than temporary, which would result in additional losses that could be material.  These factors include, but are not limited to, a continued failure by the issuer to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value.  In addition, the fair values of securities could decline if the overall economy and the financial condition of some of the underlying borrowers deteriorate. There remains limited liquidity for these securities and additional impairment charges may be required in future periods.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for a discussion of our securities portfolio and the unrealized losses related to the portfolio.

Higher FDIC insurance premiums and special assessments will adversely affect our earnings.

As part of a plan to restore the reserve ratio of the Deposit Insurance Fund, the FDIC imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, which was payable on September 30, 2009.  We recorded an expense of $354,600 during the quarter ended June 30, 2009, to reflect the special assessment.  The FDIC has also increased its maximum quarterly assessment rates and changed the method by which rates are calculated.  Quarterly assessments paid by CharterBank for 2010 equaled $446,400, compared to $399,900 for 2009.  Any further special assessments or increases to quarterly assessment rates will adversely affect our earnings.  Moreover, under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the minimum statutory reserve ratio for the FDIC’s Deposit Insurance Fund has been increased from 1.15% to 1.35% of insurable deposits by September 30, 2020, although banks with assets under $10 billion are exempt from any FDIC assessments necessary to increase the Deposit Insurance Fund above 1.15%.

In addition, in November 2009 the FDIC adopted a rule requiring insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.  The assessment rate for the fourth quarter of 2009 and for 2010 was based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 was equal to the modified third quarter assessment rate plus an additional three basis points.  Each institution’s base assessment rate for each period was calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012.  On December 30, 2009, CharterBank prepaid approximately $3.5 million in estimated quarterly assessment fees for the fourth quarter of 2009 through the fourth quarter of 2012.  Since prepaying our estimated FDIC assessments through 2012, the amount of our deposits has increased significantly due to our acquisition of MCB.  As a result, our 3-year FDIC assessment prepayment will likely be amortized and replenished over a shorter time period.

Because the prepaid assessments represent the prepayment of future expense, they do not affect CharterBank’s capital or tax obligations.

Our business may continue to be adversely affected by downturns in our national and local economies.

Our operations are significantly affected by national and local economic conditions. Substantially all of our loans are to businesses and individuals in west-central Georgia and east-central Alabama. All of our branches and most of our deposit customers are also located in these two states. A continuing decline in the economies in which we operate could have a material adverse effect on our business, financial condition and results of operations. In particular, Georgia and Alabama have experienced home price declines, increased foreclosures and high unemployment rates.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

●	demand for our loans, deposits and services may decline;

●	loan delinquencies, problem assets and foreclosures may increase;

●	collateral for our loans may decline further in value; and

●	the amount of our low-cost or non-interest bearing deposits may decrease.

Our market area has traditionally depended on the textile industry as a source of employment; however, textile manufacturing and jobs associated with it have almost completely disappeared from our market in recent years.  Our local economy has adapted to include other trade sectors, including a new Kia Motor Corporation automotive assembly and manufacturing facility in West Point, Georgia, and a military base realignment that will significantly increase employment in the Columbus, Georgia area near Fort Benning.  However, our local economy did not experience the same growth as other nearby regions prior to the current economic recession.  While we anticipate addressing this economic risk by expanding our retail delivery systems into other nearby markets, we cannot guarantee that we will be successful or that a downturn in our local economy will not have a negative impact on our earnings.

If our non-performing assets increase, our earnings will decrease.

At March 31, 2010, our non-performing assets (which consist of non-accrual loans, loans 90 days or more delinquent, and foreclosed real estate assets) not covered by loss sharing agreements totaled $20.5 million, which is an increase of $2.4 million, or 13.3%, over non-performing assets not covered by loss sharing agreements at September 30, 2009.  At March 31, 2010 nonperforming assets covered by FDIC loss sharing totaled $107.9 million (net of related nonaccretable differences and allowances). Our non-performing assets adversely affect our net income in various ways. We do not record interest income on non-accrual loans or real estate owned.  Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level.  From time to time, we also write down the value of properties in our other real estate owned portfolio to reflect changing market values.  Additionally, there are legal fees associated with the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to our other real estate owned.  Further, the resolution of non-performing assets requires the active involvement of management, which could detract from the overall supervision of our operations.  Finally, if our estimate of the allowance for loan losses is inadequate, we will have to increase the allowance accordingly.

We may incur higher than expected loan charge-offs with respect to assets acquired in the Neighborhood Community Bank and McIntosh Commercial Bank acquisitions, all of which may not be supported by our loss-sharing agreements with the FDIC.

We acquired approximately $202.8 million and $322.6 million of assets in connection with the NCB and MCB acquisitions, respectively. We marked down these assets to fair value at the date of acquisition, but there is no assurance that these acquired assets will not suffer further deterioration in value, which would require additional charge-offs. We entered into loss sharing agreements with the FDIC that provide that 80% of losses related to the acquired loans and other real estate owned (“covered assets”), up to $82 million in losses with respect to the $177.6 million of NCB covered assets and up to $106 million in losses with respect to the $262.9 million of MCB covered assets, will be borne by the FDIC and thereafter the FDIC will bear 95% of losses on NCB and MCB covered assets.  However, we are not protected from all losses resulting from charge-offs with respect to such covered assets. Further, the loss sharing agreements have limited terms ranging from five years for commercial loans to ten years for residential mortgage loans. Therefore, any charge-offs or related losses that we experience after the expiration of the loss sharing agreements will not be reimbursed by the FDIC and would reduce our net income. Finally, if we fail to comply with the terms of the loss sharing agreements, we could lose the right to receive payments on a covered asset from the FDIC under the agreements.  See “—Our ability to continue to receive benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements,” below.

Our ability to continue to receive the benefits of our loss share arrangements with the FDIC is conditioned upon our compliance with certain requirements under the agreements.

Our ability to recover a portion of our losses and retain the loss share protection is subject to our compliance with certain requirements imposed on us in the loss share agreements with the FDIC.  These requirements relate primarily to our administration of the assets covered by the agreements, as well as our obtaining the consent of the FDIC to engage in certain corporate transactions that may be deemed under the agreements to constitute a transfer of the loss share benefits. For example, any merger or consolidation of CharterBank with another financial institution would require the consent of the FDIC under the loss share agreements relating to both the NCB and MCB transactions.  In addition, certain public or private offerings of common stock by us that would increase our outstanding shares by more than 9% would require the consent of the FDIC under the MCB loss share agreements.

In instances where the FDIC’s consent is required under the loss share agreements, the FDIC may withhold its consent to such transactions or may condition its consent on terms that we do not find acceptable. While we obtained the FDIC’s consent in connection with this offering without paying a consent fee, there can be no assurance that in the future the FDIC will grant its consent or condition its consent on terms that we find acceptable.  If the FDIC does not grant its consent to a transaction we would like to pursue, or conditions its consent on terms that we do not find acceptable, this may cause us not to engage in a corporate transaction that might otherwise benefit our shareholders or we may elect to pursue such a transaction without obtaining the FDIC’s consent, which could result in termination of our loss share agreements with the FDIC.

We may fail to realize any benefits and may incur unanticipated losses related to the assets we acquired and liabilities we assumed from Neighborhood Community Bank and McIntosh Commercial Bank.

The success of the NCB and MCB acquisitions will depend, in part, on our ability to successfully combine the businesses and assets we acquired with our business, and our ability to successfully manage the significant loan portfolios that were acquired. It may take longer to successfully liquidate the nonperforming assets that were acquired in the NCB and MCB transactions.  As with any acquisition involving a financial institution, there may also be business and service changes and disruptions that result in the loss of customers or cause customers to close their accounts and move their business to competing financial institutions.  It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits of the transactions.  Successful integration may also be hampered by differences between our organization and the NCB and MCB organizations.  The loss of key employees of NCB and/or MCB could adversely affect our ability to successfully conduct business in the markets in which NCB and MCB operated, which could adversely affect our financial results.  Integration efforts will also divert attention and resources from our management.  In addition, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit our ability to successfully integrate these operations.  If we experience difficulties with the integration process, the anticipated benefits of the transactions may not be realized fully, or at all, or may take longer to realize than expected.  Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

FDIC-assisted acquisition opportunities may not become available and increased competition may make it more difficult for us to successfully bid on failed bank transactions on terms we consider acceptable.

Our near-term business strategy includes the pursuit of potential acquisitions of failing banks that the FDIC plans to place in receivership. The FDIC may not place banks that meet our strategic objectives into receivership. Failed bank transactions are attractive opportunities in part because of loss-sharing arrangements with the FDIC that limit the acquirer’s risk of loss on the purchased loan portfolio and, apart from our assumption of deposit liabilities, we have significant discretion as to the nondeposit liabilities that we assume.  In addition, assets purchased from the FDIC are marked to their fair value and in many cases there is little or no addition to goodwill arising from an FDIC-assisted transaction. The bidding process for failing banks could become very competitive, and the increased competition may make it more difficult for us to bid on terms we consider to be acceptable.  We expect increased competition from private equity groups and foreign banks, among others.  Many of these competing bidders will have more capital and other resources than CharterBank.

The FDIC could condition our ability to acquire a failed depository institution on compliance by us with additional requirements.

We may seek to acquire one or more failed depository institutions from the FDIC.  As the agency responsible for resolving failed depository institutions, the FDIC has the discretion to determine whether a party is qualified to bid on a failed institution.  On August 26, 2009, the FDIC adopted a Statement of Policy on Qualifications for Failed Bank Acquisitions that sets forth a number of significant restrictions and requirements as a condition to the participation by certain “private investors” and institutions in the acquisition of failed depository institutions from the FDIC.  Among the requirements would be that CharterBank maintain higher capital ratios for a three-year period following the acquisition of a failed depository institution from the FDIC, which would impair our ability to grow in the future without obtaining additional capital.  Based on our interpretation of the Statement of Policy, we do not believe the provisions of the Statement of Policy would apply to us.  However, if the FDIC were to adopt similar provisions that would apply to us, and we were unwilling to comply with such conditions, then we would not be permitted to acquire failed institutions from the FDIC.

Acquisitions, including any additional FDIC-assisted acquisitions, could disrupt our business and adversely affect our operating results.

On June 26, 2009 we entered into an agreement with the FDIC to acquire assets with a fair value of approximately $196.7 million and assume liabilities with a fair value of approximately $196.7 million from Neighborhood Community Bank.  We also acquired four branches of NCB in the transaction, one of which has been closed.  On March 26, 2010, we entered into an agreement with the FDIC to acquire assets with a fair value of approximately $322.5 million and assume liabilities with a fair value of approximately $312.9 million from McIntosh Commercial Bank.  We also acquired four branches of MCB in the transaction, one of which has been closed.  We expect to continue to grow by acquiring other financial institutions, related businesses or branches of other financial institutions that we believe provide a strategic fit with our business.  To the extent that we grow through acquisitions, we may not be able to adequately or profitably manage this growth.  In addition, such acquisitions may involve the issuance of securities, which may have a dilutive effect on earnings per share.  Acquiring banks, bank branches or businesses involves risks commonly associated with acquisitions, including:

●	Potential exposure to unknown or contingent liabilities we acquire;

●	Exposure to potential asset quality problems of the acquired financial institutions, businesses or branches;

●	Difficulty and expense of integrating the operations and personnel of financial institutions, businesses or branches we acquire;

●	Potential diversion of our management’s time and attention;

●	The possible loss of key employees and customers of financial institutions, businesses or branches we acquire;

●	Difficulty in estimating the value of the financial institutions, businesses or branches to be acquired; and

●	Potential changes in banking or tax laws or regulations that may affect the financial institutions or businesses to be acquired.

Our continued growth through acquisitions may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our existing capital resources will satisfy our capital requirements for the foreseeable future. However, we may at some point need to raise additional capital to support continued growth, both internally and through acquisitions.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Strong competition may limit growth and profitability.

Competition in the banking and financial services industry is intense.  We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere.  Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we have and may offer certain services that we do not or cannot provide.  Our profitability depends upon our ability to successfully compete in our market areas.

The recently enacted financial reform legislation may have an adverse effect on our ability to pay dividends, which would adversely affect the value of our common stock.

The value of Charter Financial’s common stock is significantly affected by our ability to pay dividends to our public shareholders.  Charter Financial’s ability to pay dividends to our shareholders is subject to the ability of CharterBank to make capital distributions to Charter Financial, and also to the availability of cash at the holding company level in the event earnings are not sufficient to pay dividends.  Moreover, our ability to pay dividends and the amount of such dividends is affected by the ability of First Charter, MHC, our mutual holding company, to waive the receipt of dividends declared by Charter Financial.  First Charter, MHC currently waives its right to receive most of its dividends on its shares of Charter Financial, which means that Charter Financial has more cash resources to pay dividends to our public stockholders than if First Charter, MHC accepted such dividends.  First Charter, MHC is required to obtain Office of Thrift Supervision approval before it may waive its receipt of dividends, and the current dividend waiver approval is effective through December 31, 2010.  It is expected that First Charter, MHC will continue to waive the receipt of future dividends except to the extent dividends are needed to fund its continuing operations.

Office of Thrift Supervision regulations allow federally chartered mutual holding companies to waive dividends without taking into account the amount of waived dividends in determining an appropriate exchange ratio in the event of a conversion of a mutual holding company to stock form.  However, under the recently enacted Dodd-Frank Act, the powers and duties of the Office of Thrift Supervision relating to mutual holding companies will be transferred to the Federal Reserve Board within one year of the enactment of the legislation (subject to an extension of up to six months), and the Office of Thrift Supervision will be eliminated.  Accordingly, the Federal Reserve Board will become the new regulator of Charter Financial and First Charter, MHC.  The Dodd-Frank Act also provides that a mutual holding company will be required to give the Federal Reserve Board notice before waiving the receipt of dividends, and sets forth the standards for granting a waiver, including a requirement that waived dividends be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.  The Dodd-Frank Act, however, further provides that the Federal Reserve Board may not consider waived dividends in determining an appropriate exchange ratio in a conversion to stock form by any federal mutual holding company, such as First Charter, MHC, that has waived dividends prior to December 1, 2009.  The Federal Reserve Board historically has generally not allowed mutual holding companies to waive the receipt of dividends, and there can be no assurance as to the conditions, if any, the Federal Reserve Board will place on future dividend waiver requests by grandfathered mutual holding companies such as First Charter, MHC.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

New financial reform legislation has been enacted by Congress that will change the bank regulatory framework, create an independent consumer protection bureau that will assume the consumer protection responsibilities of the various federal banking agencies, and establish more stringent capital standards for banks and bank holding companies.  The legislation will also result in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies.  Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations.  Ongoing uncertainty and adverse developments in the financial services industry and the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.  These measures are likely to increase our costs of doing business and may have a significant adverse effect on our lending activities, financial performance and operating flexibility.  In addition, these risks could affect the performance and value of our loan and investment securities portfolios, which also would negatively affect our financial performance.

Furthermore, the Board of Governors of the Federal Reserve System, in an attempt to help stabilize the economy, has, among other things, kept interest rates low through its targeted federal funds rate and the purchase of mortgage-backed securities.  If the Federal Reserve increases the federal funds rate, overall interest rates will likely rise, which may negatively impact the housing markets and the U.S. economic recovery.  In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Financial reform legislation recently enacted by Congress will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

The recently enacted Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and require CharterBank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies, including mutual holding companies, like Charter Financial and First Charter, MHC, in addition to bank holding companies that it currently regulates.  As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like Charter Financial and First Charter, MHC.  These capital requirements are substantially similar to the capital requirements currently applicable to CharterBank, as described in “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”  Moreover, First Charter, MHC will require the approval of the Federal Reserve Board before it may waive the receipt of any dividends from Charter Financial, and there is no assurance that the Federal Reserve Board will approve future dividend waivers or what conditions it may impose on such waivers.  See “—The recently enacted financial reform legislation may have an adverse effect on our ability to pay dividends, which would adversely affect the value of our common stock.”  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets.  The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as CharterBank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.  The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for Federal Deposit Insurance Corporation insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

It is difficult to predict at this time what impact the new legislation and implementing regulations will have on community banks, including the lending and credit practices of such banks.  Moreover, many of the provisions of the Dodd-Frank Act will not take effect for at least a year, and the legislation requires various federal agencies to promulgate numerous and extensive implementing regulations over the next several years.  Although the substance and scope of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau and mutual holding company dividend waivers, will increase our operating and compliance costs and restrict our ability to pay dividends, respectively.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the FDIC has taken actions to increase insurance coverage on deposit accounts. In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay on their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

Moreover, bank regulatory agencies have responded aggressively to concerns and trends identified in examinations, and have issued many formal enforcement orders requiring capital ratios in excess of regulatory requirements. Bank regulatory agencies, such as the Office of Thrift Supervision and the FDIC, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of potential investors. In addition, new laws and regulations are likely to increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws and regulations may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge, and our ongoing operations, costs and profitability. For example, recent legislative proposals would require changes to our overdraft protection programs that could decrease the amount of fees we receive for these services. For the year ended September 30, 2009, and the six months ended March 31, 2010, overdraft protection fees totaled $2.7 million and $1.6 million, respectively.  Further, legislative proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.

We hold certain intangible assets that in the future could be classified as either partially or fully impaired, which would reduce our earnings and the book values of these assets.

Pursuant to applicable accounting requirements, we are required to periodically test our goodwill and core deposit intangible assets for impairment.  The impairment testing process considers a variety of factors, including the current market price of our common shares, the estimated net present value of our assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions.  Future impairment testing may result in a partial or full impairment of the value of our goodwill or core deposit intangible assets, or both.  If an impairment determination is made in a future reporting period, our earnings and the book value of these intangible assets will be reduced by the amount of the impairment.  If an impairment loss is recorded, it will have little or no impact on the tangible book value of our shares of common stock, our liquidity or our regulatory capital levels.

If the Federal Home Loan Bank of Atlanta continues to pay a reduced dividend, our earnings and stockholders’ equity could decrease.

We are required to own common stock of the Federal Home Loan Bank of Atlanta to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank’s advance program.  The aggregate cost of our Federal Home Loan Bank common stock as of March 31, 2010 was $15.2 million.  Federal Home Loan Bank common stock is not a marketable security and can only be redeemed by the Federal Home Loan Bank.  However, the Federal Home Loan Bank of Atlanta is currently not repurchasing excess stock outstanding.

The Federal Home Loan Bank of Atlanta did not pay a dividend on its common stock for the fourth quarter of 2008 or the first quarter of 2009, and the dividends paid since that time have been greatly reduced.  If the Federal Home Loan Bank of Atlanta continues to pay a reduced dividend, our earnings will be adversely affected.

Our operations may be adversely affected if we are unable to hire and retain qualified employees.

Our performance is largely dependent on the talents and efforts of skilled individuals. Our continued ability to compete effectively in our businesses, to manage our business effectively and to expand into new businesses and geographic regions depends on our ability to attract new employees and to retain and motivate our existing employees. Competition for qualified employees is often intense. In addition, in 2008 the market price of our common stock declined significantly, which may lower the value, or perceived value, of our equity awards, which is a means for us to compensate and retain qualified employees. Moreover, future laws or regulations limiting the amount of compensation financial institutions may pay to senior management could adversely affect our ability to hire and retain qualified employees.

System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

The computer systems and network infrastructure we use could be vulnerable to unforeseen problems. Our operations are dependent upon our ability to protect our computer equipment against damage from physical theft, fire, power loss, telecommunications failure or a similar catastrophic event, as well as from security breaches, denial of service attacks, viruses, worms and other disruptive problems caused by hackers. Any damage or failure that causes an interruption in our operations could have a material adverse effect on our financial condition and results of operations. Computer break-ins, phishing and other disruptions could also jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and may cause existing and potential customers to refrain from doing business with us. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. In addition, advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms we and our third-party service providers use to encrypt and protect customer transaction data. A failure of such security measures could have a material adverse effect on our financial condition and results of operations.

Various factors may make takeover attempts more difficult to achieve.

Our Board of Directors has no current intention to sell control of Charter Financial. Provisions of our charter and bylaws, federal regulations and various other factors may make it more difficult for companies or persons to acquire control of us without the consent of our Board of Directors. It is possible, however, that you would want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then-prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

●
Mutual holding company structure.  Under federal law, at least a majority of our voting stock must be owned by First Charter, MHC, which is controlled by its Board of Directors, who are currently the members of our Board of Directors. First Charter, MHC, acting through its Board of Directors, is able to control our business and operations, and is able to prevent any challenge to the control of Charter Financial by public shareholders. In addition, a corporation in the mutual holding company structure cannot be acquired by a stock financial institution or its stock holding company, but can only be acquired by a mutual institution or an institution in the mutual holding company structure.

●
Bylaw and statutory provisions. Provisions of our bylaws and federal law may make it more difficult and expensive to pursue a takeover attempt that management opposes. These provisions also make more difficult the removal of our current Board of Directors or management, or the appointment of new directors. These provisions include supermajority voting requirements for certain business combinations and the election of directors to staggered terms of three years. Our bylaws also contain provisions regarding the timing and content of shareholder proposals and nominations.

Risks Related to the Offering

Our shares of common stock are being offered for sale at a price of $10.52 per share.  It is possible that the actual price at which shares of common stock are sold in the offering will be higher than the quoted price of our common stock on the OTC Bulletin Board at the time the offering is consummated.

Our shares of common stock are being offered at a price of $10.52 per share.  When a subscriber submits his or her stock order form, he or she is irrevocably offering to purchase a number of shares of common stock at the price of $10.52 per share.  Although the actual purchase price at which the common stock will be sold could be as low as $7.78, the actual purchase price will not be determined until after the end of the offering period.  Subscribers should not assume that the actual purchase price will be less than $10.52 per share.

On August 12, 2010, the last sale price quoted for our common stock on the OTC Bulletin Board was $10.10 per share.  It is possible that the actual purchase price at which shares of common stock are sold in the offering will be higher than the price at which our common stock is quoted on the OTC Bulletin Board at the time the offering is consummated.

You may not revoke your decision to purchase Charter Financial common stock after you send us your stock order form.

Orders submitted or automatic withdrawals authorized in connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the stock offering, unless the stock offering is extended beyond October 30, 2010.  Because completion of the stock offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the stock offering.

You may not be able to resell the common stock until the issuance and receipt of certificates.

Until certificates for shares of common stock are delivered to purchasers, purchasers may not be able to sell the shares of common stock for which they subscribe, although the shares of common stock issued in the stock offering will have begun trading. Accordingly, during such period, subscribers will bear the risk of any decline in the market price in our common stock. We intend to mail the certificates representing common stock issued in the stock offering promptly following consummation of the stock offering. See “The Stock Offering—Procedure for Purchasing Shares in Subscription and Community Offering.”

The market price of our common stock may decline after the stock offering.

The price per share at which we sell the common stock may be more or less than the market price of our common stock on the date the stock offering is consummated.  If the actual purchase price is less than the market price for the shares of common stock, some purchasers in the stock offering may be inclined to immediately sell shares of common stock to attempt to realize a profit.  Any such sales, depending on the volume and timing, could cause the market price of our common stock to decline.  Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of common stock in the stock offering will be able to sell shares after the stock offering at a price that is equal to or greater than the actual purchase price.   The trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Charter Financial and the outlook for the financial services industry in general.  Price fluctuations may be unrelated to the operating performance of particular companies.

There is currently no active trading market for our common stock.

Currently, there is no active public trading market for Charter Financial’s common stock, and we cannot assure you that one will develop or be sustained for the common stock of Charter Financial after this offering.  Charter Financial’s common stock is currently quoted on the OTC Bulletin Board.  Upon completion of the stock offering, we expect that the common stock of Charter Financial will be listed on the Nasdaq Capital Market.  However, we do not know whether third parties will find our common stock to be attractive or whether firms will be interested in making a market in our common stock.

Our failure to effectively deploy the net proceeds of the stock offering may have an adverse impact on our financial performance and the value of our common stock.

Charter Financial intends to invest between $14.9 million and $28.9 million of the net proceeds of the offering in CharterBank.  Charter Financial may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.  Charter Financial also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by our employee stock ownership plan.  CharterBank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, including troubled financial institutions, build new branches or acquire branches, or for other general corporate purposes.  Our preference is to leverage the capital through additional FDIC-assisted acquisitions, and our failure to complete such acquisitions could adversely impact our financial performance and the value of our common stock.  However, with the exception of the loan to our employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for reinvesting of the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds.

Our return on equity will be low following the stock offering.  This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the stock offering, we expect our consolidated equity to increase from $110.7 million at March 31, 2010, to be between $137.4 million and $164.5 million, depending on the number of shares sold and the purchase price.  Based upon our pro forma income for the year ended September 30, 2009, and these pro forma equity levels, our return on equity would be 1.9% and 1.8% at the minimum and maximum of gross offering proceeds, respectively.  We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the market price of our shares of common stock.

The implementation of the stock-based incentive plan may dilute your ownership interest.

We intend to adopt a new stock-based incentive plan following the offering, subject to receipt of shareholder approval. If the new stock-based incentive plan is adopted within twelve months of the stock offering, we intend to reserve 207,000 shares of common stock for grants of stock options and 82,000 shares of common stock for awards of restricted stock.  This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Charter Financial. While we may fund the new plan through open market purchases, shareholders would experience a 1.52% reduction in ownership interest in the event newly issued shares of our common stock are used to fund these stock options and shares of restricted stock under the plan. If the stock-based incentive plan is adopted more than one year after the completion of the offering, shares reserved for awards of restricted stock or grants of stock options under the plan may be increased, and the reduction in ownership interest in the event newly issued shares are used to fund the awards would increase accordingly.

Implementing the stock-based incentive plan would increase our compensation and benefit expenses and adversely affect our profitability.

We intend to adopt a new stock-based incentive plan after the offering, subject to shareholder approval, which would increase our annual employee compensation and benefit expenses related to the stock options and shares granted to participants under our stock-based incentive plan.  The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plan, the fair market value of our stock or options on the date of grant, the vesting period and other factors which we cannot predict at this time.  If the stock-based incentive plan is implemented within one year of the completion of the offering, the number of shares of common stock reserved for issuance for awards of restricted stock or grants of options under such stock-based incentive plan may not exceed 1.96% and 4.9%, respectively, of the shares outstanding upon completion of the stock offering, subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect stock options or restricted stock previously granted by Charter Financial or CharterBank.  If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the offering, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid), and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients.  The expense for these three plans in the first year following the offering has been estimated to be approximately $374,000 ($257,000 after tax) assuming we sell the maximum number of shares we propose to offer and the other assumptions set forth in the pro forma financial information under “Pro Forma Data.” Actual expenses, however, may be higher or lower, depending on the price of our common stock.  For further discussion of our proposed stock-based plans, see “Management—Compensation Discussion and Analysis—Long-Term Stock-Based Compensation.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy public company reporting requirements, which will increase our operating expenses.

In connection with the offering, we will become a public reporting company.  The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting.  We expect that the obligations of being a public reporting company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team.  These obligations will increase our operating expenses and could divert our management’s attention from our operations.  Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems, which will increase our operating costs.  In addition, such requirements may cause us to hire additional accounting, internal audit and/or compliance personnel.

The integration of acquired assets and assumed liabilities from the NCB and MCB acquisitions may make it more difficult to maintain effective internal controls over financial reporting.  Integration of these assets and liabilities may place significant stress on our systems and may require changes to our internal control over financial reporting that we may not discover or make in a timely manner, thus resulting in material weaknesses.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain depositors and borrowers of CharterBank and certain depositors of Neighborhood Community Bank and McIntosh Commercial Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value.  Whether subscription rights are considered to have ascertainable value is an inherently factual determination.  We have received an opinion from RP Financial, LC that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from the consolidated financial statements of Charter Financial.  The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1.  The information at September 30, 2009 and 2008 and for the fiscal years ended September 30, 2009, 2008 and 2007 is derived in part from the audited consolidated financial statements of Charter Financial that appear in this prospectus.  The information at September 30, 2007, 2006 and 2005 and for the fiscal years ended September 30, 2006 and 2005 is derived in part from audited consolidated financial statements that do not appear in this prospectus.  The information at March 31, 2010 and for the six months ended March 31, 2010 and 2009 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.  The results of operations for the six months ended March 31, 2010 are not necessarily indicative of the results to be achieved for the remainder of the fiscal year ending September 30, 2010 or any other period.

	At March 31,	At September 30,
	2010	2009	2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,242,740	$936,880	$801,501	$1,021,856	$1,097,321	$1,050,570
Non-covered loans receivable, net (1)	463,934	462,786	428,472	405,553	374,726	356,808
Covered loans receivable, net (2)	213,755	89,764	—	—	—	—
Investment and mortgage securities available for sale (3)	205,546	206,061	277,139	295,143	345,732	376,173
Freddie Mac common stock	—	—	—	200,782	294,339	254,776
Retail deposits (4)	737,036	463,566	356,237	378,463	321,279	250,391
Total deposits	906,580	597,634	420,175	430,683	372,057	320,129
Deferred income taxes	419	7,289	6,872	72,503	108,186	93,271
Total borrowings	212,232	227,000	267,000	272,058	337,928	382,336
Total retained earnings	109,148	102,215	103,301	99,926	63,548	63,790
Accumulated other comprehensive income (loss)	(3,031)	(8,277)	(6,849)	116,886	172,489	149,405
Total equity	110,673	98,257	102,302	225,072	267,709	243,230

	For the Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
Selected Operating Data:

Interest and dividend income	$22,274	$19,229	$40,559	$46,377	$54,646	$53,802	$44,689
Interest expense	10,378	11,336	22,599	26,771	29,827	27,801	21,782
Net interest income	11,896	7,893	17,960	19,606	24,819	26,001	22,907
Provision for loan losses	3,800	2,550	4,550	3,250	—	—	75
Net interest income after provision for loan losses	8,096	5,343	13,410	16,356	24,819	26,001	22,832
Total noninterest income	17,415	5,894	11,792	18,950	76,924	10,827	10,966
Total noninterest expenses	13,349	9,389	22,581	20,284	21,926	21,130	18,269
Income before provision for income taxes	12,162	1,848	2,621	15,022	79,817	15,698	15,529
Income tax expense	4,428	419	306	4,491	28,877	2,353	4,116
Net income	$7,734	$1,429	$2,315	$10,531	$50,940	$13,345	$11,413

Basic earnings per share	$0.42	$0.08	$0.13	$0.55	$2.67	$0.69	$0.58
Fully diluted earnings per share	$0.42	$0.08	$0.12	$0.55	$2.65	$0.68	$0.58
Dividends declared per share	$0.25	$0.50	$1.00	$1.75	$4.45	$3.80	$3.20

(1)
Excludes “covered loans” acquired from the FDIC subject to loss-sharing agreements.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.  Loans shown are net of deferred loan (fees) costs and allowance for loan losses and exclude loans held for sale.

(2)
Consists of loans acquired from the FDIC subject to loss sharing agreements.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

(3)	Includes all CharterBank investment and mortgage securities available for sale, excluding Freddie Mac common stock.
(4)	Retail deposits include core deposits and certificates of deposit other than brokered and wholesale certificates of deposit.

At or For the Six Months Ended March 31,	At or For the Years Ended September 30,
2010	2009	2009	2008	2007	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	1.63%	0.36%	0.27%	1.16%	4.81%	1.22%	1.06%
Return on average equity (ratio of net income to average equity)	15.23%	2.80%	2.25%	6.23%	20.30%	5.18%	4.23%
Interest rate spread (1)	2.83%	1.80%	2.08%	1.47%	1.00%	1.10%	0.96%
Net interest margin (2)	2.91%	2.15%	2.35%	2.32%	2.46%	2.48%	2.18%
Efficiency ratio (3)	45.54%	68.10%	75.90%	52.61%	21.55%	57.73%	53.93%
Non-interest expense to average total assets	2.82%	2.35%	2.68%	2.23%	2.07%	1.94%	1.69%
Average interest-earning assets as a ratio of average interest-bearing liabilities	1.02	x	1.10	x	1.09	x	1.27	x	1.50	x	1.52	x	1.59	x
Average equity to average total assets	10.74%	12.78%	12.12%	18.56%	23.70%	23.60%	24.97%
Dividend payout ratio (7)	10.14%	93.39%	153.79%	66.97%	27.83%	101.81%	98.56%

Asset Quality Ratios (4) (5):

Covered Assets:
Non-performing loans to covered loans	29.01%	N/A	19.60%	N/A	N/A	N/A	N/A
FDIC loss-sharing coverage plus non-accretable credit risk discounts as a percentage of covered assets	85.24%	N/A	85.93%	N/A	N/A	N/A	N/A
Non-performing assets to total covered assets	36.15%	N/A	25.72%	N/A	N/A	N/A	N/A

Non-covered Assets (4):
Non-performing assets to total assets	2.06%	2.65%	2.16%	1.68%	0.80%	0.30%	0.49%
Non-performing loans to total loans	2.76%	3.48%	2.82%	2.47%	1.93%	0.74%	1.12%
Allowance for loan losses as a ratio of non-performing loans	0.87	x	0.57	x	0.71	x	0.77	x	0.76	x	1.87	x	1.46	x
Allowance for loan losses to total loans	2.40%	1.99%	1.98%	1.89%	1.46%	1.59%	1.69%
Net charge-offs as a percentage of average non-covered loans outstanding	0.30%	0.36%	0.71%	0.24%	0.02%	0.02%	0.16%

Bank Regulatory Capital Ratios:
Total capital (to risk-weighted assets)	16.53%	17.80%	15.71%	18.15%	24.18%	26.21%	27.62%
Tier I capital (to risk-weighted assets)	16.51%	16.57%	14.65%	16.90%	12.57%	13.11%	14.69%
Tier I capital (to average assets)	8.27%	10.78%	9.30%	10.51%	9.43%	9.71%	9.86%

Consolidated Capital Ratio:
Total equity to total assets	8.91%	12.88%	10.49%	12.76%	22.03%	24.40%	23.15%
Tangible total equity to total assets	8.51%	12.30%	9.99%	12.18%	21.61%	24.01%	22.73%

Other Data:
Number of full service offices	16	14	14	10	9	9	9
Full time equivalent employees (6)	212	174	209	178	173	179	169

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)
Covered assets consist of assets of Neighborhood Community Bank (“NCB”) and McIntosh Commercial Bank (“MCB”) acquired from the FDIC subject to loss sharing agreements.  Non-covered assets consist of assets other than covered assets.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

(footnotes continue on following page)

(continued from previous page)

(5)
These ratios have been computed based on a minimum 80% FDIC loss sharing coverage for covered assets related to both NCB and MCB. If cumulative losses with respect to covered assets related to NCB exceed $82 million, FDIC loss sharing coverage will increase to 95% of losses on NCB related covered assets exceeding $82 million.  If cumulative losses with respect to covered assets related to MCB exceed $106 million, FDIC loss sharing coverage will increase to 95% of losses on MCB related covered assets exceeding $106 million.  If the recovery of losses on covered assets related to NCB and MCB was limited solely to amounts to be received under the loss sharing agreements with the FDIC, we have estimated that our maximum loss exposure, net of established nonaccretable discounts, as of March 31, 2010, would approximate $5.5 million with respect to NCB, and $9.5 million with respect to MCB.  At such date, remaining accretable discounts for NCB and MCB exceeded such estimated maximum loss exposures for both NCB and MCB, respectively.

(6)	Does not reflect employees that will be retained in connection with the acquisition of McIntosh Commercial Bank
(7)
The dividend payout ratio represents dividends declared per share divided by net income per share. The following table sets forth the aggregate cash dividends paid per period and the amount of dividends paid to public shareholders and to First Charter, MHC:

	For the Six Months Ended March 31,		For the Year Ended September 31,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands)
Dividends paid to public stockholders	$650,908	$1,355,559	$2,651,554	$5,656,953	$14,562,112	$13,586,605	$11,248,779
Dividends paid to First Charter, MHC	150,000	—	750,000	1,500,000	—	—	—
Total dividends paid	800,908	1,355,559	3,401,554	7,156,953	14,562,112	13,586,605	11,248,779

First Charter, MHC waived dividends of $3.8 million and $7.9 million during the six month periods ended March 31, 2010 and 2009, respectively, and waived dividends of $28.7 million, $26.3 million, $70.6 million, $60.3 million and $50.7 million during the years ended September 30, 2009, 2008, 2007, 2006 and 2005, respectively.

RECENT DEVELOPMENTS

The following tables set forth certain financial and other data of Charter Financial at and for the periods indicated. The information at September 30, 2009 was derived from the audited consolidated financial statements of Charter Financial and subsidiaries and should be read in conjunction with the audited consolidated financial statements of Charter Financial and subsidiaries and notes thereto presented elsewhere in this prospectus. The information at and for the three and nine months ended June 30, 2010 and 2009 was derived from the unaudited consolidated financial statements of Charter Financial and subsidiaries which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such information. The results of operations and ratios and other data presented for the three and nine months ended June 30, 2010 are not necessarily indicative of the results of operations for the year ending September 30, 2010.

	At June 30,	At September 30,
	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,146,076	$936,880
Non-covered loans receivable, net (1)	463,725	462,786
Covered loans receivable, net (2)	201,673	89,764
Investment and mortgage securities available for sale (3)	160,328	206,061

Retail deposits (4)	710,620	463,587
Total deposits	811,058	597,634
Total borrowings	212,175	227,000
Total equity	112,513	98,257

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)
Selected Operating Data:
Interest and dividend income	$14,354	$9,141	$36,628	$28,370
Interest expense	6,193	5,346	16,572	16,681
Net interest income	8,161	3,795	20,056	11,689
Provision for loan losses	1,300	600	5,100	3,150
Net interest income after provision for loan losses	6,861	3,195	14,956	8,539
Total noninterest income	2,844	2,418	20,259	8,312
Total noninterest expenses	8,038	5,388	21,387	14,777
Income before provision for income taxes	1,667	225	13,828	2,074
Income tax expense (benefit)	553	(151)	4,981	268
Net income	$1,114	$376	$8,847	$1,806

Basic earnings per share	$0.06	$0.02	$0.48	$0.10
Fully diluted earnings per share	$0.06	$0.02	$0.48	$0.10
Dividends declared per share	$0.10	$0.25	$0.35	$0.75

(1)
Excludes “covered loans” acquired from the FDIC subject to loss-sharing agreements.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.  Loans shown are net of deferred loan (fees) costs and allowance for loan losses and exclude loans held for sale.

(2)
Consists of loans acquired from the FDIC subject to loss sharing agreements.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

(3)	Includes all CharterBank investment and mortgage securities available for sale.
(4)	Retail deposits include core deposits and certificates of deposit other than brokered and wholesale certificates of deposit.

At or For the Three Months Ended June 30,	At or For the Nine Months Ended June 30,
2010	2009	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.38%	0.19%	1.16%	0.30%
Return on average equity (ratio of net income to average equity)	3.92%	1.46%	11.19%	2.31%
Interest rate spread (1)	3.52%	1.82%	3.12%	1.81%
Net interest margin (2)	3.42%	2.08%	3.12%	2.13%
Efficiency ratio (3)	73.04%	86.71%	53.05%	73.88%
Non-interest expense to average total assets (annualized)	2.75%	2.67%	2.79%	2.44%
Average interest-earning assets as a ratio of average interest-bearing liabilities	0.96	x	1.09	x	1.00	x	1.10	x
Average equity to average total assets	9.67%	12.74%	10.33%	12.94%
Dividend payout ratio (7)	49.99%	329.89%	15.16%	142.68%

Asset Quality Ratios (4) (5):

Covered Assets:
Non-performing loans to covered loans	44.33%	40.31%	44.33%	40.31%
FDIC loss-sharing coverage plus non-accretable credit risk discounts as a percentage of covered assets	85.79%	94.17%	85.79%	94.17%
Non-performing assets to total covered assets	50.99%	44.80%	50.99%	44.80%

Non-covered Assets (4):
Non-performing assets to total assets	2.64%	2.18%	2.64%	2.18%
Non-performing loans to total loans	2.72%	2.93%	2.72%	2.93%
Allowance for loan losses as a ratio of non-performing loans	0.73	x	0.62	x	0.73	x	0.62	x
Allowance for loan losses to total loans	2.00%	1.81%	2.00%	1.81%
Net charge-offs as a percentage of average non-covered loans outstanding	2.70%	1.19%	1.24%	0.90%

Bank Regulatory Capital Ratios:
Total capital (to risk-weighted assets)	18.64%	17.05%	18.64%	17.05%
Tier I capital (to risk-weighted assets)	19.77%	15.90%	19.77%	15.90%
Tier I capital (to total assets)	9.10%	8.76%	9.10%	8.76%

Consolidated Capital Ratio:
Total equity to total assets	9.82%	9.96%	9.82%	9.96%
Tangible total equity to total assets	9.40%	9.47%	9.40%	9.47%

Other Data:
Number of full service offices	16	14	16	14
Full time equivalent employees (6)	254	177	254	177

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)
Covered assets consist of assets of Neighborhood Community Bank (“NCB”) and McIntosh Commercial Bank (“MCB”) acquired from the FDIC subject to loss sharing agreements.  Non-covered assets consist of assets other than covered assets.  See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

(footnotes continued on following page)

(continued from previous page)

(5)
These ratios have been computed based on a minimum 80% FDIC loss sharing coverage for covered assets related to both NCB and MCB. If cumulative losses with respect to covered assets related to NCB exceed $82 million, FDIC loss sharing coverage will increase to 95% of losses on NCB related covered assets exceeding $82 million.  If cumulative losses with respect to covered assets related to MCB exceed $106 million, FDIC loss sharing coverage will increase to 95% of losses on MCB related covered assets exceeding $106 million.

(6)	Does not reflect employees that will be retained in connection with the acquisition of McIntosh Commercial Bank.
(7)	The dividend payout ratio represents dividends declared per share divided by net income per share.

Comparison of Financial Condition at June 30, 2010 and September 30, 2009

Assets. Total assets increased $209.2 million, or 22.3%, to $1.1 billion at June 30, 2010 from $936.9 million at September 30, 2009.  The increase was due primarily to our acquisition of $322.5 million of assets of MCB from the FDIC, partially offset by purchase discounts and immediate repayment of wholesale liabilities.

Loans. At June 30, 2010, total loans were $665.4 million, or 58.1% of total assets.  During the nine months ended June 30, 2010, the total loan portfolio increased $112.8 million, or 20.4%, due primarily to the acquisition of $132.2 million of loans at fair value in the MCB transaction.  At June 30, 2010 compared to September 30, 2009, our one- to four-family residential real estate loans decreased 3.3% to $121.9 million, commercial real estate loans increased 29.8% to $423.9 million, real estate construction loans increased 1.0% to $60.4 million, commercial loans increased 110.7% to $69.8 million and consumer and other loans were unchanged at $34.3 million.  At June 30, 2010, our covered loans totaled $201.7 million, or 30.4% of our total loan portfolio.

Investment and Mortgage Securities Portfolio. At June 30, 2010, our investment and mortgage securities portfolio totaled $160.3 million, compared to $206.1 million at September 30, 2009.  The decrease reflected normal amortization in our mortgage-backed securities and collateralized mortgage obligation portfolios.  The decrease also reflected the sale of certain securities, including the sale of about half the securities received in the MCB acquisition, and the sale during the three months ended June 30, 2010 of six private-label mortgage securities with an aggregate book value of $19.3 million for a gain of approximately $165,000.  The decrease also reflected unrealized losses on certain collateralized mortgage obligations due to liquidity risk, changes in interest rates and other market uncertainties.  These securities were not considered to be other than temporarily impaired at June 30, 2010 based on our assessment of the sufficiency of future cash flows, and because we believe there is sufficient underlying credit support from other less senior tranches to our positions in the securities.  The foregoing decreases in our portfolio more than offset the receipt of approximately $24.7 million of investment and mortgage securities in the MCB acquisition.

Our sale during the three months ended June 30, 2010 of the private-label mortgage securities (referred to above) resulted from our reevaluation of the private-label mortgage securities portfolio in light of the changing circumstances that led to the OTTI charge in the three months ended March 31, 2010.  Notwithstanding the sale, however, we are reaffirming our intent and ability to hold the rest of the securities in this portfolio. As indicated by the gain on the securities sold, these sold securities had generally maintained their market values, but they had long cash flows and/or had been downgraded by one or more rating agencies.  The securities that we did not sell either had short cash flows or prices that had deteriorated due to illiquidity of the market and related market uncertainties about default rates, and we believe the cash flows will exceed the current market value.

Bank Owned Life Insurance. The total cash surrender value of our bank owned life insurance at June 30, 2010 was $31.4 million, an increase of $1.2 million compared to the cash surrender value of $30.2 million at September 30, 2009.

Deposits. Total deposits increased by $213.4 million, or 35.7%, to $811.0 million at June 30, 2010 from $597.6 million at September 30, 2009.  The increase was due primarily to the assumption of $296.0 million of deposits in the MCB transaction, partially offset by the payoff of wholesale certificates of deposit acquired in the MCB transaction.  The increase also reflected the implementation of our new Rewards checking program.  At June 30, 2010, $710.6 million of our deposits were retail deposits and $100.5 million were brokered and other wholesale deposits.

Borrowings. Borrowings decreased $14.8 million to $212.2 million at June 30, 2010 from $227.0 million at September 30, 2009.  The decrease reflected our focus on decreasing wholesale funding and the payoff of maturing Federal Home Loan Bank advances.  At June 30, 2010, we had access to additional Federal Home Loan Bank advances of up to $245.9 million.  However, based upon available investment and loan collateral, additional advances at June 30, 2010 would have been limited to $19.1 million.

Equity. At June 30, 2010, our total equity equaled $112.5 million (or $6.11 per share), a $14.3 million increase from September 30, 2009.  The increase was primarily due to net income of $8.8 million for the nine months ended June 30, 2010 and a $9.6 million decrease in unrealized losses on securities available for sale, net of tax.

Comparison of Operating Results for the Three Months Ended June 30, 2010 and 2009

General. Net income increased $737,000, or 196.0%, to $1.1 million for the three months ended June 30, 2010 from $376,000 for the three months ended June 30, 2009. The increase reflected earnings on the assets and liabilities acquired in the MCB acquisition.  Net interest income increased to $8.2 million for the three months ended June 30, 2010 from $3.8 million for the three months ended June 30, 2009, reflecting our improved interest rate spread and net interest margin.

Interest and Dividend Income. Total interest and dividend income increased $5.2 million, or 57.0%, to $14.4 million for the three months ended June 30, 2010 from $9.1 million for the three months ended June 30, 2009.  Interest on loans increased $6.1 million, or 94.1%, to $12.5 million as a result of a $239.9 million, or 51.5%, increase in the average balance of loans receivable to $705.8 million and a 156 basis point increase in the average yield on loans.  The increase in the average balance was primarily the result of the acquisition of $207.6 million of loans in the MCB and NCB transactions and the related discount accretion.  The increase in the average yield on loans reflected a $197.1 million, or 80.9%, increase in the average balance of higher yielding commercial real estate loans to $440.6 million for the three months ended June 30, 2010 from $243.5 million for the three months ended June 30, 2009.  The increase in the average balance of commercial real estate loans resulted primarily from the acquisition of $151.1 million of commercial real estate loans in the MCB acquisition, as well as our continued emphasis on the origination of these higher yielding loans for our loan portfolio.

Interest and dividend income on securities decreased $1.0 million, or 65.6%, to $1.7 million for the three months ended June 30, 2010 from $2.7 million for the three months ended June 30, 2009.  The decrease reflected a $42.8 million, or 19.0%, decrease in the average balance of securities to $182.7 million and an 87 basis point decrease in the average yield on securities in the generally lower market interest rate environment.  The decrease in average balance of securities reflected the sale of securities to generate liquidity for the prepayment of Federal Home Loan Bank advances.  Interest on mortgage-backed securities and collateralized mortgage obligations decreased by $900,000, or 34.4%, to $1.7 million for the three months ended June 30, 2010 from $2.6 million for the three months ended June 30, 2009, reflecting a $36.8 million, or 17.1%, decrease in the average balance of such securities to $178.6 million and a 101 basis point decrease in average yield.

Interest Expense. Total interest expense increased $848,000, or 15.9%, to $6.2 million for the three months ended June 30, 2010 from $5.3 million for the three months ended June 30, 2009.  The increase reflected a $327.5 million, or 49.0%, increase in the average balance of interest-bearing liabilities to $996.3 million for the three months ended June 30, 2010, from $668.8 million for the three months ended June 30, 2009, which more than offset a 71 basis point, or 22.2%, decrease in the average cost of interest-bearing liabilities to 2.5% from 3.2%, reflecting declining market interest rates.  The increase in the average balance was primarily due to the assumption of approximately $296.0 million of deposits of MCB on March 26, 2010 and $182.2 million of deposits of NCB on June 26, 2009, partially offset by the immediate retirement of the wholesale portion of the MCB and NCB deposits using cash received in the transactions.

Interest expense on deposits increased $1.4 million, or 65.0%, to $3.6 million for the three months ended June 30, 2010. The increase was due to an increase in the average balance of interest bearing deposits resulting from the assumption of the MCB and NCB deposits to $784.1 million from $411.3 million.  The increase was partially offset by a 28 basis point, or 13.3%, decrease in the average cost of interest-bearing deposits to 1.8% from 2.1%, largely due to lower market interest rates, the higher proportion of our lower cost short term brokered deposits and the immediate retirement of the wholesale portion of the MCB and NCB deposits using cash received in the MCB and NCB transactions.  Interest expense on certificates of deposit increased $801,000 to $2.7 million for the three months ended June 30, 2010, from $1.9 million for the three months ended June 30, 2009, as the decrease in the average cost of these deposits to 2.07% from 2.9% was more than offset by the $258.8 million, or 97.1%, increase in the average balance of such deposits. Interest expense on Federal Home Loan Bank advances decreased $558,000 to $2.6 million for the three months ended June 30, 2010, due to a decrease of $45.4 million, or 17.6%, in the average balance of advances.

Net Interest Income. Net interest income increased $4.4 million, or 115.0%, to $8.2 million for the three months ended June 30, 2010, from $3.8 million for the three months ended June 30, 2009. The increase primarily reflected the $6.1 million, or 94.1%, increase in interest income on loans combined with the 71 basis point decrease in the average cost of interest-bearing liabilities, partially offset by a $327.5 million, or 49.0%, increase in the average balance of interest-bearing liabilities for the three-month period in 2010 compared to 2009.   Our net interest margin increased 134 basis points to 3.4% for the 2010 period from 2.1% for the 2009 period, while our net interest rate spread increased 170 basis points to 3.5% from 1.8%.  Lower deposit costs and accretion of purchase discounts from the NCB and MCB acquisitions contributed to the improved net interest margin and net interest rate spread.

Provision for Loan Losses. The provision for loan losses for the three months ended June 30, 2010 was $1.3 million, compared to a provision of $600,000 for the three months ended June 30, 2009.  The increase in the provision reflects refined evaluations and in some cases the charge off of previously identified troubled credits.  Net charge-offs increased to $3.2 million for the three months ended June 30, 2010, from $1.4 million for the three months ended June 30, 2009.  The allowance for loan losses for non-covered loans was $9.5 million, or 2.0% of total non-covered loans receivable, at June 30, 2010.  At June 30, 2010 there were $281.2 million in covered loans (contractual balance), and $124.7 million in nonperforming covered loans (contractual balance), with $79.7 million in related nonaccretable differences and allowances.

Noninterest Income. Noninterest income increased $426,000, or 17.6%, to $2.8 million for the three months ended June 30, 2010 from $2.4 million for the three months ended June 30, 2009. The increase was primarily due to accretion of the discount on the FDIC receivables from the NCB and MCB acquisitions.

Noninterest Expense. Total noninterest expense increased $2.7 million, or 49.2%, to $8.0 million for the three months ended June 30, 2010, from $5.4 million for the three months ended June 30, 2009.  The increase was due primarily to increases of: $1.6 million, or 68.0%, in salaries and employee benefits resulting from our acquisitions of MCB and NCB; $497,000, or 54.3%, in occupancy costs from the acquisitions; approximately $700,000 in costs relating to the acquisition and integration of the acquired assets and liabilities; $275,000 in legal and professional fees, reflecting litigation costs, foreclosure efforts, and taxes and other maintenance costs associated with foreclosed properties; and $76,000 in the net cost of operations of real estate owned, reflecting higher foreclosures in the fiscal 2010 period.

Income Taxes. Income tax expense was $553,000 for the three months ended June 30, 2010 compared to a benefit of $151,000 for the three months ended June 30, 2009, reflecting higher taxable income. Our effective tax rate was 33.2% for the three months ended June 30, 2010, compared to a benefit of 66.9% for the three months ended June 30, 2009. The increase in the effective tax rate for the 2010 period was due to higher pretax income, which reduced the impact of tax advantaged investments such as bank owned life insurance.

Comparison of Operating Results for the Nine Months Ended June 30, 2010 and 2009

General. Net income increased $7.0 million, or 389.9%, to $8.8 million for the nine months ended June 30, 2010 from $1.8 million for the nine months ended June 30, 2009.  The increase was primarily due to the $15.6 million pre-tax acquisition gain on the assets and liabilities of MCB acquired from the FDIC on March 26, 2010.  The acquisition gain represented the amount by which the estimated fair value of the assets acquired exceeded the fair value of the liabilities assumed.  The increase in net income also reflected earnings on the assets and liabilities acquired in the MCB acquisition.  Net interest income increased to $20.1 million for the nine months ended June 30, 2010 from $11.7 million for the nine months ended June 30, 2009, reflecting improved interest rate spreads and net interest margins.

Interest and Dividend Income. Total interest and dividend income increased $8.2 million, or 29.1%, to $36.6 million for the nine months ended June 30, 2010 from $28.4 million for the nine months ended June 30, 2009.  Interest on loans increased $11.1 million, or 56.7%, to $30.7 million as a result of a $164.9 million, or 36.3%, increase in the average balance of loans receivable to $619.1 million and an 86 basis point increase in the average yield on loans.  The increase in the average balance was primarily the result of the acquisition of $227.0 million of loans in the MCB and NCB transactions.  The increase in the average yield on loans reflected the accretion of purchase discounts on the acquired loans as well as an increase in the average balance of higher yielding commercial real estate loans in the MCB and NCB acquisitions.

Interest and dividend income on securities decreased $2.9 million, or 33.4%, to $5.8 million for the nine months ended June 30, 2010 from $8.7 million for the nine months ended June 30, 2009.  The decrease reflected a $60.6 million, or 76.0%, decrease in the average balance of securities to $191.5 million and a 147 basis point decrease in the average yield on securities in the generally lower market interest rate environment.  The decrease in the average balance of securities reflected the sale of securities to generate liquidity for the prepayment of Federal Home Loan Bank advances.  Interest on mortgage-backed securities and collateralized mortgage obligations decreased $2.7 million to $5.7 million for the nine months ended June 30, 2010 from $8.4 million for the nine months ended June 30, 2009, reflecting a $42.5 million, or 18.5%, decrease in the average balance of such securities to $187.3 million and an 82 basis point decrease in average yield.

Interest Expense. Total interest expense decreased $110,000, or 0.7%, to $16.6 million for the nine months ended June 30, 2010 from $16.7 million for the nine months ended June 30, 2009.  The decrease was primarily due to a 78 basis point, or 23.3%, decrease in the average cost of interest-bearing liabilities to 2.6% from 3.4%, reflecting declining market interest rates.  The decrease in average cost more than offset a $197.6 million, or 29.87%, increase in the average balance of interest-bearing liabilities to $861.3 million for the nine months ended June 30, 2010 from $663.8 million for the nine months ended June 30, 2009. The increase in the average balance was primarily due to the assumption of approximately $467.2 million of deposits of MCB and NCB, partially offset by the immediate retirement of the wholesale portion of the acquired deposits using cash received in the transactions.

Interest expense on deposits increased $1.3 million, or 17.6%, to $8.7 million for the nine months ended June 30, 2010. The increase was due to a $244.9 million, or 61.2%, increase in the average balance of interest bearing deposits resulting from the assumption of the MCB and NCB deposits, partially offset by a 66 basis point, or 26.8%, decrease in the average cost of interest-bearing deposits to 1.8% from 2.5%.  The decrease in the average cost of deposits was largely due to lower market interest rates, the higher proportion of our lower cost short term brokered deposits, and the immediate retirement of the wholesale portion of the MCB and NCB deposits using cash received in the transactions.  Interest expense on certificates of deposit increased $400,000 to $6.8 million for the nine months ended June 30, 2010, from $6.4 million for the nine months ended June 30, 2009, reflecting the $174.3 million, or 67.1%, increase in the average balance of such deposits, which more than offset the 120 basis points decrease in the average cost of such deposits, to 2.1% from 3.3% in the lower market interest rate environment. Interest expense on Federal Home Loan Bank advances decreased $1.4 million to $7.9 million for the nine months ended June 30, 2010, due to a decrease of $47.3 million, or 18.0%, in the average balance of advances, partially offset by a 16 basis points increase in the average cost of advances.

Net Interest Income. Net interest income increased $8.4 million, or 71.6%, to $20.1 million for the nine months ended June 30, 2010, from $11.7 million for the nine months ended June 30, 2009. The increase primarily reflected the $11.1 million, or 56.7%, increase in interest income on loans combined with the 78 basis point decrease in the average cost of interest-bearing liabilities, partially offset by a $197.6 million, or 29.8%, increase in the average balance of interest-bearing liabilities for the nine-month period in 2010 compared to 2009.   Our net interest margin increased 99 basis points to 3.1% for the 2010 period from 2.1% for the 2009 period, while our net interest rate spread increased 131 basis points to 3.1% from 1.8%.  Lower deposit costs and accretion of purchase discounts from the NCB and MCB acquisitions contributed to the improved net interest margin and net interest rate spread.

Provision for Loan Losses. The provision for loan losses for the nine months ended June 30, 2010 was $5.1 million, compared to a provision of $3.2 million for the nine months ended June 30, 2009.  The increase in the provision reflected increased non-performing loans and net charge-offs.  Net charge-offs during the nine months ended June 30, 2010 increased to $5.0 million from $3.1 million for the nine months ended June 30, 2009.  The allowance for loan losses for non-covered loans was $9.5 million, or 2.0% of total non-covered loans receivable, at June 30, 2010.  At June 30, 2010 there were $281.2 million in covered loans (contractual balance), and $124.7 million in nonperforming covered loans (contractual balance), with $79.7 million in related nonaccretable differences and allowances.

Noninterest Income. Noninterest income increased $11.9 million, or 143.7%, to $20.3 million for the nine months ended June 30, 2010 from $8.3 million for the nine months ended June 30, 2009. The increase was primarily due to the $15.6 million purchase gain on the assets and liabilities of MCB acquired from the FDIC on March 26, 2010, partially offset by $3.5 million in other-than-temporary impairment (“OTTI”) charges during the nine months ended June 30, 2010.  Of the impairment charges, $1.0 million related to our entire investment in an unaffiliated Georgia community bank.  The remaining $2.5 million related to our investment in private-label mortgage securities.

Noninterest Expense. Total noninterest expense increased $6.6 million, or 44.7%, to $21.4 million for the nine months ended June 30, 2010, compared to $14.8 million for the nine months ended June 30, 2009. The increase was due primarily to increases of: $3.1 million, or 43.4%, in salaries and employee benefits resulting from our acquisitions of MCB and NCB; $1.5 million, or 54.5%, in occupancy costs from the acquisitions; approximately $500,000 in costs relating to the acquisition and integration of the acquired assets and liabilities; $811,000 in legal and professional fees, reflecting litigation costs, foreclosure efforts, and acquisition assistance; and $556,000 in the net cost of operations of real estate owned, reflecting higher foreclosures in the fiscal 2010 period.

Income Taxes. Income taxes increased to $5.0 million for the nine months ended June 30, 2010, from $268,000 for the nine months ended June 30, 2009, reflecting the $11.8 million increase in net income before income taxes. Our effective tax rate was 36.0% for the nine months ended June 30, 2010, compared to 12.9% for the fiscal 2009 period. The increase in the effective tax rate for the 2010 period was due to higher pretax income, which reduced the impact of tax advantaged investments such as bank owned life insurance.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions, either nationally or in our market areas, that are worse than expected;

●	competition among depository and other financial institutions;

●	changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

●	adverse changes in the securities markets;

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	our ability to successfully integrate acquired entities;

●	our incurring higher than expected loan charge-offs with respect to assets acquired in FDIC-assisted acquisitions;

●	changes in consumer spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

●	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $29.7 million and $57.8 million.  We estimate that we will invest in CharterBank between $14.9 million and $28.9 million.  Between $2.3 million and $3.2 million will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering. After funding the loan to the employee stock ownership plan, we intend to retain between $12.5 million and $25.8 million of the net proceeds.

A summary of the anticipated net proceeds of the stock offering and anticipated distribution of the net proceeds is as follows:

	Gross Stock Offering Proceeds
	$33.3 million (1)	$62.7 million (2)
	(In thousands)

Offering proceeds	$33,307	$62,716
Less: offering expenses	$3,574	$4,897
Net offering proceeds	$29,733	$57,819

Distribution of proceeds to CharterBank	$14,866	$28,909
Proceeds used for loan to employee stock ownership plan	$2,334	$3,156
Retained by Charter Financial	$12,533	$25,754

(1)	Based on 4,281,060 shares sold at $7.78 per share.
(2)	Based on 5,961,573 shares sold at $10.52 per share.

Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction in deposits of CharterBank.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and community offering.

Charter Financial May Use the Proceeds it Retains From the Offering:

●
to fund a loan to our employee stock ownership plan to purchase 300,000 shares of common stock in the offering at a cost of $2.3 million assuming a per share price of $7.78 and the sale of 4,281,060 shares, and $3.2 million assuming a per share price of $10.52 and the sale of 5,961,573 shares;

●
to finance the acquisition of financial institutions, especially troubled institutions with FDIC assistance, or other financial services companies as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

●	to pay cash dividends to shareholders;

●	to repurchase shares of our common stock;

●	to invest in securities; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the stock offering, except when extraordinary circumstances exist and with prior regulatory approval.

CharterBank May Use the Net Proceeds it Receives From the Offering:

●	to fund new loans, including one- to four-family residential mortgage loans, commercial real estate and commercial business loans, real estate construction loans and consumer loans;

●
to expand its retail banking franchise by acquiring new branches or by acquiring other financial institutions, especially troubled institutions with FDIC assistance, or other financial services companies as opportunities arise, although we do not currently have any agreements to acquire a financial institution or other entity;

●	to enhance existing products and services and to support the development of new products and services;

●	to reduce wholesale funding;

●	to invest in securities; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

We expect our return on equity to decrease as compared to our performance in recent years, until we are able to reinvest effectively the additional capital raised in the offering.  Until we can increase our net interest income and non-interest income, our return on equity may be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.”

OUR DIVIDEND POLICY

Charter Financial has paid a quarterly cash dividend since September 2002.  Beginning with the dividend paid for the quarter ended March 31, 2010, we reduced our quarterly dividend from $0.25 per share to $0.05 per share.  The reduction of the dividend reflects our decision to pursue opportunities for deployment of capital in FDIC-assisted transactions such as the Neighborhood Community Bank and McIntosh Commercial Bank transactions.  We currently intend to pay a quarterly cash dividend of $0.05 per share in the future.  This would represent a 2.6% and 1.9% annual yield assuming a share price of $7.78 and $10.52, respectively.  However, the dividend rate and the continued payment of dividends will primarily depend on our earnings, alternative uses for capital, such as FDIC-assisted transactions, capital requirements, acquisition opportunities, our financial condition and results of operations, statutory and regulatory limitations affecting dividends and the Federal Reserve Board’s policies regarding dividend waivers by federal mutual holding companies, like First Charter, MHC, that waived dividends prior to December 1, 2009, and, to a lesser extent, tax considerations and general economic conditions.  See “Selected Consolidated Financial and Other Data” and “Market for Our Common Stock” for information regarding our historical dividend payments.

Under the rules of the Office of Thrift Supervision, CharterBank is not permitted to make a capital distribution if, after making such distribution, it would be undercapitalized.  For information concerning additional federal laws and regulations regarding the ability of CharterBank to make capital distributions, including the payment of dividends to Charter Financial, see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

Unlike CharterBank, Charter Financial is not restricted by Office of Thrift Supervision regulations on the payment of dividends to its shareholders, although the source of dividends will depend on the net proceeds retained by us and earnings thereon, and dividends from CharterBank.  When Charter Financial pays dividends on its common stock to public shareholders, it is also required to pay dividends to First Charter, MHC, unless First Charter, MHC elects to waive the receipt of dividends.  First Charter, MHC owns approximately 84.9% of Charter Financial’s outstanding common stock and is expected to own between 53.0% and 62.0% of our outstanding common stock upon completion of the offering.  Subject to Office of Thrift Supervision approval, First Charter, MHC has generally waived, and we expect that it will continue to waive, its right to dividends on the shares of Charter Financial that it owns, which means that Charter Financial will have more cash resources to pay dividends to our public shareholders than if First Charter, MHC accepted such dividends.

The Office of Thrift Supervision allows mutual holding companies to waive the receipt of dividends without taking waived dividends into account in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.  However, the Dodd-Frank Act transfers the authority to review and approve mutual holding company dividend waivers to the Federal Reserve Board and sets forth standards for Federal Reserve Board approval, including that waived dividends will be taken into account in determining an appropriate exchange ratio in a conversion of a mutual holding company to stock form.  The Dodd-Frank Act further provides that the Federal Reserve Board may not consider waived dividends in determining an appropriate exchange ratio in the event of a mutual-to-stock conversion of a federal mutual holding company, such as First Charter, MHC, that has waived dividends prior to December 1, 2009.  The Federal Reserve Board historically has generally not allowed mutual holding companies to waive the receipt of dividends, and there can be no assurance as to the conditions, if any, the Federal Reserve Board will place on future dividend waiver requests by grandfathered mutual holding companies such as First Charter, MHC.  See “The recently enacted financial reform legislation may have an adverse effect on our ability to pay dividends which would adversely affect the value of our common stock,” in the Risk Factors section of this prospectus.

In addition, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR OUR COMMON STOCK

Charter Financial’s common stock is currently quoted on the OTC Bulletin Board under the symbol “CHFN.OB.” Upon completion of the offering, we expect that our stock will trade on the Nasdaq Capital Market under the symbol “CHFN.”  In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock.  Charter Financial currently has more than three market makers, including Stifel, Nicolaus & Company, Incorporated.  Stifel, Nicolaus & Company, Incorporated has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the per share purchase price at which stock is sold in the stock offering.  Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

The following table sets forth the high and low bid information for shares of Charter Financial common stock and cash dividends paid per share for the periods indicated, as quoted on the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not reflect actual transactions.  As of August 12, 2010, there were 18,672,361 total shares of Charter Financial common stock outstanding, including 15,857,924 shares held by First Charter, MHC and 2,814,437 shares held by the public.  See “The Stock Offering.”

	Price Per Share		Cash
	High	Low	Dividend Declared
Fiscal 2010

Fourth quarter (through August 12, 2010)	$10.35	$10.35	$—
Third quarter	11.00	9.62	0.10	*
Second quarter	10.70	9.25	—	*
First quarter	12.30	8.65	0.25

Fiscal 2009

Fourth quarter	$17.00	$11.75	$0.25
Third quarter	14.50	8.26	0.25
Second quarter	10.94	7.30	0.25
First quarter	11.00	6.00	0.25

Fiscal 2008

Fourth quarter	$14.70	$8.50	$0.25
Third quarter	32.00	24.00	0.50
Second quarter	40.90	26.00	0.50
First quarter	53.85	30.75	0.50

*	The cash dividend with respect to the second quarter of fiscal 2010 was delayed until the third fiscal quarter.

On April 20, 2010, the business day immediately preceding the public announcement of the offering, and on August 12, 2010, the last sale prices for Charter Financial common stock as quoted on the OTC Bulletin Board were $10.50 per share and $10.10 per share, respectively.  At August 12, 2010, Charter Financial had approximately 224 shareholders of record.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2010, CharterBank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of CharterBank at March 31, 2010, and the pro forma regulatory capital of CharterBank assuming we raise the indicated gross stock offering proceeds as of such date and assuming CharterBank received 50% of the net proceeds of the stock offering.

	CharterBank Historical at March 31, 2010		Pro Forma at March 31, 2010, Assuming Gross Stock Offering Proceeds of
			$33.3 million (1)		$62.7 million (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in Thousands)

Equity capital	$105,188	8.45%	$117,082	9.30%	$130,079	10.22%

Tier 1 risk-based capital (4)(5)	$102,848	16.51%	$114,742	18.33%	$127,739	20.32%
Tier 1 risk-based requirement	37,373	6.00	37,551	6.00	37,720	6.00
Excess	$65,475	10.51%	$77,191	12.33%	$90,019	14.32%

Core (leverage) capital (4)(5)	$102,848	8.27%	$114,742	9.12%	$127,739	10.04%
Core (leverage) requirement	62,170	5.00	62,913	5.00	63,615	5.00
Excess	$40,678	3.27%	$51,829	4.12%	$64,124	5.04%

Total risk-based capital (4)(5)	$102,932	16.53%	$114,826	18.35%	$127,823	20.33%
Risk-based requirement	62,288	10.00	62,586	10.00	62,866	10.00
Excess	$40,644	6.53%	$52,240	8.35%	$64,957	10.33%

Net Proceeds Infused			$14,866		$28,909
Less: ESOP			(2,334)		(3,156)
Less: stock-based incentive plan			(638)		(863)
Pro Forma Increase			$11,894		$24,890

(1)	Based on 4,281,060 shares sold at $7.78 per share.
(2)	Based on 5,961,573 shares sold at $10.52 per share.
(3)	Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)
Pro forma capital levels assume that the employee stock ownership plan purchases 300,000 shares of common stock with funds borrowed from Charter Financial.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund this plan.  See “Management” for a discussion of the employee stock ownership plan.

(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table sets forth the historical consolidated capitalization of Charter Financial at March 31, 2010 on an actual basis and on a pro forma basis after giving effect to the stock offering, based upon the assumptions set forth in “Pro Forma Data.”

	Historical Capitalization	Pro Forma Consolidated Capitalization, Assuming Gross Stock Offering Proceeds of
		$33.3 million (1)	$62.7 million (2)
	(Dollars in Thousands)

Deposits (3)	$906,580	$906,580	$906,580
Borrowed funds	212,232	212,232	212,232
Total deposits and borrowed funds	$1,118,812	$1,118,812	$1,118,812

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized (post-offering)
Common stock, $.01 par value, 50,000,000 shares authorized (post-offering); shares to be issued as reflected (4)	$199	$199	$199
Additional paid-in capital	42,807	72,540	100,626
Retained earnings (5)	109,148	109,148	109,148
Accumulated other comprehensive loss	(3,031)	(3,031)	(3,031)
Less:
Treasury stock	(36,903)	(36,903)	(36,903)
Common stock held by employee stock ownership plan (6)	(1,547)	(3,881)	(4,703)
Common stock acquired by stock-based incentive plans (7)	—	(638)	(863)
Total stockholders’ equity	$110,673	$137,434	$164,473

Pro Forma Shares Outstanding:
Total shares outstanding	18,672,361	18,672,361	18,672,361
Shares held by First Charter, MHC	15,857,924	11,576,864	9,896,351
Shares held by shareholders other than First Charter, MHC	2,814,437	2,814,437	2,814,437
Shares sold in stock offering	—	4,281,060	5,961,573

Total shareholders’ equity as a percentage of total assets	8.91%	10.83%	12.69%
Total tangible shareholders’ equity as a percentage of total assets	8.51%	10.40%	12.27%

(1)	Based on 4,281,060 shares sold at $7.78 per share.
(2)	Based on 5,961,573 shares sold at $10.52 per share.
(3)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(4)
No effect has been given to the issuance of additional shares of common stock as restricted stock awards or pursuant to the exercise of options under one or more stock-based incentive plans. If the plans are implemented within the first year after the closing of the stock offering, the plans will reserve up to 82,000 shares of common stock for issuance as restricted stock awards and 207,000 shares of common stock for issuance upon the exercise of options. No effect has been given to the exercise of options currently outstanding. See “Management.”

(5)	The retained earnings of Charter Financial are substantially restricted due to regulatory capital requirements applicable to CharterBank.
(6)
Assumes that the employee stock ownership plan purchases 300,000 shares of common stock with funds borrowed from Charter Financial.  The cost of common stock that may be acquired by the employee stock ownership plan is reflected as a reduction of shareholders’ equity.

(footnotes continue on following page)

(continued from previous page)

(7)
Assumes that a stock-based incentive plan is implemented within the first year after the closing of the offering and that we reserve 82,000 shares of common stock for restricted stock awards and 207,000 shares of common stock for the exercise of options.  The dollar amount of common stock to be purchased is based on an assumed fair value for stock awards of $10.52 per share.  The fair value of stock options has been estimated at $2.32 per option using the Black-Scholes option pricing model and the following assumptions: a grant-date share price and option exercise price of $10.52; an expected option life of eight years; a dividend yield of 2.0% equal to the average dividend yield of publicly-traded thrifts; an interest rate of 3.16%; and a volatility rate of 25.0% based on an index of publicly traded institutions in the mutual holding company structure. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made.  As the Company accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plans, the credit to equity will be offset by a charge to noninterest expense. The funds to be used by the stock-based incentive plans will be provided by the Company.

PRO FORMA DATA

The actual net proceeds from the sale of the common stock cannot be determined until the stock offering is completed. However, net proceeds are currently estimated to be between $29.7 million and $57.8 million. The estimated net proceeds have been calculated based upon the following assumptions:

(i)	the employee stock ownership plan will purchase 300,000 shares of common stock in the stock offering (although it is not required to do so);

(ii)	officers, directors, and employees of Charter Financial and CharterBank and their immediate families will purchase in the aggregate $300,000 of common stock;

(iii)
Stifel, Nicolaus & Company, Incorporated will receive a fee equal to the greater of $125,000 or 1.0% of the dollar amount of shares of common stock sold in the subscription offering and 6.0% of the dollar amount of shares sold in the syndicated offering and 25% of the total shares will be subscribed for in the subscription offering.  No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(iv)
total expenses of the offering, including the marketing fees to be paid to Stifel, Nicolaus & Company, Incorporated, will be between $3.6 million at the minimum of the offering range and $4.9 million at the maximum of the offering range.

We calculated pro forma consolidated net earnings for the six months ended March 31, 2010 and the fiscal year ended September 30, 2009 as if the estimated net proceeds we received had been invested at the beginning of each period at an assumed interest rate of 2.55% (1.57% on an after-tax basis), which assumed that the net proceeds were invested to yield the five year treasury rate at March 31, 2010 and an effective tax rate of 38.6%.  This method reflects the approximate use of proceeds anticipated by Charter Financial.  The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Charter Financial will retain between $12.5 million and $25.8 million of the estimated net proceeds of the offering. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed.  However, we currently estimate the net proceeds to be between $57.8 million if we sell the maximum number of shares proposed to be offered at the offering price of $10.52 per share, and $29.7 million if we sell the minimum number of shares proposed to be offered at a reduced price of $7.78 per share.

The following pro forma information of Charter Financial may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities.  The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

At or For the Six Months Ended March 31, 2010
Minimum Shares Offered (4,281,060 Shares)
$7.78 Per Share	$9.15 Per Share	$10.52 Per Share
(Dollars In Thousands, Except Per Share Amounts)

Pro forma shares owned by public stockholders	7,095,497	7,095,497	7,095,497
Pro forma shares owned by First Charter, MHC	11,576,864	11,576,854	11,576,864
Total shares outstanding	18,672,361	18,672,361	18,672,361
Pro forma ownership percentage of public stockholders	38.0%	38.0%	38.0%
Gross proceeds	$33,307	$39,172	$45,037
Less: Stock offering expenses and commissions	3,574	3,838	4,102
Estimated net proceeds	29,733	35,334	40,935
Less: Common stock purchased by employee stock ownership plan	(2,334)	(2,745)	(3,156)
Common stock purchased by restricted stock plan	(638)	(750)	(863)
Investable net proceeds	$26,761	$31,839	$36,916
Consolidated net income:
Historical	$7,734	$7,734	$7,734
Pro forma income on net proceeds, net of tax	210	249	289
Pro forma employee stock ownership plan adjustment, net of tax (1)	(24)	(28)	(32)
Pro forma restricted stock plan adjustment, net of tax (2)	(39)	(46)	(53)
Pro forma stock option plan adjustment, net of tax (3)	(32)	(38)	(44)
Pro forma net income	$7,848	$7,871	$7,894
Diluted net income per share (4):
Historical, as adjusted	$0.42	$0.42	$0.42
Pro forma income on net proceeds	0.01	0.01	0.02
Pro forma employee stock ownership plan adjustment (1)	—	—	—
Pro forma restricted stock plan adjustment (2)	—	—	—
Pro forma stock option plan adjustment (3)	—	—	—
Pro forma diluted net income per share	$0.43	$0.43	$0.44
Stock price as a multiple of pro forma earnings per share (5)	9.05	x	10.64	x	11.95	x
Shares used for calculating pro forma earnings per share	18,121,507	18,121,507	18,121,507
Stockholders’ equity:
Historical:	$110,673	$110,673	$110,673
Estimated net proceeds	29,733	35,334	40,935
Less: Common stock acquired by employee stock ownership plan (1)	(2,334)	(2,745)	(3,156)
Less: Common stock acquired by restricted stock plan (2)	(638)	(750)	(863)
Pro forma stockholders’ equity	137,434	142,512	147,589
Less: Intangible assets	(5,372)	(5,372)	(5,372)
Pro forma tangible stockholders’ equity	$132,062	$137,140	$142,217
Stockholders’ equity per share (4):
Historical	$5.92	$5.93	$5.93
Estimated net proceeds	1.59	1.89	2.19
Less: Common stock acquired by employee stock ownership plan (1)	(0.12)	(0.15)	(0.17)
Less: Common stock acquired by restricted stock plan (2)	(0.03)	(0.04)	(0.05)
Pro forma stockholders’ equity per share	$7.36	$7.63	$7.90
Intangible assets	(0.29)	(0.29)	(0.29)
Pro forma tangible stockholders’ equity per share	$7.07	$7.34	$7.61
Offering price as a percentage of pro forma stockholders’ equity per share	105.71%	119.92%	133.16%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	110.04%	124.66%	138.24%
Number of shares outstanding for pro forma book value per share calculations	18,672,361	18,672,361	18,672,361

Footnotes on page 54.

At or For the Six Months Ended March 31, 2010
Maximum Shares Offered (5,961,573 Shares)
$7.78 Per Share	$9.15 Per Share	$10.52 Per Share
(Dollars In Thousands, Except Per Share Amounts)

Pro forma shares owned by public stockholders	8,776,010	8,776,010	8,776,010
Pro forma shares owned by First Charter, MHC	9,896,351	9,896,351	9,896,351
Total shares outstanding	18,672,361	18,672,361	18,672,361
Pro forma ownership percentage of public stockholders	47.0%	47.0%	47.0%
Gross proceeds	$46,381	$54,548	$62,716
Less: Stock offering expenses and commissions	4,162	4,530	4,897
Estimated net proceeds	42,219	50,019	57,819
Less: Common stock purchased by employee stock ownership plan	(2,334)	(2,745)	(3,156)
Common stock purchased by restricted stock plan	(638)	(750)	(863)
Investable net proceeds	$39,247	$46,523	$53,800
Consolidated net income:
Historical	$7,734	$7,734	$7,734
Pro forma income on net proceeds, net of tax	307	364	421
Pro forma employee stock ownership plan adjustment, net of tax (1)	(24)	(28)	(32)
Pro forma restricted stock plan adjustment, net of tax (2)	(39)	(46)	(53)
Pro forma stock option plan adjustment, net of tax (3)	(32)	(38)	(44)
Pro forma net income	$7,946	$7,986	$8,026
Diluted net income per share (4):
Historical, as adjusted	$0.42	$0.42	$0.42
Pro forma income on net proceeds	0.02	0.02	0.02
Pro forma employee stock ownership plan adjustment (1)	—	—	—
Pro forma restricted stock plan adjustment (2)	—	—	—
Pro forma stock option plan adjustment (3)	—	—	—
Pro forma diluted net income per share	$0.44	$0.44	$0.44
Stock price as a multiple of pro forma earnings per share (5)	8.84	x	10.40	x	11.95	x
Shares used for calculating pro forma earnings per share	18,121,507	18,121,507	18,121,507
Stockholders’ equity:
Historical:	$110,673	$110,673	$110,673
Estimated net proceeds	42,219	50,019	57,819
Less: Common stock acquired by employee stock ownership plan (1)	(2,334)	(2,745)	(3,156)
Less: Common stock acquired by restricted stock plan (2)	(638)	(750)	(863)
Pro forma stockholders’ equity	149,920	157,196	164,473
Less: Intangible assets	(5,372)	(5,372)	(5,372)
Pro forma tangible stockholders’ equity	$144,548	$151,824	$159,101
Stockholders’ equity per share (4):
Historical	$5.92	$5.93	$5.93
Estimated net proceeds	2.26	2.68	3.10
Less: Common stock acquired by employee stock ownership plan (1)	(0.12)	(0.15)	(0.17)
Less: Common stock acquired by restricted stock plan (2)	(0.03)	(0.04)	(0.05)
Pro forma stockholders’ equity per share	$8.03	$8.42	$8.81
Intangible assets	(0.29)	(0.29)	(0.29)
Pro forma tangible stockholders’ equity per share	$7.74	$8.13	$8.52
Offering price as a percentage of pro forma stockholders’ equity per share	96.89%	108.67%	119.41%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	100.52%	112.55%	123.47%
Number of shares outstanding for pro forma book value per share calculations	18,672,361	18,672,361	18,672,361

Footnotes on page 54.

At or For the Year Ended September 30, 2009
Minimum Shares Offered (4,281,060 Shares)
$7.78 Per Share	$9.15 Per Share	$10.52 Per Share
(Dollars In Thousands, Except Per Share Amounts)

Pro forma shares owned by public stockholders	7,095,497	7,095,497	7,095,497
Pro forma shares owned by First Charter, MHC	11,576,864	11,576,864	11,576,864
Total shares outstanding	18,672,361	18,672,361	18,672,361
Pro forma ownership percentage of public stockholders	38.0%	38.0%	38.0%
Gross proceeds	$33,307	$39,172	$45,037
Less: Stock offering expenses and commissions	3,574	3,838	4,102
Estimated net proceeds	29,733	35,334	40,935
Less: Common stock purchased by employee stock ownership plan	(2,334)	(2,745)	(3,156)
Common stock purchased by restricted stock plan	(638)	(750)	(863)
Investable net proceeds	$26,761	$31,839	$36,916
Consolidated net income:
Historical	$2,315	$2,315	$2,315
Pro forma income on net proceeds, net of tax	419	499	578
Pro forma employee stock ownership plan adjustment, net of tax (1)	(48)	(56)	(65)
Pro forma restricted stock plan adjustment, net of tax (2)	(78)	(92)	(106)
Pro forma stock option plan adjustment, net of tax (3)	(64)	(76)	(87)
Pro forma net income	$2,544	$2,590	$2,636
Diluted net income per share (4):
Historical, as adjusted	$0.12	$0.12	$0.12
Pro forma income on net proceeds	0.02	0.03	0.03
Pro forma employee stock ownership plan adjustment (1)	—	—	—
Pro forma restricted stock plan adjustment (2)	—	(0.01)	(0.01)
Pro forma stock option plan adjustment (3)	—	—	—
Pro forma diluted net income per share	$0.14	$0.14	$0.14
Stock price as a multiple of pro forma earnings per share	55.57	x	65.36	x	75.14	x
Shares used for calculating pro forma earnings per share	18,189,297	18,189,297	18,189,297
Stockholders’ equity:
Historical:	$98,257	$98,257	$98,257
Estimated net proceeds	29,733	35,334	40,935
Less: Common stock acquired by employee stock ownership plan (1)	(2,334)	(2,745)	(3,156)
Less: Common stock acquired by restricted stock plan (2)	(638)	(750)	(863)
Pro forma stockholders’ equity	125,018	130,096	135,174
Less: Intangible assets	(5,180)	(5,180)	(5,180)
Pro forma tangible stockholders’ equity	$119,838	$124,916	$129,994
Stockholders’ equity per share (4):
Historical	$5.26	$5.27	$5.27
Estimated net proceeds	1.59	1.89	2.19
Less: Common stock acquired by employee stock ownership plan (1)	(0.12)	(0.15)	(0.17)
Less: Common stock acquired by restricted stock plan (2)	(0.03)	(0.04)	(0.05)
Pro forma stockholders’ equity per share	$6.70	$6.97	$7.24
Intangible assets	(0.28)	(0.28)	(0.28)
Pro forma tangible stockholders’ equity per share	$6.42	$6.69	$6.96
Offering price as a percentage of pro forma stockholders’ equity per share	116.12%	131.28%	145.30%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	121.18%	136.77%	151.15%
Number of shares outstanding for pro forma book value per share calculations	18,672,361	18,672,361	18,672,361

Footnotes on page 54.

At or For the Year Ended September 30, 2009
Maximum Shares Offered (5,961,573 Shares)
$7.78 Per Share	$9.15 Per Share	$10.52 Per Share
(Dollars In Thousands, Except Per Share Amounts)

Pro forma shares owned by public stockholders	8,776,010	8,776,010	8,776,010
Pro forma shares owned by First Charter, MHC	9,896,351	9,896,351	9,896,351
Total shares outstanding	18,672,361	18,672,361	18,672,361
Pro forma ownership percentage of public stockholders	47.0%	47.0%	47.0%
Gross proceeds	$46,381	$54,548	$62,716
Less: Stock offering expenses and commissions	4,162	4,530	4,897
Estimated net proceeds	42,219	50,019	57,819
Less: Common stock purchased by employee stock ownership plan	(2,334)	(2,745)	(3,156)
Common stock purchased by restricted stock plan	(638)	(750)	(863)
Investable net proceeds	$39,247	$46,523	$53,800
Consolidated net income:
Historical	$2,315	$2,315	$2,315
Pro forma income on net proceeds, net of tax	615	728	842
Pro forma employee stock ownership plan adjustment, net of tax (1)	(48)	(56)	(65)
Pro forma restricted stock plan adjustment, net of tax (2)	(78)	(92)	(106)
Pro forma stock option plan adjustment, net of tax (3)	(64)	(76)	(87)
Pro forma net income	$2,739	$2,819	$2,900
Diluted net income per share (4):
Historical, as adjusted	$0.12	$0.13	$0.12
Pro forma income on net proceeds	0.03	0.04	0.05
Pro forma employee stock ownership plan adjustment (1)	—	—	—
Pro forma restricted stock plan adjustment (2)	—	(0.01)	(0.01)
Pro forma stock option plan adjustment (3)	—	—	—
Pro forma diluted net income per share	$0.15	$0.16	$0.16
Stock price as a multiple of pro forma earnings per share	51.87	x	57.19	x	65.75	x
Shares used for calculating pro forma earnings per share	18,189,297	18,189,297	18,189,297
Stockholders’ equity:
Historical:	$98,257	$98,257	$98,257
Estimated net proceeds	42,219	50,019	57,819
Less: Common stock acquired by employee stock ownership plan (1)	(2,334)	(2,745)	(3,156)
Less: Common stock acquired by restricted stock plan (2)	(638)	(750)	(863)
Pro forma stockholders’ equity	137,504	144,780	152,057
Less: Intangible assets	(5,180)	(5,180)	(5,180)
Pro forma tangible stockholders’ equity	$132,324	$139,600	$146,877
Stockholders’ equity per share (4):
Historical	$5.26	$5.26	$5.26
Estimated net proceeds	2.26	2.68	3.10
Less: Common stock acquired by employee stock ownership plan (1)	(0.12)	(0.15)	(0.17)
Less: Common stock acquired by restricted stock plan (2)	(0.03)	(0.04)	(0.05)
Pro forma stockholders’ equity per share	$7.36	$7.75	$8.14
Intangible assets	(0.28)	(0.28)	(0.28)
Pro forma tangible stockholders’ equity per share	$7.08	$7.47	$7.86
Offering price as a percentage of pro forma stockholders’ equity per share	105.71%	118.06%	129.24%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	109.89%	122.49%	133.84%
Number of shares outstanding for pro forma book value per share calculations	18,672,361	18,672,361	18,672,361

Footnotes on following page.

(1)
Assumes that 300,000 shares of the common stock sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire these shares will be borrowed from Charter Financial  The employee stock ownership plan loan is assumed to be repaid in 30 equal annual installments of principal and shares are to be released to plan participants ratably as the employee stock ownership plan repays the loan.  Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to the employees.  The pro forma net income assumes that: (i) 1.67% of the employee stock ownership plan shares were committed to be released during the six months ended March 31, 2010, and 3.33% were committed to be released during fiscal 2009 at an average fair value assumed to be the price at which the shares are sold in the stock offering, (ii) dividends on shares not released to the participants were used to fund debt service payments and (iii) Charter Financial made no other contributions to the employee stock ownership plan.  If the shares were to appreciate in value over time, compensation expense relating to the employee stock ownership plan would increase.  The cost of the shares issued to the employee stock ownership plan is reflected as a reduction of stockholders’ equity.

(2)
If approved by our shareholders within one year after the stock offering, we expect that the new stock recognition and retention plan will purchase 82,000 shares of common stock. Shareholder approval of the stock recognition and retention plan and purchases by the stock recognition and retention plan may not occur earlier than six months after the completion of the stock offering. The shares may be acquired directly from Charter Financial or through open market purchases.  The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by Charter Financial  The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at the price per share at which the shares of common stock are sold in the stock offering, (ii) 10% of the amount contributed to the stock recognition and retention plan was amortized as an expense during the six months ended March 31, 2010 and 20% was amortized as an expense during the fiscal year ended September 30, 2009 and (iii) the stock recognition and retention plan expense reflects a marginal combined federal and state tax rate of 38.60%.

(3)
If approved by our shareholders within one year after the stock offering, we expect that the stock option plan will reserve 207,000 shares of common stock for issuance upon the exercise of options.  Shareholder approval of the stock option plan may not occur earlier than six months after the completion of the stock offering.  In calculating the pro forma effect of the stock options, the fair value of options was estimated at $2.32 per option using the Black-Scholes option pricing model and the following assumptions: a grant-date share price and option exercise price of $10.52, the maximum per share offering price for the stock offering; an expected option life of eight years; a dividend yield of 2.0% equal to the average dividend yield of publicly-traded thrifts; an interest rate of 3.16%; and a volatility rate of 25.0% based on an index of publicly traded institutions in the mutual holding company structure.  The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.  As the Company accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. The funds to be used by the stock-based benefit plans will be provided by the Company.

(4)
Diluted net income per share data is based on 18,451,123 and 18,558,523 weighted average shares of common stock outstanding for the six months ended March 31, 2010 and the year ended September 30, 2009, respectively, adjusted for employee stock ownership plan shares assumed to be acquired and committed to be released during the period.  Pro forma adjustments to diluted net income per share data are calculated in the same manner.  Historical and pro forma stockholders’ equity per share amounts are based on the 18,672,361 shares outstanding as of March 31, 2010.  No effect has been given to the issuance of shares of common stock under the stock option plan we intend to adopt following the stock offering.

(5)	Annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus.  You should read the information in this section in conjunction with the business and financial information regarding Charter Financial provided in this prospectus.

Overview

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities, collateralized mortgage obligations and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting primarily of deposits and Federal Home Loan Bank advances and other borrowings.

In past years, because of the very high interest rates offered by many of our competitors on retail deposits, we have funded our operations with borrowings and brokered or credit union certificates of deposit, which has increased the cost of our interest bearing liabilities.  Similarly, in past years, as a result of the highly competitive market for loans in our market area, we have originated relatively fewer loans and have invested a relatively large portion of our assets in investment securities and mortgage-related securities, including a large investment in Freddie Mac common stock.  The recession has affected our operations and earnings as the collapse of Freddie Mac and its ensuing conservatorship resulted in a $123.7 million decrease in unrecognized gains on Freddie Mac common stock during fiscal 2008. The collapse of Freddie Mac also eliminated significant annual dividends on our holdings of Freddie Mac common stock which averaged approximately $6.4 million from fiscal years 2003 to 2007.  However, as a result of our loan underwriting policies, management believes that we have not suffered the same level of loan losses during the current recession as many financial institutions in our market area.  Consequently, we have recently been able to take advantage of attractive low-risk opportunities to enhance our banking franchise through the purchase of distressed banking franchises from the FDIC.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing exceptional personal service to our individual and business customers.  We believe that we have a competitive advantage in the markets we serve because of our knowledge of the local marketplace and our long-standing history of providing superior, relationship-based customer service. This 56-year history in the community, combined with management’s extensive experience and adherence to conservative underwriting standards through numerous business cycles, has enabled us to maintain a strong capital position despite the economic recession.

We believe that the current economic and financial services environment presents a significant opportunity for us to grow our retail banking operations both organically, as many competing financial institutions have scaled back lending and other activities, and through FDIC-assisted acquisitions of troubled financial institutions, such as our acquisition of NCB and MCB in June 2009 and March 2010, respectively.  Through the NCB and MCB transactions, CharterBank acquired eight full-service branch offices of which five will be retained.  We also acquired retail deposits of $335.5 million in the two transactions, a substantial portion of which have remained at CharterBank following the transactions.  In each of the FDIC-assisted acquisitions, we participated in a competitive bid process in which we offered a negative bid on net assets acquired ($26.9 million in the NCB transaction and $53 million in the MCB transaction) and no deposit premium.  We also entered into loss sharing agreements with the FDIC which cover a majority of the assets acquired (referred to as “covered assets”).  See “FDIC-Assisted Acquisitions” below.  We anticipate that the prevailing weakness in the banking sector and the potential weakness of any economic recovery will provide additional opportunities for us to participate in FDIC-assisted transactions.

From January 1, 2009 through July 30, 2010, 248 banking institutions failed in the United States, including 36 failures that have occurred in the state of Georgia.  We believe that purchasing distressed banking assets from the FDIC provides us with a low-risk opportunity to enhance our banking franchise, and we intend to evaluate such opportunities as they arise.  We believe that there are numerous banks within or adjacent to our target market areas that are subject to various enforcement actions and that have increasing levels of non-performing assets and declining capital levels.  Our knowledge of the marketplace and our experienced management team, together with our experience in managing problem assets acquired from the FDIC in the NCB and MCB transactions, position us to take advantage of future opportunities to acquire troubled financial institutions in our market area.

Key aspects of our business strategy include the following:

●
Raising additional capital and leveraging our capital base and acquisition experience to pursue additional strategic growth opportunities, especially FDIC-assisted acquisitions, such as NCB and MCB. As a result of the NCB and MCB acquisitions, we have broader market coverage, particularly in west-central Georgia.  Moreover, we expect that the high level of service and expanded product offerings we are providing to the former NCB and MCB customers will facilitate growth.

●
Growing our retail banking presence throughout the markets in west-central Georgia and east-central Alabama, including our expanded retail footprint resulting from the NCB and MCB acquisitions, while reducing our emphasis on wholesale banking.  We have paid off all borrowings acquired in the NCB acquisition and at March 31, 2010, 100% of NCB’s wholesale deposits had been eliminated.  Since acquiring MCB, we have paid off $9.3 million of borrowings acquired in the MCB acquisition and 97.8% of MCB’s wholesale deposits were eliminated.  We intend to build a diversified balance sheet, positioning CharterBank as a full-service community bank that offers both retail and commercial loan and deposit products to all markets within the I-85 corridor and the adjacent markets resulting from our acquisitions of NCB and MCB.

●
Continuing to emphasize convenience for our customers by offering extended hours at the majority of our offices, alternative banking delivery systems that allow customers to pay bills, transfer funds and monitor account balances at any time, as well as products and services designed to meet the changing needs of our customers, such as our Rewards checking program discussed under the heading “Business of Charter Financial Corporation and CharterBank—Sources of Funds.”

●
Reducing our nonperforming assets and classified assets through diligent monitoring and resolution efforts, including problem assets of NCB and MCB.  As of March 31, 2010, we had $85.3 million of non-performing loans and loans 90 days or more delinquent as well as $43.1 million of real estate owned, of which $72.2 million and $35.7 million, respectively, related to covered assets acquired from NCB and MCB.  We have established problem asset resolution teams to resolve nonperforming assets and classified assets acquired in the NCB and MCB transactions.  While the majority of these nonperforming assets do not pose a significant credit risk because they are covered under loss sharing agreements with the FDIC, reducing the amount of non-performing assets acquired in the NCB and MCB acquisitions will reduce the cost of carrying these assets.  See “Asset Quality.”

●
Continuing to integrate the assets and liabilities we acquired from NCB in June 2009 and from MCB in March 2010, achieving operational efficiencies through the consolidation or relocation of our branches, and building on the NCB and MCB franchises by offering expanded products and services.

FDIC-Assisted Acquisitions

Neighborhood Community Bank. On June 26, 2009, CharterBank entered into an agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of Neighborhood Community Bank, a full service commercial bank headquartered in Newnan, Georgia.  The NCB acquisition extended CharterBank’s retail branch footprint as part of our efforts to increase our retail deposits and reduce our reliance on brokered deposits and borrowings as a significant source of funds.  The acquisition of NCB’s four full-service branches, one of which has been closed, has expanded CharterBank’s market presence in west central Georgia within the I-85 corridor region in which CharterBank is seeking to expand.

CharterBank assumed $195.3 million of liabilities, including $137.0 million of retail deposits and $44.0 million of wholesale deposits with no deposit premium paid.  The liabilities assumed by CharterBank also included $13.0 million of Federal Home Loan Bank advances and $981,000 of other liabilities.  CharterBank acquired approximately $202.8 million of NCB’s assets, including $159.9 million in loans, net of unearned income, and $17.7 million of real estate owned at a discount of $26.9 million of fair value and other adjustments.  The assets acquired also included $44.6 million of cash and cash equivalents, securities, Federal Home Loan Bank stock and other assets, including $19.4 million in cash that was received from the FDIC.

Under agreements with the FDIC, the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $82.0 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $82.0 million. Loans, including commitments and other real estate owned covered under the loss sharing agreements with the FDIC are referred to in this prospectus as “covered loans” and “covered other real estate,” respectively.  The loss sharing agreements cover losses on single-family residential mortgage loans for ten years and all other losses for five years. In addition to the $26.9 million of fair value discounts, CharterBank recorded an indemnification asset from the FDIC in the amount of $50.0 million as part of the loss sharing agreements, of which $36.6 million was received in cash prior to March 31, 2010.

CharterBank determined current fair value accounting estimates of the acquired assets and liabilities in accordance with accounting requirements for acquisition transactions. It is expected that CharterBank will have sufficient nonaccretable discounts (discounts representing amounts that are not expected to be collected from the customer, liquidation of collateral, or under the FDIC loss sharing agreements) to cover its 20% share of any losses on the covered loans and other real estate.  Furthermore, CharterBank expects to have accretable discounts (discounts representing the excess of a loan’s cash flows expected to be collected over the initial investment in the loan) to provide for market yields on the covered loans.  No goodwill or bargain purchase gain was recorded in the transaction.

The following table shows adjustments to the fair value of the assets and liabilities acquired and other acquisition accounting adjustments and the resulting gain from the NCB acquisition as of June 26, 2009.

	As Recorded by NCB	Aggregate fair value and other acquisition accounting adjustments		As Recorded by CharterBank
Assets:
Cash and due from banks	$10,602,000	$19,415,000	(1)	$30,017,000
Securities	12,763,000	(14,000	) (2)	12,749,000
FHLB stock	1,158,000	—		1,158,000
Loans, net of unearned income	159,901,000	(65,195,000	) (3)	94,706,000
Other real estate owned	17,676,000	(10,240,000	) (4)	7,436,000
FDIC receivable for loss sharing agreements	—	49,991,000	(6)	49,991,000
Other assets	692,000	—		692,000
Total assets acquired	$202,792,000	$(6,043,000)		$196,749,000	(5)
Liabilities:
Deposits	$181,326,000	$912,000	(7)	$182,238,000
FHLB advances	13,000,000	77,000	(8)	13,077,000
Other liabilities	981,000	453,000	(9)	1,434,000
Total liabilities assumed	195,307,000	1,442,000		196,749,000
Excess of assets acquired over liabilities assumed	$7,485,000
Aggregate fair value and other acquisition accounting adjustments		$7,485,000

(1)	Reflects the initial funds received from the FDIC on the acquisition date.
(2)	Reflects fair value adjustments based on CharterBank’s evaluation of the acquired investment securities portfolio.
(3)
Reflects fair value adjustments based on CharterBank’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

(4)	Reflects the estimated other real estate owned losses based on CharterBank’s evaluation of the acquired other real estate owned portfolio.
(5)
The carrying value of certain long-term assets, primarily the estimated fair value of acquired core deposit intangible of $1.1 million, was reduced to zero by the excess of the fair value of net assets acquired over liabilities assumed in the acquisition.

(6)	Reflects the estimated fair value of payments CharterBank will receive from the FDIC under the loss sharing agreements.
(7)	Reflects fair value adjustments based on CharterBank’s evaluation of the acquired time deposit portfolio.
(8)	This adjustment is required because rates on Federal Home Loan Bank advances were higher than rates available on similar borrowings as of the acquisition date.
(9)	Adjustments reflect estimated qualifying acquisition costs in the transaction.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the NCB acquisition.  On the June 26, 2009 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from NCB was $51.0 million, and the estimated fair value of such loans was $20.0 million.  The impaired NCB loans were valued based on the liquidation value of the underlying collateral because the timing and amount of the expected cash flows could not be reasonably estimated.  As a result, we have no accretable discount on these impaired loans.  We established a credit risk discount (nonaccretable) of $31.0 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value of the impaired loans.  Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the NCB acquisition was $108.9 million, and the estimated fair value of the loans was $74.7 million.  At such date, we established an allowance for loan losses of $23.8 million on these loans representing amounts which are not expected to be collected from the customer nor from liquidation of collateral.  In our estimate of cash flows for the non-impaired NCB loans, we also recorded an accretable discount of $10.4 million relating to the loans that will be recognized on a level yield basis over the life of the loans because accretable yield represents the undiscounted cash flows expected to be collected in excess of the estimated fair value of the acquired loans.  As of the acquisition date, we also recorded a net FDIC receivable of $50.0 million, representing FDIC indemnification under the loss sharing agreements for covered loans and other real estate.  Such receivable has been discounted by $2.0 million for the expected timing and receipt of these cash flows.  The ultimate collectibility of the FDIC receivable is dependent on the performance of the underlying covered assets, the passage of time and claims paid by FDIC.

The loss sharing agreements will likely have a material impact on our cash flows and operating results in both the short term and the long term. In the short term, it is likely that a significant amount of the covered loans will become delinquent or will have inadequate collateral to repay the loans. In such instances, we will stop accruing interest on the loans, which will affect operating results, and we will likely stop recognizing receipt of payments on these loans, which will affect cash flows.  However, if a loan is subsequently charged off or written down after we exhaust our best efforts at collection, the loss sharing agreement will cover a substantial portion of the loss associated with the loans.  Management believes that it has established sufficient nonaccretable discounts on covered assets representing its 20% loss sharing risk on estimated potential losses compared to their acquired contractual payment amounts.  As a result, the Company’s operating results would only be adversely affected by loan losses on covered assets to the extent that such losses exceed the expected losses reflected in the fair value of the covered assets at the acquisition date.  Nonaccretable discounts were also established within loans for any amounts expected to be recovered from the loss sharing agreements with the FDIC because such amounts are disclosed within the FDIC receivable.

The effects of the loss sharing agreements on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects will depend primarily on the ability of borrowers to make required payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices. In addition, we recorded substantial discounts related to the purchase of covered loans and assets. A portion of these discounts will be accretable to income over the term of the loss sharing agreements and will be dependent upon the timing and success of our collection efforts on the covered loans.

The former NCB franchise is currently operating under the CharterBank name.  Since the acquisition, retail customer deposits have increased slightly through March 31, 2010, which significantly exceeds the pre-acquisition planning targets. CharterBank converted operational systems at the former NCB branches in November 2009.

McIntosh Commercial Bank.  On March 26, 2010, CharterBank entered into a purchase and assumption agreement with the FDIC, as receiver, to acquire certain assets and assume certain liabilities of McIntosh Commercial Bank, a full-service commercial bank headquartered in Carrollton, Georgia.  The MCB acquisition extended CharterBank’s retail branch footprint as part of our efforts to increase our retail deposits and reduce our reliance on brokered deposits and borrowings as a significant source of our funds.  The retention of two of MCB’s four full-service branches has expanded CharterBank’s market presence in west central Georgia within the I-85 corridor region and adjacent areas in which CharterBank is seeking to expand.

CharterBank assumed $306.2 million of liabilities, including $198.5 million of retail deposits and $96.8 million of wholesale deposits with no deposit premium paid.  The liabilities assumed by CharterBank also included $9.5 million of FHLB advances and other borrowings and $1.4 million of other liabilities.  CharterBank acquired approximately $322.6 million of MCB’s assets, including $207.6 million in loans, net of unearned income, and $55.3 million of real estate owned at a discount of $53.0 million.  The assets acquired also included $68.9 million of cash and cash equivalents and $27.4 million of securities and other assets.

Under agreements with the FDIC, the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $106.0 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $106.0 million. Loans, including commitments and other real estate owned covered under the loss sharing agreements with the FDIC are referred to in this prospectus as “covered loans” and “covered other real estate,” respectively.  The loss sharing agreements cover losses on single-family residential mortgage loans for ten years and all other losses for five years. In addition to the $53.0 million of fair value discounts, CharterBank recorded an indemnification asset from the FDIC in the amount of $70.7 million as part of the loss sharing agreements.

CharterBank determined current fair value accounting estimates of the acquired assets and liabilities in accordance with new accounting requirements for business combinations under which the assets acquired and liabilities assumed are recorded at their respective acquisition date fair values.  The fair value estimates of MCB’s assets and liabilities acquired from the FDIC are preliminary and subject to refinement as additional information becomes available.  Under current accounting principles, information regarding the Company’s estimates of fair value may be adjusted for a period of up to one year.  It is expected that CharterBank will have sufficient nonaccretable discounts (discounts representing amounts that are not expected to be collected from the customer, liquidation of collateral, or under the FDIC loss sharing agreements) to cover its 20% share of any losses on the covered loans and other real estate.  Furthermore, CharterBank expects to have accretable discounts (discounts representing the excess of a loan’s cash flows expected to be collected over the initial investment in the loan) to provide for market yields on the covered loans.  In addition, CharterBank recorded in noninterest income approximately $15.6 million in a pre-tax acquisition gain, or negative goodwill, as a result of the MCB transaction which represents the excess of the estimated fair value of the assets acquired over the fair value of the liabilities assumed.

The following table shows adjustments to the fair value of the assets and liabilities acquired and the resulting gain from the MCB acquisition as of March 26, 2010.

	As Recorded by MCB		Fair Value Adjustments		As Recorded by CharterBank
Assets:
Cash and due from banks	$32,285,757		$36,629,236	(1)	$68,914,993
FHLB and other bank stock	1,321,710		(200,410)	(2)	1,121,300
Investment securities	24,744,318		(75,028)	(2)	24,669,290
Loans, net of unearned income	207,644,252		(75,396,640)	(3)	132,247,612
Other real estate owned	55,267,968		(31,618,504)	(4)	23,649,464
FDIC receivable for loss sharing agreements	—		70,746,613	(5)	70,746,613
Core deposit intangible	—		258,811	(6)	258,811
Other assets	1,313,923		(427,702)	(7)	886,221
Total assets acquired	$322,577,928		$(83,624)		$322,494,304

Liabilities:
Deposits:
Noninterest-bearing	$5,443,673		$—		$5,443,673
Interest-bearing	289,862,953		683,100	(8)	290,546,053
Total Deposits	295,306,626		683,100		295,989,726
FHLB advances	9,491,486		—		9,491,486
Deferred tax liability	—		5,998,193	(9)	5,998,193
Other liabilities	1,409,052		—		1,409,052
Total liabilities assumed	306,207,164		6,681,293		$312,888,457
Excess of assets acquired over liabilities assumed	$16,370,764	(10)
Aggregate fair value adjustments			$(6,764,917)
Net assets of MCB acquired					$9,605,847

(1)	Reflects the initial funds received from the FDIC on the acquisition date.
(2)	Reflects fair value adjustments based on CharterBank’s evaluation of the acquired investment securities portfolio.
(3)
Reflects fair value adjustments based on CharterBank’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity and servicing costs.

(4)	Reflects the estimated other real estate owned losses based on CharterBank’s evaluation of the acquired other real estate owned portfolio.
(5)	The estimated fair value of payments CharterBank will receive from the FDIC under the loss sharing agreements.
(6)	The estimated fair value of acquired core deposit intangible.
(7)	Reflects the estimated fair value adjustment of other assets.
(8)	Reflects fair value adjustments based on CharterBank’s evaluation of the acquired time deposit portfolio.
(9)	Adjustment reflects differences between the financial statement and tax bases of assets acquired and liabilities assumed.
(10)
Represents the excess of assets acquired over liabilities assumed; since the asset discount bid of $53 million exceeded this amount, the difference resulted in a cash settlement from the FDIC on the acquisition date.

     Accounting standards prohibit carrying over an allowance for loan losses for loans purchased in the MCB acquisition as uncertainty regarding collectibility of future contracted payments are incorporated into the fair value measurement.  On the March 26, 2010 acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired from MCB was $111.0 million, and the estimated fair value of such loans was $50.2 million.  The impaired MCB loans were generally valued based on the liquidation value of the underlying collateral because most of the loans are collateral dependent.  On the acquisition date, we estimated that $38.6 million would ultimately be collected from the FDIC relating to these impaired loans in accordance with applicable loss sharing agreements.  We established credit risk related discounts (nonaccretable) of $50.6 million on the acquisition date relating to these impaired loans, reflected in the recorded net fair value of the impaired loans.  Our preliminary estimate on the acquisition date of the contractually required principal payments receivable for all other loans acquired in the MCB acquisition was $96.7 million, and the estimated fair value of the loans was $82.0 million.  We estimated on the acquisition date that $5.9 million would ultimately be collected from the FDIC under the loss sharing agreements relating to these non-impaired loans based upon their potential default in the future.  We established credit risk related discounts of $7.4 million on these non-impaired loans.  In our estimate of cash flows for the MCB loans, we also recorded accretable discounts of $17.4 million relating to the loans that will be recognized on a level yield basis over the life of the loans because accretable yield represents cash flows expected to be collected.  As of the acquisition date, we also recorded a net FDIC receivable of $70.7 million, representing FDIC indemnification under the loss sharing agreements for covered loans and other real estate.  Such receivable has been discounted by $953,468 for the expected timing of receipt of these cash flows.

The loss sharing agreements will likely have a material impact on our cash flows and operating results in both the short term and the long term. In the short term, it is likely that a significant amount of the covered loans will become delinquent or will have inadequate collateral to repay the loans. In such instances, we will stop accruing interest on the loans, which will affect operating results, and we will likely stop recognizing receipt of payments on these loans, which will affect cash flows.  However, if a loan is subsequently charged off or written down after we exhaust our best efforts at collection, the loss sharing agreement will cover a substantial portion of the loss associated with the loans.  Management believes that it has established sufficient nonaccretable discounts on covered assets representing expected credit losses.  Nonaccretable discounts were also established within loans for any amounts expected to be recovered from the loss sharing agreements with the FDIC because such amounts are disclosed separately within the FDIC receivable.

The effects of the loss sharing agreements on cash flows and operating results in the long term will be similar to the short-term effects described above. The long-term effects will depend primarily on the ability of borrowers to make required payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for loans other than single family residential mortgage loans), changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC. We believe that any recapture of interest income and recognition of cash flows from borrowers or amounts received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as we exhaust our collection efforts under our normal practices. In addition, we recorded substantial discounts related to the purchase of covered loans and assets. A portion of these discounts will be accretable to income over the term of the loss sharing agreements and will be dependent upon the timing and success of our collection efforts on the covered loans.

Expected Increase in Non-Interest Expense as a Result of the Offering

Following the completion of the stock offering, our non-interest expense is expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based incentive plan, if approved by our shareholders.

Assuming that 5,961,573 shares are sold in the offering:

(i)
the employee stock ownership plan will acquire 300,000 shares of common stock with a $3.0 million loan that is expected to be repaid over 30 years, resulting in an annual pre-tax expense of approximately $105,000 (assuming that the shares of common stock are sold at and maintain a value of $10.52 per share); and

(ii)
the new stock-based incentive plan would award 82,000 shares of restricted stock to eligible participants, and such awards would be expensed as the awards vest.  Assuming all shares are awarded under the plan at a price of $10.52 per share, and that the awards vest over five years, the corresponding annual pre-tax expense associated with shares awarded under the plan would be approximately $172,500; and

(iii)
the new stock-based incentive plan would award options to purchase 207,000 shares of common stock to eligible participants, and such options would be expensed as the options vest.  Assuming all options are awarded under the stock-based incentive plan at a price of $10.52 per share, and that the options vest over a minimum of five years, the corresponding annual pre-tax expense associated with options awarded under the stock-based incentive plan would be approximately $96,300 (assuming a grant-date fair value of $2.32 per option, using the Black-Scholes option valuation methodology).

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term.  Accordingly, increases in the stock price above the assumed $10.52 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made.  Further, the actual expense of the shares awarded under the stock-based incentive plan will be determined by the fair market value of the stock on the grant date, which might be greater than the assumed price of $10.52 per share.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets.  They require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. The following are the accounting policies that we believe are critical.  For a discussion of recent accounting pronouncements, see Note 1 of the Notes to our Financial Statements beginning on page F-1 of this prospectus.

Allowance for Loan Losses.  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, historical loss rates, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect a borrower’s ability to repay.

Charter Financial segments its allowance for loan losses into the following four major categories:  (1) specific reserves; (2) general allowances for Classified/Watch loans; (3) general allowances for loans with satisfactory ratings; and (4) an unallocated amount. Risk ratings are initially assigned in accordance with CharterBank’s loan and collection policy. An organizationally independent department reviews risk grade assignments on an ongoing basis. Management reviews current information and events regarding a borrowers’ financial condition and strengths, cash flows available for debt repayment, the related collateral supporting the loan and the effects of known and expected economic conditions. When the evaluation reflects a greater than normal risk associated with the individual loan, management classifies the loan accordingly. If the loan is determined to be impaired, management allocates a portion of the allowance for loan losses for that loan based on the fair value of the collateral as the measure for the amount of the impairment. Impaired and Classified/Watch loans are aggressively monitored. The allowances for loans rated satisfactory are further subdivided into various types of loans as defined by loan type. Charter Financial has developed specific quantitative allowance factors to apply to each individual component of the allowance and considers loan charge-off experience over the most recent two years. These quantitative allowance factors are based upon economic, market and industry conditions that are specific to Charter Financial’s local markets. These quantitative allowance factors consider, but are not limited to, national and local economic conditions, bankruptcy trends, unemployment trends, loan concentrations, dependency upon government installations and facilities, and competitive factors in the local market. These allocations for the quantitative allowance factors are included in the various individual components of the allowance for loan losses. In addition, we use some qualitative allowance factors that are subjective in nature and require considerable judgment on the part of management. However, it is management’s opinion that these items do represent uncertainties in CharterBank’s business environment that must be factored into CharterBank’s analysis of the allowance for loan losses. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified.

While management uses available information to recognize losses on loans, future additions or reductions to the allowance may be necessary based on changes in economic conditions or changes in accounting guidance on reserves. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.  During fiscal year 2009, we changed our methodology for determining the loan loss allowance to use a loan loss history of two years rather than ten years.  This change was made upon discussion with the Office of Thrift Supervision, our primary federal regulator.

Management believes that the allowance for loan losses for loans is adequate. At March 31, 2010, Charter Financial had 95.2% of its total non-covered loan portfolio secured by real estate, with one- to four-residential mortgage loans comprising 24% of the total non-covered loan portfolio, commercial real estate loans comprising 56.9% of the total non-covered loan portfolio, and construction loans comprising 10.6% of the total non-covered loan portfolio. Charter Financial carefully monitors its commercial real estate loans since the repayment of these loans is generally dependent upon earnings from the collateral real estate or the liquidation of the real estate and is affected by national and local economic conditions. The residential category represents those loans Charter Financial chooses to maintain in its portfolio rather than selling into the secondary market. The residential loans held for sale category comprises loans that are in the process of being sold into the secondary market. The credit has been approved by the investor and the interest rate and purchase price fixed so Charter Financial takes no credit or interest rate risk with respect to these loans.

Through the FDIC-assisted acquisition of the assets of NCB, we acquired an allowance for loan losses for non-impaired loans covered by loss-sharing agreements and such allowance for loan losses was $19.1 million at March 31, 2010.  Management believes this allowance for non-impaired covered loans is adequate. The NCB acquisition was completed under previously applicable accounting pronouncements related to business combinations.

Other-Than-Temporary Impairment of Investment Securities. A decline in the market value of any available for sale security below cost that is deemed other-than-temporary results in a charge to earnings and the establishment of a new cost basis for that security.  In connection with the assessment for other than temporary impairment of investment securities, mortgage-backed securities, and collateralized mortgage obligations, management obtains fair value estimates by independent quotations, assesses current credit ratings and related trends, reviews relevant delinquency and default information, assesses expected cash flows and coverage ratios, reviews average credit score data of underlying mortgagees, and assesses other current data.  The severity and duration of an impairment and the likelihood of potential recovery of an impairment is considered along with the intent and ability to hold any impaired security to maturity or recovery of carrying value.

See “Risk Factors—We could record future losses on our securities portfolio.”

Real Estate Owned. Real estate acquired through foreclosure, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost or fair value, less disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized and charged to the allowance for loan losses. Subsequent write downs are charged to a separate allowance for losses pertaining to real estate owned, established through provisions for estimated losses on real estate owned which are charged to expense. Based upon management’s evaluation of the real estate acquired through foreclosure, additional expense is recorded when necessary in an amount sufficient to reflect any declines in estimated fair value. Gains recognized on the disposition of the properties are recorded in other income in the consolidated statements of income.

Mortgage Banking Activities.  As a part of normal business operations, CharterBank originates residential mortgage loans that have been pre-approved for sale to secondary investors.  The terms of the loans are set by the secondary investors, and the purchase price that the investor will pay for the loan is agreed to before CharterBank agrees to originate the loan.  Generally within three weeks after funding, the loans are transferred to the investor in accordance with the agreed-upon terms.  CharterBank records gains from the sale of these loans on the settlement date of the sale equal to the difference between the proceeds received and the carrying amount of the loan.  The gain generally represents the portion of the proceeds attributed to service release premiums received from the investors and the realization of origination fees received from borrowers that were deferred as part of the carrying amount of the loan.  Between the initial funding of the loans by CharterBank and the subsequent reimbursement by the investors, CharterBank carries the loans on its balance sheet at the lower of cost or market value.  Fees for servicing loans for investors are based on the outstanding principal balance of the loans serviced and are recognized as income when earned.

Goodwill and Other Intangible Assets. Intangible assets include costs in excess of net assets acquired and deposit premiums recorded in connection with the acquisitions.  In accordance with accounting requirements, we test our goodwill for impairment annually during our fiscal fourth quarter or more frequently as circumstances and events may warrant. No impairment charges have been recognized through March 31, 2010.

Deferred Income Taxes. Management estimates income tax expense using the asset and liability method.  Under this method, deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the amount of assets and liabilities reported in the consolidated financial statements and their respective tax bases.  In estimating the liabilities and corresponding expense related to income taxes, management assesses the relative merits and risks of various tax positions considering statutory, judicial and regulatory guidance.  Because of the complexity of tax laws and regulations, interpretation is difficult and subject to differing judgments.   Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Management’s determination of the realization of the net deferred tax asset is based upon management’s judgment of various future events and uncertainties, including the timing and amount of future income, reversing temporary differences which may offset, and the implementation of various tax plans to maximize realization of the deferred tax asset.   Management has determined that no valuation allowances were necessary relating to the realization of its deferred tax assets.

Changes in the estimate of income tax liabilities occur periodically due to changes in actual or estimated future tax rates and projections of taxable income, interpretations of tax laws, the complexities of multi-state income tax reporting, the status of examinations being conducted by various taxing authorities and the impact of newly enacted legislation or guidance as well as income tax accounting pronouncements.

Receivable from FDIC Under Loss Sharing Agreements.  Under loss sharing agreements with the FDIC, we recorded a receivable from the FDIC equal to 80 percent of the estimated losses in the covered loans and other real estate acquired in an FDIC-assisted transaction.  The receivable was recorded at the present value of the estimated cash flows at the date of the acquisition and will be reviewed and updated prospectively as loss estimates related to covered loans and other real estate acquired through foreclosure change.  Most third party expenses on other acquired real estate and covered impaired loans are covered under the loss sharing agreements and the cash flows from the reimbursable portion are included in the estimate of cash flows.

Estimation of Fair Value.  The estimation of fair value is significant to certain of our assets, including investment securities available for sale, other real estate owned, mortgage servicing rights and the value of loan collateral for impaired loans.  These are all recorded at either fair value or the lower of cost or fair value. Fair values are determined based on third party sources, when available.  Furthermore, generally accepted accounting principles require disclosure of the fair value of financial instruments as a part of the notes to the consolidated financial statements.  Fair values may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates and the shape of yield curves.  For additional information relating to the fair value of our financial instruments, see Note 16 to the consolidated financial statements.

Comparison of Financial Condition at March 31, 2010 and September 30, 2009 and 2008

Assets. Total assets increased by $305.8 million, or 32.6%, to $1.2 billion at March 31, 2010 from $936.9 million at September 30, 2009.  The increase was due primarily to our acquisition of $322.5 million of assets of MCB from the FDIC, partially offset by purchase discounts and a reduction in cash used for the immediate repayment of wholesale liabilities.

During the fiscal year ended September 30, 2009, total assets increased $135.4 million, or 16.9%, to $936.9 million at September 30, 2009 from $801.5 million at September 30, 2008.  The increase was due primarily to our acquisition of $202.8 million of assets of NCB from the FDIC, which increase was partially offset by a $71.1 million decrease in securities available for sale.

Loans.  At March 31, 2010, total loans were $689.1 million, or 55.4% of total assets.  During the six months ended March 31, 2010, our loan portfolio increased by $127.2 million, or 22.6%.  The increase was primarily due to the acquisition of $132.2 million of loans at fair value in the MCB transaction.  Of the $689.1 million in loans as of March 31, 2010, $213.8 million were covered by FDIC loss sharing agreements.

At September 30, 2009, total loans were $561.9 million, or 59.9% of total assets.  During the year ended September 30, 2009, our loan portfolio increased by $125.2 million, or 28.7%, primarily due to our acquisition of $94.7 million of loans at fair value in the NCB transaction.  Of the $561.9 million of loans at September 30, 2009, $129.5 million were covered by FDIC loss sharing agreements.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,		At September 30,
	2010		2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

One- to four-family residential real estate (1)	$114,406	14.4%	$126,097	20.9%	$138,205	31.6%	$138,528	33.6%	$143,888	37.7%	$148,466	40.8%
Commercial real estate	270,786	34.0	270,062	44.8	222,056	50.8	181,585	44.0	158,003	41.4	150,993	41.5
Real estate construction (2)	50,248	6.3	43,965	7.3	39,563	9.0	52,040	12.6	43,655	11.5	32,163	8.8
Commercial	18,331	2.3	10,466	1.7	15,543	3.6	18,999	4.6	16,921	4.4	13,490	3.7
Consumer and other loans (3)	22,458	2.8	22,715	3.7	22,154	5.0	21,267	5.2	19,255	5.0	18,787	5.2
Covered loans (4)	319,827	40.2	129,197	21.6	—	—	—	—	—	—	—	—

Total loans	796,056	100.00%	602,502	100.0%	437,521	100.0%	412,419	100.0%	381,722	100.0%	363,899	100.0%

Other items:
Net deferred loan (fees)	(898)		(857)		(804)		(852)		(909)		(931)
Allowance for loan losses-non-covered loans	(11,397)		(9,332)		(8,244)		(6,013)		(6,086)		(6,160)
Allowance for loan losses-covered loans (5)	(19,113)		(23,832)		—		—		—		—
Accretable discount (5)	(23,583)		(8,794)		—		—		—		—
Nonaccretable discount (5)	(63,376)		(7,137)		—		—		—		—

Loans receivable, net	$677,689		$552,550		$428,473		$405,554		$374,727		$356,808

(1)	Excludes loans held for sale of $690 at March 31, 2010, and $1,123, $1,292, $921, $909 and $1,234 at September 30, 2009, 2008, 2007, 2006 and 2005, respectively.
(2)	Net of undisbursed proceeds on loans-in-process.
(3)	Includes home equity loans, lines of credit and second mortgages.
(4)	Consists of loans and commitments acquired in the NCB and MCB acquisitions that are covered by loss sharing agreements with the FDIC.
(5)
See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2009.  Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four-family residential real estate (1)		Commercial real estate(2)		Real estate Construction (3)
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending September 30,
2010	$1,701	6.41%	$107,146	4.85%	$36,882	4.20%
2011	283	5.31	35,351	5.15	5,478	5.86
2012	228	6.92	46,523	5.41	—	—
2013 to 2014	2,955	5.78	33,426	5.71	1,605	5.85
2015 to 2019	18,984	5.21	20,945	6.02	—	—
2020 to 2024	17,840	6.06	35,486	6.08	—	—
2025 and beyond	84,106	5.62	86,083	6.40	—	—

Total	$126,097	5.63%	$364,960	5.74%	$43,965	4.47%

	Commercial (4)		Consumer and other loans (5)		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending September 30,
2010	$11,052	5.10%	$3,600	7.92%	$160,381	4.66%
2011	3,204	5.10	1,602	7.29	45,918	5.34
2012	9,817	6.82	3,070	5.70	59,638	5.46
2013 to 2014	4,038	6.21	4,711	5.21	46,735	5.69
2015 to 2019	3,253	3.45	20,655	5.13	63,837	5.39
2020 to 2024	1,038	6.07	499	8.41	54,863	6.09
2025 and beyond	730	7.00	211	6.64	171,130	6.02

Total	$33,132	5.02%	$34,348	5.54%	$602,502	5.57%

(1)	Includes $0 of covered loans.
(2)	Includes $94,898 of covered loans.
(3)	Includes $0 of covered loans. Presented net of undisbursed proceeds on loans-in-progress.
(4)	Includes $22,666 of covered loans.
(5)	Includes $11,633 of covered loans.

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2009 that are contractually due after September 30, 2010.

	Due After September 30, 2010
	Fixed	Adjustable	Total
	(In thousands)

One- to four-family residential real estate	$42,852	$81,544	$124,396
Commercial real estate	68,339	189,475	257,814
Real estate construction	5,903	1,180	7,083
Commercial	8,721	13,359	22,080
Consumer and other loans	5,769	24,979	30,748

Total loans	$131,584	$310,537	$442,121

Investment and Mortgage Securities Portfolio. At March 31, 2010, our investment and mortgage securities portfolio totaled $205.5 million, compared to $206.1 million at September 30, 2009.  The decrease reflected normal amortization of mortgage-backed securities and collateralized mortgage obligations, as well as sales of securities during the six months ended March 31, 2010, which more than offset the receipt of approximately $24.7 million of such investments and mortgage securities in the MCB acquisition.  The decrease also reflected unrealized losses on certain collateralized mortgage obligations, due to liquidity risk, interest rates and other market uncertainty.  The losses reflect market illiquidity and possible credit deterioration and the securities are not considered to be other-than-temporarily impaired because we believe there is sufficient underlying credit support from other less senior tranches to our positions in these securities.  We have further assessed the sufficiency of future cash flows in making our assessment of any potential other than temporary impairment.  Based on that assessment, we recorded $2.5 million in other than temporary impairment on certain non-agency mortgage securities during the six months ended March 31, 2010.  Finally, the decrease reflected our decision to treat as impaired the entirety of our $1.0 million investment in the common stock of an unaffiliated Georgia community bank, which reflected negative trends in its overall financial condition, the illiquidity of its common stock, and the recent issuance to this community bank of a consent order by the FDIC and the Georgia Department of Banking and Insurance.

Our investment and mortgage securities portfolio decreased by $71.1 million, or 25.6%, to $206.1 million at September 30, 2009, from $277.1 million at September 30, 2008.  The decrease reflected normal amortization of mortgage-backed securities and collateralized mortgage obligations, as well as sales of securities during the year.  The proceeds from securities sold have been used to reduce borrowings, to increase investments in interest-bearing deposits or to originate mortgage loans.  The decrease also reflected unrealized losses on certain collateralized mortgage obligations due to liquidity risk, interest rates and other market uncertainty.  The losses reflect limited credit deterioration and the securities are not considered to be other-than-temporarily impaired because we believe there is sufficient underlying credit support from other less senior tranches to our positions in these securities.  We have further assessed the sufficiency of future cash flows in making our assessment of any potential other than temporary impairment.

We review our investment portfolio on a quarterly basis for indications of impairment.  In addition to management’s intent and ability to hold the investments to maturity or recovery of carrying value, the review for impairment includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer.  Our review of mortgage securities includes loan geography, loan to value ratios, credit scores, types of loans, loan vintage, credit ratings, loss coverage and cash flow analysis. Our investments are evaluated using our best estimate of future cash flows.  If, based on our estimate of cash flows, we determine that an adverse change has occurred, other-than-temporary impairment would be recognized for the credit loss.  At March 31, 2010, we held no securities in our investment portfolio with other-than-temporary impairment, except for our investment in the common stock of an unaffiliated Georgia community bank (discussed above) and two non-agency collateralized mortgage obligations, which are discussed further below.  At March 31, 2010, these two securities had a combined book value of $4.6 million and combined unrecognized losses of $1.7 million.

The following table sets forth the composition of our investment and mortgage securities portfolio at the dates indicated.  At March 31, 2010, all investment and mortgage securities were classified as available for sale.

	At March 31,				At September 30,
	2010		2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

Investment securities:
U.S. Government sponsored	$3,743	$3,962	$4,157	$4,435	$34,351	$34,291	$30,879	$30,785
Municipal bonds	—	—	—	—	—	—	1,001	1,007
Total investment securities	3,743	3,962	4,157	4,435	34,351	34,291	31,880	31,792

Mortgage-backed and mortgage-related securities:
Fannie Mae	45,411	46,115	53,593	53,975	95,183	94,669	87,996	85,471
Ginnie Mae	13,743	13,985	5,745	5,979	9,323	9,378	10,676	10,794
Freddie Mac	30,424	31,015	27,438	27,679	6,384	6,358	9,451	9,350
Total mortgage-backed and mortgage-related securities	89,578	91,115	86,776	87,633	110,890	110,405	108,123	105,615
Collateralized mortgage obligations:
Fannie Mae	27,911	28,101	37,302	37,706	20,786	20,055	35,370	34,003
Ginnie Mae	15,530	15,533	—	—	998	999	997	972
Freddie Mac	13,986	14,122	19,206	19,380	28,712	28,213	33,846	33,068
Other	59,390	52,713	71,160	56,908	92,529	83,176	90,919	89,693
Total collateralized mortgage obligations	116,817	110,469	127,668	113,994	143,025	132,443	161,132	157,736

Total mortgage-backed securities and collateralized mortgage obligations	206,395	201,584	214,444	201,627	253,915	242,848	269,255	263,351

Freddie Mac common stock	—	—	—	—	—	—	4,725	200,782

Total	$210,138	$205,546	$218,601	$206,062	$288,266	$277,139	$305,860	$495,925

We analyze our non-agency collateralized mortgage securities for other than temporary impairment at least quarterly.  We use a multi-step approach using Bloomberg analytics considering market price, ratings, ratings changes, and underlying mortgage performance including delinquencies, foreclosures, deal structure, underlying collateral losses, prepayments, loan-to-value ratios, credit scores, and loan structure and underwriting, among other factors.  Our first test is to consider loss coverage of greater than five times losses (assumes loss of 40% of balance and defaults of 60% on 60-day delinquencies, 70% on 90-day delinquencies, 100% on foreclosures and other real estate owned).  If a bond passes this test, we consider it not other than temporarily impaired.  For bonds that do not pass the first test, we apply the Bloomberg default model, and if the bond shows no losses we consider it not other than temporarily impaired.  If a bond shows material losses or a break in yield with the Bloomberg default model,  we create a probable vector of loss severities and defaults.

The following table shows issuer-specific information, book value, fair value and unrealized losses for our portfolio of non-agency collateralized mortgage obligations as of March 31, 2010.  At March 31, 2010, we had recorded $1.9 million of other than temporary impairment charges with respect to CWALT 2005-63 2A2, and $649,000 of other than temporary impairment charges with respect to SARM 2005-15 2A2. No other mortgage securities in our investment portfolio were other than temporarily impaired at March 31, 2010.

Description (Ticker) (1)	Credit Ratings (2)	Geography (3)	Book Value	Market Value	Unrealized Gain (Loss)
AMAC 2003-10 A1 (WHARM) (4)	Aa3	CA 31.8	$1,744,352	$1,781,521	$37,169
CWALT 2005-63 2A2 (ALTARM) (5)(6)	C	CA 19.9	809,625	605,550	(204,075)
CMSI 1993-14 A3 (WHARM)	Aaa	NY 89.6	244,346	232,244	(12,102)
CMLTI 2004-HYB1 A31 (WHARM)	Aaa	CA 50.0	2,129,034	1,831,504	(297,530)
FHASI 2003-8 1A21 (WH15)	Aaa	CA 30.3	1,709,737	1,566,513	(143,224)
GMACM 2003-J9 A2 (WH30)	Aaa	CA 29.6	66,802	66,857	55
GMACM 2003-AR1 A5 (WH30) (4)	Aaa	CA 25.6	6,186,078	6,130,642	(55,436)
GSR 2003-4F 1A2 (WH30)	AAA	OH 43.4	1,797,390	1,814,784	17,394
GSR 2005-2F 1A2 (WHARM)	AAA	CA 48.4	2,729,372	2,496,354	(233,018)
MASTR 2003-8 4A1 (WH15)	Aaa	CA 100.0	2,191,357	2,208,370	17,013
MARM 2004-7 5A1 (WH15)	Aa2	CA 45.4	7,402,357	6,866,660	(535,697)
MARM 2004-13 B1 (WHARM) (6)	B+	CA 86.7	7,701,452	5,065,872	(2,635,580)
MARM 2004-15 4A1 (WHARM)	Baa2	CA 49.7	3,661,843	3,191,742	(470,101)
MALT 2004-1 4A1 (WH15) (4)	AAA	CA 39.2	3,979,536	3,936,773	(42,763)
RFMSI 2006-S10 2A1 (WH15) (4)	CCC	CA 19.0	3,038,336	2,981,221	(57,115)
RFMSI 2006-S12 1A1 (WH30) (4)	B1	CA 16.4	2,114,184	2,066,044	(48,140)
SARM 2005-15 2A2 (WHARM) (5)(6)	CCC	CA 26.0	3,801,406	2,352,612	(1,448,794)
SARM 2004-6 3A3 (WH15)	AAA	CA 58.8	1,591,289	1,163,971	(427,318)
WFMBS 2003-F A1 (WHARM) (4)	Aaa	CA 41.2	2,939,202	2,825,673	(113,529)
WFMBS 2003-2 A6 (WH15)	Aaa	CA 25.5	168,807	168,529	(278)
WFMBS 2006-12 A1 (ALTARM)	Baa2	CA 34.1	3,383,789	3,360,037	(23,752)
Total			$59,390,294	$52,713,473	$(6,676,821)

(1)
“Ticker” indicates the nature of the underlying collateral for the security, with WH15 representing 15 year fixed rate whole loans, WH30 representing 30 year fixed rate whole loans, AltA 30 representing 30 year ALT-A loans, WHARM representing adjustable rate whole loans and ALTARM represents Alt-A adjustable rate mortgage loans.  None of the underlying loans have negative amortization.

(2)	Represents the lowest credit rating.
(3)	Represents the amount of loans in the state with the highest amount of loans collateralizing the security, as a percentage of the amount of all loans providing collateral.
(4)	These securities were sold after March 31, 2010.
(5)	Net of other than temporary impairment charges.
(6)
The following information is provided with respect to the security listed in the table above with the highest unrealized loss and the two securities listed in the table above with other-than-temporary impairment.

MARM 2004-13 B1. There are minimal losses in the underlying loans.  The loans have an average amortized loan to value ratio of 54.4% and average FICO credit score of 737.  The credit support (the percent of principal that subordinate tranches provide to support the credit of this tranche) has increased from the original 0.9% to 1.817%.  While this bond provides credit support to other tranches, current rates of default and severity of losses would have to increase for this bond to be other than temporarily impaired.  The current yield on this bond is 2.871%.

(footnotes continue on following page)

(continued from previous page)

CWALT 2005-63 2A2.  The credit support in this bond has dropped from the original 6.25% to 2.10%.  There are cumulative losses in the collateral of 2.94% and delinquencies of 60 days or more of 25.90%.  There is one remaining tranche subordinate to this tranche.  If the severity of losses and default rates in the underlying collateral continues for some time, there will be losses in this bond.  We have recorded approximately $1.9 million in OTTI with respect to this bond.  The current yield on this bond is 3.727%.

SARM 2005-15 2A2.  The credit support for this bond has increased from the original 5.506% to 6.455%, but has dropped in the quarter ended March 31, 2010.  There have been no losses in the collateral for this tranche, but there are 2.046% losses in the entire bond and therefore the tranches subordinate to this tranche have had losses.  Unless both the severity of losses and default rates moderate quickly, there will be losses in this bond.  We have recorded approximately $649,000 in OTTI with respect to this bond.  The current yield on this bond is 4.062%.

Amortized loan to value ratios in the above descriptions are based on current loan balance and appraisal at time of origination.  Original credit support is at time of issuance of the bond and current credit support is as of March 31, 2010.

Cash flow analysis indicates that the yields on all of the securities listed in the table are maintained.  The unrealized losses shown may relate to general market liquidity and, in the securities with the larger unrealized losses, weakness in the underlying collateral, market concerns over foreclosure levels, and geographic concentration. We consider these unrealized losses to be temporary impairment losses primarily because cash flow analysis indicates that there are continued sufficient levels of credit enhancements and credit coverage levels of less senior tranches.  As of March 31, 2010, the securities above were classified as available for sale and $2.5 million had been recognized as impairment through net income. Based on the analysis performed by management as of March 31, 2010, the company deemed it probable that all contractual principal and interest payments on the above securities, other than the two securities identified above as being other than temporarily impaired, will be collected and therefore there is no other than temporary impairment.

We reevaluated our private label mortgage securities in light of the changing circumstances that created the OTTI charge in the quarter ended March 31, 2010.  As a result, subsequent to March 31, 2010, we sold six private label mortgage securities with an aggregate book value of $20.0 million for a gain of approximately $165,000.  We are reaffirming our intent and ability to hold the rest of the securities. As indicated by the gain on the securities sold, the prices on these securities had held up well, but they had long cash flows and/or had been downgraded by one or more rating agencies.  The securities that we did not sell either had short cash flows or prices that had deteriorated due to illiquidity of the market and related market uncertainties about default rates, and we feel the cash flows will exceed the current market value.

Securities Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at March 31, 2010 are summarized in the following table.  Maturities are based on the final contractual payment dates, and do not reflect scheduled amortization or the impact of prepayments or redemptions that may occur.

	Less than One Year		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Investment securities:
U.S. Governmental sponsored	$—	—%	$—	—%	$3,742,722	4.97%	$—	—%	$3,742,722	$3,962,010	4.97%
Municipal bonds	—	—	—	—	—	—	—	—	—	—	—
Total investment securities	—	—	—	—	3,742,722	4.97	—	—	3,742,722	3,962,010	4.97

Mortgage-backed securities:
Fannie Mae	—	—	1,442,363	4.04	30,245,165	3.26	13,723,655	3.16	45,411,183	46,115,358	3.26
Ginnie Mae	—	—	1,849,262	6.19	8,557,663	2.67	3,335,992	5.65	13,742,917	13,984,438	3.87
Freddie Mac	—	—	—	—	14,878,469	4.02	15,545,214	3.21	30,423,683	31,014,466	3.66
Total mortgage-backed and mortgage-related securities	—	—	3,291,625	5.25	53,681,297	3.38	32,604,861	3.44	89,577,783	91,114,262	3.49

Collateralized mortgage obligations:
Fannie Mae	—	—	—	—	1,795,326	4.07	26,115,625	3.79	27,910,951	28,101,313	3.81
Ginnie Mae	—		1,702,244	2.11	—	—	13,828,160	2.84	15,530,404	15,532,862	2.76
Freddie Mac	720,175	2.05	2,980,935	.58	2,168,501	4.44	8,116,196	2.84	13,985,807	14,121,789	2.60
Other	—	—	—		11,298,772	5.51	48,091,522	3.88	59,390,294	52,713,471	4.19
Total collateralized mortgage obligations	720,175	2.05	4,683,179	1.14	15,262,599	5.19	96,151,503	3.62	116,817,456	110,469,435	3.69

Total	$720,175	2.05%	$7,974,804	2.83%	$72,686,618	3.84%	$128,756,364	3.57%	$210,137,961	$205,545,707	3.63%

Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations.  Bank owned life insurance also generally provides us non-interest income that is non-taxable.  The total cash surrender values of such policies at March 31, 2010, September 30, 2009 and September 30, 2008 were $31.1 million, $30.2 million and $28.9 million, respectively.  During fiscal 2008, we invested in an additional $15.0 million of bank owned life insurance.

Deposits. Total deposits increased $308.9 million, or 51.7%, to $906.6 million at March 31, 2010 from $597.6 million at September 30, 2009.  The increase was caused primarily by the assumption of $295.3 of deposits in the MCB transaction, partially offset by the payoff of wholesale CDs acquired in the MCB transaction.  At March 31, 2010, $737.0 million of deposits were retail deposits and $169.5 million were brokered and other wholesale deposits.  Funds on deposit from credit unions and brokered deposits are known as wholesale deposits.

At September 30, 2009, our deposits totaled $597.6 million, of which $470.5 million were retail deposits and $127.1 million were brokered and other wholesale deposits. At September 30, 2008, our total deposits were $420.2 million, our retail deposits totaled $356.2 million, and our wholesale deposits totaled $63.9 million. The $107.3 million increase in retail deposits during 2009 was primarily due to our assumption of $181.3 million of deposits in connection with the NCB acquisition.

The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	For the Six Months Ended March 31,			For the Year Ended September 30,
	2010			2009
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Savings accounts	$16,231	2.6%	0.25%	$12,842	2.7%	0.25%
Certificates of deposit	388,219	62.8	2.32	291,760	61.3	2.46
Money market	79,455	12.8	0.74	80,759	17.0	5.55
Demand and NOW	134,611	21.8	1.36	90,445	19.0	0.31

Total deposits	$618,516	100.0%	1.90%	$475,806	100.0%	2.55%

	For the Years Ended September 30
	2008			2007
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)

Deposit type:
Savings accounts	$11,616	2.6%	0.25%	$12,571	3.2%	0.25%
Certificates of deposit	256,037	57.7	3.60	207,068	52.5	4.41
Money market	94,838	21.4	1.06	94,810	24.1	1.21
Demand and NOW	81,110	18.3	0.30	79,744	20.2	0.51

Total deposits	$443,601	100.0%	2.37%	$394,193	100.0%	2.71%

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31	At September 30,
	2010	2009	2008	2007
	(In thousands)

Interest Rate:
Less than 2.00%	$180,476	$125,167	$4,409	$222
2.00% to 2.99%	309,282	108,007	32,539	25,716
3.00% to 3.99%	60,747	85,961	104,867	13,047
4.00% to 4.99%	18,750	45,922	63,765	11,347
5.00% to 5.99%	17,497	15,675	45,093	176,927
6.00% to 6.99%	—	—	2	46

Total	$586,752	$380,732	$250,675	$227,305

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At March 31, 2010
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)

Interest Rate Range:
2.99% and below	$413,806	$52,874	$15,974	$7,104	$489,758	83.5%
3.00% to 3.99%	17,324	17,018	1,424	24,981	60,747	10.4
4.00% to 4.99%	12,569	3,790	1,463	928	18,750	3.2
5.00% to 5.99%	12,106	2,852	2,539	—	17,497	2.9

Total	$455,805	$76,534	$21,400	$33,013	$586,752	100.0%

As of March 31, 2010, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $283.1 million.  The following table sets forth the maturity of those certificates as of March 31, 2010.

	At March 31, 2010
	Retail (1)	Wholesale (2)
	(In thousands)
Three months or less	$26,396	$27,452
Over three months through six months	25,736	22,419
Over six months through one year	67,263	39,117
Over one year to three years	28,429	24,621
Over three years	16,458	5,201

Total	$164,282	$118,810

(1)	Retail certificates of deposit consist of deposits held directly by customers. The weighted average interest rate for all retail certificates of deposit at March 31, 2010, was 2.52%.
(2)
Wholesale certificates of deposit include brokered deposits and deposits from other financial institutions.  The weighted average interest rate for all wholesale certificates of deposit at March 31, 2010, was 1.93%. After March 31, 2010, CharterBank reduced the interest rate on approximately $60 million of MCB’s wholesale deposits to 15 basis points, which resulted in the withdrawal of essentially all of these deposits.

Borrowings.  Our borrowings consist of advances from the Federal Home Loan Bank of Atlanta.  In the past, our borrowings also have included securities sold under agreements to repurchase.  At March 31, 2010, borrowings equaled $212.2 million, a decrease of $14.8 million from September 30, 2009.  The decrease was primarily due to the payoff of maturing Federal Home Loan Bank advances.

During the fiscal year ended September 30, 2009, borrowings decreased $40.0 million, or 15.0%, to $227.0 million at September 30, 2009 from $267.0 million at September 30, 2008.  Borrowings were reduced using proceeds from the sale of securities as part of our strategy to reduce wholesale funding.   This lowered our cost of funds, since our deposits generally have lower interest rates than Federal Home Loan Bank advances.

At March 31, 2010, we had access to additional Federal Home Loan Bank advances of up to $285.4 million.  However, based upon available investment and loan collateral, additional advances at March 31, 2010, would have been limited to $15.0 million.  The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Six Months Ended March 31,	At or For the Years Ended September 30,
	2010	2009	2008	2007
	(Dollars in thousands)

Balance at end of year	$212,000	$227,000	$267,000	$272,058
Average balance during year	$218,009	$260,158	$255,740	$304,077
Maximum outstanding at any month end	$217,000	$275,500	$267,000	$312,000
Weighted average interest rate at end of year	4.91%	4.82%	4.65%	4.83%
Average interest rate during year	4.82%	4.80%	4.79%	4.50%

The following table sets forth information concerning balances and interest rates on our securities sold under agreements to repurchase at the dates and for the periods indicated.  At March 31, 2010, approximately $29.2 million of credit was available to us at the Federal Reserve Bank based on loan collateral pledged.

	At or For the Six Months Ended March 31,	At or For the Years Ended September 30,
	2010	2009	2008	2007
	(Dollars in thousands)

Balance at end of year	$232	$—	$—	$10,058
Average balance during year	$5	$—	$4,713	$17,377
Maximum outstanding at any month end	$232	$—	$9,935	$18,598
Weighted average interest rate at end of year	0.87%	—%	—%	5.19%
Average interest rate during year	0.87%	—%	4.67%	5.52%

The following table sets forth information concerning balances and interest rates on our credit line at the Federal Reserve Bank at the dates and for the periods indicated.

	At or For the Six Months Ended March 31,	At or For the Years Ended September 30,
	2010	2009	2008	2007
	(Dollars in thousands)

Balance at end of year	$—	$—	$—	$—
Average balance during year	$—	$100,000	$—	$—
Maximum outstanding at any month end	$—	$10,000,000	$—	$—
Weighted average interest rate at end of year	—%	—%	—%	—%
Average interest rate during year	—%	0.30%	—%	—%

Equity. At March 31, 2010, total equity equaled $110.7 million (or $6.01 per share), a $12.4 million increase from September 30, 2009.  The increase was primarily due to net income of $7.7 million for the six months ended March 31, 2010 and a $5.2 million increase in accumulated other comprehensive income resulting from a decrease in unrealized losses on securities available for sale, net of $2.7 million in taxes.

Equity decreased $4.0 million, or 3.8%, to $98.3 million (or $5.33 per share) at September 30, 2009 from $102.3 million (or $5.50 per share) at September 30, 2008.  This decrease was due primarily to $2.2 million of repurchases of our common stock (which are held as treasury stock), $3.4 million in cash dividend payments during the fiscal year, and a $1.4 million decrease in accumulated other comprehensive income resulting from unrealized losses on securities available for sale, net of $897,000 in taxes, partially offset by $2.3 million in net income for the year ended September 30, 2009.  In fiscal 2009, Charter Financial repurchased 228,934 shares of its common stock to provide liquidity in the market for its stock.

During the year ended September 30, 2008, equity decreased $122.8 million.  The decrease was due to a $123.7 million decrease in accumulated other comprehensive income (loss), net of $77.8 million in taxes, resulting from the collapse in the value of Freddie Mac common stock.  During the year ended September 30, 2008, we recognized gains of $9.6 million from sales of Freddie Mac common stock.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated.  All average balances are daily average balances.  Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	At March 31, 2010	For the Six Months Ended March 31,
		2010			2009
	Yield/ Rate(1)	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (2)(3):
One- to four-family residential real estate	7.03%	$123,775	$3,468	5.60%	$136,973	$3,822	5.58%
Commercial real estate	6.46	332,498	11,510	6.92	229,968	6,940	6.04
Real estate construction	4.68	58,509	1,076	3.68	43,420	1,012	4.66
Commercial	5.37	36,933	1,259	6.82	16,614	572	6.89
Consumer and other loans	6.18	32,959	843	5.12	22,155	788	7.11
Total loans	6.29	584,674	18,156	6.21	449,130	13,134	5.85
Securities(3):
Mortgage-backed securities and collateralized mortgage obligations	3.93	191,645	3,962	4.13	236,920	5,754	4.86
Municipal bonds	—	—	—	—	—	—	—
FHLB common stock and other equity securities	0.20	14,060	15	0.21	13,575	—	—
Other securities	5.00	4,223	99	4.69	28,454	330	2.32
Total securities	3.69	209,928	4,076	3.88	278,949	6,084	4.36
Freddie Mac common stock	—	—	—	—	—	—	—
Interest-bearing deposits in other financial institutions	0.28	23,556	42	0.36	7,596	12	0.32
Total interest-earning assets including Freddie Mac common stock	4.53	818,158	22,274	5.44	735,675	19,230	5.23
Noninterest-earning assets		130,453	—		66,437	—
Total assets		$948,611	22,274		$802,112	19,230

Interest-bearing liabilities:
Savings accounts	0.15%	$16,231	$22	0.27%	$11,823	$15	0.25%
Certificates of deposit	1.40	388,219	4,093	2.11	256,252	4,498	3.51
Money market accounts	0.57	79,455	311	0.78	78,874	560	1.42
Demand and NOW accounts	1.08	91,900	701	1.53	48,013	157	0.65
Total deposits	1.20	575,805	5,127	1.78	394,962	5,230	2.65
Federal Home Loan Bank advances	4.95	218,013	5,252	4.82	266,283	6,107	4.59
Securities sold under agreement to repurchase	—	—	—	—	—	—	—
Other borrowings	—	—	—	—	—	—	—
Total interest-bearing liabilities	1.94	793,818	10,379	2.61	661,245	11,337	3.43
Non-interest-bearing liabilities		52,939			36,299
Total liabilities		846,757	10,379		697,544	11,337
Equity		101,854			104,568
Total liabilities and equity		$948,611	10,379		$802,112	11,337

Net interest income			$11,895			$7,893
Net interest rate spread (4)	3.00%			2.83%			1.80%
Net interest-earning assets (5)		$24,340			$74,430
Net interest margin (6)				2.91%			2.15%
Average of interest-earning assets to interest-bearing liabilities	92.04%	103.07%			111.26%

(footnotes on following page)

	For the Years Ended September 30,
	2009			2008			2007
	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (2)(3):
One- to four-family residential real estate	$133,382	$7,566	5.67%	$136,445	$7,994	5.86%	$140,984	$8,209	5.82%
Commercial real estate	259,050	16,888	6.52	200,863	14,944	7.44	171,879	13,609	7.92
Real estate construction	49,853	2,278	4.57	45,411	3,130	6.89	47,594	4,007	8.42
Commercial	23,243	1,139	4.90	18,585	1,182	6.36	19,317	1,322	6.84
Consumer and other loans	25,336	1,441	5.69	22,213	1,622	7.30	20,881	1,737	8.32
Total loans	490,864	29,312	5.97	423,517	28,872	6.82	400,655	28,884	7.21
Securities(3):
Mortgage-backed securities and collateralized mortgage obligations	223,851	10,700	4.78	257,462	12,210	4.74	284,543	13,788	4.85
Municipal bonds	—	—	—	173	7	—	880	39	—
FHLB common stock and other equity securities	13,572	29	0.21	13,026	663	5.14	15,107	860	5.69
Other securities	21,419	484	2.26	32,208	1,190	3.67	33,394	1,760	5.27
Total securities	258,842	11,213	4.33	302,869	14,070	4.65	333,924	16,447	4.93
Freddie Mac common stock	—	—	—	92,992	2,499	2.69	235,240	7,305	3.11
Interest-bearing deposits in other financial institutions	14,915	34	0.23	27,240	936	3.44	39,232	2,010	5.12
Total interest-earning assets including Freddie Mac common stock	764,621	40,559	5.30	846,618	46,377	5.48	1,009,051	54,646	5.42
Noninterest-earning assets	78,030			64,636			49,941
Total assets	$842,651			$911,254			$1,058,992

Interest-bearing liabilities:
Savings accounts	$12,842	33	0.26%	$11,616	$28	0.24%	$12,571	$31	0.25%
Certificates of deposit	291,760	8,741	3.00	256,037	11,287	4.41	207,068	9,742	4.70
Money market accounts	80,759	935	1.16	94,838	2,644	2.79	94,810	4,495	4.74
Demand and NOW accounts	55,553	391	0.70	49,051	566	1.15	49,689	920	1.85
Total deposits	440,914	10,100	2.29	411,542	14,525	3.53	364,138	15,188	4.17
Federal Home Loan Bank advances	260,158	12,499	4.80	251,028	12,026	4.79	293,302	13,679	4.66
Securities sold under agreement to repurchase	—	—	—	4,712	219	4.65	17,377	960	5.53
Other borrowings	—	—	—	—	—		—	—
Total interest-bearing liabilities	701,072	22,599	3.22	667,282	26,770	4.01	674,817	29,827	4.42
Non-interest-bearing liabilities	38,864			74,842			133,210
Total liabilities	739,936			742,124			808,027
Equity	102,715			169,130			250,965
Total liabilities and equity	$842,651			$911,254			$1,058,992

Net interest income		$17,960			$19,607			$24,819
Net interest rate spread (4)			2.08%			1.47%			1.00%
Net interest-earning assets (5)	$63,549			$179,336			$334,234
Net interest margin (6)			2.35%			2.32%			2.46%
Average of interest-earning assets to interest-bearing liabilities	109.06%			126.88%			149.35%

(1)	Includes net loan fees deferred and accreted pursuant to applicable accounting requirements.
(2)	Interest income on loans is interest income as recorded in the income statement and, therefore, does not include interest income on non-accrual loans.
(3)	Tax exempt or tax-advantaged securities and loans are shown at their contractual yields and are not shown at a tax equivalent yield.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Six Months Ended March 31, 2010 Compared to Six Months Ended March 31, 2009 Increase/(Decrease)				Year Ended September 30, 2009 Compared to Year Ended September 30, 2008 Increase/(Decrease)				Year Ended September 30, 2008 Compared to Year Ended September 30, 2007 Increase/(Decrease)
	Due to				Due to				Due to
	Volume	Rate	Combined	Net	Volume	Rate	Combined	Net	Volume	Rate	Combined	Net
	(In thousands)
Interest earning assets:
Interest-bearing deposits in other financial institutions	$25	$2	$3	$30	$(424)	$(874)	$395	$(902)	$(614)	$(662)	$202	$(1,074)
FHLB common stock and other equity securities	—	14	1	15	28	(642)	(27)	(641)	(124)	(122)	17	(229)
Mortgage-backed securities and collateralized mortgage obligations available for sale	(1,100)	(856)	164	(1,792)	(1,594)	97	(13)	(1,510)	(1,312)	(294)	28	(1,578)
Other investment securities available for sale	(281)	337	(287)	(231)	(403)	(458)	155	(706)	(97)	(500)	28	(569)
Loans receivable	3,702	1,030	290	5,022	4,591	(3,582)	(570)	440	1,648	(1,571)	(90)	(13)
Total interest-earning assets	2,346	527	171	3,044	2,199	(5,459)	(59)	(3,319)	(499)	(3,149)	185	(3,463)

Freddie Mac common stock(1)	—	—	—	—	(2,499)	—	—	(2,499)	(44)	(4,757)	(5)	(4,806)
Total interest-earning assets and Freddie Mac common stock	2,346	527	171	3,044	$(300)	$(5,459)	$(59)	$(5,818)	$(543)	$(7,906)	$180	$(8,269)

Interest-bearing liabilities:
NOW accounts	$144	$209	$191	$543	$75	$(221)	$(29)	$(175)	$(12)	$(347)	$4	$(355)
Savings accounts	5	2	1	8	3	2	—	5	(2)	(1)	—	(3)
Money market deposit accounts	4	(251)	(2)	(249)	(393)	(1,546)	230	(1,709)	1	(1,842)	(1)	(1,842)
Certificates of deposit	2,316	(1,796)	(925)	(405)	1,575	(3,616)	(505)	(2,546)	2,304	(613)	(145)	1,546
Total interest-bearing deposits	2,469	(1,837)	(735)	(103)	1,260	(5,381)	(304)	(4,425)	2,291	(2,803)	(142)	(654)

Borrowed funds	(1,107)	308	(56)	(855)	212	42	1	254	(2,589)	237	(42)	(2,394)
Total interest-bearing liabilities	$1,362	$(1,529)	$(791)	$(958)	$1,472	$(5,339)	$(303)	$(4,171)	$(298)	$(2,566)	$(184)	$(3,048)

Change in net interest income including Freddie Mac common stock	$984	$2,056	$962	$4,002	$(1,771)	$(120)	$244	$(1,647)	$(245)	$(5,340)	$364	$(5,221)

(1)	The entire decrease in income from Freddie Mac common stock from fiscal 2008 to 2009 has been attributed to volume as all remaining shares were sold prior to the end of fiscal 2008.

Comparison of Operating Results for the Six Months Ended March 31, 2010 and 2009

General. Net income increased $6.3 million, or 441%, to $7.7 million for the six months ended March 31, 2010 from $1.4 million for the six months ended March 31, 2009. The increase was primarily due to the $15.6 million pre-tax acquisition gain on the assets and liabilities of MCB acquired from the FDIC on March 26, 2010.  This gain represents the amount by which the estimated fair value of the assets acquired exceeded the fair value of the liabilities assumed.  The 2010 period also included approximately $700,000 in costs relating to the acquisition and integration of the MCB assets and liabilities. Other than these items, the MCB acquisition had little impact on the income statement for the six months ended March 31, 2010 because the acquisition was completed five days before the end of the period.

Interest and Dividend Income. Total interest and dividend income increased $3.1 million, or 15.8%, to $22.3 million for the six months ended March 31, 2010 from $19.2 million for the six months ended March 31, 2009.  Interest on loans increased $5.0 million, or 38.2%, to $18.2 million, as a result of a $126.6 million, or 28.2%, increase in the average balance of loans receivable to $575.7 million and a 36 basis point increase in the average yield on loans.  The increase in the average balance was primarily the result of the acquisition of $94.7 million of loans in the NCB transaction on June 26, 2009.  The increase in the average yield on loans reflected a $102.5 million, or 44.6%, increase in the average balance of higher-yielding commercial real estate loans to $332.5 million for the six months ended March 31, 2010, from $230.0 million for the six months ended March 31, 2009.  We also acquired $32.3 million of commercial real estate loans and $100.0 million of other loans in the MCB acquisition.  However, these loans did not have a substantial impact on the average balances or yields for the six months ended March 31, 2010 as they were acquired five days before the end of the period.

Interest and dividend income on securities decreased $2.0 million, or 33.0%, to $4.1 million for the six months ended March 31, 2010 from $6.1 million for the six months ended March 31, 2009. The decrease reflected a $69.0 million, or 24.7%, decrease in the average balance of securities to $210.0 million for the six months ended March 31, 2010, and a 48 basis point decrease in the average yield on securities in the generally lower market interest rate environment.  The decrease in average balance of securities resulted from the sale of securities to generate liquidity for the prepayment of Federal Home Loan Bank advances.  Interest on mortgage-backed securities and collateralized mortgage obligations decreased by $1.8 million, or 31.1%, to $4.0 million for the six months ended March 31, 2010 from $5.8 million for the six months ended March 31, 2009, reflecting a $45.3 million, or 19.1%, decrease in the average balance of such securities to $191.6 million, and a 73 basis point decrease in average yield.

Interest and dividend income on Federal Home Loan Bank of Atlanta common stock and other equity securities was $15,000 for the six months ended March 31, 2010, and the Federal Home Loan Bank of Atlanta did not pay a dividend on its common stock during the six months ended March 31, 2009.

Interest Expense. Total interest expense decreased approximately $1.0 million, or 8.5%, to $10.4 million for the six months ended March 31, 2010 from $11.4 million for the six months ended March 31, 2009.  The decrease was primarily due to an 82 basis point, or 23.7%, decrease in the average cost of interest-bearing liabilities to 2.61% from 3.43%, reflecting declining market interest rates.  The decrease in average cost more than offset a $132.6 million, or 20.0%, increase in the average balance of interest-bearing liabilities to $793.8 million for the six months ended March 31, 2010, from $661.2 million for the six months ended March 31, 2009. The increase in the average balance was primarily due to the assumption of approximately $181.3 million of deposits of NCB on June 26, 2009, partially offset by the immediate retirement of the wholesale portion of the NCB deposits using cash received in the NCB transaction.

Interest expense on deposits decreased approximately $104,000, or 2.0%, to $5.1 million for the six months ended March 31, 2010. The decrease was due to an 87 basis point, or 32.8%, decrease in the average cost of interest-bearing deposits to 1.78% from 2.65%, partially offset by a $180.8 million, or 45.8%, increase in the average balance of interest bearing deposits resulting from the assumption of the NCB deposits.  The decrease in the average cost of deposits was largely due to lower market interest rates, the higher proportion of our lower cost short term brokered deposits and the immediate retirement of the wholesale portion of the NCB deposits using cash received in the NCB transaction.  Interest expense on certificates of deposit decreased $405,000 to $4.1 million for the six months ended March 31, 2010, from $4.5 million for the six-month period in fiscal 2009, as the average cost of these deposits decreased 140 basis points to 2.11% from 3.51% in the lower market interest rate environment.  The decrease in average cost more than offset the $132.0 million, or 51.5%, increase in the average balance of such deposits. Interest expense on Federal Home Loan Bank advances decreased $855,000 to $5.3 million for the six months ended March 31, 2010, due to a decrease of $48.3 million, or 18.1%, in the average balance of advances, partially offset by an increase of 23 basis points in average cost.

Net Interest Income. Net interest income increased $4.0 million, or 50.7%, to $11.9 million for the six months ended March 31, 2010, from $7.9 million for the six months ended March 31, 2009. The increase primarily reflected the $5.0 million, or 38.2%, increase in interest on loans combined with the 82 basis point decrease in the average cost of interest-bearing liabilities, partially offset by a $132.6 million, or 20.0%, increase in the average balance of interest-bearing liabilities for the six-month period in 2010 compared to 2009.   Our net interest margin increased 76 basis points to 2.91% for the 2010 period from 2.15% in the 2009 period, while net interest rate spread increased 103 basis points to 2.83%.  Lower deposit costs and accretion of purchase discounts from the NCB acquisition in June 2009 contributed to the improved net interest margin and net interest rate spread. Our net interest margin and net interest rate spread historically have been low compared to industry standards primarily due to a wholesale investment strategy that included a high proportion of borrowings and wholesale deposits with higher costs than those typically paid on retail deposits. However, our efforts to build our retail banking operations have helped to improve our net interest margin and net interest rate spread.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, trends in nonperforming loans and delinquency rates, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events occur.  Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on these factors.  As management evaluates the allowance for loan losses, the increased risk associated with our commercial real estate and commercial business loan portfolios may result in larger additions to the allowance for loan losses in future periods.

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary, based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  In addition, the Office of Thrift Supervision, as an integral part of its examination process, will periodically review our allowance for loan losses.  The Office of Thrift Supervision may require us to make adjustments to the allowance, based on its evaluation of available information at the time of its examination.

During the second quarter of fiscal 2009, based on discussions with the Office of Thrift Supervision, we changed our loan loss allowance methodology to use a loan loss history of two years rather than ten years.  This change resulted in a significant increase in the allowance allocated to commercial real estate loans and contributed to an increase in the provision for loan losses beginning in the second quarter of fiscal 2009.

The provision for loan losses for the six months ended March 31, 2010 was $3.8 million, compared to a provision of $2.6 million for the six months ended March 31, 2009.  The increase in the provision reflects the change in our methodology for determining our loan loss allowance during the second quarter of fiscal 2009, as well as refined evaluations of previously identified troubled credits.  Net charge-offs during the six months ended March 31, 2010, increased to $1.7 million from $1.6 million for the six months ended March 31, 2009.  The allowance for loan losses for non-covered loans was $11.4 million, or 2.39% of total non-covered loans receivable, at March 31, 2010. In connection with the NCB acquisition on June 26, 2009, we acquired a $23.8 million allowance for loan losses on non-impaired loans covered under loss sharing agreements.

Noninterest Income.  Noninterest income increased $11.5 million, or 195.5%, to $17.4 million for the six months ended March 31, 2010 from $5.9 million for the six months ended March 31, 2009. The increase was primarily due to the $15.6 million purchase gain on the assets and liabilities of McIntosh Commercial Bank acquired from the FDIC on March 26, 2010, partially offset by $3.5 million in other-than-temporary impairment (“OTTI”) charges during the quarter ended March 31, 2010.  Of the impairment charges, $1.0 million related to our entire investment in an unaffiliated Georgia community bank.  The remaining $2.5 million related to our investment in private-label mortgage securities.

Noninterest Expense. Total noninterest expense increased $4.0 million, or 42.2%, to $13.3 million for the six months ended March 31, 2010, compared to the six months ended March 31, 2009. The increase was due primarily to increases of: $1.5 million, or 31.2%, in salaries and employee benefits resulting from our acquisition of NCB; $1.0 million, or 54.5%, in occupancy costs from our acquisition of NCB; approximately $700,000 in costs relating to the acquisition and integration of the MCB assets and liabilities; $536,000 in legal and professional fees, reflecting litigation costs, foreclosure efforts, and taxes and other maintenance costs associated with foreclosed properties; $480,000 in the net cost of operations of real estate owned, reflecting higher foreclosures in the fiscal 2010 period; and a $332,000 increase in marketing expenses due to our acquisition of NCB.  Noninterest expenses are expected to increase in the second half of fiscal 2010 due to the acquisition of MCB on March 26, 2010.

Income Taxes. Income taxes increased to $4.4 million for the six months ended March 31, 2010, from $419,000 for the six months ended March 31, 2009, reflecting the $10.3 million increase in net income before income taxes. Our effective tax rate was 36.4% for the six months ended March 31, 2010, compared to 22.7% for the fiscal 2009 period. The increase in the effective tax rate for the 2010 period was due to higher pretax income which reduced the impact of tax advantaged investments such as bank owned life insurance.

Comparison of Operating Results for the Years Ended September 30, 2009 and 2008

General. Net income decreased $8.2 million, or 78.1%, to $2.3 million for the year ended September 30, 2009 from $10.5 million for the year ended September 30, 2008. The decrease was due to a $7.2 million decrease in noninterest income and a $2.3 million increase in noninterest expense, as well as a $1.6 million decrease in net interest income.

Interest and Dividend Income. Total interest and dividend income decreased $5.8 million, or 12.5%, to $40.6 million for the year ended September 30, 2009 from $46.4 million for the year ended September 30, 2008.  Interest on loans increased $439,000, or 1.5%, to $29.3 million, as a result of a $67.4 million increase in the average balance of loans receivable to $490.8 million from $423.5 million which more than offset the 85 basis point decrease in the average yield on loans reflecting the generally lower interest rate environment.  The net increase in loans receivable was entirely due to the acquisition of $94.7 million of loans in the NCB acquisition.  The increase in interest on loans also reflected a substantial increase in the average balance of commercial real estate loans to $259.1 million for the year ended September 30, 2009 from $200.9 million for the year ended September 30, 2008.  The increase in commercial real estate loans resulted primarily from the acquisition of $56.8 million of commercial real estate loans in the NCB acquisition as well as our continued emphasis on the origination of these higher-yielding loans for our loan portfolio.

Interest and dividend income on securities decreased $5.4 million, or 32.3%, to $11.2 million for the year ended September 30, 2009 from $16.6 million for the year ended September 30, 2008. The decrease reflected a $44.0 million, or 14.5%, decrease in the average balance of securities to $258.8 million for the year ended September 30, 2009 from $302.9 million for the year ended September 30, 2008, as well as a 32 basis point decrease in the average yield on securities in the generally lower market interest rate environment.  The decrease in average balance of securities resulted from the sale of securities to generate liquidity for the prepayment of Federal Home Loan Bank advances.  Interest on mortgage-backed securities and collateralized mortgage obligations decreased by $1.5 million to $10.7 million for the year ended September 30, 2009 from $12.2 million for the year ended September 30, 2008, reflecting a decrease in the average balance of such securities to $223.9 million from $257.5 million, as cash from the normal amortization of such securities and from the proceeds of sales of such securities during the year were used to originate new mortgage loans.

Interest and dividend income on Federal Home Loan Bank of Atlanta common stock and other equity securities decreased to $29,000 for the year ended September 30, 2009 from $670,000 for the year ended September 30, 2008, reflecting a reduction in dividends paid by the Federal Home Loan Bank of Atlanta beginning in the third quarter of calendar year 2008.  Interest and dividend income on Freddie Mac common stock was reduced to zero for the year ended September 30, 2009 from $2.5 million for the year ended September 30, 2008, reflecting both the sale of all of our remaining investment in Freddie Mac common stock during 2008 and Freddie Mac’s termination of dividends following its being placed into conservatorship in September 2008.

Interest Expense. Total interest expense decreased $4.2 million, or 15.6%, to $22.6 million for the year ended September 30, 2009 from $26.8 million for the year ended September 30, 2008.  The decrease was due to a 79 basis point decrease in the average cost of interest-bearing liabilities to 3.22% from 4.01%, reflecting declining market interest rates, which more than offset the $33.8 million, or 5.1%, increase in the average balance of interest-bearing liabilities to $701.1 million for the year ended September 30, 2009 from $667.3 million for the year ended September 30, 2008.

Interest expense on deposits decreased $4.4 million, or 30.5%, to $10.1 million for the year ended September 30, 2009 from $14.5 million for the prior fiscal year. The decrease was due to a 124 basis point decrease in the average cost of interest-bearing deposits to 2.29% from 3.53%, partially offset by a $29.4 million, or 7.1%, increase in the average balance of interest bearing deposits resulting from the assumption of approximately $181.3 million of deposits of NCB in June 2009.  The decrease in the average cost of deposits was largely due to lower market interest rates, a higher proportion of low cost short term brokered deposits and the assumption of the NCB deposits, and the immediate retirement of the wholesale portion of the NCB deposits using cash received in the NCB transaction.  Interest expense on certificates of deposit decreased $2.5 million to $8.7 million for the year ended September 30, 2009 from $11.3 million for the prior fiscal year, as the average cost of these deposits decreased 141 basis points to 3.00% from 4.41% in the lower market interest rate environment, which more than offset the $35.7 million, or 14.0%, increase in the average balance of such deposits. Interest expense on Federal Home Loan Bank advances increased $474,000, or 3.9%, to $12.5 million for the year ended September 30, 2009 from $12.0 million for the year ended September 30, 2008, as the average balance of such advances increased $9.1 million, or 3.6%, and the average cost increased slightly by one basis point. A Federal Home Loan Bank advance in the amount of $25.0 million with a rate of 6.22% was prepaid in September 2009, which will result in reduced interest expense in future periods.  This prepayment was funded through the sale of securities which had a yield of approximately 90 basis points.

Net Interest Income. Net interest income decreased $1.6 million, or 8.4%, to $18.0 million for the year ended September 30, 2009 from $19.6 million for the year ended September 30, 2008. The decrease reflected the decline in net interest earning assets, primarily Freddie Mac common stock, to $63.5 million for the year ended September 30, 2009 from $179.3 million for the year ended September 30, 2008, partially offset by a 61 basis point increase in our net interest rate spread to 2.08% in 2009 from 1.47% in 2008.  Net interest margin increased 3 basis points to 2.35% from 2.32% in 2008.  The acquisition of loans and deposits of NCB improved the net interest margin and spread in the quarter ending September 30, 2009.

Our net interest margin and net interest spread have historically been low compared to industry standards primarily due to our wholesale investment strategy.  Our assets include a high proportion of securities with rates lower than those that would typically be earned on whole loans.  Our liabilities include a high proportion of borrowings and wholesale deposits with higher costs than those typically paid on retail deposits. Generally each of these factors lowers our net interest margin and net interest spread.  Our wholesale investment strategy, including our investment in Freddie Mac stock, historically resulted in increases in net interest income and a more efficient use of our capital.  However, we intend to place more emphasis on retail banking in the future.

Provision for Loan Losses.  During fiscal year 2009, based on discussion with the Office of Thrift Supervision, we changed our loan loss allowance methodology to use a loan loss history of two years rather than ten years.  This change resulted in a significant increase in the allowance allocated to commercial real estate loans and contributed to an increase in the provision for loan losses in fiscal year 2009.

The provision for loan losses for the year ended September 30, 2009 was $4.6 million, compared to a provision of $3.3 million for the year ended September 30, 2008, reflecting net charge-offs of $3.5 million for the year ended September 30, 2009, compared to $1.0 million for the year ended September 30, 2008, as the severe economic recession continued in our market area in 2009.  The change in our methodology for determining our loan loss allowance described above also contributed to the increased provision.  The allowance for loan losses for non-covered loans was $9.3 million, or 1.98% of total non-covered loans, at September 30, 2009.

Noninterest Income.  Noninterest income decreased $7.2 million, or 37.8%, to $11.8 million for the year ended September 30, 2009 from $19.0 million for the year ended September 30, 2008. The decrease was primarily due to a $9.6 million gain on sale of Freddie Mac stock in fiscal year 2008 and $1.7 million in gains related to our covered call sale program on Freddie Mac stock in fiscal year 2008, neither of which recurred in fiscal year 2009.  These items were partially offset by a net gain on sale of mortgage-related securities of $2.2 million and a $2.1 million gain on sale of real estate during fiscal year 2009.

Noninterest Expense. Total noninterest expense increased $2.3 million, or 11.3%, to $22.6 million for the year ended September 30, 2009 from $20.3 million for the year ended September 30, 2008. The increase was due primarily to increases of: $1.1 million, or 313.7%, in federal deposit insurance premiums and other regulatory fees; $782,000 in the net cost of operations of real estate owned, reflecting higher foreclosures in fiscal year 2009; $184,000, or 4.9%, in occupancy costs from our acquisition of NCB; $319,000, or 47.7%, in legal and professional fees, reflecting foreclosure efforts and litigation costs; and $1.4 million in penalties on the prepayment of a Federal Home Loan Bank advance.  These increases were partially offset by a $1.4 million, or 12.1%, decrease in salaries and employee benefits as a result of significantly reduced incentive compensation accruals.  Noninterest expenses are expected to increase in fiscal 2010 with a full year of expenses related to the NCB acquisition compared to only three months of such expenses in fiscal 2009.

Income Taxes. Income taxes decreased to $306,000 for the year ended September 30, 2009  from $4.5 million for the year ended September 30, 2008, reflecting a decrease in income before income taxes to $2.6 million from $15.0 million. Our effective tax rate was 11.7% in fiscal year 2009 and 29.9% in fiscal 2008.  The decline in the effective tax rate in 2009 relates to an increased relative level of tax exempt interest to earnings before taxes in 2009.

Comparison of Operating Results for the Years Ended September 30, 2008 and 2007

General. Net income decreased $40.4 million to $10.5 million for the year ended September 30, 2008 from $50.9 million for the year ended September 30, 2007.  During fiscal year 2007, we recognized a $69.4 million gain on the sale of Freddie Mac stock compared to a $9.6 million gain on sales of such stock in fiscal year 2008.  In addition, net interest income decreased by $5.2 million, or 21.0%, in fiscal year 2008 compared to fiscal year 2007. These decreases were partially offset by a $1.6 million, or 7.5%, decrease in noninterest expense in fiscal year 2008 compared to fiscal year 2007, and a $24.4 million, or 84.4%, decrease in income tax expense in fiscal year 2008 compared to fiscal year 2007 due to the decrease in pre-tax income.

Interest and Dividend Income. Interest and dividend income decreased $8.3 million, or 15.2%, to $46.4 million for the year ended September 30, 2008 from $54.7 million for the year ended September 30, 2007.  Interest on loans was essentially unchanged at $28.9 million for the year ended September 30, 2008 compared to the year ended September 30, 2007, as a $22.9 million, or 5.7%, increase in the average balance of loans receivable was offset by a 39 basis point decrease in the average yield on such loans to 6.82% for the year ended September 30, 2008 from 7.21% for the year ended September 30, 2007, reflecting the generally lower interest rate environment. Interest and dividend income on securities decreased $7.2 million, or 30.2%, to $16.6 million for the year ended September 30, 2008 from $23.8 million for the year ended September 30, 2007. The decrease reflected a $31.1 million, or 9.3%, decrease in the average balance of such securities to $302.9 million for the year ended September 30, 2008 from $333.9 million for the year ended September 30, 2007, as well as a decrease in the average yield on such securities to 4.65% from 4.93% in the generally lower interest rate environment.  Interest on mortgage-backed securities and collateralized mortgage obligations decreased by $1.6 million to $12.2 million for the year ended September 30, 2008 from $13.8 million for the year ended September 30, 2007, reflecting a decrease in the average balance of such securities to $257.5 million from $284.5 million, as cash received from the normal amortization of such securities and proceeds of sales of such securities were used to originate mortgage loans.  Interest and dividend income on Freddie Mac common stock decreased to $2.5 million for the year ended September 30, 2008 from $7.3 million for the year ended September 30, 2007, reflecting our sale of $70.6 million of Freddie Mac common stock during 2007 and lower dividends on such common stock.

Interest Expense. Interest expense decreased $3.1 million, or 10.2%, to $26.8 million for the year ended September 30, 2008 from $29.9 million for the year ended September 30, 2007.  The decrease was due to a 41 basis point decrease in the average cost of interest-bearing liabilities to 4.01% from 4.42%, reflecting declining market interest rates, as well as a $7.5 million, or 1.1%, decrease in the average balance of interest-bearing liabilities to $667.3 million for the year ended September 30, 2008 from $674.8 million for the year ended September 30, 2007.

Interest expense on deposits decreased $662,000, or 4.4%, to $14.5 million for the year ended September 30, 2008 from $15.2 million for the prior fiscal year. The decrease was due to a 64 basis point decrease in the average cost of interest-bearing deposits to 3.53% from 4.17%, which was partially offset by a $47.4 million, or 13.0%, increase in the average balance of interest bearing deposits as a result of management’s decision to maintain higher balances for liquidity purposes.  Interest expense on certificates of deposit increased $1.6 million to $11.3 million for the year ended September 30, 2008 from $9.7 million for the prior fiscal year, as the 28 basis points decrease in the average cost of these deposits to 4.41% from 4.69%, was more than offset by the $49.0 million, or 23.6%, increase in the average balance of such deposits. Interest expense on Federal Home Loan Bank advances decreased $1.7 million, or 12.1%, to $12.0 million for the year ended September 30, 2008 from $13.7 million for the year ended September 30, 2007, as the average balance of such advances decreased $42.3 million, or 14.4%.

Net Interest Income. Net interest income decreased $5.2 million, or 21.0%, to $19.6 million for the year ended September 30, 2008 from $24.9 million for the year ended September 30, 2007. The decrease reflected the decrease in net interest margin to 2.32% from 2.46% and an increase in net interest rate spread to 1.47% for the year ended September 30, 2008 from 1.00% for the year ended September 30, 2007.

Provision for Loan Losses and Asset Quality. The provision for loan losses was $3.3 million for the year ended September 30, 2008 compared to no provision recorded for the year ended September 30, 2007. We recorded net charge-offs of $1.0 million for the year ended September 30, 2008 compared to $73,000 for the year ended September 30, 2007. The increased provision in 2008 related to increased levels of nonperforming loans, increased charge-offs, and overall market deterioration.  The allowance for loan losses was $8.2 million, or 1.89% of total loans, at September 30, 2008.

Noninterest Income.  Noninterest income decreased to $19.0 million for the year ended September 30, 2008 from $76.9 million in the prior year. We recognized a $69.5 million gain on sale of Freddie Mac common stock in fiscal year 2007, compared to a $9.6 million gain on the sale of Freddie Mac stock in fiscal year 2008.  Partially offsetting this decrease was $1.7 million in gains related to our covered call sale program on Freddie Mac common stock in fiscal year 2008, compared to $369,000 of such gains in fiscal year 2007.

Noninterest Expense. Total noninterest expense decreased $1.6 million, or 7.5%, to $20.3 million for the year ended September 30, 2008 from $21.9 million for the prior year. The decrease reflected a decrease of $2.4 million, or 17.2%, in salaries and employee benefits, partially offset by increases of $240,000 in legal and professional fees, $256,000 in occupancy, and $244,000 in other expenses.  Salaries and benefits were high in fiscal 2007 due to expenses related to the retirement of one of our executive officers.

Income Taxes. Income taxes decreased from $28.9 million for the year ended September 30, 2008 to $4.5 million for the year ended September 30, 2007. The decrease in income tax expense was due to the decrease in pre-tax income in fiscal year 2008 compared to fiscal 2007. The effective tax rate was 29.9% in 2008, and 36.2% in 2007.  The decrease in the effective tax rate in fiscal year 2008 relates to the increased investment in bank-owned life insurance.

Asset Quality

Delinquent Loans and Foreclosed Assets. Our policies require that management continuously monitor the status of the loan portfolio and report to the Loan Committee of the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate, and our actions and plans to cure the delinquent status of the loans and to dispose of the foreclosed property. The Loan Committee approves action plans on all loans that are 90 days or more delinquent. The Loan Committee consists of three outside directors. One position on the committee, the chairman, is permanent, and the other two positions alternate between four outside directors.

We generally stop accruing interest income when we consider the timely collectibility of interest or principal to be doubtful.  We generally stop accruing for loans that are 90 days or more past due unless the loan is well secured and we determine that the ultimate collection of all principal and interest is not in doubt. When we designate loans as nonaccrual, we reverse all outstanding interest that we had previously credited. If we receive a payment on a nonaccrual loan, we may recognize a portion of that payment as interest income if we determine that the ultimate collectibility of principal is no longer in doubt. However, such loans may remain on nonaccrual status until a regular pattern of timely payments is established.

Impaired loans are individually assessed to determine whether the carrying value exceeds the fair value of the collateral or the present value of the expected cash flows to be received. Smaller balance homogeneous loans, such as residential mortgage loans and consumer loans, are collectively evaluated for impairment.

Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold.  When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at the lower of the related loan balance or its fair value as determined by an appraisal, less estimated costs of disposal.  If the value of the property is less than the loan, less any related specific loan loss reserve allocations, the difference is charged against the allowance for loan losses.  Any subsequent write-down of real estate owned or loss at the time of disposition is charged against earnings.

Nonperforming assets increased to $47.0 million at September 30, 2009 from $13.5 million at September 30, 2008, primarily due to the NCB acquisition.  The purchased loans and commitments (“covered loans”) and other real estate owned (“covered other real estate”) are covered by loss sharing agreements between the FDIC and CharterBank.  Under these agreements, with respect to the NCB acquisition, the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $82.0 million of losses, and 95% of losses and share 95% of loss recoveries on losses exceeding that amount; and with respect to the MCB acquisition, the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $106.0 million of losses, and 95% of losses and share 95% of loss recoveries on losses exceeding that amount.

Management is taking several steps to resolve the nonperforming and classified assets acquired in the NCB and MCB transactions, including the following:

●
Establishing loan resolution groups led by experienced CharterBank senior credit officers with a combined 50 years of workout experience.  One of these credit officers served as the dean of a major regional bank credit school and also taught credit seminars for the Federal Reserve Board, state banking examiners, and Risk Management Associates.

●	Retaining selected NCB and MCB asset resolution staff to assist in working out problem assets as quickly as possible, while minimizing the resolution costs to both CharterBank and the FDIC.

●
Reviewing all nonperforming loans with bank counsel to develop a resolution strategy.  Through May 19, 2010, the Company had received $28.3 million from the FDIC for reimbursements associated with the FDIC loss-sharing agreements and had submitted an additional $26.0 million in claims for reimbursement.

As of March 31, 2010, our nonperforming covered and non-covered assets totaled $128.4 million and consisted of $85.3 million of nonaccrual loans, $9,000 of loans 90 days or more past due and still accruing and other real estate owned of $43.1 million.  The increase in nonperforming assets from September 30, 2009 to March 31, 2010 was primarily due to the FDIC-assisted acquisition of assets and assumption of liabilities of McIntosh Commercial Bank.

We are also reviewing the performing NCB and MCB loan portfolios with the objective of aggressively classifying all loans appropriately so that resolution plans can be established and delinquent assets can be returned to performing status.

Non-Performing Assets.  The tables below sets forth the amounts and categories of our non-performing assets at the dates indicated.  For all of the dates indicated, we did not have any material restructured loans.

			At September 30,
	At March 31, 2010		2009
	Covered (2)	Non-covered	Covered (2)	Non-covered	2008
	(In thousands)
Non-accrual loans:
One- to four-family residential real estate	$11,928	$3,376	$—	$2,182	$2,027
Commercial real estate	50,794	9,300	3,831	10,590	8,496
Real estate construction	5,688	—	3,098	—	—
Commercial	17,765	214	17,447	146	145
Consumer and other loans	3,293	197	1,007	182	103
Total non-accrual loans	$89,468	$13,087	$25,383	$13,100	$10,771

Loans delinquent 90 days or greater and still accruing:
One- to four-family residential real estate	1,208	—	—	181	—
Commercial real estate	1,842	—	—	—	—
Real estate construction	211	—	—	—	—
Commercial	34	9	—	—	—
Consumer and other loans	22	—	—	32	—
Total loans delinquent 90 days or greater and still accruing	$3,317	$9	$—	$213	$—

Total non-performing loans	$92,785	$13,096	$25,383	$13,313	$10,771

Real estate owned:
One- to four-family residential real estate	15,319	1,637	3,753	1,683	788
Commercial real estate	20,175	5,772	6,928	3,095	1,892
Real estate construction	238	—	—	—	—
Commercial	—	—	—	—	—
Consumer and other loans	—	—	—	—	—
Total real estate owned	$35,732	$7,409	$10,681	$4,778	$2,680

Total non-performing assets	$128,517	$20,505	$36,064	$18,091	$13,451

Ratios:
Non-performing loans as a percentage of total non-covered loans	N/M	2.76%	N/M	2.82%	2.47%
Non-performing assets as a percentage of total non-covered assets	N/M	2.06%	N/M	2.16%	1.68%

N/M	Not meaningful.
(1)
See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

(2)
Amounts are on a contractual basis.  Allowance for loan losses and nonaccretable differences on non-performing and performing covered loans was $82.5 million and $31.0 million at March 31, 2010 and September 30, 2009, respectively.  Total contractual covered loans were $319.8 million and $129.5 million at March 31, 2010 and September 30, 2009, respectively, and total covered loans, net, were $213.8 million and $89.8 million, respectively, for those same periods.

	At September 30,
	2007	2006	2005
	(In thousands)
Non-accrual loans:
One- to four-family residential real estate	$901	$1,209	$2,128
Commercial real estate	4,588	1,497	1,715
Real estate construction	1,595	—	—
Commercial	48	109	208
Consumer and other loans	62	21	24
Total non-accrual loans	$7,194	$2,836	$4,075

Loans delinquent 90 days or greater and still accruing:
One- to four-family residential real estate	260	—	—
Commercial real estate	489	340	81
Real estate construction	—	—	—
Commercial	—	52	52
Consumer and other loans	14	—	—
Total loans delinquent 90 days or greater and still accruing	$763	$392	$133

Total non-performing loans	$7,957	$3,228	$4,208

Real estate owned:
One- to four-family residential real estate	134	279	273
Commercial real estate	46	181	847
Real estate construction	—	—	—
Commercial	—	—	—
Consumer and other loans	—	—	—
Total real estate owned	$180	$460	$1,120

Total non-performing assets	$8,137	$3,688	$5,328

Ratios:
Non-performing loans as a percentage of total non-covered loans	1.93%	0.74%	1.12%
Non-performing assets as a percentage of total non-covered assets	0.80%	0.30%	0.49%

(1)
See Note 3 to the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus, and the Statement of Assets Acquired and Liabilities Assumed beginning on page G-1 of this prospectus.

For the six months ended March 31, 2010 and the year ended September 30, 2009 gross interest income that would have been recorded had our non-accruing non-covered loans been current in accordance with their original terms was $875,285 and $683,036, respectively.  Interest income recognized on such loans for the six months ended March 31, 2010 and the year ended September 30, 2009 was $179,546 and $146,658, respectively.

At March 31, 2010, we had three nonperforming loans with balances exceeding $1 million, including a $1.5 million loan collateralized by the real estate for a restaurant franchise in Montgomery, Alabama, and two loans totaling $2.8 million that are both collateralized by retail strip centers in the Florida Panhandle.  No specific allowance had been established for these loans as of March 31, 2010 because the underlying collateral is believed to be sufficient.

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2010
Non-covered Loans:
One- to four-family residential real estate	26	$3,237	—	$—	26	$3,237
Commercial real estate	14	7,309	—	—	14	7,309
Real estate construction	4	544	—	—	4	544
Commercial	15	1,850	1	8	16	1,858
Consumer and other loans	26	412	—	—	26	412
Total non-covered loans	85	$13,352	1	$8	86	$13,360

Covered Loans:
One- to four-family residential real estate	16	$695	5	$1,208	21	$1,903
Commercial real estate	44	16,985	2	418	46	17,403

Real estate construction	7	4,666	2	211	9	4,877
Commercial	40	4,394	7	1,459	47	5,853
Consumer and other loans	19	251	3	22	22	273
Total covered loans	126	$26,991	19	$3,318	145	$30,309

Total loans	211	$40,343	20	$3,326	231	$43,669

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At September 30, 2009
Non-covered Loans:
One- to four-family residential real estate	15	$2,631	3	$181	18	$2,812
Commercial real estate	15	4,296	—	—	15	4,296
Real estate construction	—	—	—	—	—	—
Commercial	2	190	—	—	2	190
Consumer and other loans	20	109	2	32	22	141
Total non-covered loans	52	$7,226	5	$213	57	$7,439

Covered Loans:
One- to four-family residential real estate	—	$—	—	$—	—	$—
Commercial real estate	—	—	—	—	—	—
Real estate construction	1	86	—	—	1	86
Commercial	17	695	—	—	17	695
Consumer and other loans	16	330	—	—	16	330
Total covered loans	34	$1,111	—	$—	34	$1,111

Total loans	86	$8,337	5	$213	91	$8,550

	Loans Delinquent For
	30-89 Days	90 Days and Over	Total
	(Dollars in thousands)
At September 30, 2008
One- to four-family residential real estate	$1,029	$—	$1,029
Commercial real estate	1,564	—	1,564
Real estate construction	376	—	376
Commercial	318	—	318
Consumer and other loans	144	—	144

Total loans	$3,431	$—	$3,431

At September 30, 2007
One- to four-family residential real estate	$921	$260	$1,181
Commercial real estate	1,380	489	1,869
Real estate construction	595	—	595
Commercial	413	—	413
Consumer and other loans	240	14	254

Total loans	$3,549	$763	$4,312

At September 30, 2006
One- to four-family residential real estate	$466	$—	$466
Commercial real estate	945	340	1,285
Real estate construction	—	—	—
Commercial	147	52	199
Consumer and other loans	114	—	114

Total loans	$1,672	$392	$2,064

At September 30, 2005
One- to four-family residential real estate	$1,216	$—	$1,216
Commercial real estate	2,354	81	2,435
Real estate construction	36	—	36
Commercial	122	52	174
Consumer and other loans	115	—	115

Total loans	$3,843	$133	$3,976

Classification of Assets.  Our policies, consistent with regulatory guidelines, provide for the classification of loans considered to be of lesser quality as “substandard,” “doubtful,” or “loss” assets.  An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  “Substandard” assets include those characterized by the “distinct possibility” that the savings institution will sustain “some loss” if the deficiencies are not corrected.  Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.”  Assets classified as “loss” are those considered “uncollectible” so that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets that do not expose the savings institution to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated “special mention.”

Nonperforming non-covered loans (in thousands) were $13,096, $13,313, $10,771, $7,957, $3,228, and $4,208 for the periods ended March 31, 2010, September 30, 2009, September 30, 2008, September 30, 2007, September 30, 2006, and September 30, 2005, respectively.

Potential problem loans are non-covered loans as to which management has serious doubts as to the ability of the borrowers to comply with present repayment terms.  These loans do not meet the criteria for inclusion in nonperforming assets and, therefore, are excluded from nonperforming loans.  Management, however, classifies potential problem loans as either special mention or substandard.  Potential problem loans at March 31, 2010 aggregated $21.3 million with $13.5 million classified special mention and $7.8 million classified substandard. Subsequent to March 31, 2010, we foreclosed on a special mention loan with a balance of $4.6 million, which will be included in foreclosed real estate as of June 30, 2010.  We recorded a $1.9 million charge-off in the quarter ended June 30, 2010 relating to this loan.

We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.  Our largest classified assets generally are also our largest nonperforming assets.  We regularly monitor the value of underlying collateral on classified and nonperforming loans.  This monitoring involves physical site inspection, consultation with real estate professionals, our knowledge of our markets, and assessing appraisal trends.

The following table sets forth the aggregate amount of our classified assets at the dates indicated.  Classified assets as of March 31, 2010 and September 30, 2009 have been divided into those assets that were acquired in connection with the NCB and MCB transactions and are covered under the loss sharing agreement with the FDIC, and those assets that are not covered by the loss sharing agreement.

			At September 30,
	At March 31, 2010		2009		2008
	Covered	Non-covered	Covered	Non-covered
	(Dollars in thousands)

Substandard assets:
Loans	$113,532	$13,306	$30,940	$18,297	$18,625
Other real estate owned	35,732	7,409	10,681	4,778	2,680
Securities	—	14,839	—	7,534	—
Doubtful assets	4,390	183	725	1,968	1,857
Loss assets	—	—	—	—	—
Total classified assets	$153,654	$35,737	$42,346	$32,577	$23,162

Allowance for Loan Losses. The allowance for loan losses represents a reserve for probable loan losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans with particular emphasis on impaired, non-accruing, past due and other loans that management believes require special attention. The determination of the allowance for loan losses is considered a critical accounting policy.

Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based on management’s analysis of loss inherent in the loan portfolio. The amount of the provision for loan losses is determined by an evaluation of the level of loans outstanding, loss risk as determined based on a loan grading system, the level of non-performing loans, historical loss experience, delinquency trends, the amount of losses charged to the allowance in a given period, and an assessment of economic conditions. Management believes the current allowance for loan losses is adequate based on its analysis of the losses in the portfolio.

Our allowance for loan loss methodology is a loan classification-based system. We base the required reserve on a percentage of the loan balance for each type of loan and classification level. Loans may be classified manually and are automatically classified if they are not previously classified when they reach certain levels of delinquency. Unclassified loans are reserved at different percentages based on our loan loss history for the last two years.  Reserve percentages are also adjusted based upon our estimate of the effect that the current economic environment will have on each type of loan.

During fiscal 2009, we changed our methodology for determining the loan loss allowance to use a loan loss history of two years rather than ten years.  This change, which was made upon discussion with the Office of Thrift Supervision, our primary federal regulator, resulted in a significant increase in the allowance allocated for commercial real estate loans and contributed to an increase in the provision for loan losses in fiscal 2009.  Charge-offs, which were primarily partial charge-offs, increased as it became more likely that reductions in collateral values will continue for some time.  Economic conditions and other factors affecting borrowers’ ability to repay are used to adjust the historical loss factor for each loan category to determine the overall allowance level for each loan category.  These factors are reviewed each quarter and adjusted as appropriate.  The factors for determining specific allowances for classified loans are a multiple of the reserve factor for non-classified loans.  Impaired loans are specifically evaluated for required allowances generally based on an assessment of the underlying fair value of the collateral.

We have no loans for which there is known information about possible credit problems of borrowers that causes management to have serious doubts about their ability to comply with present loan repayment terms that are not currently disclosed as non-accrual, past due, classified, underperforming or restructured.

The following table sets forth activity in our allowance for loan losses for the periods indicated. Loans covered by the loss sharing agreement with the FDIC are excluded from the table.  As of September 30, 2009, an allowance of $23.8 million had been established for loan losses on non-impaired covered loans acquired in the NCB transaction on June 26, 2009.  No allowance has been established for impaired covered loans because it is not expected that there will be any losses on such loans that are not covered by the nonaccretable portion of the discount established in the NCB acquisition.  If credit deterioration is observed subsequent to the acquisition dates, such deterioration will be accounted for pursuant to the Company’s loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC receivable.  Amounts expected to be recovered from the FDIC under loss sharing agreements are separately disclosed as the FDIC receivable.

	At or For the Six Months Ended March 31,	At or For the Years Ended September 30,
	2010	2009	2008	2007	2006	2005

Balance at beginning of period	$9,332	$8,244	$6,013	$6,086	$6,160	$6,623

Charge-offs:
One- to four-family residential real estate	(112)	(648)	(348)	(107)	(180)	(57)
Commercial real estate	(172)	(2,961)	(42)	(17)	—	(222)
Real estate construction	(1,281)	(31)	(424)	—	—	(319)
Commercial	(177)	(119)	(136)	(40)	—
Consumer and other loans	(22)	(55)	(97)	(28)	(62)	(61)
Total charge-offs	(1,764)	(3,814)	(1,047)	(192)	(242)	(659)

Recoveries:
One- to four-family residential real estate	—	41	1	30	33	18
Commercial real estate	—	300	—	—	—	—
Real estate construction	—	—	—	—	—	—
Commercial	—	2	11	56	65	24
Consumer and other loans	29	9	16	33	70	79
Total recoveries	29	352	28	119	168	121

Net (charge-offs) recoveries	(1,735)	(3,462)	(1,019)	(73)	(74)	(538)
Provision for loan losses	3,800	4,550	3,250	—	—	75

Balance at end of year	$11,397	$9,332	$8,244	$6,013	$6,086	$6,160

Ratios:
Net (charge-offs) recoveries as a percentage of average non-covered loans outstanding	(0.30)%	(0.71)%	(0.24)%	(0.02)%	(0.02)%	(0.16)%
Allowance for loan losses as a percentage of non-covered non-performing loans at year end	87.1%	70.1%	77.0%	76.0%	187%	146%
Allowance for loan losses as a percentage of total non-covered loans receivable at year end (1)	2.39%	1.97%	1.88%	1.46%	1.59%	1.69%

(1)	Does not include loans held for sale or deferred fees.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses for non-covered loans allocated by loan category and the percent of loans in each category to total loans at the dates indicated. Loans covered by the loss sharing agreement with the FDIC are excluded from the table.  An unallocated allowance is generally maintained in a range of 4% to 10% of the total allowance in recognition of the imprecision of the estimates.  In times of greater economic downturn and uncertainty, the higher end of this range is provided.  Increased allocations in the commercial real estate and real estate construction portfolios reflect increased nonperforming loans, declining real estate values and increased net charge-offs.  The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At September 30,
	At March 31, 2010		2009		2008
	Allowance for Loan Losses	Percent of Non-covered Loans in Each Category to Total Non- covered Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)

One- to four-family residential real estate	$558	24.0%	$451	26.6%	$563	31.6%
Commercial real estate	7,828	56.9	5,540	57.1	4,823	50.8
Real estate construction	1,740	10.6	2,157	9.3	1,439	9.0
Commercial	319	3.8	99	2.2	267	3.6
Consumer and other loans	102	4.7	117	4.8	202	5.0
Total allocated allowance	10,547		8,364		7,294
Unallocated	849	—	968	—	950	—
Total	$11,396	100.0%	$9,332	100.0%	$8,244	100.0%

	At September 30,
	2007		2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
			(Dollars in thousands)

One- to four-family residential real estate	$1,077	33.6%	$838	37.7%	$1,042	40.8%
Commercial real estate	2,212	44.0	2,506	41.4	2,711	41.5
Real estate construction	1,100	12.6	578	5.0	574	5.2
Commercial	551	4.6	512	4.4	403	3.7
Consumer and other loans	632	5.2	1,077	11.5	863	8.8
Total allocated allowance	5,572		5,511		5,593
Unallocated	441	—	575	—	567	—
Total	$6,013	100.0%	$6,086	100.0%	$6,160	100.0%

Management of Market Risk

As a financial institution, we face risk from interest rate volatility. Fluctuations in interest rates affect both our level of income and expense on a large portion of our assets and liabilities. Fluctuations in interest rates also affect the market value of all interest-earning assets.

The primary goal of our interest rate risk management strategy is to maximize net interest income while maintaining an acceptable interest rate risk profile. We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, portfolio equity and net interest income remain within an acceptable range.

We have emphasized one- to four-family and commercial real estate lending. Our sources of funds include retail deposits, Federal Home Loan Bank advances, repurchase agreements and wholesale deposits.  We employ several strategies to manage the interest rate risk inherent in our mix of assets and liabilities, including:

●	selling fixed rate mortgages we originate to the secondary market, generally on a servicing released basis;

●	maintaining the diversity of our existing loan portfolio by originating commercial real estate and consumer loans, which typically have adjustable rates and shorter terms than residential mortgages;

●	emphasizing investments with adjustable interest rates;

●	maintaining fixed rate borrowings from the Federal Home Loan Bank of Atlanta; and

●	increasing retail transaction deposit accounts, which typically have long durations.

Changes in market interest rates have a significant impact on the repayment and prepayment of loans.  Prepayment rates also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic changes, the assumability of the loans, related refinancing opportunities and competition. We monitor interest rate sensitivity so that we can attempt to adjust our asset and liability mix in a timely manner and thereby minimize the negative effects of changing rates.

Extension risk, or lower prepayments causing loans to have longer average lives, is our primary exposure to higher interest rates. Faster prepayment of loans and investing the funds from prepayments in mortgage loans and securities at lower interest rates results in a lower net interest income and is our primary exposure to declining market interest rates.

Interest Risk Measurement.

The Office of Thrift Supervision requires the computation of amounts by which the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.  The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with a report that measures the sensitivity of net portfolio value.  The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value.  Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments.  A basis point equals one-hundredth of one percent, and 100 basis points equals one percent.  An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.  Given the current relatively low level of market interest rates, a NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.  The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of March 31, 2010, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the interest rate yield curve.

Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3)(4)	Increase (Decrease) in NPV Ratio as a Percent or Present value of Assets (3)(4)
	(Dollars in thousands)

+300	$113,868	$(10,818)	(9)%	9.13%	(59)%
+200	$118,840	$(5,846)	(5)%	9.42%	(29)%
+100	$122,168	$(2,519)	(2)%	9.58%	(13)%
0	$124,687	—	—	9.71%	—
(100)	$130,350	$5,664	5%	10.10%	39%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the difference between the present value of an institution’s assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2010, in the event of a 200 basis point increase in interest rates, we would experience a 5% decrease in net portfolio value.  In the event of a 100 basis point decrease in interest rates, we would experience a 5% increase in net portfolio value.  For the year ended September 30, 2009, the Office of Thrift Supervision classified CharterBank as having “minimal” interest rate risk.  However, future increases in interest rates may result in CharterBank being classified as having additional interest rate risk.

The effects of interest rates on net portfolio value and net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future short-term financial obligations.  Our primary sources of funds consist of deposit inflows, advances from the Federal Home Loan Bank, loan payments and prepayments, mortgage-backed securities and collateralized mortgage obligations repayments and maturities and sales of loans and other securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by market interest rates, economic conditions and competition.  Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs of our customers as well as unanticipated contingencies.  At March 31, 2010 and September 30, 2009, we had access to immediately available funds of approximately $153.4 million and $96.6 million, respectively, including overnight funds and a Federal Reserve line of credit.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.  Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are subject to our operating, financing, lending and investing activities during any given period. At March 31, 2010, cash and cash equivalents totaled $141.6 million.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $205.5 million at March 31, 2010. In addition, at March 31, 2010, we had the ability to borrow approximately $497.4 million in additional funds from the Federal Home Loan Bank of Atlanta.  At March 31, 2010, we had $212.0 million in advances outstanding.  However, based on available collateral, additional advances would be limited to $15.1 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At March 31, 2010, we had $12.6 million of new loan commitments outstanding, and $19.8 of unfunded construction and development loans. In addition to commitments to originate loans, we had $15.0 million of unused lines of credit to borrowers. Certificates of deposit due within one year of March 31, 2010 totaled $455.8 million, or 50.3% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2010. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities.  During the six months ended March 31, 2010, we originated $3.5 million of loans and purchased $14.1 million of securities, excluding the MCB transaction.  In fiscal year 2009, we originated $67.0 million of loans and purchased $133.6 million of securities.  In fiscal year 2008, we originated $72.7 million of loans and purchased $48.4 million of securities.

Financing activities consist primarily of additions to deposit accounts and Federal Home Loan Bank advances.  We experienced a net increase in total deposits of $177.5 million for the year ended September 30, 2009.  This increase was essentially represented by our acquisition of NCB.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank, which provides an additional source of funds.  Federal Home Loan Bank of Atlanta advances decreased by $15.0 million to $212.0 million during the six months ended March 31, 2010 due to the payoff of matured advances.  Federal Home Loan Bank advances decreased by $40.0 million during the year ended September 30, 2009.  Federal Home Loan Bank advances have been used primarily to fund loan demand and to purchase securities.  Our current asset/liability management strategy has been to “match-fund” certain longer-term one- to four-family residential mortgage loans and commercial real estate loans with Federal Home Loan Bank advances.

There were several liquidity effects related to our March 26, 2010 FDIC-assisted acquisition of MCB.  We anticipated outflows of wholesale time deposits at MCB and approximately $97 million in such outflows were funded by the $68.9 million of cash assets acquired in the transaction and other existing liquid assets.  Further, cash receipts arising from payments on covered loans and loss-sharing collections from the FDIC are expected to provide positive net cash flows in periods following the wholesale funding outflows.

CharterBank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2010, CharterBank exceeded all regulatory capital requirements. CharterBank is considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 16 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit and unused lines of credit.  While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon.  Such commitments are subject to the same credit policies and approval process accorded to loans made by us.  We consider commitments to extend credit in determining our allowance for loan losses.

Contractual Obligations. The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at September 30, 2009.  The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(In thousands)

Loan commitments to originate mortgage loans	$262	$—	$—	$—	$262
Loan commitments to fund construction loans in process	18,017	—	—	—	18,017
Loan commitments to originate nonresidential mortgage loans	12,348	—	—	—	12,348
Loan commitments to originate consumer loans	—	—	—	—	—
Available home equity and unadvanced lines of credit	26,661	—	—	—	26,661
Letters of credit	760	—	—	—	760
Lease agreements	356	1,189	1,178	540	3,263
Certificates of deposit	318,627	55,230	6,875	—	380,732
FHLB advances	15,000	132,000	25,000	55,000	227,000
Total	$392,031	$188,419	$33,053	$55,540	$669,043

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Charter Financial have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation.  The impact of inflation is reflected in the increased cost of our operations.  Unlike industrial companies, our assets and liabilities are primarily monetary in nature.  As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF CHARTER FINANCIAL CORPORATION
AND CHARTERBANK

Charter Financial Corporation

Charter Financial is a federally chartered corporation that owns all of the outstanding shares of common stock of CharterBank. At March 31, 2010, Charter Financial Corporation had consolidated assets of $1.2 billion, deposits of $906.6 million and stockholders’ equity of $110.7 million.

CharterBank became the wholly owned subsidiary of Charter Financial Corporation in October 2001 when CharterBank reorganized from a federally chartered mutual savings and loan association into the two-tiered mutual holding company structure.  In connection with the reorganization, Charter Financial Corporation sold 3,964,481 shares of its common stock to the public, representing 20% of the outstanding shares, at $10.00 per share and received net proceeds of $37.2 million. An additional 15,857,924 shares, or 80% of the outstanding shares of Charter Financial Corporation, were issued to First Charter, MHC.  As part of the reorganization and offering, we established an employee stock ownership plan (“ESOP”) which acquired 317,158 shares of Charter Financial Corporation in the offering, financed by a loan from Charter Financial Corporation.

In January 2007, Charter Financial Corporation repurchased 508,842 shares of its common stock at $52.00 per share through a self-tender offer.  Following the stock repurchase, Charter Financial Corporation delisted its common stock from the Nasdaq Global Market and deregistered its common stock with the Securities and Exchange Commission.  Charter Financial Corporation’s common stock is currently quoted on the OTC Bulletin Board under the symbol “CHFN.OB.”  Since January 2007, Charter Financial Corporation has repurchased 678,016 additional shares of its common stock.  As of March 31, 2010, Charter Financial Corporation had 18,672,361 shares of common stock outstanding.  As of that date, First Charter, MHC owned 15,857,924 shares of common stock of Charter Financial Corporation, representing 84.9% of the issued and outstanding shares of common stock.  The remaining 2,814,437 shares of common stock, or 15.1% of the issued and outstanding shares of common stock, were held by the public.

Charter Financial Corporation’s Internet address is www.charterbank.net.  Charter Financial Corporation’s principal executive office is located at 1233 O.G. Skinner Drive, P.O. Box 472, West Point, Georgia 31833, and its telephone number at that address is (706) 645-1391.

CharterBank

CharterBank is a federally chartered stock savings bank headquartered in West Point, Georgia.  CharterBank is a community oriented financial institution, serving the financial needs of the residents of western Georgia and eastern Alabama since its mutual savings bank predecessor was founded in 1954.  CharterBank currently operates 16 branch offices and a loan origination office in west-central Georgia and east-central Alabama.

CharterBank’s principal business consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, in investment securities and mortgage-related securities, one-to four-family residential mortgage loans, commercial real estate loans, construction loans, commercial business loans and, to a lesser extent, home equity loans and lines of credit, multi-family loans and consumer loans.  CharterBank’s 16 branch offices are located in West Point, Bremen, Carrollton, LaGrange, Newnan and Peachtree City in Georgia and Auburn, Opelika and Valley in Alabama.  CharterBank also operates a loan origination office in Norcross, Georgia.  For the convenience of customers, CharterBank offers extended hours at the majority of its branches, and is dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology, including ATMs, online banking, remote deposit capture and telephone banking delivery systems.

CharterBank has grown through strategic de novo branching and acquisitions along the I-85/I-185 corridor and adjacent areas anchored by Auburn, Alabama and Atlanta and Columbus, Georgia.  In February 2003, CharterBank expanded its presence in the Auburn-Opelika, Alabama market through the acquisition of Eagle Bank of Alabama.  In March 2005 and May 2007, new branches were opened in Lagrange, Georgia.  In June 2009, CharterBank entered into an agreement with the FDIC to acquire certain assets and assume all of the deposits of Neighborhood Community Bank, a full-service commercial bank headquartered in Newnan, Georgia, and in March 2010 CharterBank entered into an agreement with the FDIC to acquire certain assets and assume all of the deposits of McIntosh Commercial Bank, a full-service commercial bank headquartered in Carrollton, Georgia. The agreements with the FDIC in connection with the acquisitions of NCB and MCB also included loss sharing agreements with respect to certain loans and assets.  For additional information regarding the NCB and MCB acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent FDIC-Assisted Acquisitions.”

CharterBank’s Internet address is www.charterbank.net.  CharterBank’s principal executive office is located at 1233 O.G. Skinner Drive, P.O. Box 472, West Point, Georgia 31833, and its telephone number at that address is (706) 645-1391.

Market Area. Prior to acquiring branch offices of NCB and MCB, CharterBank conducted operations primarily in western Georgia and eastern Alabama, through its main office in West Point, Georgia (Troup County), two branches in Valley, Alabama (Chambers County), three branches in LaGrange, Georgia (Troup County), one branch in Opelika, Alabama (Lee County), and three branch offices in Auburn, Alabama (Lee County), for a total of 10 branch offices.  CharterBank acquired four branches in Georgia, along the I-85 corridor, in the NCB acquisition in June 2009, and closed one branch.  In March 31, 2010, CharterBank acquired four branches of MCB and closed one branch, further expanding CharterBank’s presence in west-central Georgia.  The NCB and MCB acquisitions have complemented the corporate expansion achieved by CharterBank in recent years both through de novo branching and acquisitions.  Management believes that the NCB and MCB acquisitions are key components to building CharterBank’s retail franchise, as CharterBank now has 16 branches on the I-85 corridor and adjacent areas between Newnan, Georgia and Auburn, Alabama.  The near term focus of CharterBank’s acquisition strategy will be to acquire additional franchises of failed institutions with FDIC assistance.

The economy of our market area historically has been supported by the textile industry. During the 1980’s and 1990’s, employment growth in local telecommunications companies partially offset declining textile industry jobs in our market area. Textile industry employment continues to decline. The median household income in our market area is below national and Georgia levels.

The outlook for our market area is for modest growth supported by a new KIA Motors assembly plant in West Point, Georgia and a military base realignment which has added significantly to employment at Fort Benning in Columbus, Georgia.  However, the market area is significantly overbanked, especially Newnan and Coweta Counties.  This has limited our ability to expand organically, thus making geographic expansion more dependent upon acquisitions and de novo branching into new markets.  We will seek to take advantage of the profitable growth opportunities presented within our expanded market area, and capitalize on our expanded retail footprint resulting from the NCB and MCB acquisitions.

Competition. We face intense competition both in making loans and attracting deposits. West-central Georgia and east-central Alabama have a high concentration of financial institutions, many of which are branches of large money center, super-regional, and regional banks that have resulted from the consolidation of the banking industry in Alabama and Georgia. Many of these competitors have greater resources than CharterBank and may offer services that we do not provide.

Our competition for loans comes from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, credit card banks, insurance companies, and brokerage and investment banking firms. Our most direct competition for deposits historically has come from commercial banks, savings banks, savings and loan associations, credit unions, and mutual funds. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds and from brokerage firms and insurance companies.

Lending Activities

To achieve acceptable earnings in the highly competitive markets in which we operate, we have targeted relatively less competitive market niches.  In this regard, we offer a broad range of loan products with a variety of rates and terms.  Our lending operations consist of the following major segments: commercial real estate lending; single-family residential mortgage lending for retention in our portfolio; construction lending; and residential mortgage lending for resale in the secondary mortgage market, generally on a servicing-released basis.  To a lesser extent, we also originate consumer loans (including home equity loans and other forms of consumer installment credit), and commercial business loans.  This strategy is consistent with our community bank orientation.

We have pursued loan diversification with the objective of lowering credit concentration risk, enhancing yields and earnings, and improving the interest sensitivity of our assets.  Historically, we have focused our lending activities on residential and commercial mortgage loans as well as consumer loans, primarily to local customers.  We also have initiated retail and commercial business lending in the markets formerly served by NCB branches in Coweta and Fayette Counties.

Commercial Real Estate Loans. Commercial real estate lending has become an integral part of our operating strategy and we intend to continue to take advantage of opportunities to originate commercial real estate loans, especially in our new markets of Coweta and Fayette Counties.  Commercial real estate loans typically have higher yields, better interest rate risk characteristics and larger loan balances compared to residential mortgage loans.  Commercial real estate lending also has provided us with another means of broadening our range of customer relationships.  As of March 31, 2010, non-covered commercial real estate loans totaled $270.8 million, or 56.9% of our total non-covered loan portfolio.  Additionally, at March 31, 2010, we had $56.7 million of commercial real estate loans covered by FDIC loss sharing agreements.

Commercial real estate loans are generally made to Georgia or Alabama entities and are secured by properties in these states.  Commercial real estate loans are generally made for up to 75% of the value of the underlying real estate.  Our commercial real estate loans are typically secured by offices, hotels, strip shopping centers, land or convenience stores located principally in Georgia and Alabama.  Multi-family mortgage loans, which we categorize as a subset of our commercial real estate loans, are originated for both new and existing properties and are made on apartment buildings with a wide range of tenant income levels.  Many of our multi-family mortgage loans are secured by properties located near college campuses.

Commercial real estate lending involves additional risks compared to one- to four-family residential lending.  Repayment of commercial real estate loans often depends on the successful operations and income stream of the borrowers, and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.   To compensate for the increased risk, our commercial real estate loans generally have higher interest rates and shorter maturities than our residential mortgage loans.  We offer commercial real estate loans at fixed rates and adjustable rates tied to the prime interest rate.  However, the interest rates on a portion of our commercial real estate loan portfolio are tied to yields on U.S. Treasury securities or LIBOR.  We currently offer fixed-rate terms of three years; however, in prior years we originated fixed-rate loans with maturities of up to 20 years.

Our underwriting criteria for commercial real estate loans include maximum loan-to-value ratios, debt coverage ratios, secondary sources of repayment, guarantor requirements, net worth requirements and quality of cash flow.  As part of our loan approval and underwriting of commercial real estate loans, we undertake a cash flow analysis, and we require a debt-service coverage ratio of at least 1.15 times.  We believe that this segment of the market offers an opportunity to expand our portfolio while realizing strong risk-adjusted returns because many lenders are no longer active in this market.

Residential Mortgage Loans. We originate first and second mortgage loans secured by one- to four-family residential properties within Georgia and Alabama. We currently originate mortgages at all of our offices, but utilize centralized processing at our corporate office.  As of March 31, 2010, non-covered residential mortgage loans totaled $114.4 million, or 24.0% of total non-covered loans.

We originate both fixed rate and adjustable rate one- to four-family residential mortgage loans.  Fixed rate conforming loans are generally originated for resale into the secondary market on a servicing-released basis.  We generally retain in our portfolio loans that are non-conforming due to property exceptions and that have adjustable rates.  As of March 31, 2010, approximately 44.7% of our one- to four-family loan portfolio consisted of fixed-rate mortgage loans and 55.3% consisted of either adjustable rate mortgage loans (“ARMs”) or hybrid loans with fixed interest rates for the first one, three, five or seven years of the loan, and adjustable rates thereafter.  After the initial term, the interest rate on ARMs generally adjusts on an annual basis at a fixed spread over the monthly average yield on United States Treasury securities, the prime interest rate as listed in The Wall Street Journal, or LIBOR.  The interest rate adjustments are generally subject to a maximum increase of 2% per adjustment period and 6% over the life of the loan.

Traditionally, we have sought to distinguish ourselves in the area of non-conforming residential mortgage lending.  While the risks of non-conforming lending may be somewhat higher than originating conforming residential mortgage loans, we believe that the greater yield and shorter repricing terms of these loans compensate us for this additional risk.  Additionally, management believes that the credit quality of our loan portfolio is largely unaffected by the non-conforming loans, since the majority of these loans are non-conforming due to factors unrelated to credit quality (i.e., high acreage, leased land, multiple structures or newly self-employed borrowers).  The loans may also be non-conforming because of a deficiency in the credit record of a borrower, but which management believes does not impair the borrower’s ability to repay the loan.  Thus, the non-conforming loans we originate are not subprime loans.  CharterBank originates one- to four-family loans with LTVs up to 80%.  We will occasionally originate loans with LTVs in excess of 80% with private mortgage insurance.  The substantial portion of our one- to four-family residential mortgage loans are secured by properties in Georgia and Alabama.

The amount of subprime and low documentation loans held by CharterBank is not material.  We consider “subprime” loans to be loans originated to borrowers having credit scores below 580 at the time of origination.  At June 30, 2010, we had $1.5 million of subprime loans.  Two of these loans aggregating $133,989 have been restructured and an additional three loans aggregating $311,418 are now on nonaccrual status.  There are no specific allowances for loan losses established for these loans. We do not, and have not, originated “low documentation” or “no documentation” loans, “option ARM” loans, or other loans with special or unusual payment arrangements.

We modify residential mortgage loans when it is mutually beneficial to us and the borrower, and on terms that are appropriate to the circumstances.

Construction and Development Loans. Consistent with our community bank strategy, construction and development lending has been an integral part of our overall lending strategy.  While current market conditions have suppressed demand for construction and land loans, there are opportunities to lend to quality borrowers in our market area.  Management believes that the reduction in the number of construction lenders has reduced the supply of construction loans, and there is an opportunity to lend to borrowers with superior liquidity, capital and management skills. We intend to remain an active participant in the construction lending market, primarily through our loan production office in Norcross, Georgia. We are making virtually no development loans and we are providing very limited financing for the purchase of building lots.  Construction loans represent an important segment of the loan portfolio, totaling $50.2 million, or 10.6% of non-covered loans at March 31, 2010, $43.9 million, or 9.3% of non-covered loans at September 30, 2009, and $39.6 million, or 9.0% of total loans as of September 30, 2008.

We make loans primarily for the construction of one- to four-family residences but also for multi-family and nonresidential real estate projects on a select basis.  We offer two principal types of construction loans:  builder loans, including both speculative (unsold) and pre-sold loans to pre-approved local builders; and construction/permanent loans to property owners that are converted to permanent loans at the end of the construction phase.  The number of speculative loans that we will extend to a builder at one time depends upon the financial strength and credit history of the builder.  Our construction loan program is expected to remain a modest portion of our loan volume.  We generally limit the number of outstanding loans on unsold homes under construction within a specific area.

Commercial Loans and Consumer Loans.  To a much lesser extent, we also originate non-mortgage loans, including commercial business and consumer loans.  At March 31, 2010, non-covered commercial loans totaled $18.3 million, or 3.8% of total loans, and non-covered consumer loans totaled $22.5 million, or 4.7% of non-covered loans.  Additionally, at March 31, 2010, we had $22.7 million of commercial loans and $12.0 million of consumer loans covered by FDIC loss sharing agreements.

The majority of our non-mortgage loans consists of consumer loans, including loans on deposits, second mortgage loans, home equity lines of credit, auto loans and various other installment loans.  We primarily offer consumer loans (excluding second mortgage loans and home equity lines of credit) as an accommodation to customers. Consumer loans tend to have a higher credit risk than residential mortgage loans because they may be secured by rapidly depreciable assets, or may be unsecured.  Our consumer lending generally follows accepted industry standards for non sub-prime lending, including credit scores and debt to income ratios.

We offer home equity lines of credit as a complement to our one- to four-family residential mortgage lending. We believe that offering home equity credit lines helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. Home equity credit lines have adjustable-rates and are secured by a first or second mortgage on owner-occupied one- to four-family residences located primarily in Georgia and Alabama. Home equity credit lines enable customers to borrow at rates tied to the prime rate as reported in The Wall Street Journal. The underwriting standards applicable to home equity credit lines are similar to those for one- to four-family residential mortgage loans, except for slightly more stringent credit-to-income and credit score requirements. Home equity loans are generally limited to 80% of the value of the underlying property unless the loan is covered by private mortgage insurance or a loss sharing agreement. At March 31, 2010, we had $26.3 million of home equity lines of credit and second mortgage loans. We also had $10.9 million of unfunded home equity line of credit commitments at March 31, 2010.

Our commercial business loans are generally limited to terms of five years or less.  We typically collateralize these loans with a lien on commercial real estate or, very rarely, with a lien on business assets and equipment.  We also generally require the personal guarantee of the business owner.  Interest rates on commercial business loans are generally higher than interest rates on residential or commercial real estate loans due to the risk inherent in this type of loan. Commercial business loans are generally considered to have more risk than residential mortgage loans or commercial real estate loans because the collateral may be in the form of intangible assets and/or readily depreciable inventory. Commercial business loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater supervision efforts by our management compared to residential mortgage or commercial real estate lending.

Loan Origination and Approval Procedures and Authority.  Our lending policies provide that various loan personnel and management committees may review and approve secured loan relationships up to $2.0 million and unsecured loan relationships up to $500,000. All loan relationships above these amounts require approval of either the Board’s Loan Committee or the full Board of Directors.

The following describes our current lending procedures for residential mortgage loans and home equity loans and lines of credit. Upon receipt of a completed loan application from a prospective borrower, we order a credit report and verify other information. If necessary, we obtain additional financial or credit related information. We require an appraisal for all residential and mortgage loans, except for home equity loans or lines where a valuation may be used to determine the loan-to-value ratio. Appraisals are performed by licensed or certified third-party appraisal firms and are reviewed by our lending department. We require title insurance or a title opinion on all mortgage loans.

We require borrowers to obtain hazard insurance and we may require borrowers to obtain flood insurance prior to closing. For properties with a private sewage disposal system, we also require evidence of compliance with applicable laws on residential mortgage loans. Further, we generally require borrowers to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which we make disbursements for items such as real estate taxes, hazard insurance, flood insurance, and private mortgage insurance premiums, if required.

Commercial loans are approved through CharterBank’s Management Loan Committee process. The Management Loan Committee consists of the Chief Executive Officer, the President, the Chief Financial Officer, the Senior Credit Administrator, and certain other senior lending and credit officers. The Management Loan Committee has authority to approve loan relationships up to $2.0 million. Commercial loan relationships of $1.0 million or less may be approved outside the Committee process by two officers who have commercial loan authority. Commercial loan relationships greater than $2.0 million are approved by the Management Loan Committee and the Board’s Loan Committee or by the entire Board of Directors.

Investments

The Board of Directors reviews and approves our investment policy on an annual basis. The President and Chief Financial Officer, as authorized by the Board, implement this policy based on the established guidelines within the written investment policy, and other established guidelines, including those set periodically by the Asset-Liability Management Committee.

The primary goal of our investment policy is to invest funds in assets with varying maturities that will result in the best possible yield while maintaining the safety of the principal invested and assisting in managing our interest rate risk. We also seek to use our strong capital position to maximize our net income by investing in higher yielding mortgage-related securities funded by borrowings. We also consider our investment portfolio as a source of liquidity.

The broad objectives of our investment portfolio management are to:

●	minimize the risk of loss of principal or interest;

●	generate favorable returns without incurring undue interest rate and credit risk;

●	manage the interest rate sensitivity of our assets and liabilities;

●	meet daily, cyclical and long term liquidity requirements while complying with our established policies and regulatory liquidity requirements;

●	diversify assets and address maturity or interest repricing imbalances; and

●	provide collateral for pledging requirements.

In determining our investment strategies, we consider our interest rate sensitivity, yield, credit risk factors, maturity and amortization schedules, asset prepayment risks, collateral value and other characteristics of the securities to be held.

Sources of Funds

Deposits are the major source of balance sheet funding for lending and other investment purposes.  Additional significant sources of funds include liquidity, repayment of loans, loan sales, maturing investments, borrowings and retained earnings.  We believe that our standing as a sound and secure financial institution and our emphasis on the convenience of our customers will continue to contribute to our ability to attract and retain deposits.  We offer extended hours at the majority of our offices and alternative banking delivery systems that allow customers to pay bills, transfer funds and monitor account balances at any time.  We also offer competitive rates as well as a competitive selection of deposit products, including checking, NOW, money market, regular savings and term certificate accounts.  In addition, we recently began offering a Rewards checking product that offers a higher rate on deposit balances up to $25,000 if certain conditions are met.  These conditions include receiving only electronic statements, having at least one monthly ACH transaction and ten or more point of sale transactions per month.  For accounts that do not meet these conditions in any given month, the rate paid on the balances is reduced.

We also rely on advertising and long-standing relationships to maintain and develop depositor relationships, while competitive rates are also paid to attract and retain deposits.  Furthermore, the NCB and MCB acquisitions are expected to enhance customer convenience by broadening the markets currently served by CharterBank.

We continually evaluate opportunities to enhance deposit growth.  Potential avenues of growth include de novo branching and branch or institution acquisitions. Additionally, to the extent additional funds are needed, we may employ available collateral to reduce borrowings, which are expected to consist primarily of Federal Home Loan Bank advances.  However, we intend to reduce our reliance on wholesale funds.  We have a source of emergency liquidity with the Federal Reserve, and at March 31, 2010 we had collateral pledged that provided access to approximately $29.2 million of discount window borrowings.

Properties

The following table provides certain information as of March 31, 2010 with respect to our administrative office located in West Point, our 16 branch offices and our loan production office:

Location	Leased or Owned	Year Acquired or Leased	Square Footage	Net Book Value of Real Property
				(In thousands)
Administrative Office:

1233 O.G. Skinner Drive West Point, Georgia	Owned	2005	28,000	$1,235

Full Service Branches:

600 Third Avenue West Point, Georgia	Owned	1965	8,922	1,497

300 Church Street LaGrange, Georgia	Owned	1976	2,941	1,148

3500 20th Avenue(2) Valley, Alabama	Owned	1963	6,000	953

91 River Road(2) Valley, Alabama	Owned	1989	5,300	140

1605 East University Drive Auburn, Alabama	Owned	2001	6,000	1,981

2320 Moore’s Mill Road (3) Auburn, Alabama	Owned	2002	2,300	384

555 South Davis Road LaGrange, Georgia	Owned	2005	6,900	2,830

701 2nd Avenue Opelika, Alabama	Owned	2006	6,800	2,054

1684 South College Street Auburn, Alabama	Owned	2006	6,000	2,846

1861 Roanoke Road LaGrange, Georgia 30240	Leased	2007	450	—

145 Millard Farmer Industrial Blvd. Newnan, GA 30263	Leased	2009	15,000	—

60 Salbide Avenue Newnan, GA 30263	Owned/Land Lease	2009	2,378	—

300 Finance Avenue Peachtree City, GA 30269	Leased	2009	6,600	—

820 Dixie Street (4) Carrollton, GA 30117	Leased	2010	18,500	—

406 Alabama Avenue (4) Bremen, GA 30110	Leased	2010	5,467	—

1114 Pace Street (5) Covington, GA 30014	Leased	2010	200	—

Loan Origination Office:

5448 Spalding Drive Building 100, Suite C Norcross, Georgia 30092	Leased	2007	3,000	—

(footnotes on following page)

(1)	Lease expiration dates assume all options to extend lease terms are exercised.
(2)	Includes time period operated by Citizens National Bank prior to the Citizens acquisition.
(3)	Includes time period operated by Eagle Bank prior to the EBA acquisition.
(4)
CharterBank has options to acquire these two branches from the FDIC.  The cost to acquire the two branches has not been determined, but it is expected that the aggregate cost to acquire both branches would be less than $4.0 million.

(5)	CharterBank expects to close this branch by April 2011.

Legal Proceedings

As of the date of this prospectus, we were not involved in any legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, involve amounts that we believe are immaterial to our consolidated financial condition, results of operations and cash flows.

Subsidiary Activities

Charter Financial Corporation has no direct or indirect subsidiaries other than CharterBank.

Charter Foundation

Charter Foundation, Inc., a nonprofit charitable foundation, was established in December 1994 by members of CharterBank.  The Foundation provides funds to eligible nonprofit organizations to help them carry out unique, innovative projects in specific fields of interest. The Foundation’s goal is to fund projects that will enhance the quality of life in the communities served by CharterBank.

The Foundation now has approximately $7 million in assets and annually distributes 5% of its net asset value in grants to the local community. The grants and gifts provided by the Foundation are generally for charitable causes, and to enhance the quality of life and housing in CharterBank’s markets.  CharterBank indirectly benefits from the favorable publicity and elevated public standing generated through the Foundation’s gifts.

Personnel

As of March 31, 2010, we had 212 full-time employees and 13 part-time employees.  Since that date, we have hired some of the former employees of McIntosh Commercial Bank.  Our employees are not represented by any collective bargaining group.  Management believes that we have good relations with our employees.

SUPERVISION AND REGULATION

General

As savings and loan holding companies, First Charter, MHC and Charter Financial are required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.  As a result of the Dodd-Frank Act, the powers and duties of the Office of Thrift Supervision with respect to savings and loan and mutual holding companies will be transferred to the Federal Reserve Board within one year of the date of the legislation, unless extended by up to six months.  At that time, we will be subject to the rules and regulations, as well as supervision, of the Federal Reserve Board.  In addition, after the stock offering is completed, Charter Financial will be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

CharterBank is examined, regulated and supervised by the Office of Thrift Supervision and is subject to examination by the FDIC.  As a result of the Dodd-Frank Act, the powers and duties of the Office of Thrift Supervision with respect to savings associations such as CharterBank, will be transferred to the Office of the Comptroller of the Currency.  At that time, CharterBank will be subject to the rules and regulations, as well as the supervision, of the Comptroller of the Currency. This regulation and supervision establishes a comprehensive framework of activities in which a bank or savings association may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund, the banking system and depositors.  Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates.  Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating).  Under federal law, an institution may not disclose its CAMELS rating to the public.  CharterBank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System.  CharterBank also is currently regulated to a lesser extent by the Federal Reserve Board governing reserves to be maintained against deposits and other matters.  The Office of Thrift Supervision examines CharterBank and prepares reports for the consideration of its Board of Directors on any operating deficiencies.  CharterBank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of CharterBank’s mortgage documents.

The Dodd-Frank Act and the extensive new regulations implementing the Act, will significantly affect our business and operating results, and any future laws or regulations, whether enacted by Congress or implemented by the FDIC, the Comptroller of the Currency or the Federal Reserve Board, could have a material adverse impact on First Charter, MHC, Charter Financial and CharterBank.

Set forth below is a brief description of certain regulatory requirements applicable to First Charter, MHC, Charter Financial and CharterBank.  The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Charter Financial and CharterBank.

New Federal Legislation

The recently enacted Dodd-Frank Act will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and require CharterBank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks). The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies, including mutual holding companies, like Charter Financial and First Charter, MHC, in addition to bank holding companies that it currently regulates.  As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like Charter Financial and First Charter, MHC.  These capital requirements are substantially similar to the capital requirements currently applicable to CharterBank, as described in “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”  Moreover, First Charter, MHC will require the approval of the Federal Reserve Board before it may waive the receipt of any dividends from Charter Financial, and there is no assurance that the Federal Reserve Board will approve future dividend waivers or what conditions it may impose on such waivers.  See “The recently enacted financial reform legislation may have an adverse effect on our ability to pay dividends, which would adversely affect the value of our common stock,” in the Risk Factors section of this prospectus.  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets.  The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as CharterBank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.  The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws.

The legislation also broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

It is difficult to predict at this time what impact the new legislation and implementing regulations will have on community banks, such as CharterBank, including the lending and credit practices of such banks.  Moreover, many of the provisions of the Dodd-Frank Act will not take effect for at least a year, and the legislation requires various federal agencies to promulgate numerous and extensive implementing regulations over the next several years.  Although the substance and scope of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau and mutual holding company dividend waivers, will increase our operating and compliance costs and restrict our ability to pay dividends.

Federal Banking Regulation

Business Activities.  A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision.  Under these laws and regulations, CharterBank may invest in mortgage loans secured by residential and nonresidential real estate, commercial business loans and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits.  CharterBank also may establish subsidiaries that may engage in activities not otherwise permissible for CharterBank, including real estate investment and securities and insurance brokerage.

Capital Requirements.  Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset.  Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.  Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings bank.  CharterBank does not typically engage in asset sales.

At March 31, 2010, CharterBank’s capital exceeded all applicable requirements.

Loans-to-One Borrower.  Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus.  An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate.  As of March 31, 2010, CharterBank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, CharterBank must satisfy the qualified thrift lender, or “QTL,” test.  Under the QTL test, CharterBank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12 months.  “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets.  “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans.  CharterBank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions.  At March 31, 2010, CharterBank satisfied this test, with 75.3% of its portfolio assets in qualified thrift investments.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account.  A savings bank must file an application for approval of a capital distribution if:

●
the total capital distributions for the applicable calendar year exceed the sum of the association’s net income for that year to date plus the association’s retained net income for the preceding two years;

●	the association would not be at least adequately capitalized following the distribution;

●	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

●	the association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

●	the association would be undercapitalized following the distribution;

●	the proposed capital distribution raises safety and soundness concerns; or

●	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity.  A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws.  All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the association’s record of compliance with the Community Reinvestment Act.  In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes.  An association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities.  The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice.  CharterBank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties.  A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W.  An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as CharterBank.  Charter Financial is an affiliate of CharterBank.  In general, loan transactions between an insured depository institution and its affiliate are subject to certain quantitative and collateral requirements.  In this regard, transactions between an insured depository institution and its affiliate are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates.  Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the association.  In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.  Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.  The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

CharterBank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board.  Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of CharterBank’s capital.  In addition, extensions of credit in excess of certain limits must be approved by CharterBank’s Board of Directors.

Enforcement.  The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including shareholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator.  Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day.  The FDIC also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution.  If action is not taken by the Director, the FDIC has authority to take action under specified circumstances.

Standards for Safety and Soundness.  Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions.  These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate.  The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits.  If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.  If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations.  Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks.  For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

●	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

●	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

●	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

●	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

●	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames.  The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings bank will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings bank.  Any holding company for the savings bank that is required to submit a capital restoration plan must guarantee the lesser of: an amount equal to 5% of a savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status.  This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee.  Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations.  The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2010, CharterBank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institution and credit unions to $250,000 per depositor.  Non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. An institution is assigned an assessment rate from 7 to 77.5 basis points based upon the risk category to which it is assigned.

The FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits.  The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the Deposit Insurance Fund increase from 1.15% to 1.35% of insured deposits by September 30, 2020.  Banks with assets of less than $10 billion are exempt from any additional assessments necessary to increase the reserve fund above 1.15%.  As part of a plan to restore the reserve ratio to 1.15%, in 2009 the FDIC imposed a special emergency assessment on all insured institutions equal to five basis points of assets less Tier 1 capital as of June 30, 2009, payable on September 30, 2009, in order to cover losses to the Deposit Insurance Fund resulting from bank failures.  CharterBank recorded an expense of $354,000 during the quarter ended June 30, 2009, to reflect the special assessment.  In addition, the FDIC increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated.

In addition, in lieu of further special assessments, the FDIC required all insured depository institutions to prepay on December 30, 2009 their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.   Estimated assessments for the fourth quarter of 2009 and for all of 2010 were based upon the assessment rate in effect on September 30, 2009, with 3 basis points added for the 2011 and 2012 assessment rates.  In addition, a 5% annual growth in the assessment base was assumed.  Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future.  Any unused prepayments will be returned to the institution on June 30, 2013.  On December 30, 2009, CharterBank prepaid approximately $3.5 million in estimated assessment fees.  Because the prepaid assessments represent the prepayment of future expense, they do not affect CharterBank’s capital (the prepaid asset will have a risk-weighting of 0%) or tax obligations.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. For the quarter ended March 31, 2010, the annualized FICO assessment rate equaled 1.06 basis points for each $100 in domestic deposits maintained at an institution.  The bonds issued by the FICO are due to mature in 2017 through 2019.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The Emergency Economic Stabilization Act of 2008 provided the Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs established under the legislation is the Troubled Asset Relief Program—Capital Purchase Program (“CPP”), which provided for direct equity investment by the U.S. Treasury Department in perpetual preferred stock or similar securities of qualified financial institutions. CPP participants must comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends.  We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements.  Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System.  CharterBank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending.  As a member of the Federal Home Loan Bank of Atlanta, CharterBank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank.  As of March 31, 2010, CharterBank was in compliance with this requirement.

Federal Reserve System

Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts.  At March 31, 2010, CharterBank was in compliance with these reserve requirements.

Other Regulations

Interest and other charges collected or contracted for by CharterBank are subject to state usury laws and federal laws concerning interest rates.  CharterBank’s operations are also subject to federal laws applicable to credit transactions, such as the:

●	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

●
Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

●	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

●	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

●	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

●	Truth in Savings Act; and

●	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of CharterBank also are subject to the:

●
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

●
Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

●
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

●
The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

●
The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

Charter Financial and First Charter, MHC are savings and loan holding companies registered with the Office of Thrift Supervision, and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements.  In addition, the Office of Thrift Supervision has enforcement authority over Charter Financial and First Charter, MHC and their non-savings institution subsidiaries.  Pursuant to this authority, the Office of Thrift Supervision may restrict or prohibit activities that are determined to be a serious risk to CharterBank.  Under the Dodd-Frank Act, the powers and duties of the Office of Thrift Supervision relating to savings and loan holding companies and their subsidiaries, including rulemaking and supervision authority, will be transferred to the Federal Reserve Board no later than one year from the July 21, 2010 effective date of the legislation, subject to extension of up to six months if requested by the Secretary of the Treasury.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision.  It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured.  In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Federal Securities Laws

After the stock offering, Charter Financial’s common stock will be registered with the Securities and Exchange Commission.  As a result, Charter Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Charter Financial’s public offering does not cover the resale of those shares.  Shares of common stock purchased by persons who are not affiliates of Charter Financial may be resold without registration.  Shares purchased by an affiliate of Charter Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933.  If Charter Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Charter Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a limited number of shares in any three-month period.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.  We will be subject to further reporting and audit requirements beginning with the fiscal year ending September 30, 2011 under the requirements of the Sarbanes-Oxley Act.  We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION
Federal Taxation

General.  Charter Financial Corporation and CharterBank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below.  The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Charter Financial or CharterBank.

Method of Accounting.  For federal income tax purposes, Charter Financial currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal and state income tax returns.

Bad Debt Reserves.  Historically, CharterBank has been subject to special provisions in the tax law regarding allowable tax bad debt deductions and related reserves.  Tax law changes were enacted in 1996, pursuant to the Small Business Protection Act of 1996 (the “1996 Act”), that eliminated the use of the percentage of taxable income method for tax years after 1995 and required recapture into taxable income over a six year period all bad debt reserves accumulated after 1987.  CharterBank has previously recaptured its reserves accumulated after 1987.

Currently, the Charter Financial consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes.

Taxable Distributions and Recapture.  Prior to the 1996 Act, bad debt reserves created prior to 1988 were subject to recapture into taxable income if CharterBank failed to meet certain thrift asset and definitional tests.

At September 30, 2009, CharterBank’s total federal pre-base year reserve was approximately $2.1 million.  However, under current law, base-year reserves remain subject to recapture if CharterBank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax.  The Internal Revenue Code of 1986, as amended (the “Code”), imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”).  The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax.  Net operating losses can offset no more than 90% of AMTI.  Certain payments of AMT may be used as credits against regular tax liabilities in future years.  Charter Financial and CharterBank have not been subject to the AMT and have no such amounts available as credits for carryover.

Net Operating Loss Carryovers.  Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years.  However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years.  At September 30, 2009, First Charter, MHC had a federal tax loss carryforward of approximately $1.6 million that is subject to a Section 382 limit of $116,550 per year.  There is also a remaining Georgia carryforward of approximately $1.6 million that is also limited by Section 382. Charter Financial had no loss carryforwards at September 30, 2009.

Corporate Dividends-Received Deduction.  Charter Financial may exclude from its federal taxable income 100% of dividends received from CharterBank as a wholly owned subsidiary.  The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation.  A 70% dividends-received deduction is available for dividends received from corporations owning less than 20% by the recipient corporation.

Audit of Tax Returns.  First Charter, MHC, Charter Financial and CharterBank’s federal income taxes for 2007 are in the process of being audited.  Other than such audit, our federal income taxes have not been audited in the most recent five-year period.  Tax years 2006 through 2009 are subject to examination by the Internal Revenue Service and state taxing authorities in Georgia and Alabama.

State Taxation

CharterBank currently files, and after the stock offering will continue to file, Georgia and Alabama income tax returns.  Generally, the income of financial institutions in Georgia and Alabama, which is calculated based on federal taxable income, subject to certain adjustments, is subject to Georgia and Alabama tax, respectively.

Charter Financial is required to file a Georgia income tax return and will be generally subject to a state income tax rate that is the same tax rate as the tax rate imposed on financial institutions in Georgia.

MANAGEMENT

Shared Management Structure

The directors of Charter Financial are the same persons who are the directors of CharterBank.  In addition, certain executive officers of Charter Financial are also executive officers of CharterBank.  Both Charter Financial and CharterBank may choose to appoint additional or different persons as directors and executive officers in the future.  We expect that Charter Financial and CharterBank will continue to have some common executive officers until there is a business reason to establish separate management structures.  To date, executive officers have been compensated only for their services to CharterBank.  Our directors receive additional compensation for their services to Charter Financial.

Executive Officers of Charter Financial and CharterBank

The following table sets forth information regarding the executive officers of Charter Financial   and CharterBank.  Positions listed relate to offices of Charter Financial and CharterBank, unless otherwise stated. The executive officers of Charter Financial and CharterBank are elected annually.  Ages are as of September 30, 2009.

Name	Age	Position
Robert L. Johnson	55	President, Chief Executive Officer and Director
Curtis R. Kollar	57	Senior Vice President and Chief Financial Officer
Lee Washam	48	President of CharterBank
William C. Gladden	57	Senior Vice President and Secretary
Ronald Warner	47	Senior Vice President, Credit Administration and Senior Lending Officer for CharterBank

Directors of Charter Financial and CharterBank

Charter Financial has seven directors.  Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting.  Directors of CharterBank will be elected by Charter Financial as its sole shareholder.  The following table states our directors’ names, their ages as of September 30, 2009, the years when they began serving as directors of CharterBank and when their current term expires.

Name(1)	Position(s) Held With Charter Financial	Age	Director Since	Current Term Expires
Robert L. Johnson	Chairman of the Board of Directors, President and Chief Executive Officer	55	1986	2011
David Z. Cauble, III	Director	56	1996	2011
Jane W. Darden	Director	58	1988	2012
William B. Hudson	Director	79	1975	2013
Curti M. Johnson	Director	49	2007	2013
Thomas M. Lane	Director	54	1996	2012
David L. Strobel	Director	57	2003	2011

(1)
The mailing address for each person listed is 1233 O.G. Skinner Drive, West Point, Georgia 31833.  Each of the persons listed as a director is also a director of CharterBank, as well as First Charter, MHC.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Robert L. Johnson and Curti M. Johnson, is “independent” as defined in the listing standards of the Nasdaq Stock Market.  Robert L. Johnson is not independent because he is one of our executive officers, and Curti M. Johnson is not independent because he is Robert L. Johnson’s brother.  In determining the independence of the directors listed above, the Board of Directors considered a mortgage loan that director David L. Strobel has with CharterBank.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information included in each of the directors’ individual biographies set forth below. The Nominating and Corporate Governance Committee and the Board of Directors do not have a diversity policy.  In identifying nominees for directors, however, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees.  During the year ended September 30, 2009, the Boards of Directors of CharterBank and Charter Financial Corporation each met 15 times.  The Board of Directors of Charter Financial Corporation has established the following standing committees:  the Personnel and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.  Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the standing committees as of September 30, 2009, and the number of meetings held by the comparable committee of Charter Financial Corporation during fiscal 2009.  The members of each committee are independent directors as defined under the NASDAQ Stock Market listing standards.  Director Thomas M. Lane will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating and Corporate Governance	Personnel and Compensation	Audit

David Z. Cauble, III	X*	X	X*

Jane W. Darden	X	X

William B. Hudson	X	X

Thomas M. Lane	X	X*	X

David L. Strobel	X		X

Meetings in Fiscal 2009	1	3	6

*	Denotes committee chair as of September 30, 2009.

Audit Committee.  The committee oversees and monitors the financial reporting process and internal control system, reviews and evaluates the audit performed by the outside independent certified public accounting firm, and reports any substantive issues found during the audit to the Board of Directors.  The committee is directly responsible for the appointment, compensation and oversight of the work of the independent certified public accounting firm.  The committee will also review and approve transactions (other than loans, which are approved by the full Board of Directors) with affiliated parties.

Personnel and Compensation Committee.  The committee provides advice and recommendation to the Board of Directors in the areas of employee salaries, benefit programs and general human resources policies and practices.

Nominating and Corporate Governance Committee.  The committee is responsible for nominating persons for election to the Board of Directors and also reviews whether shareholder nominations (if any) comply with the notice procedures set forth in the Company’s bylaws.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience for the past five years of each of our directors and executive officers is set forth below.  With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director.  Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Robert L. Johnson. Mr. Johnson has been the President and Chief Executive Officer of Charter Financial Corporation since its inception in 2001, Chief Executive Officer of CharterBank since 1996 and President of CharterBank from 1996 to January 2007. On November 27, 2007, Mr. Johnson was elected Chairman of the Board of Directors upon the retirement of Mr. John W. Johnson, Jr.  Prior to that time, he served as Financial Analyst, then Senior Vice President and Chief Financial Officer of CharterBank.  He began continuous service with CharterBank in 1984. Mr. Johnson has an undergraduate degree from Vanderbilt University and a Master’s Degree in Business Administration with a concentration in Finance from the University of Alabama. He is a graduate of the Graduate School of Community Bank Management. He also serves on the LaGrange College Board of Trustees and is Chairman of The Charter Foundation. Mr. Johnson also is affiliated with the West Point Rotary Club. Mr. Johnson is the brother of Curti M. Johnson, Director.  Mr. Johnson provides the Board of Directors with broad perspective on Charter Financial’s strategies, challenges and opportunities as a result of his long affiliation with CharterBank in a variety of senior management roles.

David Z. Cauble, III. Mr. Cauble is self-employed as a food service consultant and investor. He was the Owner and President of Vend-All Company in LaGrange, Georgia, until its sale in 1996. Previously he was Vice President-Sales in his family’s Coca-Cola Bottling business. He is a graduate of Washington & Lee University, serves as Chairman of Cobb Foundation, is a member of Young Presidents’ Organization, and serves as a Junior Warden of the Episcopal Church in LaGrange.  As a manager and owner of several businesses and an investor, Mr. Cauble provides the Board of Directors with insight concerning the opportunities and risks associated with lending to commercial companies and small businesses.

Jane W. Darden. Ms. Darden is responsible for overall management, including bookkeeping, for family assets which includes investments, timberland and cattle farming.  She was formerly employed in the banking field for five years, and has a B.A. in Psychology from Converse College.  Ms. Darden serves on Library Committee, Stewardship Committee, Altar Guild and Meals on Wheels for First United Methodist Church of West Point, Georgia.  As a manager of a variety of different businesses, and with her experience in banking, Ms. Darden provides the Board of Directors with a number of different perspectives and insights.

William B. Hudson. Mr. Hudson is a retired Account Executive for Smith Barney and its predecessors, where he served for 26 years. He was employed in the brokerage business for 42 years. Mr. Hudson graduated from the University of Georgia with a degree in business with postgraduate studies at Auburn University. Mr. Hudson served with the 28th Infantry Division in Germany during the Korean War. He also is past president of the LaGrange Rotary Club and Highland Country Club. Mr. Hudson is a life-long member of the First Baptist Church of LaGrange and active in its affairs. His long-time professional experience in investment management provides the Board of Directors with insight in evaluating investment opportunities and risks related to CharterBank’s investment portfolio.

Curti M. Johnson. Mr. Johnson is a member of both the Georgia and Alabama Bar Association. He is a partner in the law firm of Johnson, Caldwell & McCoy in Lanett, Alabama, where he has practiced law since 1990. Prior to that time, Mr. Johnson was an associate attorney with Burr & Forman in Birmingham, Alabama, for four years. Mr. Johnson served as a director for Citizens BancGroup, a bank holding company in Valley, Alabama, from 1988 until it was acquired by CharterBank in 1999. He served as Chairman of Citizens BancGroup from 1996 through 1999. He received his B.A. degree from Vanderbilt University and his law degree from the University of Virginia School of Law. Mr. Johnson is Vice President and founding board member of the Chattahoochee Fuller Center Project, Inc. Mr. Johnson is the brother of Robert L. Johnson, our Chairman of the Board and Chief Executive Officer.  Mr. Johnson’s legal expertise provides the Board of Directors with insight on legal matters involving CharterBank, and his local contacts with customers and businesses assist the bank with business generation and product offerings.

Thomas M. Lane. Mr. Lane is Chief Financial Officer of Lanier Health Services.  He was the Senior Vice President and Treasurer of WestPoint Home, Inc. and its predecessors from March 2000 until March 2007. He previously served as its Treasurer from 1997 to 1999. Prior to that time, he served as Controller of Budgets and Analysis for WestPoint Pepperell, one of the predecessors of West Point Home, Inc. He had been continuously employed in various financial and accounting positions with WestPoint Home and its predecessor companies since June 1976. Mr. Lane received his B.S. in Business Administration from Auburn University in 1976.  Mr. Lane’s diverse senior management experiences in financial and accounting roles for several large enterprises provide the Board of Directors with perspective on CharterBank’s financial and accounting practices and procedures, financial reporting, as well as Charter Financial’s relationship with its internal and external accounting firms.

David L. Strobel. Mr. Strobel has been the Executive Vice President and General Manager of Shannon, Strobel & Weaver Constructors & Engineers, Inc. since 1977. He received his B. S. in Mechanical Engineering from the University of Notre Dame in 1973, and is a Registered Professional Engineer in 18 states. Mr. Strobel served as a member of the Board of Directors of EBA Bancshares and Eagle Bank of Alabama from 1998 until their acquisition by CharterBank in 2003. In February 1999, he assumed the position of chairman of EBA Bancshares. He joined the Board of Directors of CharterBank and Charter Financial Corporation in August 2003. Mr. Strobel’s other affiliations include the Auburn City Schools Board of Education and several professional societies.  Mr. Strobel’s experience in managing the operations of a construction and engineering business provides the Board with general business acumen, and his real estate and construction knowledge and experience and prior service on the board of another financial institution provides the Board with perspective and experience in CharterBank’s lending operations.

Executive Officers Who are Not Directors

William C. Gladden. Mr. Gladden, 57, has been the Vice President and Secretary of Charter Financial Corporation since October 2001 and of CharterBank since 1991. He was also a Director of CharterBank from 1988 to 1990. He was the Manager of Telecommunications for West Point Pepperell from 1984 to 1990. Mr. Gladden earned his B.S. in Management from Georgia Tech in 1976. In 2002 he completed his M.S. in technology management also from Georgia Tech. In addition he is a graduate of the National School of Banking of America’s Community Bankers. Mr. Gladden is a member of the Board of Directors of Medical Park Management, Inc. Other affiliations include: Junior Achievement, West Point Rotary Club, The American Society of Corporate Secretaries, and West Point Depot and Visitors Center. He also serves on the board of directors for The Charter Foundation and as Finance Committee Chairman for West Point Methodist Church.

Curtis R. Kollar.  Mr. Kollar, 57, is a Certified Public Accountant (CPA) and Certified Management Accountant (CMA). He has been the Vice President & Treasurer of CharterBank since 1991 and was named Chief Financial Officer of Charter Financial Corporation in October of 2001 and of CharterBank in January of 2001. He has an undergraduate degree from Ohio Wesleyan University and an MS in Accounting from Syracuse University. He is a graduate of the Graduate School of Community Bank Management. Mr. Kollar has 24 years experience in the banking field. Mr. Kollar serves as treasurer of West Point First United Methodist Church and he is President of the Board of Directors of the Chattahoochee Valley Hospital Society, a member of the LaGrange Choral Society and a past President of the West Point Rotary Club.

Ronald M. Warner.  Mr. Warner, 46, has been a Senior Vice President of CharterBank since 2004 and the Senior Lending Officer for CharterBank since 2008.  Mr. Warner was formerly a Senior Vice President with Flag Bank in LaGrange, Georgia.  Mr. Warner has 20 years of lending and credit experience, the majority with regional banks.   He has a bachelor’s degree in Business Administration from The College of Charleston.  He is active with the American Cancer Society and St. Luke United Methodist Church.

Lee Washam.  Mr. Washam, 48, has been President of CharterBank since January of 2007. Prior to this, he served as Executive Vice President for six years. Mr. Washam is the former Executive Vice President of Flag Bank, LaGrange, Georgia and has over 26 years of banking experience. He received his B.S. in Business Administration from LaGrange College in 1983 and is a 1995 graduate of The Graduate School of Banking at Louisiana State University. Mr. Washam’s current affiliations include: LaGrange Lions Club, Leadership Troup, Georgia Community Bankers Association, the Board of Governors of Highland Country Club and Finance Committee for New Community Church.

Code of Ethics

Charter Financial Corporation has adopted a Code of Ethics that is applicable to the officers, directors and employees of Charter Financial Corporation, including Charter Financial Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Risks Associated with Compensation Policies and Practices

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of Charter Financial’s risks. The Board regularly reviews reports from members of senior management on areas of material risk to Charter Financial, including credit, financial, operational, liquidity, legal and regulatory risks. In reviewing the reports, the full Board, or the appropriate Committee in the case of risks that are under the purview of a particular Committee, discuss with the members of senior management responsible for the areas covered by the reports how risks have been identified and what strategies and procedures have been put in place to mitigate risks. When a Committee receives a report, the Chairman of the relevant Committee communicates the results of the report review to the full Board at the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

We believe that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on Charter Financial. This conclusion was reached based on the following factors:

●
the compensation mix is not overly weighted toward annual incentives. The target performance-based cash incentive for meeting the pretax net income budget, expressed as a percent of annual base salary, is 30% for the Chief Executive Officer and 17.5% for the four other executive officers of Charter Financial. Employees who are not officers do not participate in the performance-based cash incentive plan.

●	Charter Financial is not engaged in higher risk activities such as trading securities and derivative instruments.

●
loan originations and investment purchases, which represent the higher risk activities of Charter Financial, must be in compliance with policies established by the Board of Directors and are subject to procedures that monitor compliance with the policies.

●	no significant portion of Charter Financial’s earnings is derived from one particular type of activity.

●
the thresholds that have to be met for payment of performance-based cash incentives are reviewed and approved annually by the Compensation Committee. The thresholds are considered to be reasonable. The Committee also has the authority to increase or deny payments that otherwise would be called for by the performance-based cash incentive plan.

●
compliance and ethical behavior are integral factors in all performance assessments. All officers, directors and employees of Charter Financial must attest annually as to their compliance with Charter Financial’s Code of Business Conduct and Ethics.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Purpose, Philosophy and Process

This section provides (i) a description of the structure and function of the Personnel and Compensation Committee of our Board of Directors (“Compensation Committee”), (ii) a description of the objectives of the compensation program for executive officers named in the Summary Compensation Table below (our “executive officers”), (iii) a discussion of the design of our executive officer compensation program and (iv) a discussion of each material element of our executive officer compensation program and our rationale for choosing to make the payments listed in the tables following this section.

The Compensation Committee’s executive compensation philosophy is that each executive officer’s total compensation, including base salary, short-term incentives, long-term equity incentives, benefits and perquisites should be within market competitive ranges and should be balanced to motivate attainment of our short-term and long-term strategic objectives and individual objectives.  The Compensation Committee believes that each executive officer’s base salary should reflect the officer’s role, responsibility, experience, performance and contribution to the success of Charter Financial Corporation.  Our Compensation Committee considers base salaries “competitive” when they are at the approximate market median of our peer group (see “Use of Compensation Survey”).  The Compensation Committee’s short-term and long-term incentive compensation programs are designed to encourage performance, ownership and alignment with the interests of our shareholders.

Corporate Governance

Compensation Committee

Our Compensation Committee is responsible for administering our executive officer compensation program. The Compensation Committee determines salary levels and amounts of incentive compensation for executive officers, administers our 2001 Stock Option Plan and 2001 Recognition and Retention Plan, including approval of grants to executive officers and non-employee directors, and periodically reviews and approves all compensation decisions and programs relating to our executive officers. The Compensation Committee approves the compensation philosophy and objectives of Charter Financial Corporation and CharterBank, and reviews all compensation components of Charter Financial Corporation’s Chief Executive Officer and other executive officers, including base salary, annual incentives, long-term incentives/equity, benefits and other perquisites.  In addition to reviewing competitive market values, the Compensation Committee examines total compensation mix, the pay-for-performance relationship and how elements in the aggregate comprise the executive’s total compensation package.  The Compensation Committee is composed entirely of independent non-employee directors. The members of the Compensation Committee for fiscal 2009 were Thomas M. Lane (Chairman), David Z. Cauble, III, Jane W. Darden and William B. Hudson.

Compensation Committee Charter

The Compensation Committee’s charter reflects the responsibilities described above. The charter is reviewed at least annually by the Compensation Committee and the Board of Directors. The text of the current charter can be found at www.charterbank.net.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee regularly utilizes the Hay Group to evaluate base and incentive compensation for both executive and non-executive employees.  The Compensation Committee also engaged Meyer-Chatfield in January 2009 to review and make recommendations on the overall compensation for management personnel, including equity awards (both stock options and stock awards), supplemental retirement plans and split-dollar life insurance.  In fiscal 2009, the Compensation Committee engaged the Hay Group to conduct a study of comparative compensation for non-senior positions at CharterBank.  The Compensation Committee also engaged Meyer-Chatfield in connection with the implementation of our new Salary Continuation Plan.

Charter Financial Corporation’s management and outside advisors are invited to Compensation Committee meetings to provide their views on compensation matters. Our management participates in the process of determining senior officer compensation by making recommendations to the Compensation Committee, as requested by the Committee, regarding base salary adjustments, incentive plan awards and equity plan awards. Annually, the Compensation Committee evaluates Mr. Johnson’s performance and reports its findings to the Board of Directors.  In addition, Mr. Johnson provides a self-assessment of his performance to the Compensation Committee but does not participate in decisions relating to his compensation. The Compensation Committee makes a recommendation concerning Mr. Johnson’s salary to the Board of Directors and the Board of Directors approves Mr. Johnson’s salary.

Compensation Committee Activities in Fiscal Year Ended September 30, 2009

The Compensation Committee met three times during the fiscal year ended September 30, 2009.  The Compensation Committee’s overall objective regarding executive compensation is to provide the Company’s executives with a competitive, performance-based compensation package to motivate and reward the attainment of the Company’s strategic goals, including financial goals and share performance.  As a result, the Compensation Committee considers not only Charter Financial Corporation’s performance, but the individual executive’s attainment of both annual and long-term goals and objectives and the appropriate mix of compensation in determining each executive’s individual compensation package.  The Compensation Committee believes that a portion of the executive’s total compensation should be at risk based on performance in order to motivate and reward executives to achieve Charter Financial Corporation’s strategic goals.

Among other actions taken in fiscal year 2009, the Compensation Committee engaged Meyer-Chatfield as compensation consultant to advise in connection with our executive officer and director compensation and benefit programs.  The Compensation Committee reviewed executive salaries, performance and competitive market factors in fiscal year 2009 and, based on the existing economic environment and a desire for prudent fiscal management, decided to make no base salary adjustment for executive officers during fiscal year 2009. The Compensation Committee also reviewed the compensation structure for our Board of Directors and committees of the Board and determined not to make any changes in 2009.

In addition, in January 2009, on the basis of recommendations made by Meyer-Chatfield, the Compensation Committee offered employees and directors the opportunity to cancel existing stock options that had exercise prices substantially in excess of the current fair market value of our shares (which were trading at approximately $8.40 to $8.95 at the time), and in exchange, to receive new stock options under our 2001 Stock Option Plan with an exercise price of $11.00, which at the time, was more than 20% higher than our current fair market value.  At the time, the outstanding stock options had exercise prices ranging between $29.26 and $45.50.  Meyer-Chatfield concluded, and the Compensation Committee agreed, that the existing stock options had no retention value for the officers and employees who held them.  Accordingly Meyer-Chatfield recommended that we allow our non-employee directors and senior officers the opportunity to cancel their existing stock options and receive in exchange new stock options equal to one-half the number of their outstanding options, with an exercise price of $11.00 per share.  For persons with outstanding option awards other than our non-employee directors and senior executives, Charter Financial Corporation agreed to exchange options on a one-for-one basis, with each new option having an option exercise price of $11.00 per share.  All exchanged options were granted on January 27, 2009 and vest after five years, which means that they would vest entirely on January 27, 2014.

Objectives of Our Compensation Program

Charter Financial Corporation’s executive officer compensation program has the following objectives:

●	Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with that offered by our competitors;

●	Motivate each individual to perform, to the best of his/her ability, in order to achieve targeted goals for the individual and Charter Financial Corporation;

●	Improve Charter Financial Corporation’s performance, balancing risk-taking with standards of safety and soundness;

●	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within an equitable framework;

●	Promote the long-term increase in the value of Charter Financial Corporation by providing a portion of compensation in the form of our common stock that vests over a period of years; and

●
Analyze compensation, taking into account all compensation elements, to determine the appropriate mix of compensation that will encourage superior performance and create alignment with the interests of our shareholders.

Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and short-term incentive plan compensation under our Incentive Compensation Plan, which covers our executive officers and employees.

For executive officers, we use compensation information from Hay Group.  For 2009, however, we did not use Hay Group or other peer group data in setting compensation for our executive officers.

Our base salary levels for executive officers are intended to be competitive with our peer group and to motivate individuals to discharge the responsibilities of their positions, and to reflect the officer’s role, responsibilities, experience, performance and contribution to CharterBank’s success.   Our Compensation Committee generally adjusts base salaries of senior officers annually with input from Mr.  Johnson or Mr. Washam. In making these adjustments, our Compensation Committee takes into account individual and CharterBank performance; the total current and potential compensation of a given officer; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees.   At the beginning of fiscal year 2009, however, due to existing economic conditions, the base salaries of our management level employees, including our executive officers, were frozen at fiscal year 2008 levels.  For fiscal year 2010, our Board of Directors approved an increase in base salaries, ranging from 2% to 2.75%.  Mr. Robert L. Johnson, our Chief Executive Officer, has an employment agreement with CharterBank and receives a base salary under that agreement, subject to annual review and adjustment.   Mr. Johnson’s base salary for fiscal year 2010 is $284,346.

Use of Compensation Survey

We have retained the Hay Group as compensation consultants to advise us with respect to our base compensation program.  Most recently, Hay Group reviewed 54 positions within our organization (not including the executive team).  The information provided by Hay Group was derived from its proprietary data bases, including the Hay National General Industry Survey and the Hay National Banking Industry Data, and was discounted by 7% to reflect the local market.  We also use Meyer-Chatfield as compensation consultants for our executive officers and director compensation.

The Compensation Committee relies on peer group surveys prepared by consultants Meyer-Chatfield and the Hay Group to assess the competitiveness of CharterBank’s pay practices in the marketplace. The peer group data is used in combination with other published supplemental survey sources reflecting industry data for banks similar in size and location, as well as information relating to individual and CharterBank performance to help the Compensation Committee make compensation decisions.  Our last comprehensive compensation evaluation of the positions held by our executive officers occurred in fiscal 2006.  We have not made any major changes in executive job grades since then.  Job grades and pay ranges have been adjusted, using market-based data provided by the Hay Group from its national data base.

Impact of Performance on Cash Compensation

CharterBank maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective pre-established performance goals.  The plan consists of an incentive program that rewards performance, based on the achievement of key operating goals.  All non-commissioned employees who are not covered under another cash incentive compensation plan are eligible to participate.  Prior to fiscal year 2006, a portion of these incentive payments were made annually and the remaining portion was paid in equal installments over the following one to three years, depending on the employee’s position with CharterBank.  In fiscal year 2006, the Board of Directors terminated this program and the entire incentive payment was made in fiscal year 2006.  In fiscal years 2007 and 2008, the remaining portions of the incentives that were withheld in prior years were paid out on schedule, in addition to the incentives that were earned for the period.  For fiscal year 2009, no incentive compensation was paid to any officer or employee because we did not meet our performance goals for the fiscal year.

Incentive compensation plan payouts are based on the level of individual and CharterBank performance measured against strategic criteria in the following categories: corporate achievement, departmental/business achievement and individual achievement.

In addition to performance-based compensation paid under our incentive compensation plan, we may from time to time make discretionary cash bonus payments to rectify inequities or recognize outstanding performance. No such bonus payments were made during fiscal year 2009.

Equity Compensation Plan

As a newly public company, Charter Financial Corporation granted restricted shares and stock options to key executives for the first time in 2002 under its 2001 Recognition and Retention Plan and 2001 Stock Option Plan, and has continued to make awards over time as conditions warrant or as new officers or directors are added.  These plans authorized the grant of 283,177 shares of restricted stock and 707,943 options, respectively, to our officers, employees and directors.  The stock-based incentive plans are one of the most important elements of our total compensation package, because they directly tie the interests of executive officers to the interests of Charter Financial Corporation’s shareholders.

In making award decisions from time to time, the Compensation Committee reviews regulatory guidelines, market data, and input provided by our consultants and attorneys.  The Committee also considers recommendations from the Chief Executive Officer for grants to other executive officers. Awards have been based upon the individual’s responsibilities and position, years of service, and the value of the individual’s expected contribution to our future success.

As a result of recent market conditions and other factors affecting our stock price, all of our outstanding stock options at the beginning of fiscal year 2009 were significantly “underwater,” which means that the exercise price significantly exceeded the then market price of our shares.  As a result, our stock options were no longer useful in motivating and retaining key employees.  In fiscal year 2009, we engaged Meyer-Chatfield to review our stock options and make recommendations regarding whether repricing such options would be appropriate under the circumstances.  Meyer-Chatfield recommended repricing such options by cancelling existing options and granting new options to our employees and directors.  For executive officers and directors, Meyer-Chatfield’s recommendation was to grant new options equal to one-half the number previously held by such persons and, with respect to other employees, they recommended that new grants be made on a one-for-one basis.  Meyer-Chatfield further recommended that such options be granted with an exercise price at least 20% above the then market price of Charter Financial Corporation’s common stock.  On the basis of Meyer-Chatfield’s recommendations, in January 2009, we offered employees and directors the opportunity to cancel existing stock options and replace them with new options in the amounts recommended with an exercise price of $11.00 per option, which was slightly greater than 20% above the then market value of our shares.  To emphasize the retention aspect of the option awards, we granted all such options with a five-year cliff vesting schedule.

Elements of Compensation

Overview

Our executive officer compensation program consists of the following elements: (i) base salary; (ii) a performance-based annual cash bonus under our incentive compensation plan; (iii) awards of stock options and restricted shares of Charter Financial common stock under our 2001 Stock Option Plan and 2001 Recognition and Retention Plan; and (iv) perquisites for certain executive officers. The following describes the elements of compensation and provides information on our decisions regarding fiscal 2009 compensation.

Cash Incentive Awards

Charter Financial Corporation determines cash incentive awards in accordance with the guidelines established by our Compensation Committee under our incentive compensation plan. Our goals are:

●	To maximize long-term shareholder value by reinforcing achievement of key operating goal(s) as defined in our business plan and commitment to achievement of long-term strategic objectives.

●	To foster teamwork and cooperation, yet reinforce the importance of individual performance.

●	To reward measureable, demonstrated results and require a minimum level of performance before paying incentives.

Our Compensation Committee selects officers to whom awards are made and the total potential incentive compensation for each officer under the incentive compensation plan.  In making these determinations, our Compensation Committee considers the responsibilities and grade classification of each officer; each officer’s performance and anticipated future contributions to Charter Financial Corporation; and prevailing market compensation levels for similar positions at other banks as determined by the Meyer-Chatfield compensation study. The Compensation Committee also considers recommendations for award levels made by our Chief Executive Officer.

The incentive compensation plan provides for an incentive, based on performance as measured by goal attainment from the scorecard model.  Award opportunities are summarized within the corporate scorecard spreadsheet and approved annually by the Board of Directors or Compensation Committee.  Payouts under our incentive compensation plan are determined based on achievement of pre-established fiscal year budget targets for categories of strategic criteria in comparison to actual results (for financial measures) or goals (for other measures).

In past years and in future years, each financial target and non-financial goal is weighted, based on the Compensation Committee’s determination of the relative importance of each target and goal to our overall performance. The specific targets and percentages differ for each goal.   Awards under the plan are based upon actual performance, compared to budgeted goals, and the officer’s job grade mid-point within Charter Financial Corporation.

Potential cash awards are based on attainment opportunities by job family as a percentage of base salary (non-exempt employees = 10%; exempt employees = 15%; assistant vice-president level = 25%; vice-president level = 30%; senior vice-president level = 35%; and chief executive officer level = 60%). The attainment opportunities are calculated across a job grade mid-point and employees may earn from 0% to 100% of the attainment opportunity (e.g, a senior vice-president with a mid-point of $100,000 has an incentive opportunity of 35%, or $35,000). The Compensation Committee reviews the incentive compensation plan metrics at least annually to ensure they are aligned with our strategic plan.  The Compensation Committee believes that the incentive targets are within competitive market ranges.

In fiscal year 2009, we established $3.65 million in pre-tax income, as adjusted to exclude nonrecurring items, as a threshold goal to be met before any incentive compensation could be paid.  This financial goal would be fully achieved at $6.85 million in pre-tax income (e.g., the target goal), excluding nonrecurring items. We did not set a “stretch” goal.  However, achievement at a level above the target goal would result in a proportionately higher payout.  Similarly, achievement between threshold and target would result in proportionately lower contributions.  Because the threshold of $3.65 million was not achieved, no payments were made under the plan in fiscal 2009.   For 2009, no other financial or non-financial performance goals were established.

Equity Awards

Our Compensation Committee may make awards to our executive officers in the form of both shares of restricted stock and stock options. The award levels and vesting schedule are determined based on various factors, including performance and responsibilities of individual executives; regulatory requirements governing post-offering equity grants; the previous history of Charter Financial Corporation as a mutual institution and the absence of prior equity compensation; and competitive market information provided by Meyer-Chatfield.  The Compensation Committee also considers the accounting consequences of the awards to Charter Financial Corporation and the different tax consequences to executives and Charter Financial Corporation resulting from grants of incentive and non-qualified stock options and restricted shares.  See “—Compensation Committee Activities in Fiscal Year Ended September 30, 2009” and “—Equity Compensation Plan” for a discussion of our Compensation Committee’s 2009 discussion to cancel existing options and grant new options.

Benefits

Charter Financial Corporation provides individual supplemental life insurance benefits to its executive officers. Additionally, all executive officers participate in the benefit plans generally available to our employees, including medical insurance, our 401(k) plan and employee stock ownership plan. We also recently implemented a supplemental executive retirement plan for Messrs. Johnson, Washam and Kollar, in the form of individual Salary Continuation Agreements. This plan is intended to promote these senior executives’ continued service by providing a supplement to the executives’ other retirement benefits. The benefit is based on final cash compensation and length of service with Charter Financial Corporation.

Perquisites

Charter Financial Corporation provides perquisites to certain of our executive officers in the form of use of a company-owned automobile, country club membership and physical examinations.

Employment Agreements

Charter Financial Corporation entered into an employment agreement with Mr. Robert L. Johnson, our President and Chief Executive Officer.  The employment agreement was amended in December 2009 (as amended, the “employment agreement”).  The employment agreement has a term of three years and may be renewed annually after a review of the executive’s performance.  In addition to base salary, currently $277,410, the executive may receive other cash compensation in an amount not to exceed $100,000 in any year.  In addition, the agreement provides for participation in employee benefit plans and programs maintained by Charter Financial Corporation, including retirement, pension, savings, profit-sharing or stock bonus plans, any group life, health, dental, accident and long-term disability insurance plans, incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans.  Cash compensation paid under any of the plans and programs identified in the preceding sentence is not included in the $100,000 limit.  Charter Financial Corporation will provide the executive with the use of an automobile and reimburse him for business expenses, including membership fees in clubs and organizations that are necessary and appropriate for business purposes.  The agreement also guarantees customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.  The employment agreement also provides uninsured disability benefits.

Charter Financial Corporation may terminate the executive’s employment, and the executive may resign, at any time with or without cause.  However, in the event of termination during the term of employment without cause, Charter Financial Corporation will owe the executive his earned but unpaid compensation and benefits due under our employee benefit plans and programs and those of CharterBank and he will also receive a lump-sum severance payment equal to three times his five-year average compensation, payable within 60 days of his termination of employment, unless the executive is considered a “specified employee” of a publicly traded company, in which case such payment will be delayed for six months after termination of employment, if necessary, to avoid a tax under Section 409A of the Internal Revenue Code.   The same severance benefits would be payable if the executive resigns during the term of employment following:

●
the failure of Charter Financial Corporation to appoint or re-appoint or elect or re-elect him to his executive position or, if he is also a director, the failure of the shareholders to elect or re-elect him as a member of the Board of Directors;

●
a material reduction in duties, functions or responsibilities not cured after 30 days notice; involuntary relocation of the executive’s principal place of employment to a location more than 35 miles from Charter Financial Corporation’s principal office in West Point, Georgia, and more than 35 miles from the executive’s principal residence;

●
any reduction in base salary in effect from time to time or any change in the terms of any compensation or benefits programs in which he participates, which individually, or together with other changes, has a material adverse effect on the aggregate value of his total compensation package; or

●	other material breach of contract by Charter Financial Corporation or CharterBank which is not cured within 30 days.

Mr. Johnson is subject to a covenant not to compete for one year following termination during the employment period, unless his termination occurs under circumstances entitling him to an additional severance payment.  He is also subject to nonsolicitation and confidentiality provisions under the employment agreement.

Change in Control Agreements

CharterBank entered into two-year change of control agreements with Curtis R. Kollar, William C. Gladden, and Lee Washam and with another senior officer.  These agreements are guaranteed by Charter Financial Corporation.  The term of these agreements is perpetual until CharterBank gives notice of non-extension, at which time the term is fixed for two years.

Generally, CharterBank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change in control or a pending change in control.  In such case, the executive will be entitled to his or her earned but unpaid compensation as of the date of termination, without obligation for additional severance benefits.  However, if CharterBank or Charter Financial Corporation signs a merger agreement or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it may not terminate an officer’s employment without cause without liability for severance benefits.  The severance benefits would generally be made in a lump-sum payment equal to two times the executive’s salary, bonus, short-term and long-term cash compensation received in the  two years prior to the occurrence of termination of employment.  In addition, CharterBank will provide the executive and his or her dependents with continued group life, health, dental, accident and long-term disability insurance benefits on the same terms as prior to termination for a period of  two years, subject to reduction to the extent that such coverage is provided by a subsequent employer or through Medicare.  CharterBank would pay the same severance benefits if the officer resigns after a change of control following:

●
a loss of title or position held immediately prior to the change of control or failure to vest in the executive the functions, duties or responsibilities customarily associated with such position that is not cured within 30 days after notice from the executive;

●
any reduction in base salary in effect from time to time or any change in the terms of any compensation or benefits programs in which the executive participates, which individually, or together with other changes, has a material adverse effect on the aggregate value of his total compensation package;

●
an involuntary relocation of his principal place of employment to a location more than 35 miles from CharterBank’s principal office on the day before the change of control and more than 35 miles from the officer’s principal residence; or

●	any other material breach of contract which is not cured within 30 days.

In the event of the executive’s disability occurring during a pending change of control or following a change of control, these agreements also provide uninsured disability benefits for the executive.

Benefit Plans.

401(k) Plan.  CharterBank has adopted a 401(k) plan, which is a tax-qualified defined contribution plan, for employees of CharterBank who have completed at least three months of service.  Eligible employees may contribute from 1% to 15% of annual compensation on a pre-tax basis each year, subject to limitations of the Internal Revenue Code.  The 401(k) plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account.  Participants may purchase Charter Financial Corporation common stock in the aftermarket with their 401(k) accounts; however, participants will not be entitled to purchase stock in the stock offering through their 401(k) plan accounts.

Employee Stock Ownership Plan.  This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service with CharterBank.  CharterBank implemented the plan in connection with the 2001 reorganization into the mutual holding company structure and stock offering.  Charter Financial Corporation made a loan to the ESOP to purchase 8% of the shares sold in the initial offering, or 317,158 shares.  The ESOP loan has a term of 30 years, but may be prepaid more rapidly.  The shares purchased with the ESOP loan were initially held as pledged collateral for the loan in a suspense account but are released from the suspense account and allocated to participants’ accounts as the ESOP loan is repaid.  Although contributions to this plan are discretionary, CharterBank intends to contribute enough each year to make the required principal and interest payments on the loan.  In connection with the stock offering, our ESOP is expected to either obtain a second loan or refinance the original loan and purchase an additional 300,000 shares in the stock offering.  We reserve the right, however, to have the ESOP purchase more than 300,000 shares of common stock in the stock offering (up to the regulatory limit of 4.9% of Charter Financial Corporation’s shares of common stock outstanding, as adjusted) if necessary to complete the stock offering at the minimum of the offering range.

Benefit Restoration Plan.  In connection with our initial stock offering in 2001, Charter Financial Corporation implemented a Benefit Restoration Plan, which was intended to provide certain executive officers with benefits and contributions equal to those that they could not receive under our tax-qualified 401(k) Plan and ESOP due to certain tax law limits.  In addition, the Benefit Restoration Plan was intended to provide an additional benefit for any participant who retires prior to the payment in full of the ESOP loan, approximately equal to the amount such person would have received had he or she continued to work for the duration of the ESOP loan.  The Benefit Restoration Plan was frozen, effective in January 2009, in connection with CharterBank’s implementation of a new Salary Continuation Plan.  At the time that it was frozen, the only participant in the Benefit Restoration Plan was Mr. Johnson.

Salary Continuation Plan.  In January 2009, CharterBank implemented a Salary Continuation Plan for the benefit of three of our named executive officers: Messrs. Johnson, Washam and Kollar.  The Salary Continuation Plan is intended to provide a benefit equal to a percentage (50% for Mr. Johnson; 30% for Mr. Washam and 10% for Mr. Kollar) of the named executive officer’s average base salary for the highest three calendar years ending on the earlier of the executive’s normal retirement age or separation from service.  With respect to Mr. Johnson, who participated in our Benefit Restoration Plan prior to the date it was frozen, the benefit under the Salary Continuation Plan will be reduced by the benefit available to him under the Benefit Restoration Plan.  The benefit will be payable in 180 monthly installments no earlier than the executive’s early retirement date (e.g., the later of 10 years of service or age 62).

Split Dollar Life Insurance Plan.  In 2006, CharterBank entered into an endorsement split dollar life insurance plan covering our executive officers that provided a supplemental death benefit of $100,000 to a covered executive’s beneficiary in the event of the executive’s pre- or post-retirement death.  In 2010, CharterBank entered into separate endorsement split dollar agreements with each of Messrs. Johnson, Washam and Kollar, which increased their pre-retirement death benefit by $2,000,000, $1,000,000 and $500,000, respectively, or the net amount at risk under the policy, whichever is less at the time of death.  In the event of Messrs. Johnson’s, Washam’s or Kollar’s post-retirement death, the benefit would be reduced, but not below $100,000.

Executive Compensation

The following table sets forth for the year ended September 30, 2009 certain information as to the total remuneration paid by Charter Financial Corporation to Robert L. Johnson, President and Chief Executive Officer, Curtis R. Kollar, Chief Financial Officer, and the three other most highly compensated executive officers of Charter Financial Corporation or CharterBank (“Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)(1)		Bonus ($)	Stock awards ($)(3)	Option awards ($)(4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)
Robert L. Johnson President, Chief Executive Officer and Director	2009	$315,311	(2)	$—	$—	$45,140	$—	$76,955	$136,357	$573,763

Curtis R. Kollar Senior Vice President and Chief Financial Officer	2009	147,854		—	—	19,444	—	15,868	39,385	222,551

Lee Washam President of Charter Bank	2009	189,302		—	—	18,300	—	33,661	64,726	305,989

William C. Gladden Senior Vice President	2009	94,605		—	—	10,370	—	—	17,069	122,044

Ronald Warner Senior Vice President, Credit Administration and Senior Lending Officer	2009	109,567		—	—	7,320	—	—	8,224	125,111

(1)	Includes $14,938, $16,012, $10,048, $12,786 and $2,191 of elective deferrals to Charter Financial Corporation’s 401(k) plan by Messrs. Johnson, Kollar, Washam, Gladden and Warner, respectively.
(2)	Includes director fees in the amount of $37,900.
(3)	No stock awards were granted in the 2009 fiscal year.
(4)
Reflects the grant date fair value of option awards that had been granted under the Charter Financial Corporation 2001 Stock Option Plan on January 27, 2009.  The fair value is the amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation (formerly FASB Statement 123R).  The option valuations are based upon the Black-Scholes valuation model using the following assumptions for the awards in 2009:  (1) expected term of option, 8 years; (2) annual volatility of common stock, 42.13%; (3) expected dividend yield of common stock, 11.75%; and (4) risk-free interest rate, 3.21% per annum, which results in a valuation of $.61 per option.

(5)	Reflects change in value in Salary Continuation Agreements only.
(6)	All other compensation was comprised of the following elements for the year ended September 30, 2009:

	Johnson	Kollar	Washam	Gladden	Warner

Employee Stock Ownership Plan	$16,850	$14,905	$16,130	$11,119	$6,032
Benefit Restoration Plan	28,052	—	—	—	—
Life Insurance Premiums (1)	875	891	332	891	239
Dividends on Restricted Stock(2)	80,229	23,181	38,635	3,091	1,545
Automobile	3,206	—	3,900	—	—
Country Club Dues	—	—	2,322	1,560	—
Executive Health Benefits	6,737	—	2,999	—	—
Long-term Disability Premiums	408	408	408	408	408
	136,357	39,385	64,726	17,069	8,224

(1)	Reflects payments for life insurance reported as taxable compensation on the Named Executive Officer’s Form W-2.
(2)	Reflects dividends and interest paid on shares of restricted common stock that vested during 2009, which we reported as taxable compensation on the Named Executive’s Officer’s Form W-2.

Grants of Plan-Based Awards.  The following table sets forth certain information as to grants of plan-based awards for the Named Executive Officers for the year ended September 30, 2009.

Name	Grant date	Estimated Future Payouts under Non- Equity Incentive Plan Awards Target (1)	All other stock awards: number of shares or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)

Robert L. Johnson	1/27/2009	170,612	-	74,000	11.00	$45,140
Curtis R. Kollar	1/27/2009	52,788	-	31,875	11.00	19,444
Lee Washam	1/27/2009	72,910	-	30,000	11.00	18,300
William C. Gladden	1/27/2009	35,222	-	17,000	11.00	10,370
Ronald Warner	1/27/2009	44,658	-	12,000	11.00	7,320

(1)
The non-equity incentive compensation plan does not provide a maximum award limit.  Achievement above the target level results in a proportionately higher incentive compensation award and achievement between threshold and target results in a proportionately lower contribution.

(2)	Options were valued at $.61 per option using the Black-Scholes valuation method. For further information on the determination of option value, see footnote (4) to the Summary Compensation Table.

Grants of stock options reflected in the above table were made pursuant to the Charter Financial Corporation 2001 Stock Option Plan.  For the year ended September 30, 2009, all existing options were cancelled and new options were awarded in January 2009 to each Named Executive Officer as shown in the above table.  Upon the recommendation of Meyer-Chatfield and in order to motivate and retain our officers and employees, we offered employees and directors the opportunity to cancel outstanding stock options that had exercise prices ranging from $29.26 to $45.50 and replace such options with new options with an exercise price of $11.00.  All such persons agreed and Charter Financial Corporation repriced all outstanding stock options, including those awarded to our Named Executive Officers, by cancelling such options and replacing them with options with a strike price of $11.00, which was at least 20% higher than the then-market value of Charter Financial Corporation common stock.  With respect to Named Executive Officers, one repriced option was granted for every two options cancelled.  The repriced options were awarded subject to a five-year cliff vesting schedule so that all repriced options would become exercisable on January 27, 2014 (or earlier in the event of the recipient’s death or disability).  For a further discussion of grants made pursuant to this plan for the year ended September 30, 2009, see “—Compensation Discussion and Analysis—Equity Compensation Plan.”

Incentive Compensation Plan.  Charter Financial Corporation maintains an incentive compensation plan that provides for an incentive bonus based on performance as measured by goal attainment from the scorecard model.  Pay-outs under the incentive compensation plan are determined based on achievement of pre-established fiscal year budget targets for categories of strategic criteria in comparison to actual results.  However, for fiscal 2009, we did not reach our threshold financial goal of $3.65 million in pre-tax income, excluding nonrecurring items; accordingly, no payouts were made under the incentive compensation plan for fiscal 2009.

Stock-Based Benefit Plans.  Charter Financial has implemented two stock-based incentive plans which are discussed below.  The purpose of the plans is to better align the interests of our management and Board of Directors with those of our shareholders, provide performance incentives to our senior officers and directors, and to encourage the retention of key employees and directors by facilitating the purchase of our stock through the exercise of options as well as the ownership of our stock through restricted stock awards.

2001 Stock Option Plan.  A total of 707,943 shares have been reserved for issuance under the 2001 Stock Option Plan.  Stock option awards may be made to eligible employees and directors of CharterBank or Charter Financial.  Pursuant to the plan, option grants may be made that are intended to qualify as incentive stock options as well as options that do not so qualify.  Incentive stock options may only be granted to employees.  The plan is administered by a committee consisting of the members of the Compensation Committee of Charter Financial.  Unless the Compensation Committee provides otherwise, stock options will vest no more rapidly than 20% per year, commencing on the first anniversary of initial shareholder approval of the plan, provided that all awards will become fully vested in the event of the award recipient’s death, disability, retirement or a change of control.  A stock option may generally be exercised for a period of ten years, except in certain circumstances.  The exercise price of stock options will be at least equal to 100% of the fair market value of the underlying common stock on the date of grant.

2001 Recognition and Retention Plan.  The maximum number of shares of Charter Federal Corporation common stock available for awards under the 2001 Recognition and Retention Plan is 283,177 shares.  Stock awards may be made to eligible employees and directors of CharterBank or Charter Financial Corporation.  The plan is administered by a committee consisting of the members of the Compensation Committee of Charter Financial Corporation.  Unless the Compensation Committee provides otherwise, shares of common stock subject to an award will become vested at the rate of 20% per year, commencing 20 calendar days after the end of the calendar quarter that includes the first anniversary of the plan’s effective date, and will become fully vested on the 20th calendar day after the end of the calendar quarter that includes the fifth anniversary of the plan’s effective date, provided that all awards will become fully vested in the event of the award recipient’s death, disability, termination of service upon retirement, or upon a change in control.  Unless the Committee determines otherwise, any cash dividends or distributions declared and paid with respect to shares subject to an award that are allocated to an eligible director or employee in connection with such award will be subject to the same vesting and other restrictions as the shares to which the award relates, and will be invested for the benefit of the eligible director or employee in money market accounts or certificates of deposit.  Any dividends or distributions declared and paid in property other than cash with respect to shares of common stock will be subject to the same vesting and other restrictions as the shares to which the award relates.  All voting rights pertaining to unvested shares related to an award or to shares that are contained in the fund established under the plan and not allocated in connection with an award will be exercised by the funding agent in such manner as to reflect the voting directions given for all other outstanding shares, except for shares voted by First Charter, MHC.  An award is not transferable by the eligible director or employee other than by will or the laws of descent and distribution, and the shares granted pursuant to such award and held in the trust will be distributable, during the lifetime of the recipient, only to the recipient.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to outstanding equity awards as of September 30, 2009 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT SEPTEMBER 30, 2009(1)
	Option awards					Stock awards

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (2)	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(8)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Robert L. Johnson	—	74,000	—	$11.00	1/27/19	20,766	(3)	$254,384	—	—

Curtis R. Kollar	—	31,875	—	$11.00	1/27/19	1,000	(4)	$12,250	—	—

Lee Washam	—	30,000	—	$11.00	1/27/19	6,500	(5)	$79,625	—	—

William C. Gladden	—	17,000	—	$11.00	1/27/19	200	(6)	$2,450	—	—

Ronald Warner	—	12,000	—	$11.00	1/27/19	200	(7)	$2,450	—	—

(1)	All equity awards reflected in this table were granted pursuant to Charter Financial Corporation’s 2001 Recognition and Retention Plan or 2001 Stock Option Plan, described above.
(2)	All unvested stock options will vest on January 27, 2014.
(3)	5,192, 5,191, 5,192 and 5,191 restricted stock awards will vest on July 27, 2010, July 27, 2011, July 27, 2012 and July 27, 2013, respectively.
(4)	All restricted stock awards will vest on September 27, 2010.
(5)	2,500, 2,500 and 1,500 restricted stock awards will vest on January 30, 2011, January 30, 2012 and September 27, 2010, respectively.
(6)	All restricted stock awards will vest on September 27, 2010.
(7)	All restricted stock awards will vest on September 27, 2010.
(8)	Based on the $12.25 per share trading price of our common stock on September 30, 2009.

Option Exercises and Stock Vested.  The following table sets forth information with respect to option exercises and stock that vested during the year ended September 30, 2009 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED SEPTEMBER 30, 2009
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Robert L. Johnson	—	—	5,191	$73,972

Curtis R. Kollar	—	—	1,500	21,375

Lee Washam	—	—	2,500	35,625

William C. Gladden	—	—	200	2,850

Ronald Warner	—	—	100	1,425

(1)	Based on the $14.25 per share trading price of our common stock on the vesting date, which was August 1, 2009.

Pension Benefits.  The following table sets forth information with respect to pension benefits at and for the year ended September 30, 2009 for the Named Executive Officers who are participants in our Salary Continuation Plan.

PENSION BENEFITS AT AND FOR THE YEAR ENDED SEPTEMBER 30, 2009
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert L. Johnson	Salary Continuation Agreement	—	76,955	—

Curtis R. Kollar	Salary Continuation Agreement	—	15,868	—

Lee Washam	Salary Continuation Agreement	—	33,661	—

Salary Continuation Plan.  CharterBank entered into Salary Continuation Plan Agreements with Messrs. Robert L. Johnson, Curtis R. Kollar, and Lee Washam, effective as of January 1, 2009.  On the date of the executive’s separation from service on or after attainment of normal retirement age (the later of age 65 or ten years of service) for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or upon a separation from service within two years after a change in control, the executive will receive an annual benefit equal to a percentage (50% for Mr. Johnson, 10% for Mr. Kollar and 30% for Mr. Washam) of the executive’s average base salary for the highest three consecutive calendar years ending on the earlier of the executive’ normal retirement age or the date of the executive’s separation from service within two years after a change in control, payable in equal monthly installments for 15 years beginning on the first day of the month after the executive’s normal retirement date.

Upon the executive’s early retirement date (defined as the executive’s separation from service upon or following the completion of ten years of service and attainment of age 62, but before normal retirement age, for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or upon a separation from service within two years after a change in control), the executive will be entitled to an amount equal to the accrual balance (as defined in the plan) earned as of the last day of the month immediately preceding the executive’s early retirement date, payable in 180 equal monthly installments beginning on the first day of the month after the executive’s early retirement date.  Upon the executive’s early termination date (defined  as separation from service upon or following completion of ten years of service but before reaching his early retirement date or normal retirement date, for reasons other than death, disability, termination for cause or other circumstances specified in the plan, or separation from service within two years after a change in control), the executive will receive an amount equal to the accrual balance earned as of the last day of the plan year immediately preceding or coinciding with the executive’s early termination date, payable in 180 equal monthly installments beginning on the first day of the month after the executive’s normal retirement age.

In the event the executive becomes disabled before reaching normal retirement age, the executive will receive an annual amount equal to the normal retirement benefit computed as if the executive had continued in the employ of CharterBank at the rate of the annual base salary in effect at the date of his disability determination until attainment of normal retirement age.  The disability benefit will be payable in equal monthly installments for 15 years beginning on the first day of the month after the executive’s disability determination.

In the event of separation from service within two years after a change in control, the executive will receive an amount equal to the normal retirement benefit or the executive’s accrual balance as of the last day of the plan year preceding the change in control’s effective date, whichever is greater, payable in 180 equal monthly installments beginning on the first day of the month after the month after the executive’s separation from service.

The distribution of Mr. Johnson’s benefit under his Salary Continuation Plan Agreement is subject to the following reduction:  in the event Mr. Johnson’s benefit under the Benefit Restoration Plan is paid in 120 equal monthly installments, then each of the last 120 monthly installments payable under Mr. Johnson’s Salary Continuation Plan Agreement will be reduced by each corresponding monthly installment payment paid under the Benefit Restoration Plan during such 120-month period.  If Mr. Johnson’s benefit under the Benefit Restoration Plan is paid in a lump sum, then each monthly installment under Mr. Johnson’s Salary Continuation Plan Agreement will be reduced by the amount of the monthly payment that would have been made under the Benefit Restoration Plan if 180 equal monthly installments with a present value equal to such lump sum had been paid under the Benefit Restoration Plan.

Nonqualified Deferred Compensation.  The following table sets forth certain information with respect to our Benefit Restoration Plan, a nonqualified deferred compensation plan, at and for the year ended September 30, 2009.

Nonqualified Deferred Compensation At And For The Year Ended September 30, 2009
Name	Executive contributions in last fiscal year ($) (1)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)

Robert L. Johnson	—	$28,052	10,862	—	$822,116

(1)	Contributions included in the “Registrant contributions in last fiscal year” column are included as compensation for Robert L. Johnson in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate earnings in last fiscal year” are not included as compensation for Mr. Johnson in the Summary Compensation Table because such earnings are not “above market.”

Benefit Restoration Plan.  CharterBank established the Benefit Restoration Plan in order to provide restorative payments to selected executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula and the full matching contribution under our 401(k) plan.  Robert L. Johnson, is the only participant in the plan.  The restorative payments under the Benefit Restoration Plan consist of payments in lieu of shares that cannot be allocated to the participant under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) plan due to the legal limitations imposed on tax-qualified plans.   Also, in the case of a participant who retires before the repayment in full of the employee stock ownership plan’s loan, the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan.

Due to the complicated nature of the computation of benefits under the Benefit Restoration Plan, the Compensation Committee decided to freeze the plan, effective January 2009.  At that time, the Compensation Committee implemented the Salary Continuation Plan for the benefit of Messrs. Johnson, Washam and Kollar.

Split Dollar Life Insurance Plans.  In 2006, CharterBank entered into an endorsement split-dollar life insurance plan covering the Named Executive Officers that provided death benefits to each such executive’s  beneficiaries.  CharterBank purchased a life insurance policy on the life of each executive in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his share of the proceeds payable upon his death.  The policies are owned by CharterBank which pays each premium due on the policies.  Upon the death of a covered executive, the proceeds of the policy are divided between the executive’s beneficiary, who is entitled to $100,000 on the executive’s death, and CharterBank, which is entitled to the remainder of the death benefit.  Upon the occurrence of certain events specified in each plan, such as the executive’s termination of  employment with CharterBank for any reason, total cessation of CharterBank’s business, bankruptcy, receivership or dissolution of CharterBank, receipt by CharterBank of written notification from the executive requesting to terminate the participation agreement, surrender, lapse, or other termination of the policy on the life of the executive by CharterBank, the executive’s participation in the plan will terminate and all death proceeds will be paid solely to CharterBank.  CharterBank has the right to terminate each policy at any time and for any reason.

In 2010, CharterBank entered into endorsement split dollar agreements with Messrs. Johnson, Washam and Kollar that increased the death benefit payable to their beneficiaries by $2,000,000, $1,000,000 and $500,000, respectively, or, if less, the net amount at risk under the policy, assuming their death occurs while employed.  For these purposes, the net amount at risk is the difference between the death benefit payable under the policy and the cash value of the policy.  If the executive dies after retirement but before his 80th birthday, the executive’s beneficiary will receive 25% of the net amount at risk under the policy, assuming the agreement is still in effect.  In the event the executive dies after retirement and after his 80th birthday but before his 85th birthday, in the case of Messrs. Johnson and Washam, the executive’s beneficiary will receive the lesser of $250,000 and the net amount at risk.  In the event either Mr. Johnson or Washam retires and dies after age 85, his beneficiary will be entitled to a death benefit equal to the lesser of $100,000 or the net amount at risk.  In the case of Mr. Kollar, if his death occurs after retirement and after he attains age 80, his beneficiary will be entitled to a death benefit equal to the lesser of $100,000 or the net amount at risk, assuming the agreement remains in effect.

Potential Payments to Named Executive Officers

The following table shows potential payments that would be made to the executive officers upon specified events, assuming such events occurred on September 30, 2009, pursuant to each individual’s employment or change in control agreement, as applicable, pursuant to stock options and restricted stock awards that have been granted under our stock option plan and restricted stock award plan.

	Robert L. Johnson
Type of Benefit	Voluntary Resignation or Retirement			Termination without Cause			Termination for Cause			Termination for Good Reason before or after Change in Control		Disability		Death

Salary Continuation Plan		$—			$—			$—		$—		$1,258,467	(2)	$—
Benefit Restoration Plan		$822,116	(3)		$822,116	(3)		$822,116	(3)	$822,116	(3)	$822,116	(3)	$822,116	(3)
2001 Stock Option Plan	$			$	―		$	―		$92,500	(5)	$92,500	(5)	$92,500	(5)
2001 Recognition and Retention Plan		$254,384	(6)		$—			$—		$254,384	(6)	$254,384	(6)	$254,384	(6)
Employment Agreement		$—			$2,181,514	(7)		$—		$2,041,826	(8)	$138,706	(9)	$—

	Curtis R. Kollar
Type of Benefit	Voluntary Resignation			Termination without Cause			Termination for Cause			Termination for Good Reason before or after Change in Control		Disability		Death
Salary Continuation Plan		$15,868	(1)		$15,868	(1)	$	―		$15,868	(1)	$1,108,905	(2)	$15,868	(4)
2001 Stock Option Plan	$			$	―		$	―		$39,844	(5)	$39,844	(5)	$39,844	(5)
2001 Recognition and Retention Plan		$12,250	(6)	$	―		$	―		$12,250	(6)	$12,250	(6)	$12,250	(6)
Change in Control Agreement	$	―			$210,104	(10)	$	―		$210,104	(10)	$73,927	(9)	$ ―

	Lee Washam
Type of Benefit	Voluntary Resignation			Termination without Cause			Termination for Cause			Termination for Good Reason before or after Change in Control		Disability		Death
Salary Continuation Plan		$33,361	(1)		$33,361	(1)		$—		$33,361	(1)	$1,419,765	(2)	$33,361	(4)
2001 Stock Option Plan	$	―		$	―		$	―		$37,500	(5)	$37,500	(5)	$37,500	(5)
2001 Recognition and Retention Plan	$	―		$	―		$	―		$79,625	(6)	$79,625	(6)	$79,625	(6)
Change in Control Agreement	$	―			$274,938	(10)	$	―		$274,938	(10)	$94,651	(9)	$ ―

	William C. Gladden
Type of Benefit	Voluntary Resignation			Termination without Cause			Termination for Cause			Termination for Good Reason before or after Change in Control		Disability		Death
2001 Stock Option Plan	$			$	―		$	―		$21,250	(5)	$21,250	(5)	$21,250	(5)
2001 Recognition and Retention Plan		$2,450	(6)	$	―		$	―		$2,450	(6)	$2,450	(6)	$2,450	(6)
Change in Control Agreement	$	―			$134,535	(10)	$	―		$134,535	(10)	$47,303	(9)	$ ―

	Ronald Warner
Type of Benefit	Voluntary Resignation			Termination without Cause			Termination for Cause			Termination for Good Reason before or after Change in Control		Disability		Death
2001 Stock Option Plan		$—			$—			$—		$15,000	(5)	$15,000	(5)	$15,000	(5)
2001 Recognition and Retention Plan		$—			$—			$—		$2,450	(6)	$2,450	(6)	$2,450	(6)

(footnotes begin on following page)

(1)
The Salary Continuation Plan provides an early termination benefit if an executive terminates employment after completing ten years of service but before attaining age 62 for a reason other than death, disability or termination for cause.  Each of Messrs. Johnson, Kollar and Gladden are entitled to an early termination benefit as of September 30, 2009.  The early termination benefit is equal to the accrual balance as of the last day of the year preceding the year of termination.  The benefit is payable over 180 months commencing in the month after the executive attains age 65.  For Mr. Johnson only, the amount of his benefit is reduced by the amount of the benefit payable under the Benefit Restoration Plan, and consequently he is not entitled to a benefit.  Messrs. Gladden and Warner do not participate in the Salary Continuation Plan.  Amounts shown have not been discounted to present value.

(2)
The Salary Continuation Plan provides a disability benefit equal to 50% of the average of the executive’s three years of base salary, payable monthly for 15 years, with the first payment commencing in the month after the executive’s disability.  Amounts shown have not been discounted to present value.  For Mr. Johnson only, the amount of his benefit is reduced by the amount of the benefit payable under the Benefit Restoration Plan.

(3)
As of September 30, 2009, the Benefit Restoration Plan provides that upon a termination of service the executive will receive a single lump sum payment equal to the amount accrued for the executive.  Mr. Johnson is the sole participant in the plan.

(4)
The Salary Continuation Plan provides a death benefit equal to the executive’s accrual balance as of the last day of the plan year preceding the date of death.  The benefit is payable over 180 months commencing in the month after the executive’s death.  Amounts shown have not been discounted to present value.  For Mr. Johnson only, the amount of his benefit is reduced by the amount of the benefit payable under the Benefit Restoration Plan and consequently he is not entitled to a benefit.

(5)
As of September 30, 2009, none of the stock option awards have vested.  For Messrs. Johnson, Kollar, Washam, Gladden and Warner, 74,000, 31,875, 30,000, 17,000 and 12,000 stock options, respectively, will vest in the event of a change in control or the executive’s death,  disability or normal (but not early) retirement.  The amount shown represents the difference between the fair market value of the stock as of September 30, 2009 ($12.25) and the exercise price ($11) times the number of stock options.

(6)
As of September 30, 2009, for Messrs. Johnson, Kollar, Washam, Gladden and Warner, 20,766, 1,000, 6,500, 200, 200 shares of restricted stock, respectively, will vest in the event of a change in control, death, disability or retirement.  The restricted shares of common stock granted under the plan were valued at $12.25 per share, the share price as of September 30, 2009.  Messrs. Johnson, Kollar and Gladden satisfy the plan’s definition of retirement and consequently will be fully vested upon voluntary resignation or retirement.

(7)
Amount represents the aggregate value of the payments and benefits Mr. Johnson would be entitled to receive under his employment agreement in the event of his involuntary termination of employment (other than an involuntary termination of employment following a change in control) during the term of his employment agreement.  Under the employment agreement, in the event of a termination without cause, Mr. Johnson would be entitled to receive a lump sum cash payment equal to three times the sum of his five year average of Form W-2 compensation, payable within 30 days of termination.

(8)
Amount represents the value of the payments and benefits Mr. Johnson would be entitled to receive under his employment agreement in the event of his involuntary termination of employment following a change in control of the corporation.  Such amount was reduced in order to avoid an “excess parachute payment” under Section 280G of the Code.  Under the employment agreement, in the event of a termination for “good reason,” Mr. Johnson would be entitled to receive a lump sum cash payment equal to three times the sum of his five year average of Form W-2 compensation, payable within 30 days of termination, subject to reduction to avoid an “excess parachute payment” under Section 280G of the Code.

(9)
Amount represents the gross benefit payable to Mr. Johnson upon termination (whether before or after a change in control) due to disability and to Messrs. Kollar, Washam, Gladden and Warner in the event of a termination due to disability following a change in control of the corporation, which is 50% of base salary for up to six months.

(10)
Amount represents the value of the payments and benefits Messrs. Kollar, Washam and Gladden would be entitled to receive under their change in control agreements in the event of either their involuntary termination of employment or termination for good reason following a change in control of the corporation.  Such amount is subject to reduction in order to avoid an “excess parachute payment” under Section 280G of the Code; however, the amount of the payments were not required to be reduced pursuant to Section 280G of the Code.  Under the change in control agreements, each executive would be entitled to receive (i) a lump sum cash payment equal to one times the sum of the executive’s salary, bonus and short and long-term cash compensation payable in the year prior to the year of termination, payable within 30 days of termination, and (ii) continued life, health, dental, accident and long-term disability insurance for one year, with the executive paying his share of the employee premiums.

Directors’ Compensation

The following table sets forth for the year ended September 30, 2009 certain information as to the total remuneration we paid to our directors other than Mr. Robert L. Johnson.  Director compensation paid to Mr. Robert L. Johnson is reflected above in “Executive Officer Compensation – Summary Compensation Table.”

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED SEPTEMBER 30, 2009
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)		Option awards ($) (1), (2)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(9)	Total ($)
Jane W. Darden	$43,200	—	(3)	6,710	(3)	—	—	$1,986	$51,896
Thomas M. Lane	42,400	—	(4)	5,246	(4)	—	—	1,785	49,431
Curti M. Johnson	39,700	—	(5)	3,050	(5)	—	—	—	42,750
David Z. Cauble, III	42,700	—	(6)	6,710	(6)	—	—	1,888	51,298
William B. Hudson	40,500	—	(7)	6,710	(7)	—	—	1,420	48,630
David L. Strobel	41,100	—	(8)	4,880	(8)	—	—	1,940	47,920

(1)	No stock awards were granted to directors in fiscal 2009.
(2)
Reflects the grant date fair value of option awards that had been granted under the Charter Financial Corporation 2001 Stock Option Plan on January 27, 2009, which was $.61 per option.  The value was determined under the Black-Scholes valuation model using the following assumptions for the awards repriced in 2009: (1) expected term of option, 10 years; (2) annual volatility of common stock, 42.13%; (3) expected dividend yield of common stock, 11.75%; and (4) risk-free interest rate, 3.21% per annum.

(3)	At September 30, 2009, Ms. Darden had 11,000 stock options outstanding and 400 unvested shares of restricted common stock.
(4)	At September 30, 2009, Mr. Lane had 8,600 stock options outstanding and 400 unvested shares of restricted common stock.
(5)	At September 30, 2009, Mr. Johnson had 5,000 stock options outstanding and no unvested shares of restricted common stock.
(6)	At September 30, 2009, Mr. Cauble had 11,000 stock options outstanding and 400 unvested shares of restricted common stock.
(7)	At September 30, 2009, Mr. Hudson had 11,000 stock options outstanding and 400 unvested shares of restricted common stock.
(8)	At September 30, 2009, Mr. Strobel had 8,000 stock options outstanding and 400 unvested shares of restricted common stock.
(9)
Represents income recognized when dividends on stock awards are distributed when the underlying award vests and, for all directors other than Messrs. Johnson and Hudson, payments for life insurance reported as taxable compensation on the individual’s Form 1099.

Directors’ Compensation

Director Fees.  Each individual who serves as a director of Charter Financial Corporation currently also serves as a director of First Charter, MHC and CharterBank and earns director fees in each capacity.

Each non-employee director of First Charter, MHC, other than the board chairman, is paid an annual retainer of $8,000.  Robert L. Johnson, as the Chairman of the Board of First Charter, MHC, is paid an annual retainer of $9,000. The Board of Directors of First Charter, MHC meets quarterly.  Board members receive $500 for each meeting attended.

Charter Financial Corporation pays board members an annual retainer of $10,000 per year and committee chairmen also receive an additional retainer of $1,000 per year.   Board members also receive $200 per board meeting attended and $200 per committee meeting attended.   Charter Financial Corporation has two standing committees:  the Audit Committee and the Personnel and Compensation Committee.

The directors of CharterBank, other than the Chairman of the Board, receive an annual retainer of $8,000, and the Chairman of the Board of CharterBank receives an annual retainer of $9,000.  The directors also receive $500 for each board meeting attended and $200 for each committee meeting attended.    Committee chairs also receive an additional $1,000 annual retainer.

Split Dollar Life Insurance Plans.  CharterBank entered into an endorsement split-dollar life insurance plan with each Director, other than Curti Johnson and William Hudson, to provide death benefits to each participant’s beneficiaries.  CharterBank purchased life insurance policies on the life of each participant in an amount sufficient to provide for the benefits under the plan. The participant has the right to designate the beneficiary who will receive the participant’s share of the proceeds payable upon his death.  The policies are owned by CharterBank which pays each premium due on the policies.  Upon the death of a participant, the proceeds of the policies are divided between the participant’s beneficiary, who is entitled to $100,000 as of the participant’s date of death, and CharterBank, which is entitled to the remainder of the death proceeds.  Upon the occurrence of certain events specified in each plan, such as the participant’s termination of  service with CharterBank for any reason, total cessation of CharterBank’s business, bankruptcy, receivership or dissolution of CharterBank, receipt by CharterBank of written notification of a request to terminate the participation agreement from the participant, surrender, lapse, or other termination of the policy on the life of the participant by CharterBank, the Director’s participation in the plan will terminate and all death proceeds will be paid solely to CharterBank.

Transactions With Certain Related Persons

At September 30, 2009, loans and open lines of credit to executive officers, directors and their associates totaled approximately $11.4 million.  Federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  Federal regulations adopted under this law permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Loans to executive officers must be approved by the full Board of Directors regardless of amounts.

CharterBank makes loans to its directors, executive officers and employees through an employee loan program. The program applies only to first or second mortgage loans on a primary or secondary residence, and provides for an origination fee of $500 compared to our usual origination fee of 1% of the amount of the loan.  Except for the reduced origination fee, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

The following table sets forth loans made by CharterBank to its directors and executive officers where the largest amount of all indebtedness outstanding during the years ended September 30, 2009, 2008 and 2007, and all amounts of interest payable during each year, respectively, exceeded $120,000, and where the borrowers received reduced origination fees, as described above.

Name	Position	Nature Of Transaction (1)	Largest Aggregate Balance from 10/01/08 to 9/30/09	Interest Rate	Principal Balance 9/30/09	Principal Paid 10/01/08 to 9/30/09	Interest Paid 10/01/08 to 9/30/09

Robert L. Johnson	Officer/CEO	S/F Mortgage	$718,580.90	4.625%	$718,579.86	$1.04	$30,464.79
Curtis R. Kollar	Officer/CFO	S/F Mortgage	649,346.71	5.950	615,732.18	31,279.99	40,593.33
Lee W. Washam	Officer/President	S/F Mortgage	251,117.41	4.750	—	251,117.41	4,068.77

Name	Position	Nature Of Transaction (1)	Largest Aggregate Balance from 10/01/07 to 9/30/08	Interest Rate	Principal Balance 9/30/08	Principal Paid 10/01/07 to 9/30/08	Interest Paid 10/01/07 to 9/30/08

Robert L. Johnson	Officer/CEO	S/F Mortgage	$718,757.04	4.625%	$718,580.90	$176.14	$36,006.52
Curtis R. Kollar	Officer/CFO	S/F Construction	498,400.00	6.875	—	498,400.00	11,995.06
Curtis R. Kollar	Officer/CFO	S/F Mortgage	126,662.61	5.125	—	126,662.61	4,162.29
Curtis R. Kollar	Officer/CFO	S/F Mortgage	650,000.00	5.950	649,346.71	653.29	3,330.35
Lee W. Washam	Officer/President	S/F Mortgage	295,911.37	4.750	251,117.41	44,793.96	15,433.72

Name	Position	Nature Of Transaction (1)	Largest Aggregate Balance from 10/01/06 to 9/30/07	Interest Rate	Principal Balance 9/30/07	Principal Paid 10/01/06 to 9/30/07	Interest Paid 10/01/06 to 9/30/07

Robert L. Johnson	Officer/CEO	S/F Mortgage	$718,823.17	4.625%	$718,757.04	$66.21	$33,244.25
Curtis R. Kollar	Officer/CFO	S/F Construction	5,008.00	6.875	5,008.00	—	—
Curtis R. Kollar	Officer/CFO	S/F Mortgage	134,673.14	5.125	126,662.61	8,708.09	6,735.25
Lee W. Washam	Officer/President	S/F Mortgage	299,187.49	4.750	295,911.37	4,088.62	14,223.88

(1)	S/F – Single family.

Prior to 2008, CharterBank leased its branch office located at 3500 20th Avenue, Valley, Alabama, from a company, referred to herein as Seller, in which Robert L. Johnson and Curti M. Johnson owned minority interests.  In February 2008, Robert and Curti Johnson had become the sole owners of Seller, and Seller entered into negotiations with a third party to sell the shopping center in which the branch office is located.  The third party offered to sell the branch office without its parking lot to CharterBank after the third party acquired the shopping center from Seller.  In response to this offer, CharterBank formed an independent committee of the Board of Directors to evaluate CharterBank’s options for continuing to operate the branch office.  The committee determined that acquiring the entire shopping center in which the branch was located, and then reselling portions of the property while retaining the branch office and its parking lot was preferable to CharterBank’s other available options. Robert Johnson and Curti Johnson both abstained from the voting on this matter.  On December 30, 2008, CharterBank acquired the shopping center and in June 2009, CharterBank entered into a contract to sell the shopping center, less the branch building, branch parking lot and one other outparcel.  If the contract is consummated, the net cost to CharterBank to acquire the branch office, parking and outparcel will be approximately $900,000.

Pursuant to the Audit Committee charter, the Audit Committee oversees transactions with related persons and reviews such transactions for potential conflicts of interest on an on going basis. Our Conflict of Interest Policy and Code of Conduct requires that our executive officers and directors disclose any existing or emerging conflicts of interest.  In addition, the Board of Directors reviews all loans made to directors and executive officers.  Other than as described above, we do not maintain a written policy with respect to related party transactions.

Indemnification of Directors and Officers

Charter Financial’s bylaws provide that Charter Financial shall indemnify all officers, directors and employees of Charter Financial to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Charter Financial. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Charter Financial pursuant to its bylaws or otherwise, Charter Financial has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Benefits to be Considered Following Completion of the Stock Offering

Stock-Based Incentive Plan.  Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards.  If the plan is adopted within one year following the completion of the stock offering, the number of options granted or shares awarded under the plan may not exceed 4.9% and 1.96%, respectively, of the shares of common stock outstanding upon completion of stock offering (assuming that CharterBank’s tangible capital ratio is at least 10% at the time the plan is implemented), subject to downward adjustment in accordance with Office of Thrift Supervision regulations and policy to reflect awards previously made by CharterBank or Charter Financial.

Charter Financial currently intends to reserve 207,000 shares of common stock for issuance pursuant to the grant of stock options and 82,000 shares of common stock for issuance of awards of restricted stock under the new stock-based incentive plan.

The stock-based incentive plan cannot be implemented sooner than six months after the stock offering, and if implemented within one year after the stock offering would require the approval of a majority of votes eligible to be cast by all our shareholders (including First Charter, MHC) and by a majority of votes cast by our shareholders other than First Charter, MHC.  If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of a majority of votes cast by all our shareholders and a majority of votes cast by our shareholders other than First Charter, MHC.  The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

●	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

●	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

●	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

●
any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not acquire more than 4.9% of the number of shares outstanding after the offering, subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect restricted stock awards previously made by Charter Financial or CharterBank (unless CharterBank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may acquire up to 5.88% of the number of shares outstanding after the offering, subject to adjustment as provided above);

●	stock options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan;

●	accelerated vesting is not permitted except for death, disability or upon a change in control of CharterBank or Charter Financial; and

●
our executive officers or directors must exercise or forfeit their options in the event that CharterBank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not yet determined whether we will present the stock-based incentive plan for shareholder approval within 12 months following the completion of the stock offering or more than 12 months after the completion of the stock offering.  In the event of a change in federal regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

SUBSCRIPTIONS BY DIRECTORS AND OFFICERS

The table below sets forth, for each of Charter Financial’s directors and officers and for all of the directors and officers as a group, the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions.  See “The Stock Offering—Limitations on Common Stock Purchases.”  Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.  The table also shows the number of shares held as of August 12, 2010, and the number of shares and the percentage of shares outstanding expected to be held by each director, officer and all of the directors and officers as a group after the stock offering.  Charter Financial’s directors and officers are not obligated to purchase any common stock in the offering.

			Total Shares to be Held
Name of Beneficial Owner	Number of Shares Held at July 31, 2010	Shares Proposed to be Purchased in the Offering (1)	Number of Shares	Percentage of Shares Outstanding (2)

Robert L. Johnson	134,711	10,500	145,211	*
David Z. Cauble, III	14,850	3,500	18,350	*
Jane W. Darden	25,750	2,800	28,550	*
William B. Hudson	16,050	700	16,750	*
Curti M. Johnson	56,017	700	56,717	*
Thomas M. Lane	17,349	1,750	19,099	*
David L. Strobel	7,095	700	7,795	*
Curtis R. Kollar	68,450	2,800	71,250	*
Lee Washam	62,950	7,000	69,950	*
William C. Gladden	21,932	700	22,632	*
Ronald Warner	4,008	350	4,308	*

Total for Directors and Officers (11 persons)	429,162	31,500	460,662	2.5%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Percentages are based on 18,672,361 total shares outstanding.

THE STOCK OFFERING

THE OFFICE OF THRIFT SUPERVISION HAS APPROVED THE STOCK ISSUANCE PLAN SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS.  THIS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE STOCK OFFERING OR THE STOCK ISSUANCE PLAN BY THE OFFICE OF THRIFT SUPERVISION.

General

On April 20, 2010, our Board of Directors, by a unanimous vote, adopted a stock issuance plan, which the Board amended on June 7, 2010 and on August 9, 2010, pursuant to which we are offering additional shares of our common stock to eligible depositors of CharterBank, eligible depositors of the former Neighborhood Community Bank and McIntosh Commercial Bank, our tax-qualified employee stock benefit plans, eligible borrowers of CharterBank, and to the extent shares remain available, residents of Alabama and Georgia, our shareholders other than First Charter, MHC and the general public.  In adopting the stock issuance plan, our Board of Directors has determined that the stock offering is advisable and in the best interests of Charter Financial and its shareholders.  The stock issuance plan was also approved by a unanimous vote of First Charter, MHC’s Board of Directors, who determined that the stock issuance plan and the stock offering are advisable and in the best interests of First Charter, MHC and its members (depositors and certain borrowers of CharterBank).

We are offering between 4,281,060 and 5,961,573 shares of our common stock for sale at a price of $10.52 per share (subject to downward adjustment to as low as $7.78 per share).  Under the terms of the stock issuance plan, at the conclusion of the stock offering First Charter, MHC will contribute to Charter Financial a number of shares of common stock equal to the number of shares of common stock that we sell in the stock offering, and we will then cancel such contributed shares. As a result of such cancellation, the number of shares of our common stock owned by First Charter, MHC will decrease from 15,857,924 shares to between 9,896,351 and 11,576,864 shares, or to between 53.0% and 62.0%, respectively, of the 18,672,361 shares of common stock outstanding as of March 31, 2010.  We are canceling such shares because the ownership interest represented by such shares is being offered to eligible depositors and borrowers of CharterBank in the stock offering, and to avoid dilution to our existing public shareholders.  The total number of outstanding shares of common stock of Charter Financial will not change as a result of the stock offering.

The stock offering will enable CharterBank to increase its regulatory capital.  As of March 31, 2010, CharterBank’s Tier 1 capital was 8.3% of average assets.  See “Historical and Pro Forma Regulatory Capital Compliance.”  The proceeds of the stock offering will also add to our financial strength on a consolidated basis, and will increase Charter Financial’s ability to serve as a source of strength to CharterBank.  In addition, the stock offering will provide us with greater capital resources to effect future corporate transactions, including acquisitions, and will enable us to grow internally and offer expanded services to customers in the communities that we serve.  The stock offering also will increase the number of shares of our common stock held by the public, which may increase the liquidity of our common stock.

In adopting the stock issuance plan, the Board of Directors terminated First Charter, MHC’s plan to undertake what is commonly referred to as a “second-step conversion”, further discussed below, which First Charter, MHC had announced in December 2009.  The Board’s decision to proceed with an offering of up to 5,961,573 shares rather than conduct a full conversion of First Charter, MHC was made partly in response to certain shareholder concerns regarding a second-step conversion in the current market environment, and to ensure a successful completion of the stock offering, while providing us with adequate capital to implement our current business strategy in the near term.

Although we expect that the proceeds from the stock offering will provide us with the necessary capital to pursue additional acquisitions, including FDIC-assisted transactions, we intend to continue to raise capital after this stock offering as necessary to take advantage of attractive acquisition opportunities.  Future capital raises could include a second-step conversion.  In addition, we may pursue a second-step conversion if changes to regulations governing mutual holding companies, and particularly changes in the treatment of dividends waived by mutual holding companies, result in a second-step conversion being in the best interests of our shareholders.

In a second-step conversion, (i) a new holding company would be formed as the successor to Charter Financial, (ii) First Charter, MHC’s corporate existence would end, and (iii) qualifying members of First Charter, MHC would receive the right to subscribe for common stock of the new holding company.  In addition, in such a transaction, each share of Charter Financial common stock held by public shareholders would be automatically converted into a number of shares of common stock of the new holding company determined pursuant to an exchange ratio that would maintain public shareholders’ same ownership percentage in the new holding company as such persons held immediately prior to a second-step conversion.  A second-step conversion would require the approval of Charter Financial’s public shareholders, as well as the members of First Charter, MHC.

Stock Pricing and Number of Shares to be Issued

The aggregate purchase price of the common stock sold in the offering is based on the appraised pro forma market value of the common stock as determined by an independent valuation by RP Financial, LC.  For its services in preparing the initial valuation, RP Financial will receive a fee of $105,000 and $7,500 for expenses.  RP Financial will also receive an additional $5,000 for each valuation update, as necessary.  CharterBank and Charter Financial have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the stock offering, an analysis of a peer group of ten publicly traded financial institutions in the mutual holding company structure that RP Financial considered comparable to Charter Financial, the current and historical trading price of Charter Financial’s common stock, and other factors listed below.

Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial to account for differences between Charter Financial and the peer group. Based on RP Financial’s belief that asset size is not a strong determinant of market value, RP Financial did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions.  RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

 The estimated appraised value also took into consideration the trading price of Charter Financial common stock. The closing price of the common stock as quoted on the OTC Bulletin Board was $10.50 per share on April 20, 2010, the last trading day immediately preceding the announcement of the stock offering, and $9.85 per share on May 21, 2010, the effective date of the appraisal.  Regulatory appraisal guidelines require a fundamental analysis in the determination of pro forma market value.  Although it is an indicator of market value, the trading price of Charter Financial’s common stock is affected by a lack of liquidity, past and current dividend policies and the relatively small public float outstanding, which reduces the reliability of the current trading price as a determinant of market value for the stock offering.  Thus, the trading value of Charter Financial’s common stock was considered one indicator of value, and not the primary valuation method.

In addition, RP Financial considered the following factors, among others:

●	the present and projected results and financial condition of Charter Financial;

●	the economic and demographic conditions in Charter Financial’s existing market area;

●	certain historical, financial and other information relating to Charter Financial;

●
a comparative evaluation of the operating and financial characteristics of Charter Financial with those of ten similarly situated publicly traded financial institutions in the mutual holding company structure (the “peer group”);

●	the range of the aggregate size of the offering of the shares of common stock;

●	the impact of the stock offering on Charter Financial’s stockholders’ equity and earnings potential;

●	the proposed dividend policy of Charter Financial; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Charter Financial after the stock offering that were utilized in determining the appraised value.  These assumptions included estimated expenses, an assumed after-tax rate of return on the net proceeds of 1.57%, purchases of shares by the employee stock ownership plan and stock-based benefit plans, and the number of shares being offered. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

RP Financial, LC. has estimated that as of May 21, 2010, the market value of Charter Financial, on a fully converted basis, was $170,852,103.  Pursuant to regulation, the pro forma market value forms the midpoint of a range with a minimum of $145,279,969 and a maximum of $196,433,238.  The term “fully converted” means that RP Financial assumed that 100% of our common stock had been sold to the public, rather than the 22.9% to 31.9% of our outstanding common stock that will be sold in the stock offering.   The common stock is being offered at a price of $10.52 per share, which is based on the maximum of the range of estimated pro forma market value.  Based on the minimum of the range of estimated pro forma market value, we may decrease the offering price to as low as $7.78 per share due to demand for the common stock, changes in the market for the stock of financial institutions, or regulatory considerations, without resoliciting subscribers.

The peer group consists of the following ten publicly traded financial institutions in the mutual holding company structure with assets between $432 million and $2.3 billion as of March 31, 2010.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Alliance Bank (ALLB)	NASDAQ	Broomall, PA	$472
Clifton Savings Bancorp (CSBK)	NASDAQ	Clifton, NJ	1,060
Greene County Bancorp (GCBC)	NASDAQ	Catskill, NY	479
Kearny Financial Corp (KRNY)	NASDAQ	Fairfield, NJ	2,252
Lake Shore Bancorp (LSBK)	NASDAQ	Dunkirk, NY	432
Meridian Financial Services (EBSB)	NASDAQ	East Boston, MA	1,719
Prudential Bancorp (PBIP)	NASDAQ	Philadelphia, PA	508
Rockville Financial (RCKB)	NASDAQ	Vernon Rockville, CT	1,560
Roma Financial Group (ROMA)	NASDAQ	Robbinsville, NJ	1,370
SI Financial Group, Inc. (SIFI)	NASDAQ	Willimantic, CT	882

The following table presents a summary of selected pricing ratios for the ten peer group companies and Charter Financial (on a pro forma basis) on a fully-converted equivalent basis, based on annualized earnings and other information as of and for the twelve months ended March 31, 2010 and stock price information for the peer group companies as of May 21, 2010 as reflected in the appraisal report.  Compared to the average pricing of the peer group, our pro forma pricing ratios at the offering price of $10.52 per share indicated a discount of 22.4% on a price-to-earnings basis, a premium of 403.5% on a core price-to-earnings basis, a discount of 1.5% on a price-to-book basis and a discount of 1.1% on a price-to-tangible book basis.

	Selected Pricing Ratios on a Fully-Converted Basis
	Price-to-earnings multiple (1)		Core Price-to- earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Charter Financial (on a pro forma basis, assuming completion of the stock offering)
Maximum	18.26	x	123.62	x	74.73%	76.31%
Midpoint	16.31	x	130.77	x	70.30%	71.99%
Minimum	14.25	x	141.87	x	65.25%	66.87%

Valuation of peer group companies (on an historical basis)
Averages	23.54	x	24.55	x	75.89%	77.17%
Medians	25.38	x	24.25	x	76.40%	80.41%

(1)
Price-to-earnings multiples calculated by RP Financial in the independent appraisal are based on trailing twelve month earnings through March 31, 2010.  Core price-to-earnings are based on estimates by RP Financial of recurring earnings, which are different than those presented in “Pro Forma Data.”

The following table presents a summary of the same selected pricing ratios as shown in the table above for the ten peer group companies and Charter Financial (on a pro forma basis), except that the pricing ratios have not been adjusted to the hypothetical case of being fully converted.

	Price-to-earnings multiple (1)				Price-to-book value ratio		Price-to-tangible book value ratio
	4,281,060 Shares Sold		5,961,573 Shares Sold		4,281,060 Shares Sold	5,961,573 Shares Sold	4,281,060 Shares Sold	5,961,573 Shares Sold
Charter Financial (on a pro forma basis, assuming completion of the stock offering)
Maximum	21.97	x	21.34	x	133.16%	119.41%	138.24%	123.47%
Midpoint	19.21	x	18.72	x	119.92%	108.67%	124.66%	112.55%
Minimum	16.41	x	16.06	x	105.71%	96.89%	110.04%	100.52%

Valuation of peer group companies (on an historical basis) (2)
Averages	25.69	x	25.69	x	128.16%	128.16%	132.40%	132.40%
Medians	21.12	x	21.12	x	130.73%	130.73%	134.71%	134.71%

(1)
Trailing twelve month reported earnings through March 31, 2010.  These ratios are different than those presented in “Pro Forma Data.”  Price-to-earnings ratios calculated based on estimated core earnings are not meaningful and were omitted from this table.

(2)
The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 22.9% to 31.9% that we are issuing to the public if we sell the minimum and maximum number of shares we are offering.  In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity.

The Board of Directors of Charter Financial reviewed the independent valuation and, in particular, considered the following:

●	Charter Financial’s financial condition and results of operations;

●	comparison of financial performance ratios of Charter Financial to those of other financial institutions of similar size;

●	market conditions generally and in particular for financial institutions; and

●	the historical trading price of the publicly held shares of Charter Financial common stock.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable.

The independent appraisal will be updated prior to the completion of the stock offering.  The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Charter Financial or Charter Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Charter Financial to less than $145.3 million or more than $196.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Charter Financial’s registration statement.

The independent appraisal does not indicate market value.  Do not assume or expect that our valuation as indicated in the appraisal means that after the stock offering the shares of our common stock will trade at or above $10.52 per share.  Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group.  The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

Copies of the appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of CharterBank and as specified under “Where You Can Find Additional Information.”

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $196.4 million, or a decrease in the minimum of the valuation range to less than $145.3 million, then, after consulting with the Office of Thrift Supervision, we may terminate the stock issuance plan, cancel deposit account withdrawal authorizations and promptly return all funds previously delivered to purchase shares, with interest at CharterBank’s passbook rate of interest.  Alternatively, we may establish a new offering price range, extend the offering period and commence a resolicitation of subscribers, as described below, or take other actions as permitted by the Office of Thrift Supervision in order to complete the stock offering.

Resolicitation. In the event that we extend the offering beyond October 30, 2010 and/or establish a new offering price range and conduct a resolicitation, we will notify subscribers in the subscription and community offerings of the extension of time and that they may maintain, change or cancel their stock orders within a specified period.  If a subscriber does not respond during the resolicitation period, his or her stock order will be canceled, funds previously received will be returned promptly with interest at our passbook rate of interest, and deposit account withdrawal authorizations will be canceled.  Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond June 30, 2012.

How We Will Determine the Actual Purchase Price

All shares of common stock will be sold in the stock offering at the same price per share, which we refer to as the actual purchase price.  The actual purchase price will be determined by us after September 15, 2010 but prior to the completion of the stock offering, based on the independent appraisal and in conjunction with our financial advisor based on then-existing market and financial conditions.  Since the outcome of the stock offering relates in large measure to market conditions at the time of sale, it is not possible to determine the actual purchase price at this time.

If the actual price at which shares are sold is less than $10.52 per share, the difference will be refunded or the withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional whole shares to the extent available.  In the event that any of the common stock is sold in a syndicated community offering, the price per share for the common stock purchased in the subscription offering and, if held, the community offering will be the same as the price in the syndicated community offering.

Although no assurances can be given, the actual purchase price per share is expected to be within the offering price range.  If the actual purchase price is not within the offering price range, we may terminate the stock issuance plan, cancel deposit account withdrawal authorizations and promptly return all funds previously delivered to purchase shares of common stock in the subscription and community offerings, with interest at our current passbook rate of interest.  Alternatively, with regulatory approval, we may establish a new offering price range, extend the offering period and commence a resolicitation of persons who ordered stock in the offering as described under “—Stock Pricing and Number of Shares to be Issued—Resolicitation,” above.  We may also take other actions as permitted by the Office of Thrift Supervision in order to complete the stock offering.

All persons ordering stock in the subscription and community offerings must order a specific number of shares at $10.52 per share.  The minimum number of shares of common stock that any person may order is 25 shares.  Accordingly, your order must be for at least $263.00 of common stock to be accepted.  If the actual purchase price is less than $10.52 per share, the difference will be refunded or the withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional whole shares, to the extent available.  Fractional shares will not be issued; instead, we will refund the amount that is insufficient to purchase a whole share of common stock.  The total number of shares of common stock that will be issued to any person is subject to the applicable purchase limitations and allocation procedures in the stock offering in the event of an oversubscription.  See “—Subscription Offering and Subscription Rights”, “—Community Offering” and “—Limitations on Common Stock Purchases”, below.

Subscription Offering and Subscription Rights

In accordance with the stock issuance plan, rights to subscribe for the purchase of common stock in the subscription offering have been granted in the following order of descending priority.  All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum, and overall purchase limitations set forth in the stock issuance plan and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders.  Each depositor with accounts at CharterBank, Neighborhood Community Bank or McIntosh Commercial Bank with combined aggregate balances among any of these banks of at least $50 or more (a “Qualifying Deposit”) as of December 31, 2008 (an “Eligible Account Holder”) will receive nontransferable subscription rights to subscribe in the subscription offering for a number of shares of common stock equal to up to the greater of $1.5 million divided by the actual purchase price, one-tenth of one percent (0.10%) of the total shares offered in the stock offering, or fifteen times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of common stock offered in the stock offering by a fraction, the numerator of which is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on December 31, 2008, subject to the overall purchase limitations provided under “—Limitations on Common Stock Purchases,” below.  If there are not sufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, any remaining unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.  If the amounts so allocated exceed the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of the common stock, each Eligible Account Holder must list on his or her order form all deposit accounts in which he or she had an ownership interest at CharterBank, Neighborhood Community Bank or McIntosh Community Bank on December 31, 2008.  Failure to list an account, or providing incorrect or incomplete information, may result in fewer shares of common stock being allocated than if all accounts are properly disclosed.  Neither we nor any of our agents will be responsible for orders by persons that have not fully disclosed all deposit accounts.  The subscription rights of Eligible Account Holders who are also directors or officers of CharterBank, Charter Financial or First Charter, MHC or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2008.

Priority 2: Employee Stock Benefit Plans.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, CharterBank’s tax-qualified employee plans, including the employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 4.9% of the shares of common stock outstanding following the stock offering, subject to downward adjustment as may be required by Office of Thrift Supervision regulations or policy to reflect shares of common stock previously acquired by the employee stock ownership plan.  We intend for our employee stock ownership plan to purchase 300,000 shares of common stock in the stock offering, which, when combined with shares previously acquired by the employee stock ownership plan, will equal approximately 3.3% of our shares of common stock outstanding upon completion of the stock offering.  However, we reserve the right to have the employee stock ownership plan purchase more than 300,000 shares of common stock in the stock offering (up to 4.9% of the shares of common stock outstanding following the stock offering) if necessary to complete the stock offering at the minimum of the offering range. In addition, if market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the stock offering.

Priority 3: Supplemental Eligible Account Holders.  To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified stock benefit plans, each depositor with accounts at CharterBank with aggregate balances of at least $50 as of June 30, 2010, who is not an Eligible Account Holder, a tax-qualified employee stock benefit plan or an officer or director of CharterBank, Charter Financial or First Charter, MHC (a “Supplemental Eligible Account Holder”) will receive nontransferable subscription rights to subscribe in the subscription offering for a number of shares of common stock equal to the greater of $1.5 million divided by the actual purchase price, one-tenth of one percent (0.10%) of the total shares offered in the stock offering, or fifteen times the product (rounded down to the nearest whole number) obtained by multiplying the aggregate number of shares of common stock issued in the stock offering by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit at CharterBank and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders at CharterBank, in each case on June 30, 2010, subject to the overall purchase limitations provided under “—Limitations on Common Stock Purchases,” below.  If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed.  Thereafter, any remaining unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, in each case as of June 30, 2010.  If the amounts so allocated exceed the amounts subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of the common stock, each Supplemental Eligible Account Holder must list on his or her order form all deposit accounts in which he or she had an ownership interest at CharterBank on June 30, 2010.  Failure to list an account, or providing incorrect or incomplete information, may result in fewer shares being allocated than if all accounts are properly disclosed.  Neither we nor any of our agents will be responsible for orders on which all deposit accounts at CharterBank have not been fully and accurately disclosed.

Priority 4: Other Members.  To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each CharterBank depositor as of June 30, 2010, and each borrower of CharterBank as of October 16, 2001 whose borrowing remained outstanding as of the close of business on June 30, 2010, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to a number of shares of common stock equal to the greater of $1.5 million divided by the actual purchase price or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations provided under “—Limitations on Common Stock Purchases,” below.

If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed.  Thereafter, available shares will be allocated in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit or loan accounts in which he or she had an ownership interest at June 30, 2010.  In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date.  The offering will expire on September 15, 2010, unless we extend the subscription offering.  We may extend the subscription offering for up to 45 days without notice to you.  If we extend the offering beyond October 30, 2010, we will be required to obtain Office of Thrift Supervision approval and to conduct a resolicitation of subscribers who ordered shares of common stock, as described below.  In no event will the stock offering extend beyond June 30, 2012.  We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for the minimum required gross offering proceeds.

Subscription rights that have not been exercised prior to the conclusion of the subscription offering will become void, whether or not we have been able to locate persons entitled to subscribe.

We will not execute orders until orders for at least the minimum gross proceeds have been received.  If orders for at least $33.3 million of common stock have not been received within 45 days after September 15, 2010 or after any additional extension period and the Office of Thrift Supervision has not consented to a further extension of the stock offering, all funds previously delivered to purchase shares of common stock in the subscription offering will be returned promptly to the subscribers with interest at CharterBank’s passbook rate, and all deposit account withdrawal authorizations will be canceled.

Resolicitation. In the event that we extend the offering and conduct a resolicitation, we will notify subscribers who ordered stock in the offering that they may maintain, change or cancel their stock orders within a specified period.  If a subscriber does not respond during the resolicitation period, his or her stock order will be canceled, funds received for payment will be returned promptly with interest at our passbook rate of interest, and withdrawal authorizations will be canceled.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the stock issuance plan to the general public in a community offering.  Shares will first be offered to natural persons (including trusts of natural persons) residing in Georgia and Alabama, and thereafter shares may be offered to Charter Financial’s public shareholders, and then to other members of the general public.

Persons ordering stock in the community offering may purchase up to $1.5 million of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of persons residing in the States of Georgia and Alabama, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person.  Thereafter, unallocated shares will be allocated among persons residing in those states whose orders remain unsatisfied on an equal number of shares basis per order.  If oversubscription occurs due to the orders of public shareholders of Charter Financial, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the States of Georgia or Alabama, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature.  We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date and Resolicitations.  The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. Charter Financial may decide to extend the community offering for any reason and is not required to give persons who have ordered stock notice of any such extension unless such period extends beyond October 30, 2010.  If an extension beyond October 30, 2010 is granted by the Office of Thrift supervision, we will resolicit subscribers in the offering as described under “—Subscription Offering and Subscription Rights—Resolicitation,” above.  In no event will the stock offering extend beyond June 30, 2012.

We will not execute orders until orders for at least the minimum gross proceeds have been received.  If orders for at least $33.3 million of common stock have not been received within 45 days after September 15, 2010 or after any additional extension period and the Office of Thrift Supervision has not consented to a further extension of the stock offering, all funds previously delivered to purchase shares of common stock in the community offering will be returned promptly to the subscribers with interest at CharterBank’s passbook rate, and all deposit account withdrawal authorizations will be canceled.

Syndicated Community Offering

As a final step in the stock offering, the stock issuance plan provides that, if feasible, shares of common stock not purchased in the subscription offering and community offering, if any, may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Stifel, Nicolaus & Company, Incorporated as agent of Charter Financial.  We call this the syndicated community offering.  We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the community offering.  We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering.  Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Stifel, Nicolaus & Company, Incorporated has agreed to use its best efforts in the sale of shares in any syndicated community offering.

The price at which common stock is sold in the syndicated community offering will be the same price at which shares are sold in the subscription offering and community offering.  No person may purchase more than $1.5 million of common stock in the syndicated community offering, subject to the maximum purchase limitations.  See “—Limitations on Common Stock Purchases.”

If a syndicated community offering is held, Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager.  In such capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms.  Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.  The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings.  Under these rules, Stifel, Nicolaus & Company, Incorporated or the other broker-dealers participating in the syndicated community offering generally will accept payment for shares of common stock to be purchased in the syndicated community offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated community offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date, which will only occur if the minimum of the offering range is met.  Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated community offering. Customers without brokerage accounts will not be able to participate in the syndicated community offering.  Institutional investors will pay Stifel, Nicolaus & Company, Incorporated, in its capacity as sole book running manager, for shares purchased in the syndicated community offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis.  The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Charter Financial, First Charter, MHC and CharterBank on one hand and Stifel, Nicolaus & Company, Incorporated on the other hand.  If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable by us, will be delivered promptly to us.  Normal customer ticketing will be used for order placement.  In the syndicated community offering, order forms will not be used.

The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by CharterBank with the approval of the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The stock issuance plan includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

(i)
The aggregate amount of our outstanding common stock owned or controlled by persons other than First Charter, MHC at the close of the stock offering must be less than 50% of the total issued and outstanding common stock of Charter Financial.

(ii)	No person may purchase fewer than 25 shares. Accordingly, your subscription must be for at least $263.00 of common stock to be accepted. No person may purchase more than $1.5 million of common stock.

(iii)
Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase, in all categories of the offering combined, more than 5% of the shares of common stock issued in the offering.

(iv)
Current shareholders of Charter Financial, other than our employee stock ownership plan, are subject to an ownership limitation.  The number of shares of common stock that a shareholder may purchase in the offering, together with associates or persons acting in concert with such shareholder, plus any shares of Charter Financial common stock that any of them owned immediately prior to the completion of the stock offering, may not exceed 5% of the shares of common stock issued in the offering.

(v)
The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Charter Financial, by any one or more tax-qualified employee stock benefit plans of Charter Financial, exclusive of any shares of common stock acquired by such plans in the secondary market, may not, at the conclusion of the stock offering, exceed 4.9% of (A) the outstanding shares of common stock of Charter Financial, or (B) the shareholders’ equity of Charter Financial.

(vi)
The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Charter Financial, by any one or more tax-qualified employee stock benefit plans and stock recognition and award plans of Charter Financial, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% (5.88% with Office of Thrift Supervision approval if CharterBank’s tangible capital ratio is at least 10% at the time a plan is implemented) of (A) the outstanding shares of common stock of Charter Financial, or (B) the shareholders’ equity of Charter Financial.

(vii)
The aggregate amount of common stock acquired in the stock offering, plus all prior issuances by Charter Financial, by all non-tax-qualified employee stock benefit plans of Charter Financial, or by directors and executive officers and their associates, exclusive of any shares of common stock acquired by such plans or persons in the secondary market, may not exceed 25% of the outstanding common stock held by persons other than First Charter, MHC at the conclusion of the stock offering. In calculating the number of shares of directors and executive officers and their associates under this paragraph, shares held by any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan that are attributable to such person shall not be counted.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of First Charter, MHC, may decrease or increase the purchase and ownership limitations.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount and included on their stock order form a desire to be resolicted, will be given the opportunity to increase their subscriptions up to the then applicable limit.  In the event of a resolicitation, we have the right, in our sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares.  Such persons will be prohibited from paying with a personal check, but we may allow payment by wire transfer. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.  In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for Charter Financial common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

The term “associate” of a person means:

(i)
any corporation or organization, other than Charter Financial, CharterBank or a majority-owned subsidiary of CharterBank, of which the person is a senior officer, partner or 10% beneficial shareholder;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Charter Financial or CharterBank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”  Persons having the same address, and persons exercising subscription rights through qualifying accounts registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Charter Financial or CharterBank and except as described below.  Any purchases made by any associate of Charter Financial or CharterBank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution.  In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.  For a further discussion of limitations on purchases of our shares of common stock at the time of the stock offering and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares after the Stock Offering.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the Financial Industry Regulatory Authority. Stifel, Nicolaus & Company, Incorporated will assist us on a best efforts basis in the offering by:

(i)	acting as our advisor for the stock offering;

(ii)	providing administrative services and managing the Stock Information Center;

(iii)	educating our employees regarding the offering;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials; and

(v)	soliciting orders for common stock.

For these services, Stifel, Nicolaus & Company, Incorporated has received an advisory and administrative fee of $50,000 and will receive 1% of the dollar amount of all shares of common stock sold in the subscription and community offerings.  No sales fee will be payable to Stifel, Nicolaus & Company, Incorporated with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  As part of our subscription and community offerings, at our request, Stifel, Nicolaus & Company, Incorporated will endeavor to identify certain investors (commonly known as “identified investors”) who agree to commit, subject to certain conditions, to purchase blocks of stock in the stock offering to ensure we sell sufficient shares to consummate the stock offering.  Stifel, Nicolaus & Company, Incorporated will receive a fee of 6% of the dollar amount of common stock sold to any identified investors in the subscription and community offerings.  Excluding fees paid pursuant to sales to identified investors, Stifel, Nicolaus & Company, Incorporated will receive a minimum fee of $125,000 for shares sold in the subscription and community offerings.

In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which will include Stifel, Nicolaus & Company, Incorporated) shall not exceed 6% in the aggregate.  Stifel, Nicolaus & Company, Incorporated will serve as sole book running manager.  Stifel, Nicolaus & Company, Incorporated also will be reimbursed for allocable expenses in amount not to exceed $30,000 in the subscription and community offering and $50,000 in the syndicated community offering and $100,000 for attorney’s fees (excluding reimbursement for allocable expenses of Stifel, Nicolaus & Company, Incorporated’s counsel which shall not exceed $10,000).

In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings, Stifel, Nicolaus & Company, Incorporated will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), and we may pay Stifel, Nicolaus & Company, Incorporated an additional fee for those services that will not exceed $50,000.  Under such circumstances, Stifel, Nicolaus & Company, Incorporated may be reimbursed for additional allowable expenses up to $10,000, plus additional fees of its attorneys up to $25,000.

Stifel has also been granted a two year right of first refusal to serve as financial advisor and marketing agent to First Charter, MHC and Charter Financial in the event that they determine to undertake a second-step conversion.  This right of first refusal is contingent upon the completion of the stock offering.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of CharterBank may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  No sales activity will be conducted in a CharterBank banking office.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Stifel, Nicolaus & Company, Incorporated to act as our records management agent in connection with the stock offering.  In its role as records management agent, Stifel, Nicolaus & Company, Incorporated will coordinate with our data processing service and interface with the Stock Information Center to provide the records processing and the stock order services, including but not limited to: consolidation of deposit and loan accounts; preparation of information for order forms; interfacing with our financial printer; and recording stock order information.  For its services as records management agent, Stifel, Nicolaus & Company, Incorporated will receive a fee of $35,000.  We will also reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses in connection with these services, not to exceed $5,000.

Prospectus Delivery

To ensure that each person ordering stock receives a prospectus at least 48 hours before September 15, 2010 in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.  Execution of a stock order form will confirm receipt or delivery in accordance with Rule 15c2-8.  Order forms will be distributed only if accompanied or preceded by a prospectus.  We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire on September 15, 2010, however, whether or not we have been able to locate each person entitled to subscription rights.

We reserve the right, in our sole discretion, to terminate the stock offering at any time and for any reason, in which case we will promptly return all purchase orders, plus interest at CharterBank’s passbook rate from the date the stock order form was processed, and we will cancel all authorized withdrawals from deposit accounts.

Lock-up Agreements

We and each of our directors and officers have agreed, for a period beginning on the date of this prospectus and ending 90 days after completion of the stock offering, not to, without the prior written consent of Stifel Nicolaus, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.  The restricted period described above is subject to extension under limited circumstances.  In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Procedure for Purchasing Shares in the Subscription and Community Offerings

All persons ordering stock must order a specific number of shares of common stock at $10.52 per share.  The minimum number of shares of common stock which any person may order is 25 shares.  Accordingly, your subscription must be for at least $263.00 of common stock to be accepted.  If the actual purchase price is less than $10.52, the difference will be refunded or the withdrawal authorization reduced, except for subscribers who have elected on their order forms to have such difference applied to the purchase of additional whole shares to the extent available.  Fractional shares will not be issued; instead, we will refund the amount that is insufficient to purchase a whole share of common stock.  The total number of shares of common stock that will be issued to any person is subject to the applicable purchase limitations and allocation procedures in the stock offering in the event of an oversubscription.  See “—Subscription Offering and Subscription Rights”, “—Community Offering” and “—Limitations on Common Stock Purchases”, below.

Expiration Date.  The stock offering will terminate at 2:00 p.m., Georgia time, on September 15, 2010, unless we extend the stock offering in our sole discretion for up to 45 days, or such additional periods as may be approved by the Office of Thrift Supervision. Charter Financial may decide to extend the stock offering for any reason and is not required to give subscribers notice of any such extension unless such period extends beyond October 30, 2010.  If an extension beyond October 30, 2010 is granted by the Office of Thrift supervision, we will resolicit subscribers, in which event we will notify subscribers that they may maintain, change or cancel their stock orders within a specified period.  If a subscriber does not respond during the resolicitation period, his or her stock order will be canceled, funds received for payment will be returned promptly with interest at CharterBank’s passbook rate of interest, and deposit account withdrawal authorizations will be canceled.  No single extension will last longer than 90 days, and in no event shall the stock offering extend beyond June 30, 2012.

Subscription rights that have not been exercised prior to the conclusion of the subscription offering will become void, whether or not we have been able to locate each person entitled to subscribe in the offering.

We will not execute orders until orders for at least the minimum gross proceeds have been received.  If orders for at least $33.3 million of common stock have not been received within 45 days after September 15, 2010 or after any additional extension period and the Office of Thrift Supervision has not consented to a further extension of the stock offering, all funds previously delivered to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at CharterBank’s passbook rate and all deposit account withdrawal authorizations will be canceled.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $196.4 million, or a decrease in the minimum of the valuation range to less than $145.3 million, then, after consulting with the Office of Thrift Supervision, we may terminate the stock issuance plan, cancel deposit account withdrawal authorizations and promptly return all funds previously delivered to purchase shares of common stock with interest at CharterBank’s passbook rate of interest.  Alternatively, we may establish a new offering price range, extend the offering period and commence a resolicitation of subscribers, as described above, or take other actions as permitted by the Office of Thrift Supervision in order to complete the stock offering.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must complete and sign an original stock order form and remit full payment.  We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Georgia time, on September 15, 2010. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms.  You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight courier to the Stock Information Center address indicated on the stock order form, or by hand-delivery to CharterBank’s executive office, 1233 O.G. Skinner Drive, West Point, Georgia.  Hand-delivered order forms will only be accepted at this location.  Our banking offices will not accept stock order forms.  Please do not mail stock order forms to CharterBank.  Once tendered, an order form cannot be modified or revoked without our consent, unless the offering is extended beyond October 30, 2010.  We reserve the right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.  If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.  We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.  Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by CharterBank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Charter Financial Corporation; or

(ii)	authorizing us to withdraw funds from CharterBank from the types of deposit accounts (not accounts with check-writing privileges) designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at CharterBank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at CharterBank’s passbook rate subsequent to the withdrawal.  In the case of payments made by personal check, these funds must be available in the account(s) when the order form is received. Checks and money orders submitted in the subscription or community offerings will be immediately cashed and placed in a segregated account at CharterBank and will earn interest at CharterBank’s passbook rate from the date payment is processed until the offering is completed or terminated.

You may not remit cash, CharterBank line of credit checks, and third-party checks (including those payable to you and endorsed over to Charter Financial). Additionally, you may not designate a direct withdrawal from CharterBank accounts with check-writing privileges.  Please provide a check instead.  If permitted by the Office of Thrift Supervision, in the event we resolicit large purchasers, as described above in “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by October 30, 2010, in which event purchasers may be given the opportunity to increase, decrease or cancel their orders for a specified period of time.

If the offering is consummated, but some or all of an interested investor’s funds submitted in the subscription or community offerings are not accepted by us, those funds will be returned to the interested investor promptly after closing, with interest.  If the offering is not consummated, funds in the account will be returned promptly, with interest, to the potential investor.

Regulations prohibit CharterBank from lending funds or extending credit to any persons to purchase shares of common stock in the stock offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the stock offering.  This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Charter Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using IRA Funds to Purchase Stock. If you are interested in using your individual retirement account or other retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account, such as a brokerage firm retirement account.  By regulation, CharterBank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock.  Therefore, if you wish to use funds that are currently in a CharterBank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock.  The funds you wish to use for the purchase of common stock will instead have to be transferred to a brokerage account before placing your order.  If you do not have such an account, you will need to establish one before placing a stock order.  An annual administrative fee may be payable to the independent trustee or custodian.  There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account, whether at CharterBank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the September 15, 2010 offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates in the Subscription and Community Offerings. Certificates representing shares of common stock sold in the subscription and community offerings will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the stock issuance plan, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.  In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Subscription rights to purchase shares in the stock offering are nontransferable.   Persons receiving these rights are not permitted to transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the stock issuance plan or, prior to the completion of the stock offering, the shares of common stock to be issued upon their exercise.  These rights may be exercised only by the person to whom they are granted and only for his or her account.  Each person exercising such subscription rights will be required to certify that he or she is purchasing shares of common stock in the subscription offering solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares.  When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower subscription offering purchase priority than you do.  In addition, persons may not offer or make an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock.  We will pursue any and all legal and equitable remedies in the event management becomes aware of the transfer of subscription rights and we will not honor orders known by them to involve the transfer of these rights.

Stock Information Center

If you have questions about our stock offering, please call our Stock Information Center toll-free at 1-(877) 821-5782, Monday through Friday from 10:00 a.m. to 4:00 p.m., Georgia time.  The Stock Information Center will be closed on weekends and for bank holidays.

Tax Effects of the Stock Offering

Management believes that no gain or loss for federal or Georgia income tax purposes will be recognized to Charter Financial Corporation or First Charter, MHC as a result of the stock offering.

Management believes that First Charter, MHC’s contribution of a portion of its shares of common stock, and the subsequent cancellation of those shares by Charter Financial Corporation, qualifies as a tax-free contribution of capital by First Charter, MHC under Section 118 of the Internal Revenue Code of 1986, as amended.  Management believes that First Charter, MHC’s contribution of shares to Charter Financial Corporation is analogous to the situation in Commissioner v. Fink, 483 U.S. 89 (1987), in which the U.S. Supreme Court ruled that where majority shareholders voluntarily surrender a portion of their stock to a corporation in an unsuccessful attempt to increase the corporation’s attractiveness to outside investors, and where the majority shareholders retained control of the corporation even after the surrender, they made a non-taxable capital contribution.

Concurrently with First Charter, MHC’s capital contribution, Charter Financial Corporation will offer, sell and issue shares of common stock to the public in the stock offering.  Generally, a sale of shares for cash is a non-taxable event under Section 1032 of the Internal Revenue Code.  Management is not aware of any authority under current law which would hold that the two concurrent transactions would be taxable.

There is, however, the possibility that the receipt and/or exercise of the subscription rights by Eligible Account Holders and Supplemental Eligible Account Holders would result in taxable gain or income to the extent that such subscription rights are determined to have a fair market value.  Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have ascertainable value.

Restrictions on Purchase or Transfer of Shares After the Stock Offering

All common stock purchased in the stock offering by a director or an executive officer of Charter Financial or CharterBank and any associates of such persons, will be subject to a restriction that the shares of common stock cannot be sold for a period of one year following the stock offering, except in the event of the death of such director or executive officer, in connection with a merger or acquisition of Charter Financial that has been approved by the Office of Thrift Supervision, or as otherwise approved by the Office of Thrift Supervision.  Each certificate for shares subject to the restriction described above will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction.  Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions.  The directors and executive officers of CharterBank and Charter Financial and certain other persons in receipt of material non-public information also will be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of outstanding shares of common stock of Charter Financial by directors, executive officers (or any person who became an executive officer or director of Charter Financial or CharterBank after adoption of the stock issuance plan) or their associates during the three-year period following the stock offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of common stock pursuant to a stock option plan or any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of CharterBank or Charter Financial (including any employee stock ownership plan, stock recognition plan or restricted stock plan).

DESCRIPTION OF OUR CAPITAL STOCK

General

Charter Financial Corporation is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having no par value.  As of March 31, 2010, 18,672,361 shares of our common stock were issued and outstanding, of which 15,857,924 shares of common stock were held by First Charter, MHC and no shares of preferred stock were issued and outstanding.  We expect to issue in the stock offering up to 5,961,573 shares of common stock.  We will not issue shares of preferred stock in the stock offering. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the actual purchase price per share for our shares of common stock, in accordance with the plan of stock issuance, all of the common stock sold in the stock offering will be duly authorized, fully paid and nonassessable.

Our common stock is nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Common Stock

Distributions. Charter Financial Corporation can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations that are imposed by law.  The holders of our shares of common stock are entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor.  If we issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to dividends.

Voting Rights.  The holders of our shares of common stock possess exclusive voting rights in Charter Financial Corporation.  Each holder of a share of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.  If we issue preferred stock, holders of the preferred stock also may possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of CharterBank, Charter Financial, as the holder of 100% of the outstanding capital stock of each of CharterBank, would be entitled to receive, after payment or provision for payment of all debts and liabilities of CharterBank, as appropriate, including all deposit accounts and accrued interest thereon, all assets of CharterBank available for distribution, as appropriate.  In the event of liquidation, dissolution or winding up of Charter Financial, the holders of our shares of common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the shares of common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares.  Holders of shares of our common stock are not entitled to preemptive rights with respect to any shares that may be issued.  Preemptive rights are the priority right to buy additional shares if we issue more shares in the future.  The shares of our common stock are not subject to redemption.

Cumulative Voting.  Our charter does not provide for cumulative voting.

Number and Term of Directors.  Our charter provides that the number of directors shall be not fewer than five nor more than 15, unless the Office of Thrift Supervision approves a greater or lesser number.  Our Bylaws specify that the number of directors shall be seven.  Our Bylaws also provide for the Board of Directors to be classified into three classes as nearly equal in number as possible, with one class being elected annually.

Amendment of Charter and Bylaws.  Our charter may be amended if such amendment is proposed by the Board of Directors and approved by shareholders by a majority of the votes eligible to be cast, unless a higher vote is required by the Office of Thrift Supervision.  Our bylaws may be amended upon approval by a majority vote of the authorized Board of Directors or by a majority vote of the votes cast by our shareholders (and upon receipt of approval by the Office of Thrift Supervision, if applicable).

Preferred Stock

None of the shares of our authorized preferred stock have been issued or will be issued in the stock offering.  Such preferred stock may be issued with such preferences and designations as our Board of Directors may from time to time determine.  Our Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of shares of our common stock and may assist management in impeding an unfriendly takeover or attempted change in control.  We have no present plans to issue preferred stock.

TRANSFER AGENT

The transfer agent and registrar for Charter Financial’s common stock is American Stock Transfer & Trust Company, LLC.

EXPERTS

The consolidated financial statements of Charter Financial as of September 30, 2009 and 2008, and for the years then ended appearing in this prospectus have been audited by Dixon Hughes PLLC, independent registered public accounting firm, as stated in their report with respect thereto, and have been included herein in reliance given upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows of Charter Financial for the year ended September 30, 2007 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

Charter Financial has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to including KPMG LLP’s audit report on Charter Financial’s past financial statements that are included herein and in the registration statement.

The statement of assets acquired and liabilities assumed by CharterBank as of March 26, 2010 pursuant to the purchase and assumption agreement, dated as of March 26, 2010, between CharterBank and the FDIC, appearing in this prospectus and in the registration statement, has been audited by Dixon Hughes PLLC, independent registered public accounting firm, as stated in their report with respect thereto, and has been included herein in reliance given upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Charter Financial setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the stock offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Charter Financial Corporation, First Charter, MHC and CharterBank, will issue to Charter Financial Corporation its opinion regarding the legality of the common stock. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Silver, Freedman & Taff, L.L.P.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Charter Financial has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates.  The Securities and Exchange Commission telephone number is 1-800-SEC-0330.  In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Charter Financial.  The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

In connection with the offering, Charter Financial will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Charter Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934.  Under the stock issuance plan, Charter Financial has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES

Report of Dixon Hughes PLLC, Independent Registered Public Accounting Firm	F-2

Report of KPMG LLP, Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets at March 31, 2010 (unaudited) and September 30, 2009 and 2008	F-4

Consolidated Statements of Income for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007	F-5

Consolidated Statements of Equity and Comprehensive Income (Loss) for the six months ended March 31, 2010 (unaudited) and the years ended September 30, 2009, 2008 and 2007	F-6

Consolidated Statements of Cash Flows for the six months ended March 31, 2010 and 2009 (unaudited) and for the years ended September 30, 2009, 2008 and 2007	F-8

Notes to Consolidated Financial Statements	F-10

***

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Charter Financial Corporation:

We have audited the accompanying consolidated statements of financial condition of Charter Financial Corporation and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2009 and 2008 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Financial Corporation and subsidiaries as of September 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Atlanta, Georgia
December 23, 2009, except
for Note 22 as to which the
date is June 18, 2010

225 Peachtree Street NE, Suite 600
Atlanta, GA 30303-1728
Ph. 404.575.8900 Fx. 404.575.8860
www.dixon-hughes.com

KPMG LLP Suite 1800 420 20th Street North Birmingham, AL 35203

Report of Independent Registered Public Accounting Firm

The Board of Directors Charter Financial Corporation:

We have audited the accompanying consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows of Charter Financial Corporation and subsidiaries (the Company) for the year ended September 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Charter Financial Corporation for the year ended September 30, 2007, in conformity with U.S. generally accepted accounting principles.

Birmingham, Alabama
December 20, 2007

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008
Assets
Cash and amounts due from depository institutions	$111,091,656	$36,679,210	$11,978,998
Interest-bearing deposits in other financial institutions	30,544,762	17,160,826	2,660,130
Cash and cash equivalents	141,636,418	53,840,036	14,639,128
Loans held for sale, fair value of $694,900, $1,129,286 and $1,297,165	690,301	1,123,489	1,292,370
Mortgage-backed securities and collateralized mortgage obligations available for sale	201,583,697	201,625,975	242,848,419
Other investment securities available for sale	3,962,010	4,434,732	34,290,733
Federal Home Loan Bank stock	15,157,100	14,035,800	13,605,900
Loans receivable:
Not covered under FDIC loss sharing agreements	476,227,837	472,974,693	437,520,665
Covered under FDIC loss sharing agreements, net	213,755,529	89,763,944	-
Unamortized loan origination fees, net	(897,488)	(856,538)	(804,475)
Allowance for loan losses (non-covered loans)	(11,396,504)	(9,331,612)	(8,243,931)
Loans receivable, net	677,689,374	552,550,487	428,472,259
Other real estate owned:
Not covered under FDIC loss sharing agreements	7,409,175	4,777,542	2,680,430
Covered under FDIC loss sharing agreements	35,732,671	10,681,499	-
Accrued interest and dividends receivable	4,286,580	3,746,080	3,272,628
Premises and equipment, net	17,513,373	17,287,140	17,302,517
Goodwill	4,325,282	4,325,282	4,325,282
Other intangible assets, net of amortization	1,046,196	854,586	988,988
Cash surrender value of life insurance	31,116,214	30,549,849	29,280,581
FDIC receivable for loss sharing agreements	94,089,464	26,481,146	-
Deferred income taxes	419,076	7,289,043	6,872,020
Other assets	6,082,679	3,277,447	1,629,327
Total assets	$1,242,739,610	$936,880,133	$801,500,582

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$906,580,112	$597,633,669	$420,175,064
FHLB advances and other borrowings	212,232,472	227,000,000	267,000,000
Advance payments by borrowers for taxes and insurance	793,091	1,279,440	1,237,494
Other liabilities	12,460,724	12,710,364	10,786,103
Total liabilities	1,132,066,399	838,623,473	699,198,661
Stockholders’ Equity:
Common stock, $0.01 par value; 19,859,219 shares issued at March 31, 2010, September 30, 2009 and 2008, respectively; 18,578,856, 18,577,356 and 18,794,999 shares outstanding at March 31, 2010, September 30, 2009 and 2008, respectively	198,592	198,592	198,592
Preferred Stock, no par value; 10,000,000 shares authorized	-	-	-
Additional paid-in capital	42,807,498	42,751,898	42,537,428
Treasury stock, at cost; 1,186,858, 1,281,863, and 1,064,220 shares at March 31, 2010, September 30, 2009 and 2008, respectively	(36,903,102)	(36,948,327)	(35,060,409)
Unearned compensation - ESOP	(1,546,990)	(1,683,990)	(1,825,390)
Retained earnings	109,148,101	102,215,498	103,301,290
Accumulated other comprehensive loss - net unrealized holding losses on securities available for sale, net of tax	(3,030,888)	(8,277,011)	(6,849,590)
Total stockholders’ equity	110,673,211	98,256,660	102,301,921
Commitments and contingencies Total liabilities and stockholders’ equity	$1,242,739,610	$936,880,133	$801,500,582

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Interest and dividend income:
Loans receivable	$18,155,653	$13,133,776	$29,311,959	$28,872,156	$28,884,292
Mortgage-backed securities and collateralized mortgage obligations	3,961,812	5,753,657	10,700,219	12,210,454	13,787,660
Equity securities	15,268	—	29,394	3,168,878	8,203,630
Debt securities	98,610	329,815	484,064	1,189,925	1,759,595
Interest-bearing deposits in other financial institutions	42,400	12,187	33,636	935,991	2,010,338
Total interest and dividend income	22,273,743	19,229,435	40,559,272	46,377,404	54,645,515
Interest expense:
Deposits	5,125,902	5,229,443	10,099,376	14,525,764	15,187,922
Borrowings	5,252,253	6,106,722	12,499,232	12,245,020	14,639,019
Total interest expense	10,378,155	11,336,165	22,598,608	26,770,784	29,826,941
Net interest income	11,895,588	7,893,270	17,960,664	19,606,620	24,818,574
Provision for loan losses	3,800,000	2,550,000	4,550,000	3,250,000	—
Net interest income after provision for loan losses	8,095,588	5,343,270	13,410,664	16,356,620	24,818,574
Noninterest income:
Service charges on deposit accounts	2,672,460	2,250,483	4,664,364	5,027,499	4,532,045
Gain (loss) on sale of investments	203,188	182,798	2,160,760	(38,272)	—
Total impairment losses on securities	(5,179,492)	—	—	—	—
Portion of losses recognized in other comprehensive income	1,652,818	—	—	—	—
Net impairment losses recognized in earnings	(3,526,674)	—	—	—	—
Gain on sale of other assets held for sale	—	2,086,053	2,086,053	—	—
Bank owned life insurance	566,365	636,522	1,269,268	1,059,224	591,478
Gain on sale of loans and loan servicing release fees	468,245	312,486	681,524	762,227	1,151,839
Gain on sale of Freddie Mac common stock	—	—	—	9,556,639	69,453,332
Loan servicing fees	137,178	102,977	223,375	291,183	272,040
Gain on operations of covered call program	—	—	—	1,722,977	368,799
Brokerage commissions	248,909	141,983	301,469	402,183	424,299
Acquisition gain	15,604,040	—	—	—	—
Other	1,041,314	180,793	405,321	166,797	130,479
Total noninterest income	17,415,025	5,894,095	11,792,134	18,950,457	76,924,311
Noninterest expenses:
Salaries and employee benefits	6,243,395	4,759,464	10,056,639	11,436,562	13,811,000
Occupancy	2,929,966	1,896,241	3,970,052	3,786,348	3,530,652
FHLB advance prepayment penalty	—	—	1,408,275	—	—
Legal and professional	956,271	420,582	989,230	669,789	429,444
Marketing	719,275	387,668	1,040,867	930,174	987,648
Federal insurance premiums and other regulatory fees	544,160	490,763	1,390,873	336,290	260,907
Net cost of operations of real estate owned	526,071	45,719	800,985	18,826	44,340
Furniture and equipment	314,186	304,845	647,878	624,530	667,495
Postage, office supplies, and printing	341,540	301,860	625,110	614,302	560,072
Core deposit intangible amortization expense	67,201	67,201	134,402	136,864	147,684
Other	706,945	714,550	1,517,087	1,730,124	1,486,457
Total noninterest expenses	13,349,010	9,388,893	22,581,398	20,283,809	21,925,699
Income before income taxes	12,161,603	1,848,472	2,621,400	15,023,268	79,817,186
Income tax expense	4,428,092	419,072	305,638	4,491,036	28,877,364
Net income	$7,733,511	$1,429,400	$2,315,762	$10,532,232	$50,939,822

Basic net income per share	$0.42	$0.08	$0.13	$0.55	$2.67
Diluted net income per share	$0.42	$0.08	$0.12	$0.55	$2.65
Weighted average number of common shares outstanding	18,416,507	18,546,212	18,497,297	19,022,259	19,097,807
Weighted average number of common and potential common shares outstanding	18,451,123	18,592,186	18,558,523	19,082,960	19,210,548

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
For the Six Months Ended March 31, 2010 (Unaudited) and the Years ended September 30, 2009, 2008, and 2007

								Accumulated
		Common stock				Unearned		other	Total
	Comprehensive	Number		Additional	Treasury	compensation	Retained	comprehensive	stockholders’
	income (loss)	of shares	Amount	paid-in capital	stock	ESOP	earnings	income (loss)	equity

Balance at September 30, 2006		19,837,816	$198,378	$39,031,515	$(5,436,393)	$(2,121,940)	$63,548,301	$172,489,384	$267,709,245
Comprehensive income (loss):
Net income	$50,939,822	-	-	-	-	-	50,939,822	-	50,939,822
Other comprehensive income (loss) – change in unrealized gain on securities, net of income taxes of $34,955,781	(55,603,237)	-	-	-	-	-	-	(55,603,237)	(55,603,237)
Total comprehensive loss	$(4,663,415)
Dividends paid, $4.45 per share		-	-	-	-	-	(14,562,112)	-	(14,562,112)
Allocation of ESOP common stock		-	-	454,887	-	150,500	-	-	605,387
Vesting of non-vested shares		-	-	(91,980)	801,245	-	-	-	709,265
Tax benefit of disqualifying dispositions of stock options		-	-	139,365	-	-	-	-	139,365
Stock based compensation expense		-	-	1,311,019	-	-	-	-	1,311,019
Income tax benefits of non-vested share awards		-	-	424,189	-	-	-	-	424,189
Repurchase of shares		-	-	-	(27,064,470)	-	-	-	(27,064,470)
Exercise of stock options, including income tax benefit of $59,860		17,803	178	463,469	-	-	-	-	463,647

Balance at September 30, 2007		19,855,619	$198,556	$41,732,464	$(31,699,618)	$(1,971,440)	$99,926,011	$116,886,147	$225,072,120
Comprehensive income (loss):
Net income	$10,532,232	-	-	-	-	-	10,532,232	-	10,532,232
Other comprehensive income (loss) – change in unrealized gain on securities, net of income taxes of $77,788,265	(123,735,737)	-	-	-	-	-	-	(123,735,737)	(123,735,737)
Total comprehensive loss	$(113,203,505)
Dividends paid, $1.75 per share		-	-	-	-	-	(7,156,953)	-	(7,156,953)
Allocation of ESOP common stock		-	-	554,466	-	146,050	-	-	700,516
Vesting of non-vested shares		-	-	51,460	1,315,387	-	-	-	1,366,847
Tax benefit of disqualifying dispositions of stock options		-	-	9,700	-	-	-	-	9,700
Stock based compensation expense		-	-	84,038	-	-	-	-	84,038
Repurchase of shares		-	-	-	(4,676,178)	-	-	-	(4,676,178)
Exercise of stock options, including income tax benefit of $0		3,600	36	105,300	-	-	-	-	105,336

Balance at September 30, 2008		19,859,219	$198,592	$42,537,428	$(35,060,409)	$(1,825,390)	$103,301,290	$(6,849,590)	$102,301,921

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
For the Six Months Ended March 31, 2010 (Unaudited) and the Years ended September 30, 2009, 2008, and 2007
(Continued)

								Accumulated
		Common stock				Unearned		other	Total
	Comprehensive	Number		Additional	Treasury	compensation	Retained	comprehensive	stockholders’
	income (loss)	of shares	Amount	paid-in capital	stock	ESOP	earnings	income (loss)	equity

Balance at September 30, 2008		19,859,219	$198,592	$42,537,428	$(35,060,409)	$(1,825,390)	$103,301,290	$(6,849,590)	$102,301,921
Comprehensive income (loss):
Net income	$2,315,762	-	-	-	-	-	2,315,762	-	2,315,762
Other comprehensive income (loss) – change in unrealized loss on securities, net of income taxes of $897,369	(1,427,421)	-	-	-	-	-	-	(1,427,421)	(1,427,421)
Total comprehensive income	$888,341
Dividends paid, $1.00 per share		-	-	-	-	-	(3,401,554)	-	(3,401,554)
Allocation of ESOP common stock		-	-	148,470	-	141,400	-	-	289,870
Vesting of non-vested shares		-	-	32,066	340,424	-	-	-	372,490
Stock based compensation expense		-	-	33,934	-	-	-	-	33,934
Repurchase of shares		-	-	-	(2,228,342)	-	-	-	(2,228,342)

Balance at September 30, 2009		19,859,219	198,592	42,751,898	(36,948,327)	(1,683,990)	102,215,498	(8,277,011)	98,256,660

Comprehensive income (loss):
Net income	$7,733,511	-	-	-	-	-	7,733,511	-	7,733,511
Other comprehensive income (loss) – change in unrealized loss on securities, net of income tax benefit of $2,7002,548	5,246,123	-	-	-	-	-	-	5,246,123	5,246,123
Total comprehensive income	$12,979,634
Dividends paid, $0.25 per share		-	-	-	-	-	(800,908)	-	(800,908)
Allocation of ESOP common stock		-	-	10,034	-	137,000	-	-	147,034
Vesting of non-vested shares		-	-	28,650	45,225	-	-	-	73,875
Stock based compensation expense		-	-	16,916	-	-	-	-	16,916
Repurchase of shares		-	-	-	-	-	-	-	-

Balance at March 31, 2010		19,859,219	$198,592	$42,807,498	$(36,903,102)	$(1,546,990)	$109,148,101	$(3,030,888)	$110,673,211

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Cash flows from operating activities:
Net income	$7,733,511	$1,429,400	$2,315,762	$10,532,232	$50,939,822
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	3,800,000	2,550,000	4,550,000	3,250,000	—
Depreciation and amortization	522,261	501,021	1,007,408	963,964	989,788
Deferred income tax expense (benefit)	4,167,419	1,920,594	(430,209)	(1,920,594)	(422,086)
Accretion and amortization of premiums and discounts, net	585,851	9,749	127,242	(26,437)	(138,640)
Accretion of fair value discounts related to covered loans	(3,333,953)	—	(1,698,238)	—	—
Gain on sale of loans and loan servicing release fees	(468,245)	(312,486)	(681,524)	(762,227)	(1,151,839)
Proceeds from sale of loans	10,454,196	10,891,312	25,996,713	18,548,793	41,099,310
Originations and purchases of loans held for sale	(9,552,763)	(9,877,357)	(25,146,308)	(18,157,816)	(39,959,385)
Gain on acquisition	(15,604,040)	—	—	—	—
Gain on sale of Freddie Mac common stock	—	—	—	(9,556,639)	(69,453,332)
(Gain) loss on sale of mortgage-backed securities, collateralized mortgage obligations, and other investments	(203,188)	(182,798)	(2,160,760)	38,272	—
Other-than-temporary impairment	3,526,674	—	—	—	—
Write down of real estate owned	199,776	—	669,870	39,219	30,800
Loss (gain) on sale of real estate owned	(81,263)	(16,044)	(113,007)	(113,946)	(414)
Recovery payable to FDIC on other real estate owned gains	(449,858)	—	(130,046)	—	—
Gain on sale of other assets held for sale	—	—	(2,086,053)	—	(47,539)
FHLB advance prepayment penalty	—	—	1,408,275	—	—
Restricted stock award expense	105,784	144,497	285,046	851,640	669,319
Stock option expense	16,916	17,016	33,934	84,038	1,971,608
Excess tax benefit on exercise of stock options	—	—	—	—	(59,860)
Increase in cash surrender value on bank owned life insurance	(566,365)	(636,522)	(1,269,268)	(1,059,224)	(591,478)
Changes in assets and liabilities:
Decrease (increase) in accrued interest and dividends receivable	109,301	60,136	192,004	404,950	(99,207)
(Increase) decrease in other assets	(3,568,812)	(2,892,523)	437,171	159,085	113,019
(Decrease) increase in other liabilities	(1,543,567)	(5,743,109)	867,398	454,559	2,067,504
Net cash (used in) provided by operating activities	(4,150,365)	(2,137,114)	4,175,411	3,729,869	(14,042,610)

Cash flows from investing activities:
Proceeds from sales of mortgage-backed securities and collateralized mortgage obligations available for sale	15,026,370	19,178,518	89,435,458	5,894,659	—
Principal collections on government sponsored entities available for sale	411,790	—	1,103,987	606,401	789,064
Principal collections on mortgage-backed securities and collateralized mortgage obligations available for sale	28,893,423	24,878,214	69,470,730	47,745,518	50,442,863
Purchase of mortgage-backed securities and collateralized mortgage obligations available for sale	(14,107,959)	(27,442,753)	(111,700,517)	(38,269,681)	(4,003,362)
Purchase of equity securities and other investments	—	—	(21,891,798)	(10,083,386)	—
Proceeds from sale of Freddie Mac common stock	—	—	—	14,281,888	70,646,923
Proceeds from the sale or issuer call of equity securities and other investments	—	29,050,000	58,055,440	990,025	—
Proceeds from maturities of other securities available for sale	—	—	—	5,974,000	5,000,000
Purchase of FHLB stock	—	(1,903,500)	(2,236,500)	(3,042,000)	(1,125,000)
Proceeds from redemption of FHLB stock	—	2,473,500	2,806,500	3,103,900	3,438,400
Proceeds from redemption of FRB stock acquired	—	—	157,800	—	—
Net increase in loans receivable	(3,472,622)	(26,616,448)	(43,655,083)	(30,990,857)	(31,402,364)
Net decrease in FDIC receivable	3,972,605	—	23,729,476	—	—
Proceeds from sale of real estate owned	5,578,994	1,020,861	5,443,005	2,395,548	826,044
Proceeds from sale of premises and equipment	—	708,523	781,510	—	149,516
Purchases of premises and equipment	(681,293)	(311,033)	(1,639,139)	(1,328,770)	(701,216)
Net cash received from acquisitions	68,914,993	—	30,017,337	—	—
Purchase of life insurance	—	—	—	(15,000,000)	—
Net cash provided by (used in) investing activities	104,536,301	21,035,882	99,878,206	(17,722,755)	94,060,868

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Cash flows from financing activities:
Purchase of treasury stock	$—	$(1,012,435)	$(2,228,342)	$(4,676,178)	$(27,064,470)
Stock options exercised	—	—	—	105,336	403,787
Excess tax benefit on exercise of stock options	—	—	—	—	59,860
Dividends on restricted stock awards	(16,684)	(20,641)
Dividends paid	(784,224)	(1,334,918)	(3,401,554)	(15,871,868)	(5,847,197)
Net increase (decrease) in deposits	12,956,717	13,740,193	(4,779,819)	(10,508,011)	58,626,378
Proceeds from Federal Home Loan Bank advances	—	56,300,000	56,300,000	68,800,000	25,000,000
Principal payments on Federal Home Loan Bank advances	(24,259,014)	(66,300,000)	(110,784,940)	(63,800,000)	(75,000,000)
Proceeds from other borrowings	—	—	—	49,333,000	210,178,000
Principal payments on other borrowings	—	—	—	(59,391,000)	(226,048,000)
Net increase (decrease) in advance payments by borrowers for taxes and insurance	(486,349)	(409,207)	41,946	(29,818)	(76,909)
Net cash (used in) provided by financing activities	(12,589,554)	962,992	(64,852,709)	(36,038,539)	(39,768,551)

Net increase (decrease) in cash and cash equivalents	87,796,382	19,861,760	39,200,908	(50,031,425)	40,249,707

Cash and cash equivalents at beginning of period	53,840,036	14,639,128	14,639,128	64,670,553	24,420,846

Cash and cash equivalents at end of period	$141,636,418	$34,500,888	$53,840,036	$14,639,128	$64,670,553

Supplemental disclosures of cash flow information:
Interest paid	$10,298,627	$12,349,845	$23,210,377	$26,134,886	$29,376,630
Income taxes paid	$2,450,000	$192,869	$330,697	$8,585,768	$27,416,431

Supplemental disclosure of noncash activities:
Real estate acquired through foreclosure of the loans receivable	$9,280,990	$3,502,689	$11,211,995	$4,821,478	$575,981
Issuance of ESOP common stock	$137,000	$289,870	$289,870	$700,516	$605,387
Issuance of common stock under stock benefit plans	$83,909	$—	$372,490	$1,366,847	$709,265
Issuance of common stock through net share settlement exercises	$—	$—	$—	$—	$261,943
Tax benefit from disqualifying dispositions	$—	$—	$—	$9,700	$139,365
Dividends declared not yet paid	$—	$—	$—	$—	$8,714,915
Unrealized gain (loss) on securities available for sale, net	$5,246,123	$2,442,502	$(1,427,421)	$(123,735,737)	$(55,603,237)
Acquisitions:
Assets acquired at fair value	$322,494,304	$—	$196,749,266	$—	$—
Liabilities assumed at fair value	312,888,457	—	196,749,266	—	—
Net assets acquired	$9,605,847	$—	$—	$—	$—

See accompanying notes to consolidated financial statements.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(1)	Summary of Significant Accounting Policies

The consolidated financial statements of Charter Financial Corporation and subsidiaries (the Company) include the financial statements of Charter Financial Corporation and its wholly owned subsidiary, CharterBank (the Bank).  All intercompany accounts and transactions have been eliminated in consolidation.

CharterBank was organized as a federally chartered mutual savings and loan association in 1954. CharterBank is primarily regulated by the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC), and undergoes periodic examinations by those regulatory authorities.

Charter Financial Corporation was formed through the reorganization of CharterBank in October 2001. At that time, CharterBank converted from a federally chartered mutual savings and loan association into a two–tiered mutual holding company structure and became a direct wholly owned subsidiary of Charter Financial Corporation. Through a public offering during the same year, Charter Financial Corporation sold 20% of its common stock.  During the year ended September 30, 2007 the Company repurchased approximately 500,000 of its shares and deregistered with the Securities and Exchange Commission.  In conjunction with the deregistration from the Securities and Exchange Commission the Company moved the trading of its stock from NASDAQ to the Over-the-Counter Bulletin Board. First Charter, MHC, a federal mutual holding company, owns approximately 85% and 86% of the outstanding shares of the common stock of Charter Financial Corporation at March 31, 2010 and September 30, 2009, respectively, following various treasury stock transactions of the Company.

The Company primarily provides real estate loans and a full range of deposit products to individual and small business consumers through its sixteen branch offices located in West Point, LaGrange, Newnan, Carrollton, Bremen, Covington and Peachtree City, Georgia and Auburn, Opelika, and Valley, Alabama. In addition, the Company operates a loan production office located in Norcross, Georgia. The Company primarily competes with other financial institutions in its market area within west central Georgia and east central Alabama. The Company considers its primary lending market to be the states of Georgia and Alabama.  The Company operates and manages as a one-bank holding company and, as such, has no reportable segments.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the financial institutions industry. The following is a summary of the significant accounting policies that the Company follows in presenting its consolidated financial statements.

(a)	Basis of Presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the estimates used for fair value acquisition accounting and the FDIC receivable for loss sharing agreements, the assessment for other-than-temporary impairment of investment securities, mortgage-backed securities, and collateralized mortgage obligations. In connection with the determination of the allowance for loan losses and the value of real estate owned, management obtains independent appraisals for significant properties.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

In connection with the assessment for other-than-temporary impairment of investment securities, mortgage-backed securities, and collateralized mortgage obligations, management obtains fair value estimates by independent quotations, assesses current credit ratings and related trends, reviews relevant delinquency and default information, assesses expected cash flows and coverage ratios, assesses the relative strength of credit support from less senior tranches of the securities, reviews average credit score data of underlying mortgagees, and assesses other current data.  The severity and duration of an impairment and the likelihood of potential recovery of an impairment is considered along with the intent and ability to hold any impaired security to maturity or recovery of carrying value.

A substantial portion of the Company’s loans is secured by real estate located in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio is susceptible to changes in the real estate market conditions of this market area.

Certain reclassifications of 2007, 2008 and 2009 balances have been made to conform to classifications used in 2009 and 2010. These reclassifications did not change stockholders’ equity or net income. For the unaudited consolidated financial statements for the periods ended March 31, 2010 and 2009, all adjustments necessary for a fair presentation have been made, and such adjustments were normal and recurring in nature.

Subsequent events have been evaluated through the date of financial statement issuance.

(b)	Cash and Cash Equivalents

Cash and cash equivalents, as presented in the consolidated financial statements, include amounts due from other depository institutions and interest–bearing deposits in other financial institutions. Generally, interest–bearing deposits in other financial institutions are for one–day periods.

(c)	Investments, Mortgage–Backed Securities, and Collateralized Mortgage Obligations

Investments, mortgage–backed securities, and collateralized mortgage obligations available for sale are reported at fair value, as determined by pricing services.  The pricing service valuations are reviewed by management for reasonableness.  There were no adjustments to the pricing service values in any of the periods presented.   Investment in stock of the Federal Home Loan Bank (FHLB) is required of every federally insured financial institution, which utilizes its services. The investment in FHLB stock is carried at cost and such stock is evaluated for any potential impairment.

Purchase premiums and discounts on investment securities are amortized and accreted to interest income using a level yield method over the period to maturity of the related securities. Purchase premiums and discounts on mortgage–backed securities and collateralized mortgage obligations are amortized and accreted to interest income using the interest method over the remaining lives of the securities, taking into consideration assumed prepayment patterns.

Gains and losses on sales of investments, mortgage–backed securities, and collateralized mortgage obligations are recognized on the trade date, based on the net proceeds received and the adjusted carrying amount of the specific security sold.

A decline in the market value of any available for sale security below cost that is deemed other-than-temporary results in a charge to earnings and the establishment of a new cost basis for that security. At September 30, 2009, the Company did not have any securities with other-than-temporary impairment.  At March 31, 2010 the Company had two mortgage securities and one equity security with other than temporary impairment.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(d)	Loans and Interest Income

Loans are reported at the principal amounts outstanding, net of unearned income, deferred loan fees/origination costs, and the allowance for loan losses.

Interest income is recognized using the simple interest method on the balance of the principal amount outstanding. Unearned income, primarily arising from deferred loan fees, net of certain origination costs, and deferred gains on the sale of the guaranteed portion of Small Business Administration (SBA) loans, is amortized over the expected lives of the underlying loans using the interest method.

Generally, the accrual of interest income is discontinued on loans when reasonable doubt exists as to the full, timely collection of interest or principal. Interest previously accrued but not collected is reversed against current period interest income when such loans are placed on nonaccrual status. Interest on nonaccrual loans, which is ultimately collected, is credited to income in the period received.

Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. The Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Large pools of smaller balance homogeneous loans, such as consumer and installment loans, are collectively evaluated for impairment by the Company. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans for which the accrual of interest has been discontinued are recorded as income when received unless full recovery of principal is in doubt whereby cash received is recorded as principal reduction.

Gains or losses on the sale of mortgage loans are recognized at settlement dates and are computed as the difference between the sales proceeds received and the net book value of the mortgage loans sold.

Loans held for sale are carried at the lower of aggregate cost or market, with market determined on the basis of open commitments for committed loans. For uncommitted loans, market is determined on the basis of current delivery prices in the secondary mortgage market.

Acquired loans are recorded at fair value at the date of acquisition.  The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield.  The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans.  Subsequent decreases to the expected cash flows will generally result in a provision for loan losses.  Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior changes, or a reclassification of the difference from non-accretable to accretable with a positive impact on the accretable yield.  Any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is reasonable expectation about the amount and timing of such cash flows.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio.  Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. Effective October 1, 2009, as a result of the adoption of new accounting guidance, there is no allowance for loan losses established at the acquisition date for purchased performing loans. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

Loans covered under loss sharing agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC.  Covered Loans are initially recorded at fair value at the acquisition date.  Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC under loss sharing agreements.  Subsequent decreases in the amount expected to be collected result in a provision for credit losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for credit losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable yield if no provision for credit losses had been recorded.  Interest is accrued daily on the outstanding principal balances of non-impaired loans.  Accretable discounts related to certain fair value adjustments are accreted into income over the estimated lives of the loans on a level yield basis

In accordance with the loss sharing agreements with the FDIC, certain expenses relating to covered assets of external parties such as legal, property taxes, insurance, and the like may be reimbursed by the FDIC at 80% or 95%, as defined.  Such qualifying future expenditures on covered assets will result in an increase to the FDIC receivable.

Acquired loans covered under loss sharing agreements with the FDIC are reported exclusive of expected reimbursement cash flows from the FDIC.  Subsequent adjustments to the estimated recoverable value of covered loans result in a reduction of covered loans, and a charge to other expense, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding amount recorded as other income.

(e)	Allowance for Loan Losses

The allowance for loan losses is adjusted through provisions for loan losses charged or credited to operations. Loans are charged off against the allowance for loan losses when management believes that the collection of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is determined through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, delinquency trends, adequacy of collateral, loan concentrations, specific problem loans, and economic conditions that may affect the borrowers’ ability to pay.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

To the best of management’s ability, all known and inherent losses that are both probable and reasonable to estimate have been recorded. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to adjust the allowance based on their judgment about information available to them at the time of their examination.

(f)	Real Estate Owned

Real estate acquired through foreclosure, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost or fair value, less disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized and charged to the allowance for loan losses. Subsequent write–downs are charged to a separate allowance for losses pertaining to real estate owned, established through provisions for estimated losses on real estate owned charged to operations. Based upon management’s evaluation of the real estate acquired through foreclosure, additional expense is recorded when necessary in an amount sufficient to reflect any estimated declines in fair value. Gains recognized on the disposition of the properties are recorded in other income in the consolidated statements of income.

Other real estate acquired through foreclosure covered under loss sharing agreements with the FDIC is reported exclusive of expected reimbursement cash flows from the FDIC.  Subsequent adjustments to the estimated recoverable value of covered other real estate result in a reduction of covered other real estate, and a charge to other expense, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding amount recorded as other income.

Costs of improvements to real estate are capitalized, while costs associated with holding the real estate are charged to operations.

(g)	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation, which is computed using the straight–line method over the estimated useful lives of the assets. The estimated useful lives of the assets range from 20 to 39 years for buildings and improvements and 3 to 15 years for furniture, fixtures, and equipment.

(h)	Receivable from FDIC for Loss Sharing Agreements

Under loss sharing agreements with the FDIC, the Bank recorded a receivable from the FDIC equal to 80 percent of the estimated losses in the covered loans and other real estate acquired.  The receivable was recorded at the present value of the estimated cash flows using discount rates of four percent and one and a half percent, respectively, at the date of the respective acquisition and will be reviewed and updated prospectively as loss estimates related to covered loans and other real estate acquired through foreclosure change.  Most third party expenses on real estate and covered loans are covered under the loss sharing agreements and the cash flows from the reimbursable portion are included in the estimate of cash flows.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(i)	Mortgage Banking Activities

As a part of normal business operations, the Company originates residential mortgage loans that have been pre-approved by secondary investors.  The terms of the loans are set by the secondary investors, and the purchase price that the investor will pay for the loan is agreed to prior to the commitment of the loan by the Company.  Generally within three weeks after funding, the loans are transferred to the investor in accordance with the agreed-upon terms.  The Company records gains from the sale of these loans on the settlement date of the sale equal to the difference between the proceeds received and the carrying amount of the loan.  The gain generally represents the portion of the proceeds attributed to servicing release premiums received from the investors and the realization of origination fees received from borrowers which were deferred as part of the carrying amount of the loan.  Between the initial funding of the loans by the Company and the subsequent reimbursement by the investors, the Company carries the loans on its balance sheet at the lower of cost or market.  Because the Company’s commitments to originate mortgage loans are contracted on a best efforts basis, the value of the underlying commitment is generally not material to the consolidated financial statements.

Fees for servicing loans for investors are based on the outstanding principal balance of the loans serviced and are recognized as income when earned.

(j)	Insurance

At March 31, 2010 the Company was covered under a $7 million banker’s blanket bond policy and a $3 million errors and omissions policy. The Company is also covered with a $10 million umbrella policy.

(k)	Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment. The company allocates income taxes to the members of the consolidated tax return group based on their proportion of taxable income.

(l)	Comprehensive Income

Comprehensive income for the Company consists of net income for the period and unrealized holding gains and losses on investments, mortgage–backed securities, and collateralized mortgage obligations classified as available for sale, net of income taxes.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(m)	Goodwill and other intangible Assets

Intangible assets include costs in excess of net assets acquired and core deposit intangibles recorded in connection with the acquisitions of EBA Bancshares, Inc. and subsidiary, Eagle Bank of Alabama (collectively “EBA”) and McIntosh Commercial Bank. The core deposit intangible is being amortized over 13 and 5 years, respectively.

The Company tests its goodwill for impairment annually during its fiscal fourth quarter and upon certain triggering events on an interim basis. No impairment charges have been recognized through March 31, 2010.

(n)	Acquisitions

Accounting principles generally accepted in the United States (US GAAP) requires that the acquisition method of accounting, formerly referred to as purchase method, be used for all business combinations and that an acquirer be identified for each business combination.  Under US GAAP, the acquirer is the entity that obtains control of one or more businesses in the business combination, and the acquisition date is the date the acquirer achieves control.  US GAAP requires that the acquirer recognize the fair value of assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date.

The Company’s wholly-owned subsidiary acquired Neighborhood Community Bank (“NCB”) headquartered in Newnan, Georgia on June 26, 2009.  The acquisition was completed with the assistance of the Federal Deposit Insurance Corporation (FDIC), which had been appointed Receiver of the entity by its state banking authority immediately prior to the Bank’s acquisition.  The acquired assets and assumed liabilities of NCB were measured at estimated fair value.  Management made significant estimates and exercised significant judgment in accounting for the acquisition of NCB.  Management judgmentally assigned risk ratings to loans based on appraisals and estimated collateral values, expected cash flows, and estimated loss factors to measure fair values for loans.  Other real estate acquired through foreclosure was valued based upon pending sales contracts and appraised values, adjusted for current market conditions.  Management used quoted or current market prices to determine the fair value of investment securities, short-term borrowings and long-term obligations that were assumed from NCB. The carrying value of certain long-term assets acquired in the acquisition of NCB, primarily the estimated value of core deposits of approximately $1.1 million, were reduced to zero by the excess of fair value of net assets acquired over liabilities assumed in the acquisition.

The Company’s wholly-owned subsidiary acquired McIntosh Commercial Bank (“MCB”) headquartered in Carrollton, Georgia on March 26, 2010.  The acquisition was completed with the assistance of the Federal Deposit Insurance Corporation (FDIC), which had been appointed Receiver of the entity by its state banking authority immediately prior to the Bank’s acquisition.  The acquired assets and assumed liabilities of MCB were measured at estimated fair value.  Management made significant estimates and exercised significant judgment in accounting for the acquisition of MCB.  Management judgmentally assigned risk ratings to loans based on appraisals and estimated collateral values, expected cash flows, and estimated loss factors to measure fair values for loans.  Other real estate acquired through foreclosure was valued based upon pending sales contracts and appraised values, adjusted for current market conditions.  Management used quoted or current market prices to determine the fair value of investment securities, short-term borrowings and long-term obligations that were assumed from MCB.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(o)	Stock–Based Compensation

The Company recognizes the estimated fair value of such equity instruments as expense as services are performed. The Company recognizes the total cost of the Company’s share based awards equal to the grant date fair value as expense on a straight line basis over the service periods of the awards.  For the six months ended March 31, 2010 and for the year ended September 30, 2009 stock option expense of $16,916 (unaudited) and $33,932, respectively, was recorded in the income statement in income before taxes. As of March 31, 2010, the Company had $127,028 (unaudited) of unrecognized stock option expense not yet recognized which will be recognized over the next four years.

(p)	Income Per Share

Basic net income per share is computed on the weighted average number of shares outstanding. Diluted net income per share is computed by dividing net income by weighted average shares outstanding plus potential common shares resulting from dilutive stock options, determined using the treasury stock method.

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Net income	$7,733,511	$1,429,400	$2,315,762	$10,532,232	$50,939,822
Denominator:
Weighted average common shares outstanding	18,416,507	18,546,212	18,497,297	19,022,259	19,097,807
Equivalent shares issuable upon exercise of stock options	34,616	45,974	61,226	60,701	112,741
Diluted shares	18,451,123	18,592,186	18,558,523	19,082,960	19,210,548
Net income per share
Basic	$0.42	$0.08	$0.13	$0.55	$2.67
Diluted	$0.42	$0.08	$0.12	$0.55	$2.65

There were certain levels of dilution during fiscal 2009 and 2008 at quarters ended. For the six month ended March 31, 2010 and year ended September 30, 2007, there were no antidilutive shares.

(q)	Treasury Stock

Treasury stock is accounted for at cost.

(r)	Employee Stock Ownership Plan (ESOP)

The Company has an internally-leveraged ESOP trust that covers substantially all of its employees.  Such internal leverage is reflected as unearned compensation in stockholders’ equity.  The Company records compensation expense associated with the ESOP based on the average market price (fair value) of the total Company shares committed to be released, and subsequently allocated to participants, during the year.  The Company further records as compensation expense any dividends declared on unallocated Company shares in the ESOP trust.  Earnings per share computations include any allocated shares in the ESOP trust.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(s)	Other Derivatives

The Company recognizes all derivatives as either assets or liabilities in the Company’s consolidated balance sheets and measures these instruments at fair value.  The Company has utilized covered call options on certain equity investments from time to time.  There were no covered call options outstanding at March 31, 2010 and September 30, 2009 and 2008.

(t)	Bank Owned Life Insurance

The Company owns life insurance policies to provide for the payment of death benefits related to existing deferred compensation and supplemental income plans maintained for the benefit of certain executives and directors of the Company.  The total cash surrender value amounts of such policies at March 31, 2010 and September 30, 2009 and 2008 was $31,116,214 (unaudited), $30,185,560 and $28,916,292, respectively. During fiscal 2008, the Company invested an additional $15 million of bank owned life insurance. The Company recorded, as income, increases to the cash surrender value of $566,365 (unaudited) and $636,522 (unaudited), $1,269,268, $1,059,224, and $591,478 for the six months ended March 31, 2010 and 2009 and the three years ended September 30, 2009, 2008, and 2007, respectively.

(u)	Recent Accounting Pronouncements

Beginning October 1, 2009 for the Company, changes to accounting standards for business combinations became effective.  The new guidance established the acquisition method of accounting for all business combinations and required that an acquirer be indentified for each business combination.  The acquirer is required to recognize the fair value of assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date.  The fair value established for loans includes any estimated losses; therefore, no allowance for loan losses is established at acquisition.  The new guidance required that acquisition-related costs and restructuring costs be recognized as period expenses as incurred.  The Company adopted the provisions of this guidance and the acquisition method of accounting was applied for the acquisition of MCB.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the determination of the useful life of intangible assets that was effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance applies to all intangible assets, whether acquired in a business combination or otherwise. It is applied prospectively to intangible assets acquired after the effective date and early adoption is prohibited. The Company adopted the provisions of this guidance during 2009, as required, and the adoption did not have a material impact on the Company’s financial condition or results of operations.

In April 2009, the FASB issued authoritative guidance for the recognition and presentation of other-than-temporary impairments. The guidance changes existing guidance for determining whether impairment of debt securities is other-than-temporary and requires other-than-temporary impairment to be separated into the amount representing the decrease in cash flows expected to be collected from a security (referred to as credit losses), which is recognized in earnings, and the amount related to other factors, which is recognized in other comprehensive income. The non-credit loss component of the impairment can only be classified in other comprehensive income if the holder of the security concludes (1) that it does not intend to sell the security and (2) that it is more likely than not that it will not be required to sell the security before the security recovers its value. If these two conditions are not met, the non-credit loss component of the impairment must also be recognized in earnings.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Upon adoption of the standard, the entity is required to record a cumulative-effect adjustment, as of the beginning of the period of adoption, to reclassify the non-credit loss component of previously recognized other-than-temporary impairment from retained earnings to accumulated other comprehensive income. The update is effective, as of June 30, 2009, with early adoption permitted as of March 31, 2010. The Company did not elect to early-adopt the standard nor did it have a material impact on the consolidated financial statements of the Company when adopted.

In April 2009, the FASB issued authoritative guidance for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and for identifying transactions that are not orderly. The guidance, while emphasizing the objective of fair value measurement, provides additional guidance for determining whether market activity for a financial asset or liability has significantly decreased, as well as for identifying circumstances that indicate that transactions are not orderly.

The guidance reiterates that if a market is determined to be inactive and the related market price is deemed to be reflective of a “distressed sale” price, then further analysis is required to estimate fair value. The guidance identifies factors to be considered when determining whether or not a market is inactive. The guidance is effective, as of June 30, 2009, with early adoption permitted as of March 31, 2010. The Company did not elect to early-adopt the guidance nor did it have a material impact on the consolidated financial statements of the Company when adopted.

In April 2009, the FASB issued authoritative guidance for subsequent events.  The Company adopted the new accounting standard during the year ended September 30, 2009.  This guidance sets forth the circumstances under which an entity should recognize events occurring after the balance sheet date and the disclosures that should be made.  Also, this guidance requires disclosure of the date through which the entity has evaluated subsequent events (for public companies, and other companies that expect to widely distribute their financial statements, this date is the date of financial statement issuance, and for nonpublic companies, the date the financial statements are available to be issued).  The adoption of this guidance did not have a material impact on the consolidated financial statements of the Company.

In June 2009, the FASB issued authoritative guidance for accounting for transfers of financial assets.  This guidance eliminates the concept of a qualifying special purpose entity (“QSPE”), changes the requirements for derecognizing financial assets, and requires additional disclosures, including information about continuing exposure to risks related to transferred financial assets.  This guidance is effective after November 15, 2009 and such requirements must be applied to transfers that occurred before and after the effective date.  Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

In June 2009, the FASB issued authoritative guidance for the way entities account for securitizations and special-purpose entities which contains new criteria for determining the primary beneficiary, eliminates the exception to consolidating QSPEs, requires continual reconsideration of conclusions reached in determining the primary beneficiary, and requires additional disclosures.  This guidance is effective as of the beginning of fiscal years beginning after November 15, 2009 and is applied using a cumulative effect adjustment to retained earnings for any carrying amount adjustments (e.g., for newly-consolidated Variable Interest Entities).  Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

In June 2009, the FASB issued authoritative guidance for the FASB accounting standards codification and the hierarchy of generally accepted accounting principles.  The Codification will become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities and will supersede all non-SEC accounting and reporting standards.  This statement is effective for financial statements issued for interim periods and annual financial statements for periods ending after September 15, 2009.  The adoption of this update did not have a material impact on the consolidated financial statements of the Company.

In January 2010, the FASB issued an update to the accounting standards for the presentation on fair value disclosures.  The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. Management is currently evaluating the impact of adoption on the consolidated financial statements, but does not believe that adoption will have a material impact.

In January 2010, the FASB issued an update to the accounting standards to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.

(2)	Goodwill and Other Intangible Assets

Goodwill and other intangible assets include cost in excess of net assets acquired and core deposit intangibles recorded in connection with certain acquisitions. Management tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment.  The core deposit intangibles are being amortized over the average remaining life of the acquired customer deposits, ranging from five to thirteen years. The Company recorded amortization expense related to the core deposit intangible of $67,201 (unaudited) and $67,201 (unaudited), $134,402, $136,864, and $147,684 for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, respectively.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

At March 31, 2010 and September 30, 2009 and 2008, intangible assets are summarized as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Goodwill	$4,325,282	$4,325,282	$4,325,282

Core deposit intangible	2,234,752	1,975,941	1,975,941
Less accumulated amortization	1,188,556	1,121,355	986,953
	1,046,196	854,586	988,988

Total intangible assets	$5,371,478	$5,179,868	$5,314,270

Amortization expense for the core deposit intangible for the next five years as of March 31, 2010 and September 30, 2009 is as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009

2010	$237,927	$134,402
2011	196,517	134,402
2012	165,459	134,402
2013	162,861	134,402
2014	146,236	134,402
Thereafter	137,196	182,576

	$1,046,196	$854,586

(3)	Federally Assisted Acquisition of Neighborhood Community Bank

On June 26, 2009, the Bank purchased substantially all of the assets and assumed substantially all the liabilities of NCB from the FDIC, as Receiver of NCB.  NCB operated four commercial banking branches primarily within the Newnan, Georgia area.  The FDIC took NCB under receivership upon its closure by the Georgia Department of Banking and Finance.  The Bank’s bid to purchase NCB included the purchase of substantially all NCB’s assets at a discount of $26,900,000 in exchange for assuming certain NCB deposits and certain other liabilities.  No cash, deposit premium or other consideration was paid by the Bank.  The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date.  Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets incurred up to $82,000,000, and 95 percent of net losses exceeding $82,000,000.  The term for loss sharing on residential real estate loans is ten years, while the term of for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.  As a result of the loss sharing agreements with the FDIC, the Bank recorded a receivable of $49,991,245 at the time of acquisition.  The Bank has submitted $29,607,043 in net losses to the FDIC under the loss-sharing agreements during the period from the acquisition date through September 30, 2009, and has received $23,685,634 in reimbursements from the FDIC during that same period.  For the six months ended March 31, 2010, the Bank submitted $5,772,003 in net losses to the FDIC under such agreements and has received $4,617,605 in reimbursements from the FDIC during that same period.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The acquisition of NCB was accounted for under the acquisition method of accounting.  A summary of net assets acquired and liabilities assumed is presented in the following table.  As explained in the explanatory notes that accompany the following table, the purchased assets and assumed liabilities were recorded at the acquisition date fair value.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.
	As Recorded by NCB	Aggregate Fair Value and Other Acquisition Accounting Adjustments		As Recorded by the Bank
Assets
Cash and due from banks	$10,602,482	$19,414,855	(a)	$30,017,337
Securities	12,763,061	(14,395)	(b)	12,748,666
FHLB and FRB stock	1,157,700	-		1,157,700
Loans, net of unearned income	159,900,960	(65,194,681)	(c)	94,706,279
Other real estate owned	17,676,456	(10,240,018)	(d)	7,436,438
FDIC receivable for loss sharing agreements	-	49,991,245	(e)	49,991,245
Other assets	691,601	1,100,000	(i)	691,601
		(1,100,000)	(i)
Total assets acquired	$202,792,260	$(6,042,994)		$196,749,266	(i)
Liabilities
Deposits	$181,325,925	$912,499	(f)	$182,238,424
FHLB advances	13,000,000	76,665	(g)	13,076,665
Other liabilities	981,190	452,987	(h)	1,434,177
Total liabilities assumed	195,307,115	1,442,151		196,749,266
Excess of assets acquired over liabilities assumed	$7,485,145
Aggregate fair value and other acquisition accounting adjustments		$(7,485,145)

Explanation of aggregate fair value and other acquisition accounting adjustments

(a) –	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(b) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired investment securities portfolio.

(c) –
Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(d) –	Adjustment reflects the estimated other real estate owned losses based on the Bank’s evaluation of the acquired other real estate owned portfolio.

(e) –	Adjustment reflects the estimated fair value of payments the Bank will receive from the FDIC under loss sharing agreements.

(f) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired time deposit portfolio.

(g) –	Adjustment arises since the rates on acquired FHLB advances are higher than rates available on similar borrowings as of the acquisition date.

(h) –	Adjustment reflects estimated qualifying acquisition costs in the transactions.

(i) –
The carrying values of certain long-term assets, primarily the estimated fair value of acquired core deposit intangible of $1.1 million, were reduced to zero by the excess of the fair value of net assets acquired over liabilities assumed in the acquisition.

Results of operations for NCB prior to the acquisition date are not included in the income statement for the year ended September 30, 2009.  Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of NCB are not relevant to the Bank’s results of operations.  Therefore, no pro forma information is presented.

During the quarter ended September 30, 2009, the Company received the first reimbursement under loss sharing agreements with the FDIC in the amount of $23,685,634.  This reimbursement was recorded as a reduction of the FDIC receivable for loss sharing agreements.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the NCB FDIC-assisted acquisition transaction.  On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired in the NCB acquisition were $50,978,361 and the estimated fair value of the loans were $19,978,634.  At June 26, 2009, all of these loans were valued based on the liquidation value of the underlying collateral because the timing and amount of the expected cash flows could not be reasonably estimated.  As a result, the Company has no accretable discount on these impaired loans at acquisition.  At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $30,999,727 relating to these impaired loans, reflected in the recorded net fair value.  Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC.

On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all other loans acquired in the acquisition was $108,922,599 and the estimated fair value of the loans were $74,727,645.   At such date, the Company established an allowance for loan losses of $23,832,265 on these loans representing amounts which are not expected to be collected from the customer nor liquidation of collateral.  In its estimate of cash flows for such loans, the Company also recorded an accretable discount of $10,362,689 relating to these other loans which will be recognized on a level yield basis over the life of the loans, representing periods up to sixty months, because accretable yield represents cash flows expected to be collected.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The Company has also recorded a net FDIC receivable of $49,991,245, representing FDIC indemnification under loss sharing agreements for covered loans and other real estate.  Such receivable has been discounted by $2,029,990 for the expected timing of receipt of these cash flows.

(4)	Investment Securities

Investment securities available for sale are summarized as follows:

(Unaudited)
March 31, 2010
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

U.S. government sponsored entities	$3,742,722	$219,288	$-	$3,962,010

September 30, 2009
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

U.S. government sponsored entities	$4,157,380	$277,352	$-	$4,434,732

September 30, 2008
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value

U.S. government sponsored entities	$34,351,416	$-	$(60,683)	$34,290,733

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The amortized cost and estimated fair value of investment securities available for sale as of March 31, 2010, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Unaudited)
	Amortized	Estimated
	cost	fair value

Less than 1 year	$-	$-
1-5 years	-	-
5-10 years	3,742,722	3,962,010

	$3,742,722	$3,962,010

The amortized cost and estimated fair value of investment securities available for sale as of September 30, 2009, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	cost	fair value

Less than 1 year	$-	$-
1-5 years	-	-
5-10 years	4,157,380	4,434,732

	$4,157,380	$4,434,732

The Company’s investment in FHLB stock was $15,157,100 (unaudited), $14,035,800 and $13,605,900 at March 31, 2010 and September 30, 2009 and 2008, respectively. The investment in FHLB stock is carried at cost because it is considered a restricted stock investment with no readily determinable market value.  As of March 31, 2010, the investment in FHLB stock represented approximately 1.22 percent (unaudited) of total assets and the amortized cost and fair value of this investment are equal.  In determining the carrying amount of the FHLB stock, we have evaluated the ultimate recoverability of the par value.  We have reviewed the assessments by rating agencies, which have concluded that debt ratings are likely to remain unchanged and the FHLB has the ability to absorb economic losses, given the expectation that the various FHLB Banks have a very high degree of government support.  The unrealized losses related to the securities owned by the FHLB Banks are manageable given the capital levels of these organizations and all of the FHLB Banks are meeting their debt obligations.

Additionally, we considered the fact that the FHLB did not make any dividend payments (distributions) in the fourth calendar quarter of 2008 and would not make any dividend determinations until after the end of each quarter when quarterly results were known; however, this investment was not made for receipt of dividends or stock growth, but for the purpose and right to receive advances (funding).  Further, we deem the FHLB’s process of determining after each quarter end whether it will pay a dividend and, if so, the amount, as essentially similar to standard practice by most dividend-paying companies.  Based on the FHLB’s second, third and fourth calendar quarter results of 2009 in addition to their first calendar quarter results of 2010, the FHLB announced on August 12, 2009 , October 30, 2009, March 25, 2010 and May 11, 2010 a dividend payment for these respective quarters.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Furthermore, the Company currently has sufficient liquidity or has access to other sources of liquidity to meet all operational needs in the foreseeable future, and would not have the need to dispose of this stock below the recorded amount.  For the reasons above, we have concluded that the investment in FHLB stock is not other than temporarily impaired as of September 30, 2009 or March 31, 2010 (unaudited) and ultimate recoverability of the par value of this investment is probable.

In September 2008, the US Treasury placed Freddie Mac under the conservatorship of the Federal Housing Finance Agency.  This resulted in a significant decrease in value of the Freddie Mac common stock and uncertainty in the future value, if any.  Based on this uncertainty, the Company sold its remaining position in Freddie Mac common stock in fiscal 2008.  Proceeds from the sale of Freddie Mac common stock during 2008 and 2007 were $14,281,888 and $70,646,923, respectively. Net gains of $9,556,639 and $69,453,332 were realized on those sales for 2008 and 2007, respectively.  The Company recorded an other comprehensive loss for the year ended September 30, 2008 of $123,735,747, net of income taxes, which is substantially represented by the decline in value of Freddie Mac common shares previously held.

Proceeds from called or matured other investment securities during the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008 and 2007 were $0 (unaudited), $29,050,000 (unaudited), $29,050,000, $5,974,000, and $5,000,000, respectively. Proceeds from sales for the six months ended March 31, 2010 and 2009 were $0 and $29,005,440 (unaudited), respectively, which resulted in gross gains of $0 and $14,655 (unaudited), respectively, and gross losses of $0 and $6,875 (unaudited), respectively. Proceeds from sales in 2009 were $29,005,440 which resulted in gross gains and losses of $14,655 and $6,875, respectively.  Proceeds from sales in 2008 were $990,025 which resulted in gross gains and losses of $0 and $9,731, respectively.  There were no sales in 2007.

There are no investment securities available for sale that have been in a continuous unrealized loss position for less than 12 months or more than 12 months at March 31, 2010 (unaudited) or September 30, 2009.  At September 30, 2008, investment securities available for sale that were in a continuous unrealized loss position for less than 12 months had an amortized cost of $29,082,815, a gross unrealized loss of $(12,848) and an estimated fair value of $29,069,967.  Investment securities available for sale that were in a continuous unrealized loss position for greater than 12 months at September 30, 2008, had an amortized cost of $5,268,601, a gross unrealized loss of $(47,835) and an estimated fair value of $5,220,766.

Investment securities with an aggregate carrying amount of $3,742,722 (unaudited), $4,434,732 and $30,268,601 at March 31, 2010, September 30, 2009 and 2008, respectively, were pledged to collateralize FHLB advances.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(5)	Mortgage–Backed Securities and Collateralized Mortgage Obligations

Mortgage–backed securities and collateralized mortgage obligations available for sale are summarized as follows:

	(Unaudited)
	March 31, 2010
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Mortgage–backed securities:
FNMA certificates	$45,411,183	$705,547	$(1,372)	$46,115,358
GNMA certificates	13,742,917	241,521	-	13,984,438
FHLMC certificates	30,423,684	590,782	-	31,014,466
Collateralized mortgage obligations:
FNMA	27,910,952	231,562	(41,201)	28,101,313
FHLMC	13,985,808	190,228	(54,247)	14,121,789
GNMA	15,530,404	2,458	-	15,532,862
Other:
Rated AAA	36,993,843	71,631	(1,909,036)	35,156,438
Rated BBB	14,747,084	-	(3,129,433)	11,617,651
Rated CCC	7,649,368	-	(1,709,986)	5,939,382

	$206,395,243	$2,033,729	$(6,845,275)	$201,583,697

	September 30, 2009
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Mortgage–backed securities:
FNMA certificates	$53,593,424	$382,886	$(1,734)	$53,974,576
GNMA certificates	5,744,809	236,716	(2,613)	5,978,912
FHLMC certificates	27,438,166	240,789	-	27,678,955
Collateralized mortgage obligations:
FNMA	37,302,274	528,296	(124,835)	37,705,735
FHLMC	19,205,684	218,811	(44,825)	19,379,670
Other:
Rated AAA	39,491,803	-	(6,064,232)	33,427,571
Rated AA	13,153,296	14,053	(4,887,440)	8,279,909
Rated A	8,139,195	-	(600,672)	7,538,523
Rated B	7,605,580	-	(472,088)	7,133,492
Rated CCC	2,770,019	-	(2,241,387)	528,632

	$214,444,250	$1,621,551	$(14,439,826)	$201,625,975

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2008
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Mortgage–backed securities:
FNMA certificates	$95,183,109	$289,676	$(804,240)	$94,668,545
GNMA certificates	9,322,512	73,792	(18,544)	9,377,760
FHLMC certificates	6,384,068	15,553	(41,287)	6,358,334
Collateralized mortgage obligations:
FNMA	20,786,166	63,253	(794,041)	20,055,378
FHLMC	28,712,262	103,970	(602,743)	28,213,489
GNMA	997,567	1,160	-	998,727
Other:
Rated AAA	81,608,839	-	(5,762,751)	75,846,088
Rated AA	7,962,680	-	(2,812,419)	5,150,261
Rated A3	2,957,224	-	(777,387)	2,179,837

	$253,914,427	$547,404	$(11,613,412)	$242,848,419

Credit ratings are current as of March 31, 2010 and September 30, 2009, respectively.

Proceeds from sales of mortgage–backed securities and collateralized mortgage obligations during the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007 were $15,026,370 (unaudited) and $19,178,518 (unaudited), respectively, $89,435,458, $5,894,659, and $0, respectively. Gross realized gains on the sale of these securities were $203,188 (unaudited) and $182,788 (unaudited) for the six months ended March 31, 2010 and 2009, respectively, and gross realized losses were $0 (unaudited), for the six months ended March 31, 2010 and 2009, respectively.  Gross realized gains on the sale of these securities were $2,169,004, $0, and $0 for the years ended September 30, 2009, 2008 and 2007, respectively and gross realized losses were $16,024, $28,541, and $0, for the years ended September 30, 2009, 2008, and 2007, respectively.

Mortgage–backed securities and collateralized mortgage obligations with an aggregate carrying amount of $120,648,084 (unaudited), $138,599,984 and $191,082,083 at March 31, 2010 and September 30, 2009 and 2008, respectively, were pledged to secure FHLB advances and to collateralize securities sold under agreements to repurchase.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Mortgage–backed securities and collateralized mortgage obligations that have been in a continuous unrealized loss position for less than 12 months at March 31, 2010 and September 30, 2009 and 2008 are as follows:

	(Unaudited)
	March 31, 2010
		Gross
	Amortized	unrealized	Estimated
	cost	losses	fair value

Mortgage–backed securities:
FNMA certificates	$-	$-	$-
FHLMC certificates	-	-	-
GNMA	-	-	-
Collateralized mortgage obligations:
FNMA	19,334,019	(41,201)	19,292,818
FHLMC certificates	902,537	(6,531)	896,006
Other	2,129,035	(297,530)	1,831,505

	$22,365,591	$(345,262)	$22,020,329

	September 30, 2009
		Gross
	Amortized	unrealized	Estimated
	cost	losses	fair value

Mortgage–backed securities:
FNMA certificates	$-	$-	$-
FHLMC certificates	-	-	-
GNMA	632,042	(1,151)	630,891
Collateralized mortgage obligations:
FNMA	-	-	-
FHLMC certificates	4,357,974	(44,825)	4,313,149
Other	8,943,800	(1,372,020)	7,571,780

	$13,933,816	$(1,417,996)	$12,515,820

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2008
		Gross
	Amortized	unrealized	Estimated
	cost	losses	fair value

Mortgage–backed securities:
FNMA certificates	$54,394,728	$(568,640)	$53,826,088
FHLMC certificates	1,968,235	(12,146)	1,956,089
GNMA	3,572,295	(14,716)	3,557,579
Collateralized mortgage obligations:
FNMA	4,212,251	(11,653)	4,200,598
FHLMC certificates	13,526,758	(284,028)	13,242,730
Other	26,303,943	(1,374,130)	24,929,813

	$103,978,210	$(2,265,313)	$101,712,897

Mortgage–backed securities and collateralized mortgage obligations that have been in a continuous unrealized loss position for greater than 12 months at March 31, 2010 and September 30, 2009 and 2008 are as follows:

	(Unaudited)
	March 31, 2010
		Gross
	Amortized	unrealized	Estimated
	cost	losses	fair value
Mortgage–backed securities:
FNMA certificates	$90,342	$(1,372)	$88,970
FHLMC certificates	-	-	-
GNMA	-	-	-
Collateralized mortgage obligations:
FNMA	-	-	-
FHLMC certificates	2,980,935	(47,716)	2,933,219
Other	48,934,687	(6,450,925)	42,483,762

	$52,005,964	$(6,500,013)	$45,505,951

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2009
	Amortized cost	Gross unrealized losses	Estimated fair value
Mortgage–backed securities:
FNMA certificates	$92,007	$(1,734)	$90,273
FHLMC certificates	-	-	-
GNMA	264,200	(1,462)	262,738
Collateralized mortgage obligations:
FNMA	6,442,475	(124,835)	6,317,640
FHLMC certificates	-	-	-
Other	60,185,581	(12,893,799)	47,291,782

	$66,984,263	$(13,021,830)	$53,962,433

	September 30, 2008
	Amortized cost	Gross unrealized losses	Estimated fair value
Mortgage–backed securities:
FNMA certificates	$11,707,337	$(235,600)	$11,471,737
FHLMC certificates	2,518,897	(29,141)	2,489,756
GNMA	311,229	(3,829)	307,400
Collateralized mortgage obligations:
FNMA	14,648,573	(1,038,521)	13,610,052
FHLMC certificates	12,452,059	(318,715)	12,133,344
Other	61,507,512	(7,722,293)	53,785,219

	$103,145,607	$(9,348,099)	$93,797,508

At September 30, 2009, the Company had approximately $174 thousand of gross unrealized losses on mortgage-backed securities of government sponsored entities (“GSE”).  The amortized cost of such GSE mortgage securities aggregated approximately $143.3 million.  Such unrealized losses are believed to be primarily related to changes in levels of interest rates.

At September 30, 2009, the Company had approximately $14.3 million of gross unrealized losses on non-GSE collateralized mortgage obligations with aggregate amortized cost of approximately $69.1 million.  The decline in the fair value of these mortgage securities primarily resulted from illiquidity and other uncertainties in the marketplace.  Regularly, the Company performs an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired other-than-temporarily.  The assessment considers many factors including the severity and duration of the impairment, the Company’s intent and ability to hold the security for a period of time sufficient for recovery in value, recent events specific to the industry, and current characteristics of each security such as delinquency and foreclosure levels, credit enhancements, and projected losses and loss coverage ratios.  It is possible that the underlying collateral of these securities will perform worse those current expectations, which may lead to adverse changes in cash flows on these securities and potential future other-than-temporary impairment losses.  Events that may trigger material declines in fair values for these securities in the future would be, but are not limited to, deterioration of credit metrics, significantly higher levels of default and severity of loss on the underlying collateral, deteriorating credit enhancement and loss coverage ratios, or further illiquidity.   All of these positions were evaluated for other-than-temporary impairment based on an analysis of the factors and characteristics of each security as previously enumerated.  The Company considers these unrealized losses to be temporary impairment losses primarily because of continued sufficient levels of credit enhancements and credit coverage levels of less senior tranches in such securities to positions held by the Company.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

At March 31, 2010, the Company had approximately $6.7 million (unaudited) of gross unrealized losses on non-GSE collateralized mortgage obligations with aggregate amortized cost of approximately $51.1 million (unaudited). On two securities the Company recorded $2.5 million (unaudited) in other than temporary impairment and on one equity security classified in other assets, the company recorded $1.0 million (unaudited) in other than temporary impairment.  The decline in the fair value of the remaining mortgage securities primarily resulted from illiquidity and other uncertainties in the marketplace.

The following table summarizes the changes in the amount of credit losses on the Company’s investment securities recognized in earnings for the six months ended March 31, 2010:

Beginning balance of credit losses previously recognized in earnings	$-
Amount related to credit losses for securities for which an other-than-temporary impairment was not previously recognized in earnings	3,526,674
Amount related to credit losses for securities for which an other-than-temporary impairment was recognized in earnings	-

Ending balance of cumulative credit losses recognized in earnings	$3,526,674

(6)	Derivative Instruments

The covered call options written on Freddie Mac common stock are derivative instruments and as such are recorded at fair value. The Company does not account for the options as hedges and as a result the change in fair value is recorded in the consolidated statements of income. The Company recorded gains of $0, $1,722,977, and $368,799 for the fiscal years ended September 30, 2009, 2008, and 2007, respectively, from the covered call activity.  There were no options outstanding at September 30, 2009 and 2008 and at September 30, 2007 there were 50,000 options with a fair value of $35,000 included in other assets. There was no option activity during 2010 nor 2009.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(7)	Loans Receivable

Loans receivable are summarized as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Loans not covered by loss sharing agreements:
1-4 family residential real estate mortgage	$114,406,107	$126,096,545	$138,204,594
Commercial real estate	270,785,866	270,061,803	222,056,426
Commercial	18,330,518	10,466,242	15,543,065
Real estate construction	50,247,796	43,965,320	39,563,042
Consumer and other	22,457,550	22,384,783	22,153,538
Loans receivable, net of undisbursed proceeds of loans in process	476,227,837	472,974,693	437,520,665
Less:
Unamortized loan origination fees, net	897,488	856,538	804,475
Allowance for loan losses	11,396,504	9,331,612	8,243,931

Total loans not covered, net	$463,933,845	$462,786,543	$428,472,259

The carrying amount of the covered loans at March 31, 2010 (unaudited), consisted of impaired loans at acquisition date and all other acquired loans and are presented in the following table.

	Impaired Loans at Acquisition	All Other Acquired Loans	Total Covered Loans
Loans covered by loss sharing agreements:
1-4 family residential real estate mortgage	$20,322,390	$18,277,068	$38,599,458
Commercial real estate	32,101,540	94,006,794	126,108,334
Commercial	53,993,060	40,647,206	94,640,266
Real estate construction	19,240,365	25,389,531	44,629,896
Consumer and other	2,330,852	13,518,573	15,849,425
Loans receivable, gross	127,988,207	191,839,172	319,827,379
Less:
Non-accretable difference	55,981,646	7,394,438	63,376,084
Allowance for covered loan losses	-	19,113,290	19,113,290
Accretable discount	10,144,541	13,437,935	23,582,476

Total loans covered, net	$61,862,020	$151,893,509	$213,755,529

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The carrying amount of the covered loans at September 30, 2009, consisted of impaired loans at acquisition date and all other acquired loans and are presented in the following table.

	Impaired Loans at Acquisition	All Other Acquired Loans	Total Covered Loans
Loans covered by loss sharing agreements:
1-4 family residential real estate mortgage	$-	$-	$-
Commercial real estate	17,447,242	61,661,859	79,109,101
Commercial	3,831,034	18,834,759	22,665,793
Real estate construction	3,098,395	12,691,002	15,789,397
Consumer and other	1,006,789	10,956,360	11,963,149
Loans receivable, gross	25,383,460	104,143,980	129,527,440
Less:
Non-accretable difference	7,136,864	-	7,136,864
Allowance for covered loan losses	-	23,832,265	23,832,265
Accretable discount	-	8,794,367	8,794,367

Total loans covered, net	$18,246,596	$71,517,348	$89,763,944

Loans covered under loss sharing agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC.  Covered Loans are initially recorded at fair value at the acquisition date.  Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC under loss sharing agreements.  Subsequent decreases in the amount expected to be collected result in a provision for credit losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed.  Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for credit losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or prospective adjustment to the accretable yield if no provision for credit losses had been recorded.  Interest is accrued daily on the outstanding principal balances of non-impaired loans.  Accretable discounts related to certain fair value adjustments are accreted into income over the estimated lives of the loans on a level yield basis.

Covered Loans which are more than 90 days past due with respect to interest or principal, unless they are well secured and in the process of collection, and other covered loans on which full recovery of principal or interest is in doubt, are placed on nonaccrual status.  Interest previously accrued on Covered Loans placed on nonaccrual status is charged against interest income and the FDIC receivable would be adjusted by the amount of any estimated reimbursement.  Payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected.  Additional interest payments received after that time are recorded as interest income on a cash basis.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Contractual loan payments receivable, estimates of amounts not expected to be collected, other fair value adjustments and the resulting fair values of acquired impaired loans and all other acquired loans as of the acquisition dates are provided in the following table:

	NCB as of June 26, 2009
	Impaired	All Other	Total
	Loans at	Acquired	Covered
	Acquisition	Loans	Loans
Loans covered by loss sharing agreements:
Contractually required principal and interest payments	$54,039,612	$118,850,871	$172,890,483
Interest not expected to be collected	(3,061,251)	(2,172,306)	(5,233,557)
Non-accretable principal difference	(30,999,727)	-	(30,999,727)
Allowance for covered loan losses	-	(23,832,265)	(23,832,265)
Cash flows expected to be collected	19,978,634	92,846,300	112,824,934
Interest expected to be collected	-	(7,755,966)	(7,755,966)
Accretable yield	-	10,362,689)	(10,362,689)

Fair value of loans acquired	$19,978,634	$74,727,645	$94,706,279

	MCB as of March 26, 2010
	Impaired	All Other	Total
	Loans at	Acquired	Covered
	Acquisition	Loans	Loans
Loans covered by loss sharing agreements:
Contractually required principal and interest payments	$117,154,665	$110,331,830	$227,486,495
Interest not expected to be collected	(5,570,451)	(667,223)	(6,237,674)
Non-accretable principal difference	(50,612,159)	(7,394,438)	(58,006,597)
Cash flows expected to be collected	60,972,055	102,270,169	163,242,224
Interest expected to be collected	(618,939)	(12,985,630)	(13,604,569)
Accretable yield	(10,144,541)	(7,245,502)	(17,390,043)

Fair value of loans acquired	$50,208,575	$82,039,037	$132,247,612

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following table documents changes in the carrying value of acquired impaired loans during the year ended September 30, 2009 and the six months ended March 31, 2010:

Balance, September 30, 2008	$-
Fair value of acquired impaired loans covered under loss sharing agreements	19,978,634
Reductions since acquisition date resulting from repayments, write-offs and foreclosures	(1,732,038)
Balance, September 30, 2009	18,246,596

Fair value of acquired impaired loans covered under loss sharing agreements	50,208,575
Reductions since acquisition date resulting from repayments, write-offs and foreclosures	(6,593,151)

Balance, March 31, 2010 (unaudited)	$61,862,020

The following table documents changes in the value of the non-accretable principal difference during the year ended September 30, 2009 and the six months ended March 31, 2010:

	Impaired	All Other	Total
	Loans at	Acquired	Covered
	Acquisition	Loans	Loans

Balance, September 30, 2008	$-	$-	$-
Non-accretable principal difference at acquisition	30,999,727	-	30,999,727
Reductions since acquisition date resulting from charge-offs	(23,862,863)	-	(23,862,863)
Balance, September 30, 2009	7,136,864	-	7,136,864

Non-accretable principal difference acquired	50,612,159	7,394,438	58,006,597
Reductions since acquisition date resulting from charge-offs	(1,767,377)	-	(1,767,377)

Balance, March 31, 2010 (unaudited)	$55,981,646	$7,394,438	$63,376,084

The following is a summary of transactions in the allowance for loan losses on loans covered by loss sharing:

Balance, September 30, 2008	$-
Allowance for loan losses at acquisition	23,832,265
Loans charged-off (gross)	-
Recoveries on loans previously charged-off	-
Provision for loan losses charged to operations	-
Balance, September 30, 2009	23,832,265

Loans charged-off (gross)	(4,718,975)
Recoveries on loans previously charged-off	-
Provision for loan losses charged to operations	-

Balance, March 31, 2010 (unaudited)	$19,113,290

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following table documents changes in the carrying value of the FDIC receivable for loss sharing agreements relating to covered loans and other real estate during the year ended September 30, 2009 and the six months ended March 31, 2010:

Balance, September 30, 2008	$-
Fair value of FDIC receivable for loss sharing agreements at acquisition	49,991,245
Reductions since acquisition date resulting from:
Wires received	(23,685,634)
Recovery of previous loss reimbursements	(130,045)
Additions since acquisition date resulting from:
Accretion of fair value adjustment	219,377
External expenses qualifying under loss sharing agreements	86,203
Balance, September 30, 2009	26,481,146

Fair value of FDIC receivable for loss sharing agreements acquired	70,746,613
Reductions resulting from:
Wires received	(4,617,605)
Recovery of previous loss reimbursements	(485,293)
Additions resulting from:
Accretion of fair value adjustment	834,310
External expenses qualifying under loss sharing agreements	1,130,293

Balance, March 31, 2010 (unaudited)	$94,089,464

In addition to the above, the Company was servicing loans primarily for others with aggregate principal balances of $31,047,407 (unaudited), $11,340,692, $13,795,903, and $17,310,064, at March 31, 2010 and September 30, 2009, 2008, and 2007, respectively.  Further, see note 13 for loans pledged as collateral.

Loans to certain executive officers, directors, and their associates totaled $10,178,689 (unaudited), $10,340,240 and $10,792,200 at March 31, 2010 and September 30, 2009 and 2008, respectively. At March 31, 2010 there was an additional commitment to fund construction loans to certain executive officers, directors, and their associates of $455,626 (unaudited).  There was also an additional commitment to fund a home equity line of credit of $49,422 (unaudited). Management believes that such loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk nor present other unfavorable features. The following is a summary of activity with respect to such aggregate loans to these individuals and their associates and affiliated companies:

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Beginning balance	$10,340,240	$10,792,200	$1,313,534
New loans-funded	58,520	316,753	9,873,280
Repayments	220,070	768,713	394,614

Ending balance	$10,178,690	$10,340,240	$10,792,200

At March 31, 2010 and September 30, 2009 and 2008, the Company had $13,087,372 (unaudited), $13,100,146 and $10,771,283, respectively, of nonaccrual loans not covered by loss sharing.  At March 31, 2010 and September 30, 2009 and 2008, the Company had $8,547 (unaudited), $212,631 and $0, respectively, of past due loans 90 days and more still accruing interest not covered by loss sharing. These loans are still accruing interest, as collectability of the principal and interest is not in doubt based on the underlying collateral value of the loan.  No interest income on covered impaired loans was recorded for the six months ended March 31, 2010 or year ended September 30, 2009.  The following is a summary of interest income relating to nonaccrual loans not covered by loss sharing agreements for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007.

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Interest income at contractual rates	$875,285	$837,686	$683,036	$701,460	$658,333
Interest income actually recorded	(179,546)	(271,461)	(146,658)	(390,504)	(266,941)

Reduction of interest income	$695,739	$566,225	$536,378	$310,956	$391,392

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following is a summary of transactions in the allowance for loan losses on loans not covered by loss sharing:

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Balance, beginning of year	$9,331,612	$8,243,931	$8,243,931	$6,013,350	$6,086,205
Loans charged off	(1,763,577)	(1,704,739)	(3,814,196)	(1,046,926)	(191,598)
Recoveries on loans previously charged off	28,469	46,033	351,877	27,507	118,743
Provision for loan losses charged to operations	3,800,000	2,550,000	4,550,000	3,250,000	-

Balance, end of year	$11,396,504	$9,135,225	$9,331,612	$8,243,931	$6,013,350

The Company increased its provisions for loan losses for the six months ending March 31, 2010 and years ended September 30, 2009 and 2008 in response to declining economic conditions, increased net charge-offs, weakening financial indicators for borrowers in the real estate sectors, declining collateral values of commercial and residential real estate, and increased nonaccrual and impaired loans.

At March 31, 2010 and September 30, 2009, 2008, and 2007, the Company had impaired loans not covered by loss sharing of approximately $13,087,372 (unaudited), $12,985,448, $8,641,091, and $6,231,000, respectively. There were specific allowances attributable to impaired loans at March 31, 2010 and September 30, 2009, 2008, and 2007, of $1,392,687 (unaudited), $1,681,993, $931,476, and $431,277, respectively.  At March 31, 2010 and September 30, 2009, 2008, and 2007, there were impaired loans of $8,541,735 (unaudited), $4,500,715, $3,103,883, and $0, respectively, with no specific allowance.

The average recorded investments in impaired loans not covered by loss sharing for the six months ended March 31, 2010 and the years ended September 30, 2009, 2008, and 2007, were approximately $13,000,000 (unaudited), $10,800,000, $7,400,000, and $4,000,000, respectively. Interest income recognized on impaired loans for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, was $180,000 (unaudited), $271,000 (unaudited), $143,000, $217,000, and $573,000, respectively.

The average recorded investment on impaired loans covered by loss sharing agreements for the six months ended March 31, 2010 and the year ended September 30, 2009 was approximately $30,445,000 (unaudited) and $19,113,000, respectively.  There were no recorded investments in impaired loans covered by loss sharing agreements for the years ended September 30, 2008 or 2007.  No interest income was recorded on covered impaired loans for such periods.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(8)	Accrued Interest and Dividends Receivable

At March 31, 2010 and September 30, 2009 and 2008, accrued interest and dividends receivable are summarized as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Loans receivable	$3,482,241	$2,904,852	$2,124,751
Mortgage–backed securities and collateralized mortgage obligations	793,061	833,557	1,005,066
Other investment securities	6,907	7,671	46,358
FHLB and other bank stock	4,371	-	96,453

	$4,286,580	$3,746,080	$3,272,628

(9)	Real Estate Owned

The following is a summary of transactions in the real estate owned:

Non-covered real estate owned

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Balance, beginning of year	$4,777,542	$2,680,430	$179,773
Real estate acquired through foreclosure of loans receivable	4,821,380	6,822,044	4,821,478
Real estate sold	(2,048,408)	(4,135,558)	(2,395,548)
Write down of real estate owned	(110,234)	(669,870)	(39,219)
Gain (loss) on sale of real estate owned	(31,105)	80,496	113,946

Balance, end of year	$7,409,175	$4,777,542	$2,680,430

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Covered real estate owned
	(Unaudited)
	March 31,	September 30,
	2010	2009

Balance, beginning of year	$10,681,499	$-
Real estate acquired and subject to FDIC loss sharing agreement	23,649,464	7,436,438
Real estate acquired through foreclosure of loans receivable	4,459,514	4,389,951
Real estate sold	(3,530,586)	(1,307,447)
Write down of real estate owned	(89,542)	-
Gain (loss) on sale of real estate owned:
Recognized in noninterest income, 20%	112,464	32,511
Reduction of FDIC receivable for loss sharing agreements, 80% of recovery (loss)	449,858	130,046

Balance, end of year	$35,732,671	$10,681,499

(10)	Premises and Equipment

Premises and equipment at March 31, 2010 and September 30, 2009 and 2008 is summarized as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Land	$5,181,812	$5,181,812	$5,781,355
Buildings and improvements	13,396,335	13,116,948	12,266,206
Furniture, fixtures, and equipment	4,572,367	4,315,527	3,995,831
Construction in progress	352,311	170,491	2,600
	23,502,825	22,784,778	22,045,992
Less accumulated depreciation	5,989,452	5,497,638	4,743,475

	$17,513,373	$17,287,140	$17,302,517

Depreciation expense for premises and equipment for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, was $455,060 (unaudited) and $435,736 (unaudited), $873,006, $827,101, and $823,789, respectively.  Additionally, during the year ended 2009, the Company recorded a gain of $2,086,053 related to the sale of land held for future branch expansion and a former branch facility.  These assets were included in other assets held for sale at September 30, 2008.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007
(11)	Deposits

At March 31, 2010 and September 30, 2009 and 2008, deposits are summarized as follows:

	(Unaudited)
	March 31, 2010
			Weighted
		Range of	average
	Amount	interest rates	interest rates

Demand, NOW, and money market accounts	$290,103,636	0.00 – 4.90%	1.24%
Savings deposits	29,724,514	0.25 – 1.01%	0.25%
Time deposits by original term:
Time deposits $100,000 and over	283,092,199	0.00 – 5.92%	2.34%
Other time deposits:
12 months or less	247,421,644	0.02 – 5.75%	2.12%
13 – 36 months	44,883,673	1.00 – 5.84%	3.00%
37 months or more	11,354,446	1.68 – 4.35%	3.36%
Total deposits	906,580,112		1.90%
Accrued interest payable	905,808

	$907,485,920

	September 30, 2009			September 30, 2008
			Weighted			Weighted
		Range of	average		Range of	average
	Amount	interest rates	interest rates	Amount	interest rates	interest rates

Demand, NOW, and money market accounts	$202,890,009	0.00-4.89%	0.82%	$158,113,289	0.00-5.50%	1.44%
Savings deposits	14,011,765	0.25%	0.25%	11,385,228	0.25%	0.25%
Time deposits by original term:
Time deposits $100,000 and over	196,216,364	0.00-5.69%	2.21%	116,428,717	0.00-5.69%	3.85%
Other time deposits:
12 months or less	149,448,755	0.24-5.50%	2.61%	107,326,781	1.39-6.97%	3.76%
13 – 36 months	30,991,706	1.08-5.50%	3.56%	22,750,312	1.89-5.50%	4.20%
37 months or more	4,075,070	1.72-5.40%	3.62%	4,170,737	2.96-5.50%	4.29%
Total deposits	597,633,669		1.71%	420,175,064		2.84%
Accrued interest payable	874,218			1,434,807

	$598,507,887			$421,609,871

Accrued interest payable is included in other liabilities in the consolidated statements of financial condition.

During 2010, 2009 and 2008, the Company accepted out of market time deposits from various credit unions and/or brokers as a source of funds. The balance of the broker deposits was $10.2 million (unaudited), $30.0 million and $63.9 million and the balance of the credit union deposits was $158.7 million (unaudited), $102.9 million and $0 million at March 31, 2010 and September 30, 2009 and 2008, respectively.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

At March 31, 2010 and September 30, 2009, scheduled maturities of time deposits are as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009

2010	$455,804,464	$318,627,932
2011	76,532,537	37,539,612
2012	21,401,408	17,689,491
2013	10,807,692	3,274,641
2014 and thereafter	22,205,861	3,600,219

	$586,751,962	$380,731,895

Interest expense on deposits for the six months ended March 31, 2010 and for the years ended September 30, 2009, 2008, and 2007, is summarized as follows:

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Demand, NOW, and money market accounts	$1,011,184	$716,933	$1,326,016	$3,210,150	$5,415,233
Savings deposits	21,506	14,587	32,605	28,486	30,717
Time deposits	4,093,212	4,497,923	8,740,755	11,287,128	9,741,972

	$5,125,902	$5,229,443	$10,099,376	$14,525,764	$15,187,922

Deposits of certain officers, directors, and their associates totaled $4.1 million (unaudited), $4.1 million and $3.3 million at March 31, 2010, September 30, 2009 and 2008, respectively. Management believes that such deposits have substantially the same terms as those for comparable transactions with other unrelated parties.

(12)	Borrowings

At March 31, 2010 and September 30, 2009 and 2008, borrowings are summarized as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Federal Home Loan Bank advances	$212,000,000	$227,000,000	$267,000,000
Repurchase agreements	232,472	-	-

Total Borrowings	$212,232,472	$227,000,000	$267,000,000

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

FHLB advances at March 31, 2010 and September 30, 2009 and 2008 are summarized by year of maturity in the table below:

	(Unaudited)
	March 31, 2010
		Range of	Weighted
Due	Amount	interest rates	average rate

Less than one year	$102,000,000	5.40 – 6.14%	5.64%
One to two years	30,000,000	3.30 – 4.87%	4.61%
Two to three years	20,000,000	3.42 – 3.88%	3.65%
Three to four years	5,000,000	3.80%	3.80%
Four to five years	5,000,000	3.99%	3.99%
Thereafter	50,000,000	4.30 – 4.33%	4.32%

	$212,000,000		4.91%

At March 31, 2010, the Company has pledged, under a blanket floating collateral lien with the FHLB, all stock of the FHLB, certain qualifying first mortgage loans with unpaid principal balances totaling $115,559,429 (unaudited), certain commercial loans with unpaid principal balances totaling $47,521,096 (unaudited), and certain mortgage–backed securities, collateralized mortgage obligations, and investment securities with an aggregate carrying amount of $120,648,084 (unaudited).

The Company has $152.0 million (unaudited) in fixed rate advances from the FHLB at March 31, 2010 while $60.0 million (unaudited) of the advances had a variable rate. As of March 31, 2010, the Company’s fixed rate FHLB advances include $122.0 million (unaudited) of advances that are callable by the FHLB under certain circumstances.  The fixed rate advances from the FHLB are subject to prepayment penalties.

At March 31, 2010, the Company had available line of credit commitments with the FHLB totaling $497,425,512 (unaudited), of which $212,000,000 (unaudited) was advanced and $285,425,512 (unaudited) was available at March 31, 2010 based on total assets; however, based on actual collateral available, only $15.2 million (unaudited) was available.  At March 31, 2010, the Company had an available line of credit based on the collateral pledged of $29,213,087 (unaudited) with the Federal Reserve Bank of Atlanta.

	September 30, 2009			September 30, 2008
		Range of	Weighted		Range of	Weighted
Due	Amount	interest rates	average rate	Amount	interest rates	average rate

Less than one year	$15,000,000	2.65-3.93%	3.50%	$15,000,000	2.53-3.31%	3.05%
One to two years	102,000,000	5.40-6.14%	5.64%	40,000,000	2.65-6.22%	5.20%
Two to three years	30,000,000	3.30-4.87%	4.61%	102,000,000	5.40-6.14%	5.64%
Three to four years	20,000,000	3.42-3.88%	3.65%	30,000,000	3.30-4.87%	4.61%
Four to five years	5,000,000	3.80%	3.80%	20,000,000	3.42-3.88%	3.66%
Thereafter	55,000,000	3.99-4.33%	4.29%	60,000,000	2.51-4.33%	3.50%

	$227,000,000		4.82%	$267,000,000		4.86%

At September 30, 2009, the Company has pledged, under a blanket floating collateral lien with the FHLB, all stock of the FHLB, certain qualifying first mortgage loans with unpaid principal balances totaling $110,033,217, certain commercial loans with unpaid principal balances totaling $48,984,530, and certain mortgage–backed securities, collateralized mortgage obligations, and investment securities with an aggregate carrying amount of $142,757,364.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The Company has $162 million in fixed rate advances from the FHLB at September 30, 2009 while $65 million of the advances had a variable rate. As of September 30, 2009, the Company’s fixed rate FHLB advances include $65 million of advances that are callable by the FHLB under certain circumstances.  The fixed rate advances from the FHLB are subject to prepayment penalties.

At September 30, 2009, the Company had available line of credit commitments with the FHLB totaling $390,530,419, of which $227,000,000 was advanced and $163,530,419 was available at September 30, 2009 based on total assets; however, based on actual collateral available, only $4.2 million was available.  At September 30, 2009, the Company had an available line of credit based on the collateral pledged of $47,249,817 with the Federal Reserve Bank of Atlanta.

The following summarizes pertinent data related to FHLB advances for the six months ended March 31, 2010 and years ended September 30, 2009, 2008, and 2007:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008	2007

Weighted average borrowing rate at period–end	4.91%	4.82%	4.65%	4.83%
Weighted average borrowing rate during the period	4.82%	4.80%	4.79%	4.50%
Average daily balance during period	$218,008,603	$260,158,013	$255,739,607	$304,077,384
Maximum month–end balance during the period	$217,000,000	$275,500,000	$267,000,000	$312,000,000

The following summarizes pertinent data related to securities sold under the agreements to repurchase for the six months ended March 31, 2010 and the years ended September 30, 2009, 2008, and 2007:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008	2007
Weighted average borrowing rate at period–end	0.87%	-%	-%	5.19%
Weighted average borrowing rate during the period	0.87%	-%	4.67%	5.52%
Average daily balance during period	$4,618	$-	$4,712,830	$17,377,438
Maximum month–end balance during the period	$232,472	$-	$9,935,000	$18,598,000

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Interest expense on borrowings the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, is summarized as follows:

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Securities sold under agreements to repurchase	$25	$-	$-	$219,769	$959,995
Federal Home Loan Bank advances	5,252,228	6,106,722	12,499,232	12,025,251	13,679,024

	$5,252,253	$6,106,722	$12,499,232	$12,245,020	$14,639,019

During the year ended September 30, 2009, a $25,000,000 advance with a rate of 6.22% was prepaid.  This prepayment resulted in a prepayment penalty of $1,408,275 which is included in other noninterest expense.

(13)	Income Taxes

Income tax expense (benefit) attributable to income from continuing operations for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007 consists of:

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Federal:
Current	$216,055	$812,031	$710,508	$5,945,422	$25,066,763
Deferred	3,552,183	(423,371)	(259,804)	(1,580,048)	(339,854)
Total federal tax expense	3,768,238	388,660	450,704	4,365,374	24,726,909
State:
Current	44,619	38,078	25,339	466,208	4,232,687
Deferred	615,235	(7,666)	(170,405)	(340,546)	(82,232)
Total state tax expense	659,854	30,412	(145,066)	125,662	4,150,455

	$4,428,092	$419,072	$305,638	$4,491,036	$28,877,364

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The difference between the actual total provision for federal and state income taxes and federal income taxes computed at the statutory rate of 35% for the six months ended March 31, 2010 (unaudited) and 2009 (unaudited) and the years ended September 30, 2009, 2008 and 2007 is summarized as follows:

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Computed “expected” tax expense	$4,256,561	$646,965	$917,490	$5,258,144	$27,936,015
Increase (decrease) in tax expense resulting from:
Dividends received deduction	-	-	-	(612,194)	(1,789,725)
State income taxes, net of federal tax effect	428,905	19,768	(94,293)	81,680	2,697,795
Tax–exempt income	(198,228)	(222,783)	(444,244)	(373,412)	(240,252)
Change in tax contingency accrual	-	-	-	14,192	(117,279)
Market value depreciation of ESOP shares	1,695	(7,601)	(3,864)	100,947	199,720
Other, net	(60,841)	(17,277)	(69,451)	21,679	191,090

	$4,428,092	$419,072	$305,638	$4,491,036	$28,877,364

The primary reason for the 2007 reduction in the tax contingency reserve was the resolution of an issue with the Internal Revenue Service.

The effective tax rate for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, was 36.41% (unaudited), 22.67% (unaudited), 11.66%, 29.89%, and 36.18%, respectively.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies by jurisdiction and entity in making this assessment.

Based upon the level of historical taxable income and projections for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences at September 30, 2009 and March 31, 2010 (unaudited).

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of March 31, 2010 and September 30, 2009 and 2008 are presented below:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008
Deferred tax assets:
Allowance for loan losses	$4,444,696	$3,639,801	$3,168,967
Interest on nonaccrual loans	-	209,215	119,532
Deferred compensation	1,015,541	1,009,356	1,013,388
Stock option expense	771,996	769,193	752,447
Real estate acquired through foreclosure	420,438	294,816	18,460
State credits	252,388	289,258	248,500
Other than temporary impairment	1,374,698	-	-
Net unrealized holding losses on securities available for sale	1,561,366	4,263,915	4,277,099
Other	241,909	208,726	70,820
Total gross deferred tax assets	10,083,032	10,684,280	9,669,213

Deferred tax liabilities:
Deferred loans costs, net	378,164	405,959	452,104
Depreciation	2,303,691	1,928,768	1,197,618
Investment securities market adjustment for tax reporting	-	160,852	1,055,165
FDIC transaction	6,902,374	819,931	-
Other	79,727	79,727	92,306
Total gross deferred tax liabilities	9,663,956	3,395,237	2,797,193

Net deferred tax assets	$419,076	$7,289,043	$6,872,020

The Company adopted the accounting standard relating to accounting for uncertainty in income taxes during 2009.  The Company classifies interest and penalties related to income tax assessments, if any, in income tax expense in the consolidated statements of operations.  Tax years 2006 through 2009 are subject to examination by the Internal Revenue Service and state taxing authorities in Georgia and Alabama.  A reconciliation of the beginning and ending balance of unrecognized tax benefit for uncertain tax positions is insignificant to the consolidated financial statements at September 30, 2009.

(14)	Employee Benefits

The Company has a 401(k) Profit Sharing Plan and Trust (the Plan) which covers substantially all of its employees. The Company has no match of employee contributions to the Plan.

The Company has a short–term incentive plan which covers substantially all employees. The Company also had a long–term incentive plan that covered key employees which was phased out in 2008. For six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, the Company expensed $496,084 (unaudited), $24,450 (unaudited), $125,742, $1,518,001, and $1,272,054, respectively, related to the incentive plans which is recorded in salaries and employee benefits in the consolidated statements of income.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The Company has a stock option plan which allows for stock option awards of the Company’s common stock to eligible directors and key employees of the Company. The option price is determined by a committee of the board of directors at the time of the grant and may not be less than 100% of the market value of the common stock on the date of the grant. When granted, the options vest over periods up to four or five years from grant date or upon death, disability, or qualified retirement. All options must be exercised within a 10–year period from grant date. The Company may grant either incentive stock options, which qualify for special federal income tax treatment, or nonqualified stock options, which do not receive such tax treatment. The Company’s stockholders have authorized 707,943 shares for the plan of which 54,650 have been granted and exercised, 357,775 are granted and outstanding with the remaining 295,518 shares available to be granted.

The fair value of the options granted during the year ended 2009 was estimated on the date of grant using the Black-Scholes-Merton model with the following assumptions:

2009
Risk- free interest rate	3.21%
Dividend yield	11.75%
Expected life at date of grant	10 years
Volatility	42.13%
Weighted average grant-date fair value	$0.61

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following table summarizes activity for shares under option and weighted average exercise price per share:

	Shares	Weighted average exercise price/share	Weighted average remaining life (years)

Options outstanding- September 30, 2006	258,300	31.24	7
Options exercised	(22,750)	29.26	5
Options forfeited	(4,350)	31.62	6
Granted in 2007	330,000	45.50	9
Options outstanding- September 30, 2007	561,200	39.73	9
Options exercisable at end of year – September 30, 2007	425,250	41.86	9

Options outstanding- September 30, 2007	561,200	39.70	9
Options exercised	(3,600)	29.26	4
Options forfeited	(1,750)	29.79	5
Granted in 2008	-	-	-
Options outstanding- September 30, 2008	555,850	39.80	9
Options exercisable at end of year – September 30, 2008	500,350	40.56	8

Options outstanding- September 30, 2008	555,850	39.80	9
Options exercised	-	-	-
Options forfeited	(603,600)	37.35	9
Granted in 2009	405,525	11.00	10
Options outstanding- September 30, 2009	357,775	11.35	10
Options exercisable at end of year – September 30, 2009	5,750	29.42	4

Options outstanding- September 30, 2009	357,775	11.35	10
Options exercised	-	-	-
Options forfeited	-	-	-
Options granted	-	-	-
Options outstanding- March 31, 2010 (unaudited)	357,775	11.35	10
Options exercisable six month period ended – March 31, 2010 (unaudited)	5,750	29.42	4

The intrinsic value on the options exercised during the years ended September 30, 2008 and 2007 was $83,014 and $502,512, respectively. The stock price at March 31, 2010 and 2009 was less than or equal to the exercise prices of options outstanding and exercisable and therefore had no intrinsic value.  Intrinsic value at September 30, 2009 was $440,031.

The fair value of the stock options vested during the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007 was $0 (unaudited), $0 (unaudited), $0, $84,038, and $2.0 million, respectively.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following table summarizes information about the options outstanding at March 31, 2010 (unaudited):

	Weighted		Weighted
Number	average		average
outstanding at	remaining	Exercise	exercise
March 31,	contractual	price	price
2010 (unaudited)	life in years	per share	per share

5,500	3	$29.26	$29.26
250	5	$32.99	$32.99
352,025	9	$11.00	$11.00
357,775

The following table summarizes information about the options outstanding at September 30, 2009:

	Weighted		Weighted
Number	average		average
outstanding at	remaining	Exercise	exercise
September 30,	contractual	price	price
2009	life in years	per share	per share

5,500	3	$29.26	$29.26
250	5	$32.99	$32.99
352,025	9	$11.00	$11.00
357,775

The Company has a benefit restoration plan (the Benefit Plan) which covers the chief executive officer of the Company and any employees of the Company who are designated as eligible to participate in the Benefit Plan by resolution of the board of directors of the Company. The Benefit Plan restores the benefits in tax–qualified plans that are limited by the Internal Revenue Code. Also, in the case of a participant who retires before the repayment in full of a loan to the Employee Stock Ownership Plan (ESOP), the restorative payments include a payment in lieu of the shares that would have been allocated if employment had continued through the full term of the loan. The participant in the Benefit Plan is entitled to contributions to the Benefit Plan upon termination of service, retirement or death. The Company expensed $0 (unaudited) during the six months ended March 31, 2010, $38,914 for the year ended 2009, reversed some of the expense in the year ended 2008 for $72,440 and expensed $257,757, related to the Benefit Plan during the year ended September 30, 2007, respectively, included in the salaries and employee benefits in the consolidated statements of income.  During the year ended 2009, the accrued liability of $822,116 in the benefit restoration plan was frozen.  During the year ended 2009, the Company established a new unfunded and nonqualified supplemental retirement plan for the chief executive officer and two other executives.  The normal retirement benefit under this plan ranges in amounts equal to ten to fifty percent of the executive’s final base salary and is paid out in monthly installments for a period of fifteen years beginning on the first day of the month after the executive’s normal retirement date.  At March 31, 2010 and September 30, 2009, the accrued liability was $161,225 (unaudited) and $94,864, respectively and the related expense was $66,361 (unaudited) and $94,864 for the six month period and the year ended September 30, 2009, relating to this plan.  The discount rate utilized in measuring the liability was six percent.  Payments under the new plan for the chief executive officer will be reduced by the aforementioned frozen liability under the former benefit restoration plan.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The Company has a recognition and retention plan which has been authorized to grant up to 283,177 shares of restricted stock to key employees and directors. The Company has established a grantor trust to purchase these common shares of the Company in the open market or in private transactions. The grantor trust will not purchase previously authorized but unissued shares from the Company. The grantor trust has purchased all of the 283,177 shares that have been authorized. As of March 31, 2010, 93,505 shares (unaudited) remain in the trust and are disclosed as treasury stock in the consolidated statements of financial condition. Of the 93,505 shares remaining in the trust, 33,116 shares (unaudited) have been granted and are not yet vested and 60,389 shares (unaudited) are available for grants.

	(Unaudited)
	Six Months Ended
	March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Shares granted	-	-	-	-	8,000
Fair value per share at grant date	-	-	-	-	47.75-50.00
Aggregate value at grant date	-	-	-	-	397,750
Vesting for current year grants	-	-	-	-	3 to 5 years
Expensed for year	$105,784	$144,497	$285,046	$851,640	$669,319

		Weighted average
		grant date fair
	Shares	value per award

Fiscal 2007 activity
Granted	8,000	$49.72
Vested	25,698	27.60
Cancelled or expired	500	33.17
Unvested Restricted stock awards- September 30, 2007	88,948	34.52

Fiscal 2008 activity
Granted	-	-
Vested	42,841	32.99
Cancelled or expired	-
Unvested Restricted stock awards- September 30, 2008	46,107	35.97

Fiscal 2009 activity
Granted	-	-
Vested	11,291	32.99
Cancelled or expired	200	33.45
Unvested Restricted stock awards- September 30, 2009	34,616	36.96

Fiscal 2010 activity (unaudited)
Granted	-	-
Vested	1,500	49.25
Cancelled or expired	-	-
Unvested Restricted stock awards- March 31, 2010	33,116	36.44

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Recognition and retention grants and stock options grants vest at the earlier of the scheduled vesting or death, disability, or qualified retirement.  All grants prior to October 1, 2005 are expensed to the scheduled vesting date.  Four grant recipients are qualified for retirement as of September 30, 2009 and March 31, 2010.  One additional stock grant recipient and six option grant recipients will be qualified for retirement before all of their grants reach scheduled vesting. Grants subsequent to October 1, 2005 will be expensed to the earlier of scheduled vesting or substantive vesting which is when the recipient becomes qualified for retirement which is generally age 65 or age 55 with ten years of service.

The Company has implemented the Employee Stock Option Plan (ESOP) which covers substantially all of its employees. During the stock offering of the Company, the ESOP trust borrowed $3,171,580 from the Company to purchase 317,158 shares for allocation under the ESOP. The loan to the ESOP is reflected as unearned compensation in stockholders’ equity. As the Company receives principal payments on the loan, shares are released for allocation to participants in the ESOP and unearned compensation is reduced. Shares of the Company are freed for allocation to participants in the ESOP based on the principal and interest allocation method. Vesting in the shares of the ESOP occurs after five years of service. Participants in the ESOP may receive a distribution equal to the value of their account upon retirement, death, disability, termination of employment, or termination of the ESOP. The Company records compensation expense associated with the ESOP based on the average market price of the total shares committed to be released during the year as well as the dividends declared on the unallocated shares. The Company expensed $3,304 (unaudited), $16,240 (unaudited), $152,341, $462,482, and $1,301,862 related to the ESOP during the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, respectively, which is included in salaries and employee benefits in the consolidated statements of income. The Company committed to be allocated 13,203 (unaudited), 13,672, 14,138, and 14,605 shares, to participants in the plan during the six month period ended March 31, 2010 and the years ended September 30, 2009, 2008, and 2007, respectively. At March 31, 2010 and September 30, 2009, there were 154,699 (unaudited) and 168,399, respectively, unallocated shares with a market value of $1,655,279 (unaudited) and $1,751,350, respectively in the ESOP.  Because the Company’s shares trade on the Over-The-Counter Bulletin Board, a liability for a potential put option on allocated shares is not applicable.  Assuming there was no market for the Company’s shares, the resulting put option for the current market value of allocated shares in the ESOP would approximate $1,415,000 (unaudited) and $1,547,000, respectively.

(15)	Commitments and Contingent Liabilities

In the normal course of business, the Company is party (both as plaintiff and defendant) to certain matters of litigation. In the opinion of management and counsel, none of these matters should have a material adverse effect on the Company’s financial position or results of operations.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Future minimum lease commitments under all noncancellable operating leases with terms of one year or more are as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009

2010	$607,836	$620,904
2011	593,236	594,337
2012	587,736	594,336
2013	568,736	589,936
2014	530,736	587,736
Thereafter	514,536	540,236

	$3,402,816	$3,527,485

Rent expense for the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007 was $335,476 (unaudited), $74,897 (unaudited), $323,055, $136,673, and $111,231, respectively, which were included in occupancy expense in the consolidated statements of income.

(16)	Fair Value of Financial Instruments and Fair Value Measurement

Accounting standards relating to disclosures about fair value of financial instruments, require that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments.

	(Unaudited)
	March 31, 2010		September 30, 2009		September 30, 2008
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$141,636,418	$141,636,418	$53,840,036	$53,840,036	$14,639,128	$14,639,128
Investments available for sale	220,702,807	220,702,807	220,096,507	220,096,507	290,745,052	290,745,052
Loans receivable, net	667,689,374	649,019,224	552,550,487	539,884,951	428,472,259	430,739,723
Loans held for sale	690,301	694,900	1,123,489	1,129,286	1,292,370	1,297,165
Cash surrender value
of life insurance	31,116,214	31,116,214	30,549,849	30,549,849	29,280,581	29,280,581
FDIC Receivable for loss	94,089,464	94,089,464	26,481,146	26,481,146	-	-
sharing agreements
Financial liabilities:
Deposits	$906,580,112	$914,087,322	$597,633,669	$601,081,260	$420,175,064	$421,968,589
FHLB advances	212,000,000	222,839,195	227,000,000	230,882,910	267,000,000	273,669,709
Repurchase agreements	232,472	232,472	-	-	-	-
Accrued interest payable	905,808	905,808	874,218	874,218	1,434,807	1,434,807

(a)	Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

(b)	Investments and Mortgage–Backed Securities and Collateralized Mortgage Obligations Available for Sale

The fair value of investments and mortgage–backed securities and collateralized mortgage obligations available for sale is estimated based on bid quotations received from securities dealers. The FHLB stock is considered a restricted stock and is carried at cost which approximates its fair value.

The following table presents the carrying and fair value at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Other investment securities	$3,962,010	$4,434,732	$34,290,733
Mortgage-backed securities and collateralized mortgage obligations	201,583,697	201,625,975	242,848,419
Federal Home Loan Bank stock	15,157,100	14,035,800	13,605,900

	$220,702,807	$220,096,507	$290,745,052

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(c)	Loans Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the loan. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.

Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The following table presents information for loans at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31, 2010
	Carrying	Estimated
	amount	fair value
Loans covered by loss sharing agreements, net	$213,755,529	$213,755,529
Loans not covered by loss sharing agreements	476,227,837	447,557,687 (a)
Loans receivable	689,983,366	661,313,216
Unamortized loan origination fees, net	(897,488)	(897,488)
Allowance for loan losses (non-covered loans)	(11,396,504)	(11,396,504)

Loans receivable, net	$677,689,374	$649,019,224

Loans held for sale	$690,301	$694,900

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2009		September 30, 2008

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

Loans covered by loss sharing agreements, net	$89,763,944	$89,763,944	$-	$-
Loans not covered by loss sharing agreements	472,974,693	460,309,157 (a)	437,520,665	439,788,129
Loans receivable	562,738,637	550,073,101	437,520,665	439,788,129
Unamortized loan origination fees, net	(856,538)	(856,538)	(804,475)	(804,475)
Allowance for loan losses (non-covered loans)	(9,331,612)	(9,331,612)	(8,243,931)	(8,243,931)

Loans receivable, net	$552,550,487	$539,884,951	$428,472,259	$430,739,723

Loans held for sale	$1,123,489	$1,129,286	$1,292,370	$1,297,165

(a) Reflects a liquidity discount of 5.5% at March 31, 2010 and September 30, 2009.

(e)	Cash Surrender Value of Life Insurance

The Company’s cash surrender value of bank owned life insurance approximates its fair value. The following presents the carrying and fair value at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

Cash surrender value of life insurance	$31,116,214	$30,549,849	$29,280,581

(f)	FDIC Receivable for Loss Sharing Agreements

The Company’s FDIC receivable for loss sharing agreements approximates fair value. The following presents the carrying and fair value at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008

FDIC receivable for loss sharing agreements	$94,089,464	$26,481,146	$-

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(g)	Deposits

The fair value of deposits with no stated maturity, such as noninterest–bearing demand deposits, savings, NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of March 31, 2010 and September 30, 2009 and 2008. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The following table presents information for deposits at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31, 2010
	Carrying	Estimated
	amount	fair value

Demand, NOW, and money market accounts	$290,103,636	$290,103,636
Savings deposits	29,724,514	29,724,514
Time deposits	586,751,962	594,259,172

	$906,580,112	$914,087,322

	September 30, 2009		September 30, 2008
	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

Demand, NOW, and money market accounts	$202,890,009	$202,890,009	$158,113,289	$158,113,289
Savings deposits	14,011,765	14,011,765	11,385,228	11,385,228
Time deposits	380,731,895	384,179,486	250,676,547	252,470,072

	$597,633,669	$601,081,260	$420,175,064	$421,968,589

(h)	Borrowings

The fair value of the Company’s Federal Home Loan Bank advances is estimated based on the discounted value of contractual cash flows. The fair value of securities sold under agreements to repurchase approximates the carrying amount because of the short maturity of these borrowings. The discount rate is estimated using rates quoted for the same or similar issues or the current rates offered to the Company for debt of the same remaining maturities. The following presents information for borrowings at March 31, 2010 and September 30, 2009 and 2008:

	(Unaudited)
	March 31, 2010
	Carrying	Estimated
	amount	fair value

FHLB advances	$212,000,000	$222,839,195
Repurchase agreements	232,472	232,472

	$212,232,472	$223,071,667

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2009		September 30, 2008
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value

FHLB advances	$227,000,000	$230,882,910	$267,000,000	$273,669,709

(i)	Accrued Interest and Dividends Receivable and Payable

The carrying amount of accrued interest and dividends receivable on loans and investments and payable on borrowings and deposits approximate their fair values.

(j)	Commitments

The fair value of commitments to extend credit to fund home equity, real estate construction, and real estate mortgage loans is immaterial because the underlying interest rates on such commitments approximate market rates.

The Company is a party to financial instruments with off–balance–sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss, in the event of nonperformance by the customer for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for recorded loans.

A summary of the Company’s financial instruments with off–balance–sheet risk at March 31, 2010 and September 30, 2009 and 2008 is as follows:

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008
Financial instruments whose contract amounts represent credit risk – commitments to originate loans:
Mortgage loans	$494,500	$261,500	$723,000
Non-mortgage loans	22,407,743	12,348,000	14,905,855
Open-end consumer loans	11,480,270	10,442,640	11,700,978
Open-end commercial loans	3,518,172	16,218,451	17,093,387
Construction loans	19,817,953	18,016,661	13,906,781

Total commitments to originate loans	$57,718,638	$57,287,252	$58,330,001

The Company sells loans on a best efforts basis and had loans as reported in the statement of condition as loans held for sale in the process of being sold.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case–by–case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies, but consists primarily of real estate.

The following summarizes the Company’s commitments to fund fixed rate loans at March 31, 2010 and September 30, 2009 and 2008:

	Amount	Range of Rate

March 31, 2010 (unaudited)	$4,399,500	4.50 – 6.50%
September 30, 2009	$12,609,500	4.50 – 8.50%
September 30, 2008	$15,628,855	4.75 – 7.75%

Commitments to sell fixed rate loans are contracted on a best efforts basis and the value of the funded commitments approximates the commitment to sell the loans.

In the origination of mortgage loans, the Company enters into adjustable interest rate contracts with caps and floors written with the intent of managing its interest rate exposure. Interest rate caps and floors enable customers and the Company to transfer, modify, or reduce their interest rate risk. At March 31, 2010 and September 30, 2009 and 2008, adjustable rate mortgage loans with interest rate caps and floors amounted to $63,279,000 (unaudited), $63,296,000 and $66,862,000, respectively.

The carrying amount of commitments to extend credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

(k)	Derivatives

The fair value of the outstanding covered call options is determined by the Company based on the current market price of the option.

(l)	Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Fair value estimates are based on existing on– and off–balance–sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The applicable standard describes six levels of inputs that may be used to measure fair value:  Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.  Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.  Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Most of the Company’s available for sale securities fall into Level 2 of the fair value hierarchy.  These securities are priced via independent service providers.  In obtaining such valuation information, the Company has evaluated the valuation methodologies used to develop the fair values.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Assets and Liabilities Measured on a Recurring Basis:

Assets and liabilities measured at fair value on a recurring basis are summarized below.

(Unaudited)
March 31, 2010		Fair value measurements using:
		Quoted prices in		Significant
		active markets for	Quoted prices	unobservable
	Fair	identical assets	for similar assets	inputs
	value	(Level 1 inputs)	(Level 2 inputs)	(Level 3 inputs)
Investment securities available for sale:
U.S. Government sponsored entities:	$3,962,010	$-	$3,962,010	$-
Mortgage–backed securities:
FNMA certificates	46,115,358	3,954,656	42,160,702	-
GNMA certificates	13,984,438	9,023,260	4,961,178	-
FHLMC certificates	31,014,465	-	31,014,465	-
Collateralized mortgage obligations:
FNMA	28,101,312	-	28,101,312	-
FHLMC	14,121,788	-	14,121,788	-
GNMA	15,532,862	15,532,862	-	-
Other:
Rated AAA	35,156,439		35,156,439	-
Rated AA	-	-	-	-
Rated A	-	-	-	-
Rated BBB	11,617,652	-	11,617,652	-
Rated CCC	5,939,383	-	5,939,383	-

Available for sale securities	$205,545,707	$28,510,778	$177,034,929	$-

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

September 30, 2009		Fair value measurements using:
		Quoted prices in		Significant
		active markets for	Quoted prices	unobservable
	Fair	identical assets	for similar assets	inputs
	value	(Level 1 inputs)	(Level 2 inputs)	(Level 3 inputs)
Investment securities available for sale:
U.S. Government sponsored entities:	$4,434,732	$-	$4,434,732	$-
Mortgage–backed securities:
FNMA certificates	53,974,576	24,725,231	29,249,345	-
GNMA certificates	5,978,912	-	5,978,912	-
FHLMC certificates	27,678,955	10,282,892	17,396,063	-
Collateralized mortgage obligations:
FNMA	37,705,735	15,651,011	22,054,724	-
FHLMC	19,379,670	-	19,379,670	-
GNMA	-	-	-	-
Other:
Rated AAA	33,427,571	-	33,427,571	-
Rated AA	8,279,909	-	8,279,909	-
Rated A	7,538,523	-	7,538,523	-
Rated B	7,133,492	-	7,133,492	-
Rated CCC	528,632	-	528,632	-

Available for sale securities	$206,060,707	$50,659,134	$155,401,573	$-

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

September 30, 2008		Fair value measurements using:
		Quoted prices in		Significant
		active markets for	Quoted prices	unobservable
	Fair	identical assets	for similar assets	inputs
	value	(Level 1 inputs)	(Level 2 inputs)	(Level 3 inputs)
Investment securities available for sale:
U.S. Government sponsored entities:	$34,290,733	$-	$34,290,733	$-
Mortgage–backed securities:
FNMA certificates	94,668,545	-	94,668,545	-
GNMA certificates	9,377,760	-	9,377,760	-
FHLMC certificates	6,358,334	-	6,358,334	-
Collateralized mortgage obligations:
FNMA	20,055,378	-	20,055,378	-
FHLMC	28,213,489	-	28,213,489	-
GNMA	998,727	-	998,727	-
Other:
Rated AAA	75,846,088	9,388,785	66,457,303	-
Rated AA	5,150,261	-	5,150,261	-
Rated A	2,179,837	-	2,179,837	-
Rated B	-	-	-	-
Rated CCC	-	-	-	-

Available for sale securities	$277,139,152	$9,388,785	$267,750,367	$-

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Assets and Liabilities Measured on a Nonrecurring Basis:

Assets and liabilities measured at fair value on a nonrecurring basis are summarized below.

		Fair value measurements using:
		Quoted prices in		Significant
		active markets for	Quoted prices	unobservable
	Fair	identical assets	for similar assets	inputs
(Unaudited)	value	(Level 1 inputs)	(Level 2 inputs)	(Level 3 inputs)
March 31, 2010
Impaired loans:
Not covered under loss share	$11,694,685	$-	$-	$11,694,685
Covered under loss share	61,862,020	-	-	61,862,020

Other real estate owned:
Not covered under loss share	7,409,175	-	-	7,409,175
Covered under loss share	35,732,671	-	-	35,732,671

September 30, 2009
Impaired loans:
Not covered under loss share	6,802,740	-	-	6,802,740
Covered under loss share	18,246,596	-	-	18,246,596

Other real estate owned:
Not covered under loss share	4,777,542	-	-	4,777,542
Covered under loss share	10,681,499	-	-	10,681,499

September 30, 2008
Impaired loans:
Not covered under loss share	4,605,732	-	-	4,605,732
Covered under loss share	-	-	-	-

Other real estate owned:
Not covered under loss share	2,680,430	-	-	2,680,430
Covered under loss share	-	-	-	-

Loans considered impaired are loans for which, based on current information and events, it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Impaired loans are subject to nonrecurring fair value adjustments to reflect write-downs that are based on the market price or current appraised value of the collateral, adjusted to reflect local market conditions or other economic factors. After evaluating the underlying collateral, the fair value of the impaired loans is determined by allocating specific reserves from the allowance for loan and lease losses to the loans.  Thus, the fair value reflects the loan balance less the specifically allocated reserve.

Other real estate owned is initially accounted for at fair value, less estimated costs to dispose of the property. Any excess of the recorded investment over fair value, less costs to dispose, is charged to the allowance for loan and lease losses at the time of foreclosure. A provision is charged to earnings for subsequent losses on other real estate owned when market conditions indicate such losses have occurred.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The ability of the Company to recover the carrying value of other real estate owned is based upon future sales of the real estate. The ability to effect such sales is subject to market conditions and other factors beyond our control, and future declines in the value of the real estate would result in a charge to earnings. The recognition of sales and sales gains is dependent upon whether the nature and terms of the sales, including possible future involvement of the Company, if any, meet certain defined requirements. If those requirements are not met, sale and gain recognition is deferred.

(17)	Regulatory Matters

The Bank is required to maintain noninterest–bearing cash reserve balances. The aggregate average cash reserve balances maintained at March 31, 2010 and September 30, 2009 and 2008 to satisfy the regulatory requirement were $5,071,000 (unaudited), $1,681,000 and $260,340, respectively.

Under Office of Thrift Supervision (OTS) regulations, the Bank is required to measure its interest rate risk and maintain the interest rate risk within limits the Bank establishes. Based on its asset/liability structure at March 31, 2010 and September 30, 2009, the Bank’s earnings may be negatively impacted if interest rates increase or decrease significantly.

The Bank is required to meet certain core, tangible, and risk–based regulatory capital ratios. The regulations require institutions to have a minimum regulatory tangible capital ratio equal to 1.5% of total assets, a minimum 3% core capital ratio, and 8% risk–based capital ratio.

The prompt corrective action regulations define specific capital categories based on an institution’s capital ratios. The capital categories, in declining order, are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Institutions categorized as “undercapitalized” or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes “critically undercapitalized,” it must generally be placed in receivership or conservatorship within 90 days.

To be considered “adequately capitalized,” an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk–based capital ratio of at least 4%, and a total risk–based capital ratio of at least 8%. An institution is deemed to be “critically undercapitalized” if it has a tangible equity ratio of 2% or less.

As of March 31, 2010 and September 30, 2009, the most recent notification from the OTS categorized CharterBank as well–capitalized under the regulatory framework for prompt corrective action. To be categorized as well–capitalized, CharterBank must maintain minimum total risk–based, Tier 1 risk–based and core/leverage ratios as set forth in the following table. Management is not aware of the existence of any conditions or events occurring subsequent to March 31, 2010 which would affect CharterBank’s well–capitalized classification.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The table of compliance with minimum capital requirements for CharterBank is presented below at March 31, 2010 and September 30, 2009 and 2008 (in thousands):

	(Unaudited)
	March 31, 2010
			Core/	Tier 1	Total
	Tangible		leverage	risk-based	risk-based
	capital		capital	capital	capital

Total equity		$105,188	$105,188	$105,188	$105,188
General valuation allowances		-	-	-	7,785
Investments required to be deducted		-	-	-	(7,701)
Goodwill and other intangible assets		(5,371)	(5,371)	(5,371)	(5,371)
Accumulated other comprehensive loss		3,031	3,031	3,031	3,031

Regulatory capital		$102,848	$102,848	$102,848	$102,932

Total assets		$1,244,171	$1,244,171	$1,244,171	$1,244,171
Regulatory total assets		$1,243,392	$1,243,392	$-	$-
Risk-weighted assets		$-	$-	$622,882	$622,882
Capital ratio		8.27%	8.27%	16.51%	16.53%

Regulatory capital category:
Adequately capitalized or minimum FIRREA requirement equal to or greater than		1.5%	3.00%	N/A	8.00%
Capital exceeding requirement		$84,197	$65,546	$ N/A	$53,101

Adequately capitalized or minimum FDICIA requirement equal to or greater than		N/A	4.00%	4.00%	8.00%
Capital exceeding requirement	$	N/A	$53,112	$77,933	$53,101

Well capitalized, equal to or greater than		N/A	5.00%	6.00%	10.00%
Capital exceeding requirement	$	N/A	$40,678	$65,475	$40,644

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2009
			Core/	Tier 1	Total
	Tangible		leverage	risk-based	risk-based
	capital		capital	capital	capital

Total equity		$84,479	$84,479	$84,479	$84,479
General valuation allowances		-	-	-	6,324
Allowable unrealized gains		-	-	-	-
Goodwill and other intangible assets		(5,180)	(5,180)	(5,180)	(5,180)
Accumulated other comprehensive loss		8,277	8,277	8,277	8,277

Regulatory capital		$87,576	$87,576	$87,576	$93,900

Total assets		$933,117	$933,117	$933,117	$933,117
Regulatory total assets		$940,755	$941,489	$-	$-
Risk-weighted assets		$-	$-	$597,598	$597,598
Capital ratio		9.31%	9.30%	14.65%	15.71%

Regulatory capital category:
Adequately capitalized or minimum FIRREA requirement equal to or greater than		1.50%	3.00%	N/A	8.00%
Capital exceeding requirement		$73,465	$59,331	$ N/A	$46,092

Adequately capitalized or minimum FDICIA requirement equal to or greater than		N/A	4.00%	4.00%	8.00%
Capital exceeding requirement	$	N/A	$49,916	$63,672	$46,092

Well capitalized, equal to or greater than		N/A	5.00%	6.00%	10.00%
Capital exceeding requirement	$	N/A	$40,502	$51,720	$34,140

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

	September 30, 2008
			Core/	Tier 1	Total
	Tangible		leverage	risk-based	risk-based
	capital		capital	capital	capital

Total equity		$83,040	$83,040	$83,040	$83,040
General valuation allowances		-	-	-	6,256
Allowable unrealized gains		-	-	-	-
Goodwill and other intangible assets		(5,314)	(5,314)	(5,314)	(5,314)
Accumulated other comprehensive loss		6,850	6,850	6,850	6,850

Regulatory capital		$84,576	$84,576	$84,576	$90,832

Total assets		$799,119	$799,119	$799,119	$799,119
Regulatory total assets		$804,932	$804,932	$-	$-
Risk-weighted assets		$-	$-	$500,492	$500,492
Capital ratio		10.51%	10.51%	16.90%	18.15%

Regulatory capital category:
Adequately capitalized or minimum FIRREA requirement equal to or greater than		1.50%	3.00%	N/A	8.00%
Capital exceeding requirement		$72,524	$60,450	$ N/A	$50,800

Adequately capitalized or minimum FDICIA requirement equal to or greater than		N/A	4.00%	4.00%	8.00%
Capital exceeding requirement	$	N/A	$52,401	$64,563	$50,800

Well capitalized, equal to or greater than		N/A	5.00%	6.00%	10.00%
Capital exceeding requirement	$	N/A	$44,352	$54,554	$40,790

The OTS imposes various restrictions or requirements on CharterBank’s ability to make capital distributions, including cash dividends. A savings bank that is the subsidiary of a savings and loan holding company must file a notice with the OTS at least 30 days before making a capital distribution. CharterBank must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to CharterBank’s net income for that year plus CharterBank’s retained net income for the previous two years. The OTS may disapprove a notice or application if: (a) CharterBank would be undercapitalized following the distribution; (b) the proposed capital distribution raises safety and soundness concerns; or (c) the capital distribution would violate a prohibition contained in any statute, regulation, or agreement.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The OTS has guidelines that limit the Bank’s investment in BOLI to 25% of the Bank’s regulatory capital.  The Bank subsidiary exceeds this guideline with 29% (unaudited) of its regulatory capital at March 31, 2010.  Exceeding this guideline requires additional monitoring of it BOLI investment by the Bank.  Management believes it is meeting its requirement for increased monitoring.

(18)	Related Parties

During the six months ended March 31, 2010 and 2009 and the years ended September 30, 2009, 2008, and 2007, the Company paid approximately $269,450 (unaudited), $49,521 (unaudited), $104,949, $105,372, and $87,870, respectively, in legal fees in the normal course of business to a law firm in which a partner is a board member and related to another board member.

The Company formerly leased a branch facility and parking lot from a partnership in which a Company executive and a board member are partners. During the six months ended March 31, 2010 and 2009 and each of the years ended September 30, 2009, 2008, and 2007, lease expense relating to these leases was $0 (unaudited), $21,654 (unaudited), $21,654, $63,361, and $37,380, respectively.  During fiscal 2009, the Bank purchased the shopping center which included this branch facility on an outparcel from this partnership at a purchase price of $2,908,167.

See notes 7 and 11 for disclosures of loan and deposit relationships of related parties.  Management believes transactions entered into with related parties are in the ordinary course of business and on terms similar to transactions with unaffiliated parties.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(19)	Condensed Financial Statements of Charter Financial Corporation (Parent Only)

The following represents Parent Company only condensed financial information of Charter Financial Corporation:

Condensed Balance Sheet

	(Unaudited)
	March 31,	September 30,
	2010	2009	2008
Assets
Cash	$4,247,728	$12,645,616	$18,622,957
Interest-bearing deposits in other financial institutions	671	671	29,968
Investment in thrift subsidiary	105,187,667	84,479,199	83,040,132
Other assets	4,413,673	2,541,168	2,211,420
Total assets	$113,849,739	$99,666,654	$103,904,477

Liabilities and Stockholders’ Equity
Liabilities:
Accrued expenses	$3,176,528	$1,409,994	$1,602,556
Total liabilities	3,176,528	1,409,994	1,602,556
Stockholders’ equity:
Common stock, $0.01 par value; issued 19,859,219 shares in 2010, 2009 and 2008, respectively; outstanding 18,672,361, 18,672,363 and 18,901,295 shares in 2010, 2009 and 2008, respectively	198,592	198,592	198,592
Preferred Stock, no par value; 10,000,000 shares authorized	-	-	-
Additional paid-in capital	42,807,498	42,751,898	42,537,428
Treasury stock, at cost; 1,186,858, 1,186,856 and 1,064,220 shares in 2010, 2009 and 2008, respectively	(36,903,102)	(36,948,327)	(35,060,409)
Unearned compensation - ESOP	(1,546,990)	(1,683,990)	(1,825,390)
Retained earnings	109,148,101	102,215,498	103,301,290
Accumulated other comprehensive loss	(3,030,888)	(8,277,011)	(6,849,590)
Total stockholders’ equity	110,673,211	98,256,660	102,301,921

	$113,849,739	$99,666,654	$103,904,477

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Condensed Statements of Income

	(Unaudited) Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Income:
Interest income	$72,170	$177,332	$282,455	$643,926	$1,374,154
Dividend income	-	128	-	620,000	2,194,999
Dividends received from Bank subsidiary	-	-	-	3,000,000	8,500,000
Gain on sale of Freddie Mac common stock	-	-	-	823,429	69,453,332
Loss on other investment	(1,000,000)	-	-	-	-
Other income	-	-	-	787,194	369,056
Total operating (loss) income	(927,830)	177,460	282,455	5,874,549	81,891,541

Expenses:
Salaries and employee benefits	122,585	291,988	531,599	696,087	1,427,421
Stock option expense	2,046	2,862	4,908	14,244	1,971,608
Occupancy	12,324	12,324	24,648	24,648	24,648
Legal and professional	51,559	70,259	216,997	101,594	60,070
Marketing	67,569	51,468	90,095	91,969	149,828
Other	88,670	62,743	124,482	135,804	146,847
Total operating expenses	344,753	491,644	992,729	1,064,346	3,780,422

(Loss) income before income taxes	(1,272,583)	(314,184)	(710,274)	4,810,203	78,111,119

Income tax expense (benefit)	(538,099)	(122,218)	(269,620)	535,343	25,803,188

(Loss) income before equity in undistributed net income of subsidiaries	(734,484)	(191,966)	(440,654)	4,274,860	52,307,931

Equity (deficit) in undistributed net income of subsidiaries	8,467,995	1,621,366	2,756,416	6,257,372	(1,368,109)

Net income	$7,733,511	$1,429,400	$2,315,762	$10,532,232	$50,939,822

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Condensed Statements of Cash Flow

	(Unaudited) Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007
Cash flows from operating activities:
Net income	$7,733,511	$1,429,400	$2,315,762	$10,532,232	$50,939,822
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on sale of Freddie Mac common stock	-	-	-	(823,429)	(69,453,332)
Deferred tax benefit	-	-	(398,881)	(1,920,594)	(740,384)
Restricted stock award expense	-	-	285,046	851,640	669,319
Stock based compensation expense	16,916	17,016	33,934	84,038	1,971,608
Equity in undistributed net income of subsidiaries	(8,467,995)	(1,621,366)	(2,756,416)	(9,257,372)	(7,131,891)
Allocation of ESOP common stock	137,000	141,400	141,400	146,050	150,500
(Increase) decrease in other assets	478,298	(49,280)	(179,964)	596,205	(398,657)
Increase (decrease) in accrued expenses	(510,394)	155,611	184,752	(585,350)	2,145,926
Net cash (used in) provided by operating activities	(612,664)	72,782	(374,367)	(376,580)	(21,847,089)
Cash flows from investing activities:
Capital (infusion) distribution from Bank subsidiary	(7,000,000)	-	-	3,000,000	8,500,000
Proceeds from the sale of Freddie Mac common Stock	-	-	-	1,997,864	70,646,923
Net cash (used in) provided by investing activities	(7,000,000)	-	-	4,997,864	79,146,923

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

Condensed Statements of Cash Flow
(continued)

	(Unaudited) Six Months Ended March 31,		Years Ended September 30,
	2010	2009	2009	2008	2007

Cash flows from financing activities:
Purchase of treasury stock	$-	$(1,012,435)	$(2,228,342)	$(4,676,178)	$(27,064,470)
Net proceeds from the exercise of stock options	-	-	-	105,336	403,787
Dividends on restricted stock awards	(1,001)	(1,250)	(2,375)	(6,417)	(22,643)
Excess tax benefit on exercise of stock options	-	-	-	-	59,860

Dividends paid	(784,223)	(1,334,918)	(3,401,554)	(15,871,868)	(5,847,197)
Net cash used in financing activities	(785,224)	(2,348,603)	(5,632,271)	(20,449,127)	(32,470,663)

Net (decrease) increase in cash	(8,397,888)	(2,275,822)	(6,006,638)	(15,827,843)	24,829,171
Cash and cash equivalents, beginning of period	12,646,287	18,652,925	18,652,925	34,480,768	9,651,597
Cash and cash equivalents, end of period	$4,248,399	$16,377,103	$12,646,287	$18,652,925	$34,480,768

Supplemental disclosures of cash flow information:
Income taxes paid	$-	$-	$330,697	$4,665,545	$24,776,000
Issuance of ESOP common stock	185,818	289,870	289,870	700,516	605,387
Grant of common stock under stock benefit plans	73,875	-	372,490	1,366,847	709,265
Tax benefit from disqualifying dispositions	-	-	-	-	50,505
Additional paid in capital adjustment for taxes	-	-	-	-	55,917
Unrealized gain (loss) on securities available for sale, net	5,246,123	2,442,502	(1,427,421)	(123,735,737)	(55,603,237)

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(20)	Other Comprehensive Income (Loss)

Comprehensive income (loss) includes net income and other comprehensive income (loss) which includes the effect of unrealized holding gains (losses) on investment and mortgage-backed securities available for sale in stockholders’ equity. The only component of accumulated other comprehensive loss is the fair value adjustment on investment securities available for sale, net of income taxes. Accumulated other comprehensive loss was $(3,030,888) (unaudited), $(8,277,011), and $(6,849,590), as of March 31, 2010, September 30, 2009 and 2008, respectively, and the related income taxes were $1,561,366, $4,263,915 and $4,277,099, for those same periods, respectively. The following table sets forth the amounts of other comprehensive income (loss) included in stockholders’ equity along with the related tax effect for the six months ended March 31, 2010 and for the years ended September 30, 2009, 2008, and 2007.

	Pretax		After tax
(Unaudited)	amount	Tax effect	amount
March 31, 2010:
Net unrealized holding gains on investment and mortgage securities available for sale arising during the year	$5,625,188	$(1,912,564)	$3,712,624
Noncredit portion of other-than-temporary impairment losses recognized in earnings	(2,526,671)	859,068	(1,667,603)
Less reclassification adjustment for net gains realized in net income	203,188	(69,084)	134,104
Other comprehensive gain	$7,948,671	$(2,702,548)	$5,246,123

September 30, 2009:
Net unrealized holding losses on investment and mortgage securities available for sale arising during the year	$(164,030)	$63,316	$(100,714)
Less reclassification adjustment for net gains realized in net income	2,160,760	(834,053)	1,326,707
Other comprehensive loss	$(2,324,790)	$897,369	$(1,427,421)

September 30, 2008:
Net unrealized holding losses on investment and mortgage securities available for sale arising during the year	$(192,005,635)	$74,114,175	$(117,891,460)
Less reclassification adjustment for net gains realized in net income	9,518,367	(3,674,090)	5,844,277
Other comprehensive loss	$(201,524,002)	$77,788,265	$(123,735,737)

September 30, 2007:
Net unrealized holding losses on investment and mortgage securities available for sale arising during the year	$(21,105,686)	$8,146,795	$(12,958,891)
Less reclassification adjustment for net gains realized in net income	69,453,332	(26,808,986)	42,644,346
Other comprehensive loss	$(90,559,018)	$34,955,781	$(55,603,237)

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(21)	Other Contingencies

The Company and various subsidiaries have been named as defendants in various other legal actions arising from their normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material effect on the Company’s consolidated financial statements.

(22)	Federally Assisted Acquisition of McIntosh Commercial Bank

On March 26, 2010, the Bank purchased substantially all of the assets and assumed substantially all the liabilities of McIntosh Commercial Bank (MCB) from the FDIC, as Receiver of MCB.  MCB operated four commercial banking branches and was headquartered in Carrollton, Georgia.  The FDIC took MCB under receivership upon its closure by the Georgia Department of Banking and Finance.  The Bank’s bid to purchase MCB included the purchase of substantially all MCB’s assets at a discount of $53,000,000 in exchange for assuming certain MCB deposits and certain other liabilities.  No cash, deposit premium or other consideration was paid by the Bank.  The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans and other real estate acquired through foreclosure existing at the acquisition date.  Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets incurred up to $106,000,000, and 95 percent of net losses exceeding $106,000,000.  The term for loss sharing on residential real estate loans is ten years, while the term of for loss sharing on non-residential real estate loans is five years in respect to losses and eight years in respect to loss recoveries.  As a result of the loss sharing agreements with the FDIC, the Bank recorded a receivable of $70,746,613 at the time of acquisition.  Subsequent to March 31, 2010, the Bank has submitted $30,139,754 to the FDIC under such agreements and expects to receive $24,111,803 from the FDIC.

The acquisition of MCB was accounted for under the acquisition method of accounting.  The statement of net assets acquired and the resulting acquisition date purchase gain is presented in the following table.  As explained in the explanatory notes that accompany the following table, the purchased assets, assumed liabilities and identifiable intangible assets were recorded at the acquisition date fair value.  Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

Noninterest income includes a pre-tax gain on acquisition of $15,604,040.  The amount of the gain is equal to the excess of the fair value of the recorded assets over the fair value of liabilities assumed.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

The following table presents the assets acquired and liabilities assumed, as recorded by MCB on the acquisition date and as adjusted for purchase accounting adjustments.

	As recorded by		Fair value		As recorded by
	MCB		adjustments		CharterBank
Assets
Cash and due from banks	$32,285,757		$36,629,236	(a)	$68,914,993
FHLB and other bank stock	1,321,710		(200,410	) (b)	1,121,300
Mortgage-backed securities	24,744,318		(75,028	) (c)	24,669,290
Loans	207,644,252		(75,396,640	) (d)	132,247,612
Other real estate owned	55,267,968		(31,618,504	) (e)	23,649,464
FDIC receivable for loss sharing agreements	-		70,746,613	(f)	70,746,613
Core deposit intangible	-		258,811	(g)	258,811
Other assets	1,313,923		(427,702	) (h)	886,221
Total assets	$322,577,928		$(83,624)		$322,494,304

Liabilities
Deposits:
Noninterest-bearing	$5,443,673		$-		$5,443,673
Interest-bearing	289,862,953		683,100	(i)	290,546,053
Total deposits	295,306,626		683,100		295,989,726
FHLB advance and other borrowings	9,491,486		-		9,491,486
Deferred tax liability	-		5,998,193	(j)	5,998,193
Other liabilities	1,409,052		-		1,409,052
Total liabilities	306,207,164		6,681,293		312,888,457

Excess of assets acquired over liabilities assumed	$16,370,764	(k)
Aggregate fair value adjustments			$(6,764,917)
Net assets of MCB acquired					$9,605,847

Explanation of fair value adjustments

(a) –	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(b) –	Adjustment reflects the estimated fair value of other bank stock.

(c) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired mortgage-backed securities portfolio.

(d) –
Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity and servicing costs.

(e) –	Adjustment reflects the estimated other real estate owned losses based on the Bank’s evaluation of the acquired other real estate owned portfolio.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(f) –
Adjustment reflects the estimated fair value of payments the Bank will receive from the FDIC under loss sharing agreements.  The receivable was recorded at present value of the estimated cash flows using an average discount rate of one and a half percent.

(g) –	Adjustment reflects fair value adjustments to record the estimated core deposit intangible.

(h) –	Adjustment reflects fair value adjustments to record certain other assets acquired in this transaction.

(i) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired time deposit portfolio.

(j) –	Adjustment reflects differences between the financial statement and tax bases of assets acquired and liabilities assumed.

(k) –
Amount represents the excess of assets acquired over liabilities assumed and since the asset discount bid by CharterBank of $53 million exceeded this amount, the difference resulted in a  cash settlement with the FDIC on the acquisition date.

Results of operations for MCB prior to the acquisition date are not included in the income statement for the six months ended March 31, 2010.  Due to the significant amount of fair value adjustments, the resulting accretion of those fair value adjustments and the protection resulting from the FDIC loss sharing agreements, historical results of MCB are not relevant to the Bank’s results of operations.  Therefore, no pro forma information is presented.

Accounting standards prohibit carrying over an allowance for loan losses for impaired loans purchased in the MCB FDIC-assisted acquisition transaction.  On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all impaired loans acquired in the MCB acquisition were $110,965,274 and the estimated fair value of the loans were $50,208,575.  At such date, the Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $50,612,159 relating to these impaired loans, reflected in the recorded net fair value.  Such amount is reflected as a non-accretable fair value adjustment to loans and a portion is also reflected in a receivable from the FDIC.  The Company further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $10,144,541 on the acquisition date relating to these impaired loans.

On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all other loans acquired in the acquisition was $96,678,977 and the estimated fair value of the loans were $82,039,037.   At such date, the Company established a credit risk related non-accretable discount of $7,394,438 on these loans representing amounts which are not expected to be collected from the customer nor liquidation of collateral.  In its estimate of cash flows for such loans, the Company also recorded an accretable discount of $7,245,502 relating to these other loans which will be recognized on a level yield basis over the life of the loans, representing periods up to sixty months, because accretable yield represents cash flows expected to be collected.

The Company has also recorded a net FDIC receivable of $70,746,613, representing FDIC indemnification under loss sharing agreements for covered loans and other real estate.  Such receivable has been discounted by $953,468 for the expected timing of receipt of these cash flows.

CHARTER FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

March 31, 2010 and 2009 (Unaudited) and September 30, 2009, 2008, and 2007

(23)	Subsequent Event (unaudited)

On April 20, 2010, the Company, the Bank and First Charter, MHC adopted a stock issuance plan, pursuant to which First Charter, MHC is offering shares of Company common stock to eligible depositors of CharterBank, Neighborhood Community Bank and McIntosh Commercial Bank, the Company’s tax-qualified employee stock benefit plans, eligible borrowers of CharterBank, and to the extent shares remain available, residents of Alabama and Georgia, the Company’s shareholders other than First Charter, MHC and the general public. Following the stock offering, First Charter, MHC’s total ownership interest in the Company common stock will decrease to between 53% and 62%, and the remaining 47% to 38% will be owned by the public.  Gross common stock proceeds from the offering are expected to range from $31.3 million to $67.8 million.  Estimated offering expenses, including selling agent fees and expenses, are expected to range from $3.3 million to $5.1 million.

The proceeds of the stock offering will add to the Company’s financial strength on a consolidated basis and does not preclude First Charter, MHC from conducting a mutual-to-stock conversion in the future.  The stock offering also will increase the number of shares of the Company’s common stock held by the public, which may increase the liquidity of the common stock.  The total number of outstanding shares of the Company’s common stock will not change as a result of this stock offering.

Under the terms of the stock issuance plan, at the conclusion of the stock offering, First Charter, MHC will contribute to Charter Financial a number of shares of common stock equal to the number of shares of common stock that the Company sell in the stock offering, and then such contributed shares will be cancelled.  Accordingly, the total number of outstanding shares of common stock of Charter Financial will not change as a result of the stock offering.  If the stock offering is completed, offering costs will be netted against the offering proceeds. If the stock offering is terminated, such costs will be expensed. As of July 31, 2010, the Company had incurred approximately $1,220,000 of stock offering costs.

INDEX TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED BY CHARTERBANK

Report of Independent Registered Public Accounting Firm	G-2

Statement of Assets Acquired and Liabilities Assumed at March 26, 2010	G-3

Notes to Statement of Assets Acquired and Liabilities Assumed	G-4

Report of Independent Registered Public Accounting Firm

The Board of Directors
Charter Financial Corporation

We have audited the accompanying statement of assets acquired and liabilities assumed by CharterBank (a wholly-owned subsidiary of Charter Financial Corporation) pursuant to the Purchase and Assumption Agreement dated March 26, 2010.  This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of March 26, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DIXON HUGHES PLLC

Atlanta, Georgia
June 18, 2010

225 Peachtree Street NE, Suite 600
Atlanta, GA 30303-1728
Ph. 404.575.8900 Fx. 404.575.8860
www.dixon-hughes.com

Statement of Assets Acquired and Liabilities Assumed
by CharterBank
 (a wholly-owned subsidiary of Charter Financial Corporation)
March 26, 2010

Assets
Cash and due from banks	$68,914,993
FHLB stock	1,121,300
Mortgage-backed securities	24,669,290
Loans covered by loss sharing agreements	132,247,612
Other real estate owned covered by loss sharing agreements	23,649,464
FDIC receivable for loss sharing agreements	70,746,613
Core deposit intangible	258,811
Other assets	886,221

Total assets acquired	322,494,304

Liabilities
Deposits:
Noninterest-bearing	5,443,673
Interest-bearing	290,546,053
Total deposits	295,989,726
FHLB advance and other borrowings	9,491,486
Deferred tax liability	5,998,193
Other liabilities	1,409,052

Total liabilities assumed	312,888,457

Net assets acquired	$9,605,847

The accompanying notes are an integral part of this financial statement.

Notes to Statement of Assets Acquired and Liabilities Assumed
By CharterBank

(a wholly-owned subsidiary of Charter Financial Corporation)

March 26, 2010

(1)	FDIC-Assisted Acquisition of Certain Assets and Liabilities of McIntosh Commercial Bank

On March 26, 2010, CharterBank, a wholly-owned subsidiary of Charter Financial Corporation, entered into a Purchase and Assumption Agreement (Agreement) with the Federal Deposit Insurance Corporation (FDIC) to assume the deposits (excluding certain brokered deposits) and acquire certain assets of McIntosh Commercial Bank (MCB), a full service commercial bank headquartered in Carrollton, Georgia.

MCB operated four branch locations in Carrollton, Georgia and other north Georgia locations.  Prior to acquisition accounting adjustments, CharterBank purchased $207,644,252 in loans and $55,267,968 of other real estate owned (OREO) and assumed $295,306,626 of deposits.  In addition, CharterBank also purchased cash and due from banks, investment securities and various other assets.  CharterBank also assumed MCB’s short-term obligations to the Federal Home Loan Bank of Atlanta (FHLB) and various other liabilities.

As part of the Purchase and Assumption Agreement, CharterBank and the FDIC entered into two loss sharing agreements - one for residential real estate loans and one for all other loans and OREO. Under the loss sharing agreements, the FDIC will cover 80% of covered loan and OREO losses up to $106,000,000 and 95% of losses in excess of that amount. The term for loss sharing on residential real estate loans and OREO is ten years, while the term for loss sharing on non-residential real estate loans and OREO is five years in respect to losses and eight years for loss recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction, accrued interest on loans for up to 90 days, the book value of OREO and certain direct costs. New loans made after the date of the transaction are not covered by the loss sharing agreements.  Also, based on the bid accepted by the FDIC, there is no true-up payment provision in the loss sharing agreements.

(2)	Basis of Presentation

CharterBank has determined that the acquisition of the net assets of MCB constitutes a business acquisition as defined under accounting principles generally accepted in the United States of America (US GAAP). As required under US GAAP, the assets acquired and liabilities assumed are recorded at their fair values. In many cases the determination of these fair values requires management to make estimates about discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change.

Furthermore, accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Accounting standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The applicable standard describes three levels of inputs that may be used to measure fair value:  Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.  Level 2:  Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

 Level 3:  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Following is a description of the methods used to determine the fair values of significant assets and liabilities.

Cash and due from banks

These items are very liquid and short-term in nature. The contractual amount of these assets approximates their fair values.

FHLB stock

The Federal Home Loan Bank (“FHLB”) requires member banks to purchase its stock as a condition of membership and varies based on the level of FHLB advances and other factors. This stock is generally redeemable based on guidelines established by the FHLB and is presented at the expected redemption value.

Mortgage-backed securities

Fair values for mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments.  All acquired mortgage-backed securities were designated as available for sale.

Loans covered under loss sharing agreements

Fair values for loans are based on a discounted cash flow methodology (Level 3 pricing). Factors considered in determining the fair value of acquired loans include projected cash flows, type of loan and related collateral, classification status, fixed or variable interest rate, liquidity risk, term of loan and whether or not the loan was amortizing, current market conditions and discount rates.

The fair value of loans with evidence of credit deterioration (impaired loans) are recorded net of a non-accretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the non-accretable difference, which is included in the carrying amount of acquired loans. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows result in a reversal of the provision for credit losses to the extent of prior charges, or a reclassification of the difference from non-accretable to accretable with a positive impact on accretion of interest income in future periods. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Performing loans acquired in business combinations are accounted for using the contractual cash flows method of recognizing discount accretion based on the acquired loans’ contractual cash flows. Purchased performing loans are recorded at fair value, including a credit discount. Credit losses on acquired performing loans are estimated based on analysis of the performing portfolio.  Such estimated credit losses are recorded as non-accretable discounts in a manner similar to purchased impaired loans. The fair value discount other than for credit loss is accreted as an adjustment to yield over the estimated lives of the loans. There is no allowance for loan losses established at the acquisition date for purchased performing loans. A provision for loan losses is recorded for any further deterioration in these loans subsequent to the acquisition.

Acquired loans covered under loss sharing agreements with the FDIC are reported exclusive of expected reimbursement cash flows from the FDIC.  Subsequent adjustments to the estimated recoverable value of covered loans result in a reduction of covered loans, and a charge to other expense, and an increase in the FDIC receivable for the estimated amount to be reimbursed, with a corresponding amount recorded as other income.

Other real estate covered under loss sharing agreements

Foreclosed real estate is presented at the estimated present value that management expects to receive when the property is sold, net of related costs of disposal (Level 3 pricing). Management used appraisals of properties to determine fair values and, in some instances, engaged outside consultants and applied additional discounts where appropriate for passage of time or, in certain cases, for subsequent events occurring after the appraisal date.  These additional discounts were applied based on various market studies performed internally and by outside consultants based on the type of property and geographic region to determine the average deterioration in real estate values in the north Georgia metro regions.

FDIC receivable for loss sharing agreements

The FDIC receivable for loss sharing agreements is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the estimated timing of the receipt of the loss sharing reimbursement from the FDIC.

Intangible assets

Intangible assets include $258,811 of core deposit intangible that was established at acquisition and will be amortized on an accelerated basis over a five-year life.  Such fair value is based on the expected net cash flows attributable to core deposits assumed.

Deposits

Under the terms of the Agreement, CharterBank had the right to adjust various terms, including interest rates, on deposit liabilities. CharterBank adjusted certain wholesale deposit terms, including interest rates, to reflect market conditions on $96.8 million of wholesale deposits. Based on the impact of these decisions, the carrying value of these deposits is considered to be a reasonable estimate of fair value.  However, the Bank did not adjust interest rates on retail time deposits and the fair value of these deposits was determined based on market rates comparable to the rates currently offered for deposits of similar remaining maturities.

FHLB advance and other borrowings

The fair value of short-term obligations was determined based on pricing for borrowings with similar terms as of the acquisition date.

Deferred tax liability

The deferred tax liability of $5,998,193 relates to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.

(3)	Fair Value Adjustments

The following table presents the assets acquired and liabilities assumed, as recorded by MCB on the acquisition date and as adjusted for purchase accounting adjustments.

	As recorded by MCB		Fair value adjustments		As recorded by CharterBank
Assets
Cash and due from banks	$32,285,757		$36,629,236	(a)	$68,914,993
FHLB and other bank stock	1,321,710		(200,410	) (b)	1,121,300
Mortgage-backed securities	24,744,318		(75,028	) (c)	24,669,290
Loans	207,644,252		(75,396,640	) (d)	132,247,612
Other real estate owned	55,267,968		(31,618,504	) (e)	23,649,464
FDIC receivable for loss sharing agreements	-		70,746,613	(f)	70,746,613
Core deposit intangible	-		258,811	(g)	258,811
Other assets	1,313,923		(427,702	) (h)	886,221
Total assets	$322,577,928		$(83,624)		$322,494,304

Liabilities
Deposits:
Noninterest-bearing	$5,443,673		$-		$5,443,673
Interest-bearing	289,862,953		683,100	(i)	290,546,053
Total deposits	295,306,626		683,100		295,989,726
FHLB advance and other borrowings	9,491,486		-		9,491,486
Deferred tax liability	-		5,998,193	(j)	5,998,193
Other liabilities	1,409,052		-		1,409,052
Total liabilities	306,207,164		6,681,293		312,888,457

Excess of assets acquired over liabilities assumed	$16,370,764	(k)
Aggregate fair value adjustments			$(6,764,917)
Net assets of MCB acquired					$9,605,847

Explanation of fair value adjustments

(a) –	Adjustment reflects the initial wire received from the FDIC on the acquisition date.

(b) –	Adjustment reflects the estimated fair value of other bank stock.

(c) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired mortgage-backed securities portfolio.

(d) -
Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity and servicing costs.

(e) –	Adjustment reflects the estimated other real estate owned losses based on the Bank’s evaluation of the acquired other real estate owned portfolio.

(f) –
Adjustment reflects the estimated fair value of payments the Bank will receive from the FDIC under loss sharing agreements.  The receivable was recorded at present value of the estimated cash flows using an average discount rate of one and a half percent.

(g) –	Adjustment reflects fair value adjustments to record the estimated core deposit intangible.

(h) –	Adjustment reflects fair value adjustments to record certain other assets acquired in this transaction.

(i) –	Adjustment reflects fair value adjustments based on the Bank’s evaluation of the acquired time deposit portfolio.

(j) –	Adjustment reflects differences between the financial statement and tax bases of assets acquired and liabilities assumed.

(k) –
Amount represents the excess of assets acquired over liabilities assumed and since the asset discount bid by CharterBank of $53 million exceeded this amount, the difference resulted in a  cash settlement with the FDIC on the acquisition date.

(4)	Premises and Equipment

CharterBank did not acquire the real estate, banking facilities, furniture or equipment of MCB as part of the Agreement. Under the terms of the Agreement, all occupied banking facilities and equipment being utilized are leased from the FDIC on a month-to-month basis.

Under the terms of the Agreement, the Bank has the option through June 24, 2010 to notify the FDIC of its intent to acquire the real estate, banking facilities, furniture and equipment of McIntosh Commercial Bank (“MCB premises and equipment”) from the FDIC at appraised fair market value as of the acquisition date.  Prior to the expiration of this option, the Bank will notify the FDIC of its intention to purchase certain MCB premises and equipment. Currently the Bank occupies three of the four MCB branches.  The Bank expects to purchase two of the branches at an appraisal value to be determined and vacate one more.

(5)	Mortgage-Backed Securities

The fair value of mortgage-backed securities acquired, which were determined based on Level 2 valuation inputs, was as follows at March 26, 2010:

	Fair value	Purchased yield

GNMA mortgage-backed securities	$24,669,290	4.04%

Total investment securities	$24,669,290	4.04%

The estimated fair value of investment securities at March 26, 2010 is shown below by contractual maturity. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are shown as securities not due on a single maturity date as they generally have monthly payments of principal and interest which vary depending on the payments made on the underlying collateral for these securities.

Maturing:
Due within one year	$116,338
Due after one through five years	1,702,244
Due after five through ten years	4,743,216
Due after ten years	18,107,492
Total investment securities	$24,669,290

(6)	Loans

The contractual balance and fair value of acquired loans at March 26, 2010 is provided below.

	Impaired Loans	Non-impaired Loans	Total
Contractual balance of acquired loans:
Construction/land development	$5,249,056	$2,135,485	$7,384,541
Commercial mortgage	69,556,822	52,436,862	121,993,684
Residential mortgage	19,247,857	19,192,252	38,440,109
Commercial and industrial	15,059,573	20,984,477	36,044,050
Consumer	1,851,967	1,929,901	3,781,868
Total contractual balance of acquired loans	110,965,274	96,678,978	207,644,252
Fair value adjustments on loans purchased	(60,756,699)	(14,639,941)	(75,396,640)
Fair value of loans acquired	$50,208,575	$82,039,037	$132,247,612

Loans covered under loss sharing agreements with the FDIC (Covered Loans) are reported in loans exclusive of the expected reimbursement from the FDIC. Covered Loans are initially recorded at fair value at the acquisition date. At the acquisition date, CharterBank estimated the fair value of the loan portfolio at $132,247,612.

Prospective losses incurred on Covered Loans are eligible for partial reimbursement by the FDIC. Subsequent decreases in the amount expected to be collected result in a provision for credit losses, an increase in the allowance for loan and lease losses, and a proportional adjustment to the FDIC receivable for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for credit losses and related allowance for loan and lease losses and adjustments to the FDIC receivable, or accretion of certain fair value amounts into interest income in future periods if no provision for credit losses had been recorded.

Covered Loans more than 90 days past due with respect to interest or principal, unless they are well secured and in the process of collection, and other covered loans on which full recovery of principal or interest is in doubt, are placed on nonaccrual status. Interest previously accrued on Covered Loans placed on nonaccrual status is charged against interest income, and the FDIC receivable would be adjusted by the amount of any estimated reimbursement. Payments received are applied against the principal balance of the loans until such time as full collection of the remaining recorded balance is expected. Additional interest payments received after that time are recorded as interest income on a cash basis.

Covered Loans acquired from MCB are and will continue to be subject to ongoing credit review. If and when credit deterioration is noted subsequent to the March 26, 2010 acquisition date, loss estimates will be included in the calculation of the allowance for loan and lease losses, and provision for credit losses. The portion that is recoverable under the FDIC loss sharing agreements will result in an adjustment to the FDIC receivable for loss sharing agreements with an offsetting entry to noninterest income.

Loans that have experienced deterioration since origination such that it is probable that the borrower will not be able to make all contractually required payments are considered to be impaired.

The following table presents the impaired and non-impaired loans as of March 26, 2010.

	Impaired Loans	Non-impaired Loans	Total

Contractually required principal and interest payments	$117,154,665	$110,331,830	$227,486,495
Interest not expected to be collected	(5,570,451)	(667,223)	6,237,674
Non-accretable principal difference	(50,612,159)	(7,394,438)	(58,006,597)
Cash flows expected to be collected	60,972,055	102,270,169	163,242,224
Interest expected to be collected	(618,939)	(12,985,630)	(13,604,569)
Accretable yield	(10,144,541)	(7,245,502)	(17,390,043)

Fair value of loans acquired	$50,208,575	$82,039,037	$132,247,612

(7)	Deposits

Deposit liabilities assumed are composed of the following at March 26, 2010:

Demand	$57,732,475
Savings	676,147
Time	237,581,104

Total assumed deposits	$295,989,726

At March 26, 2010, scheduled maturities of time deposits during the 12-month periods ending March 26 were as follows:

2011	$188,151,659
2012	44,011,264
2013	4,537,944
2014	121,549
Thereafter	758,688

Total assumed time deposits	$237,581,104

(8)	FHLB Advance and Other Borrowings

As of March 26, 2010, there was $9,282,908 in short-term overnight borrowings from the FHLB.  The borrowings were secured by FHLB stock and certain loans and investment securities.  The borrowings had a weighted average coupon rate of 0.44 percent.  Based on a comparison of discount rates on similar borrowings, there was no fair value adjustment for short-term borrowings.  McIntosh Commercial Bank also had $208,578 in repurchase agreements as of March 26, 2010.  On March 30, 2010, CharterBank paid off all of the FHLB advances.

(9)	Deferred Income Taxes

The deferred tax liability of $5,998,193 as of March 26, 2010, is related to differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction. For income tax purposes, the transaction will be accounted for as an asset purchase and the tax bases of assets acquired and liabilities assumed will be allocated based on fair values in accordance with the appropriate tax rates. CharterBank acquired none of the tax attributes of MCB.

(10)	Contingencies

Charter Financial Corporation, CharterBank (as successor to MCB) and various subsidiaries of Charter Financial Corporation and CharterBank have been named as defendants in various legal actions arising from normal business activities in which damages in various amounts are claimed related to covered assets. As part of the Purchase and Assumption Agreement, all covered asset-related offensive and defensive litigation liabilities are covered under the loss sharing agreements and all other defensive litigation and any class actions are retained by the FDIC as Receiver.  Although the amount of any ultimate liability with respect to those other matters cannot be determined, in the opinion of management, any such liability will not have a material effect on Charter Financial Corporation’s consolidated financial statements.

(11)	Subsequent Events

Management has evaluated subsequent events through the date of issuance of the Statement of Assets Acquired and Liabilities Assumed.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Charter Financial Corporation or CharterBank.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Charter Financial Corporation or CharterBank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 5,961,573 Shares

(Holding Company for
CharterBank)

COMMON STOCK
Par Value $0.01 per share

PROSPECTUS

Stifel Nicolaus Weisel

August 12, 2010

These securities are not deposits or savings accounts and are not insured or guaranteed by the FDIC or any other governmental agency.

Until September 15, 2010, or 25 days after the commencement of the syndicated community offering, if any, all dealers that effect transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.  This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.